As filed with the Securities and Exchange Commission on November 19, 2007
Registration No. ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

1ST UNITED BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	6022	65-0925265

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One North Federal Highway, Boca Raton, Florida 33432, 561-362-3435
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JOHN MARINO
President
1st United Bancorp, Inc.
One North Federal Hwy.
Boca Raton, Florida 33432
(561) 362-3435

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Michael V. Mitrione, Esq. Marybeth Bosko, Esq. Gunster, Yoakley & Stewart, P.A. 777 S. Flagler Drive, Ste. 500 East West Palm Beach, Florida 33401 Telephone: (561) 650-0553	John P. Greeley, Esq. Smith Mackinnon, P.A. 255 S. Orange Avenue, Ste. 800 Orlando, Florida 32801 Telephone: (407) 843-7300

          Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.01 per share	2,613,624 shares	Not Applicable	28,253,275	$867.38

(1)	This Registration Statement covers the maximum number of shares of common stock of the Registrant that may be issued in connection with the Merger.

(2)

Estimated solely for purposes of calculating the registration fee, and calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price, is the product of the book value as of October 31, 2007, or $10.81 per share, of the Registrant’s common stock and 2,613,624, the maximum number of shares issuable in the Merger.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2007

PROXY STATEMENT	PROSPECTUS
OF	OF
EQUITABLE FINANCIAL GROUP, INC.	1ST UNITED BANCORP, INC.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

          The boards of directors of Equitable Financial Group, Inc. (“Equitable”) and 1st United Bancorp, Inc. (“Bancorp”) have each unanimously approved a transaction that will result in the merger of Equitable with and into Bancorp and merger of Equitable’s subsidiary, Equitable Bank, with and into Bancorp’s subsidiary, 1st United Bank according to the terms of an Agreement and Plan of Merger dated October 1, 2007, which we refer to as the “Merger Agreement”. Bancorp will be the surviving financial holding company and 1st United Bank will be the surviving bank. Before we can complete these mergers, the shareholders of Equitable must approve the Merger Agreement, which provides for the merger between Bancorp and Equitable, which we refer to as the “Merger,” at a Special Meeting of Shareholders to be held on [____________], 2007. The approval of Bancorp’s shareholders is not required.

          If the Merger is completed, each share of Equitable common stock will be converted into the right to receive consideration valued at $101.29. In exchange for your shares of Equitable common stock, you will have the right to receive, at your election, shares of Bancorp common stock or a combination of 50% Bancorp common stock and 50% cash. If the Merger is completed, the current shareholders of Equitable and shareholders of Bancorp will own 28% and 72%, respectively, of Bancorp’s outstanding common stock following the Merger, assuming each shareholder elects to receive 50% of his or her consideration in common stock and 50% in cash. Holders of options to acquire Equitable common stock, referred to as Equitable options, will receive, in cash, the difference between the exercise price of such options and $101.29.

          Neither the shares of Bancorp common stock nor the shares of Equitable common stock are traded on any securities exchange or have an established trading market. The last known sales price for a share of Bancorp common stock was $14.50 on July 11, 2007. The last known sales price for a share of Equitable common stock of which management is aware was $57.75 on June 4, 2007.

          Approval of the Merger requires bank regulatory approvals and the affirmative vote of the holders of a majority of the shares of Equitable common stock issued and outstanding on October 31, 2007, which is the record date. Equitable’s directors, through shareholder voting agreements, have agreed to vote their shares of Equitable common stock in favor of the Merger, with certain exceptions. Equitable’s directors own approximately 63.3% of the issued and outstanding shares of Equitable common stock.

          Equitable’s board of directors unanimously recommends that you vote FOR approval of the Merger Agreement and urges you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope to make sure that your vote is counted. Of course, if you attend the meeting, you may vote in person, even if you previously returned your proxy.

          You should read this entire proxy statement/prospectus and the documents incorporated by reference herein carefully because they contain important information about the Merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 21.

          The shares of Bancorp common stock to be issued to Equitable’s shareholders in the Merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger described in this proxy statement/prospectus or the Bancorp common stock to be issued in connection with the Merger, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          This proxy statement/prospectus is dated [_________], and is first being mailed to Equitable’s shareholders on or about [_________ ].

Equitable Financial Group, Inc.
633 South Federal Highway
Ft. Lauderdale, FL 33301

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [_________], 2007

          To the shareholders of
          Equitable Financial Group, Inc.:

          You are cordially invited to attend a Special Meeting of Shareholders of Equitable Financial Group, Inc. to be held at [_______________________], Fort Lauderdale, Florida on [_____________] , 2007 at [_____________, local time.

          At the meeting, you will be asked to consider and vote upon the following matters:

          1. To approve the Merger Agreement, pursuant to which, among other things, (a) Equitable Financial Group, Inc. will merge with and into 1st United Bancorp, Inc. with 1st United Bancorp, Inc. being the surviving financial holding company, and (b) Equitable Bank will merge with and into 1st United Bank, with 1st United Bank being the surviving bank and Equitable Bank’s subsidiary, Equitable Equity Lending Inc., becoming a subsidiary of 1st United Bank.

          2. To approve a proposal to grant discretionary authority to the persons named as proxies to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.

          3. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

          These proposals are described more fully in the attached proxy statement/prospectus. You should carefully review all of the information set forth in the attached proxy statement/prospectus, including without limitation, the matters discussed under “Risk Factors.” Only shareholders of record at the close of business on October 31, 2007, are entitled to notice of, and to vote at, the Special Meeting or any adjournment of the Special Meeting. At the close of business on October 31, 2007, there were 516,860 shares of Equitable common stock outstanding and entitled to vote.

          Whether you expect to attend the meeting in person or not, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the Special Meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Returning a signed proxy card will not prevent you from attending the meeting and voting in person if you wish to do so.

          A holder of Equitable common stock who complies with the provisions of Florida law relating to appraisal rights applicable to the Merger is entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Annex B to this document. Whether you attend the meeting or not, you may revoke a previously granted proxy at any time before it is voted by submitting to Equitable’s corporate secretary a duly executed revocation of proxy bearing a later date or by appearing and voting in person at the Special Meeting. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the meeting without voting will not itself revoke a proxy.

          The affirmative vote of the holders of a majority of the shares of Equitable common stock outstanding on October 31, 2007 is required for the approval of Proposal No. 1 regarding approval and adoption of the Merger Agreement. The affirmative vote of the holders of a majority of the shares of Equitable common stock entitled to vote at the Special Meeting that are present in person or represented by proxy at the Special Meeting is required to approve Proposal No. 2 of Equitable common stock.

          The Board of Directors of Equitable unanimously recommends that you vote “FOR” each of the proposals described in the attached materials.

By Order of the Board of Directors
Very truly yours,
/s/ H. William Spute, Jr.
President and Chief Executive Officer
Fort Lauderdale, Florida
[_____________] , 2007

(continued)

-iii-

(continued)

-iv-

WHERE YOU CAN FIND MORE INFORMATION

          This document, which is sometimes referred to as this “proxy statement/prospectus” constitutes a proxy statement of Equitable with respect to the solicitation of proxies for the Special Meeting of Equitable’s shareholders, and a prospectus of Bancorp for the shares of common stock that Bancorp will issue to Equitable’s shareholders in the Merger. Bancorp filed a Registration Statement on Form S-4 to register with the SEC the shares that Bancorp will issue to Equitable’s shareholders in the Merger. This proxy statement/prospectus constitutes a part of that Registration Statement on Form S-4. As permitted under the rules of the Securities and Exchange Commission, or the SEC, the Registration Statement incorporates important business and financial information about Bancorp that is not included in, or delivered with, this proxy statement/prospectus. For further information about Bancorp, you should review the Registration Statement filed with the SEC. You may read and copy any materials Bancorp files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Further, Equitable shareholders may obtain copies of such materials, without charge, excluding any exhibits as to these materials unless specifically incorporated by reference as an exhibit to this proxy statement/prospectus, from the website maintained by the SEC at www.sec.gov.

IMPORTANT NOTICE FOR EQUITABLE’S SHAREHOLDERS

          This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction in which or to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer, or proxy solicitation.

          You should rely only on the information contained in this proxy statement/prospectus in voting your shares at the Equitable Special Meeting. Neither Equitable nor Bancorp has authorized anyone to provide you with information that is different from, or in addition to what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [          ], 2007. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in the affairs of Equitable or Bancorp since the date of this proxy statement/prospectus.

          Except where the context indicates otherwise, references to “Equitable” refer to Equitable Financial Group, Inc. and its consolidated subsidiaries and references to “Bancorp” refer to 1st United Bancorp, Inc. and its consolidated subsidiaries. Likewise references to “Equitable Bank” refer to Equitable Bank and its wholly-owned subsidiary “Equitable Equity Lending, Inc.” and references to “1st United Bank” refer to 1st United Bank. References to “we”, “us”, or “our” refer to both Equitable and Bancorp. Any references to “Former 1st United Bancorp” or “Former 1st United Bank” refer to a bank holding company or Florida chartered commercial bank, respectively, that was acquired by Wachovia Bank in 1998. There is no relationship between Former 1st United Bancorp and Bancorp or between Former 1st United Bank and 1st United Bank, other than certain members of Bancorp’s board and management team and 1st United Bank were affiliated with Former 1st United Bancorp and Former 1st United Bank.

-v-

QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING

          In the following questions and answers, we highlight selected information from this proxy statement/prospectus, but we have not included all of the information that may be important to you regarding the Merger and the transactions contemplated by the Merger Agreement. To better understand the Merger and the transactions contemplated by the Merger Agreement, you should carefully read this entire proxy statement/prospectus, including the annexes. See “Where You Can Find More Information” on page v.

Q(1):	WHAT AM I BEING ASKED TO APPROVE?

A:

You are being asked to approve the Merger and the transactions contemplated by the Merger Agreement providing for, among other things, (a) the merger of Equitable with and into Bancorp with Bancorp being the surviving financial holding company, and (b) the merger of Equitable Bank with and into 1st United Bank, with 1st United Bank being the surviving bank and Equitable Bank’s wholly owned subsidiary, Equitable Equity Lending Inc., becoming a subsidiary of 1st United Bank. You are also being asked to approve a proposal to grant discretionary authority to those persons named as proxies to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger.

Q(2):	WHY IS EQUITABLE MERGING WITH BANCORP?

A:

Your board of directors believes that the Merger will enable Equitable shareholders to hold stock in a larger and more diversified entity. Your board also believes the Merger will enable Equitable to serve better its customers with more products and services. Based upon these and other factors, we believe that the Merger is in the best interest of the Equitable shareholders. We provide the background and more detailed reasons for the Merger, starting on page 29.

Q(3)	HOW DOES MY BOARD OF DIRECTORS RECOMMEND I VOTE ON THE MERGER AGREEMENT?

A:	The Equitable board of directors unanimously recommends that you vote “FOR” the Merger and the transactions contemplated by the Merger Agreement.

Q(4):	AS AN EQUITABLE SHAREHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A:

If the Merger is completed, each share of Equitable common stock will be converted into the right to receive consideration valued at $101.29. You will have the right to receive, at your election, shares of Bancorp common stock or a combination of 50% Bancorp common stock and 50% cash. If the Merger is completed, and assuming all of the consideration is paid as 50% Bancorp common stock and 50% cash, the current Equitable shareholders and the current Bancorp shareholders will own 28% and 72%, respectively, of Bancorp’s outstanding common stock following the Merger. Assuming the consideration is paid as 100% Bancorp common stock, the current Equitable shareholders and the current Bancorp shareholders will own 43% and 57%, respectively of Bancorp’s outstanding common stock following the Merger. Holders of options to purchase shares of Equitable common stock will receive, in cash, the difference between the exercise price of such options and $101.29.

Q(5):	WHEN MUST I ELECT THE TYPE OF MERGER CONSIDERATION THAT I PREFER TO RECEIVE?

A:

If you wish to elect the type of consideration you receive in the Merger, you should carefully review and follow the instructions set forth in the form of election, which is included in this mailing. You will need to sign, date and complete the election form and return it to Equitable in the enclosed envelope, on or prior to the election deadline, which is 5:00 p.m. on the day of the Special Meeting. If you do not submit a properly completed and signed form of election to Equitable by the election deadline, you will receive solely Bancorp common stock in the Merger.

Q(6):	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:

We expect to complete the Merger during the first quarter of 2008. The Merger must be approved by holders of a majority of the Equitable common stock and by certain regulatory agencies, including the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation. Additional approvals by or notices to other Florida state authorities may be necessary.

Q(7):	WHAT ARE THE U.S. TAX CONSEQUENCES OF THE MERGER TO ME?

A:

We expect that for U.S. federal income tax purposes, the Merger will be considered a tax-free reorganization, which means that your exchange of Equitable common stock for Bancorp common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received in the Merger. In addition, a shareholder who successfully pursues his or her dissenters’ rights and receives the fair value of his or her Equitable shares will recognize gain or loss on the exchange of their shares for cash. We urge you to consult your own tax advisers as to the specific tax consequences of the Merger to you.

We provide a more detailed review of the U.S. federal income tax consequences of the Merger at page 39 of this Proxy Statement/Prospectus.

Q(8):	DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A:

Yes. If you are an Equitable shareholder and you follow the procedures prescribed by Florida law, you may dissent from the Merger and receive the fair value of your Equitable shares. To perfect your appraisal rights, you must follow precisely the required statutory procedures. To the extent you are successful in pursuing your appraisal rights, the fair value of your Equitable shares, determined in the manner prescribed by Florida law, which may be more or less than the value you would receive in the Merger if you do not dissent, will be paid to you in cash. This cash payment will be fully taxable to you.

Q(9):	WHAT SHOULD I DO NOW TO VOTE MY SHARES?

A:

After you have thoroughly reviewed this proxy statement/prospectus, simply indicate on your proxy card how you want to vote, sign it and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the Merger and the adjournment proposal. If you do not sign and send in your proxy or attend and vote in favor of the Merger at the Special Meeting, your failure to vote will not count as a vote in favor of or against the Merger. Failure to vote against the Merger will not result in a waiver of your right to dissent. However, the failure to vote or a vote against the Merger, alone, will not perfect your dissenters’ rights under Florida law.

The Special Meeting will be held at [__________] and is scheduled for [_____________]. You are invited to the meeting to vote your shares in person rather than signing and mailing your proxy card. If you do sign your card, you can take back your proxy up to and including the time of the vote at the meeting and either change your vote or attend the meeting and vote in person. We provide more detailed instructions about voting beginning on page 27.

Q(10):	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:

No. After the Merger is completed, you will be sent written instructions explaining how to exchange your Equitable common stock certificates for Bancorp common stock certificates and, if applicable, the cash portion of the merger consideration.

Q(11):	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you want additional copies of this document, or if you want to ask any questions about the Merger, you should contact:

H. William Spute, Jr. President and Chief Executive Officer Equitable Financial Group, Inc. 633 South Federal Highway Fort Lauderdale, FL 33301 (954) 524-2265

SUMMARY

          This summary, together with the section of this proxy statement/prospectus entitled “QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING,” highlights selected information from this proxy statement/prospectus and may not contain all of the information about the Merger that is important to you. For a more complete description of the terms of the Merger, you should read carefully this entire proxy statement/prospectus and all of its annexes, including the Merger Agreement, which is attached as Annex A, before voting on the proposals.

The Merger and the Merger Agreement (see pages 29 and 44)

          Under the terms of the Merger Agreement, Bancorp will acquire Equitable through the merger of Equitable with and into Bancorp. In addition, 1st United Bank will acquire Equitable Bank through the merger of Equitable Bank with and into 1st United Bank. Bancorp will be the surviving bank holding company and 1st United Bank will be the surviving bank in the mergers. The Merger Agreement is attached to this document as Annex A and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the entire Merger Agreement carefully, as it is the legal document that governs the Merger.

Parties to the Merger (see pages 54 and 79)

Equitable Financial Group, Inc.
633 South Federal Highway
Ft. Lauderdale, Florida 33301
954-524-6088

          Equitable is a financial holding company headquartered in Fort Lauderdale, Florida providing a wide range of business and consumer financial services. Equitable was incorporated under the laws of the State of Florida on March 9, 1998. Equitable Bank was chartered under the laws of the State of Florida in 1987 and has five banking offices in Broward and Miami-Dade Counties, Florida. For more information about Equitable, go to www.equitablebankfla.com. By making reference to this website, the information contained in the website is not intended to be incorporated into this proxy statement/prospectus. The website should not be considered a part of this proxy statement/prospectus. As of September 30, 2007, Equitable had total consolidated assets of $188.2 million, consolidated total loans of $165.4 million, consolidated total deposits of $133.1 million, and consolidated shareholders’ equity of $24.9 million.

1st United Bancorp, Inc.
One North Federal Highway
Boca Raton, Florida 33432
561-362-3435

          Bancorp is a financial holding company headquartered in Boca Raton, Florida providing consumer lending, commercial lending, deposit services, cash management services, residential lending and safe deposit services. Bancorp was founded in 2000 as Advantage Bankshares, Inc., with Advantage Bank as its Florida chartered commercial banking subsidiary. Bancorp underwent a change of control in 2003 after which it changed its name to 1st United Bancorp, Inc. and Advantage Bank changed its name to 1st United Bank. In addition, the board of directors was reconstituted and the management team and business plan was changed. Since the change of control transaction, Bancorp has grown from one location to its existing eight branches. Bancorp’s operations are conducted from its main office located in Boca Raton, Florida, with four branches in Palm Beach County and four branches in Broward County, Florida. For more information about Bancorp, go to www.1stunitedbankfl.com. By making reference to this website, the information contained in the website is not intended to be incorporated into this proxy statement/prospectus. The website should not be considered a part of this proxy statement/prospectus. As of September 30, 2007, Bancorp had total consolidated assets of $351.2 million, consolidated total loans of $273.8 million, consolidated total deposits of $243.1 million, and consolidated shareholders’ equity of $50.8 million.

What You Will Receive in the Merger (see page 41)

          If the Merger is completed, each share of Equitable common stock and each option to acquire a share of Equitable common stock will be automatically canceled and converted into the right to receive the merger consideration to be issued by Bancorp. The total merger consideration to be paid by Bancorp to holders of shares of Equitable common stock and holders of options to acquire shares of Equitable common stock is $55,603,000.

          Based on an agreement among the parties to the Merger Agreement, the stipulated value of each share of Equitable common stock is $101.29 and the stipulated value of each share of Bancorp common stock is $14.50. You will have the right to elect, for each share of Equitable common stock that you own, to receive 6.986 shares of Bancorp common stock, or 3.493 shares of Bancorp common stock and $50.65 in cash.

          If you wish to elect the type of merger consideration you prefer to receive in the Merger, you should carefully review and follow the instructions set forth in the form of election, which is included in this mailing. You must sign, date and complete the form of election, and return it to Equitable before 5:00 p.m. (Eastern Standard Time) on the date of the Special Meeting. If you do not submit a properly completed and signed form of election to Equitable before the election deadline, you will receive the merger consideration solely in the form of Bancorp common stock.

Special Meeting of Shareholders of Equitable (see page 27)

          Time, Date and Place. Equitable will hold a Special Meeting of its shareholders on [_________], at [_____], local time, at [___________________________________], Florida, at which shareholders will be asked to vote to approve the Merger Agreement as well the grant of discretionary authority to Equitable’s board of directors to adjourn the Special Meeting.

          Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of Equitable common stock at the close of business on October 31, 2007, which is the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Equitable common stock you owned at the close of business on the record date. There are 516,860 shares of Equitable common stock entitled to be voted at the Special Meeting.

          Required Vote. The affirmative vote of holders of a majority of the outstanding shares of Equitable common stock entitled to vote at the Special Meeting is required to approve the proposal to approve the Merger Agreement. The proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes for any of the board proposals requires the affirmative vote of holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.

          Voting by Equitable’s Directors; Voting Agreements. Each of Equitable’s directors has agreed, subject to certain exceptions, with Bancorp to vote all of their shares of Equitable common stock, representing approximately 63.3% of the outstanding shares of Equitable common stock on November 1, 2007, in favor of all of the Special Meeting proposals.

Risk Factors (see page 21)

          The “RISK FACTORS” section beginning on page 21 of this proxy statement/prospectus should be considered carefully by Equitable shareholders in evaluating whether to approve the proposals. These risk factors should be considered along with any additional risk factors in the reports of Bancorp filed with the SEC and any other information included in this proxy statement/prospectus.

Recommendation of the Equitable Board of Directors (see page 27)

          After careful consideration, the Equitable board of directors unanimously adopted the Merger Agreement and determined that the Merger would be fair to, and in the best interests of, Equitable and its shareholders, and declared the Merger to be advisable. The Equitable board of directors unanimously recommends that you vote “ FOR ” the proposal to approve the Merger Agreement, and “ FOR ” all of the other proposals.

Equitable Reasons for the Merger (see page 31)

          Equitable’s board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to adopt and recommend the Merger Agreement. In reaching its conclusion that the Merger Agreement is in the best interests of Equitable and its shareholders, the Equitable board of directors carefully considered several material factors, which are discussed under “PROPOSAL NO. 1 – THE MERGER – Equitable’s Reasons for the Merger and Recommendation of Equitable’s Board.”

Opinion of Equitable’s Financial Advisor (see page 32)

          In deciding to adopt the Merger Agreement, the board of directors of Equitable considered, among other things, the opinion of its financial advisor, The Carson Medlin Company, an investment banking and financial advisory firm specializing in advising financial institutions, that the merger consideration provided in the Merger Agreement is fair, from a financial point of view, to the Equitable shareholders. The opinion is based on and subject to procedures, matters, and limitations described in the opinion and other matters that The Carson Medlin Company deemed relevant. The fairness opinion is attached to this proxy statement/prospectus as Annex C. We urge all Equitable shareholders to read the entire opinion, which describes the procedures followed, matters considered, and limitations on the review undertaken by The Carson Medlin Company in providing its opinion.

Equitable’s Directors and Executive Officers and Equitable’s Affiliates Have Interests in the Merger (see page 32)

          When you consider your board of directors’ recommendation that you vote in favor of the proposal to approve the Merger Agreement, you should be aware that the executive officers of Equitable, the members of Equitable’s board of directors, and Equitable’s affiliates have interests in the Merger that may be different from, or in addition to, the interests of Equitable shareholders generally. Equitable’s board of directors was aware of these interests when it adopted the Merger Agreement. Such material interests are as follows:

•	the appointment of Messrs. Evans and Spute to both Bancorp’s and 1st United Bank’s board of directors;

•	the continued employment of each employee of Equitable and Equitable Bank;

•	the cash buyout of all options to acquire Equitable common stock, including all options held by Equitable’s directors and officers;

•	the offering of an executive employment agreement to Mr. Spute, Equitable’s president and chief executive officer; and

•	provisions in the Merger Agreement relating to director and officer liability insurance and the indemnification of Equitable’s officers and directors for certain liabilities.

Equitable is Prohibited from Soliciting Other Offers (see page 49)

          The Merger Agreement contains detailed provisions that prohibit Equitable and its respective officers, directors, and agents, from taking any action, directly or indirectly, to encourage, to solicit or to initiate discussions or negotiations with, or to engage in negotiations or discussions with, or to provide non-public information to, any person concerning any acquisition proposal other than the Merger. The Merger Agreement does not, however, prohibit Equitable from engaging in such discussions and providing such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if its board of directors determines, in good faith, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of their fiduciary or legal obligations.

What Is Needed to Complete the Merger (see pages 46 and 52)

          We cannot complete the Merger until we receive the approval of the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation. Bancorp and Equitable have filed applications with the Federal Reserve Board and the Florida Office of Financial Regulation seeking approval of the Merger. The approvals of these regulators may impose conditions or restrictions that, in the opinion of Bancorp and/or Equitable, would have a material adverse effect on the economic or business benefits of the Merger. In that event, Bancorp and Equitable may terminate the Merger Agreement by mutual consent. In addition to regulatory approval, there are a number of conditions that must be met before the Merger can be completed. We have described these conditions in detail later in the proxy statement/prospectus.

Termination and Termination Fee (see page 50)

          Equitable and Bancorp can agree by mutual consent to terminate the Merger Agreement, if the board of directors of each determines to do so by vote of a majority of the members of their respective boards of directors. In addition, under circumstances specified in the Merger Agreement, either Equitable or Bancorp may terminate the Merger Agreement. Those circumstances are described in detail later in this proxy statement/prospectus. In addition, under certain circumstances, which are also described in detail later in this proxy statement/prospectus, if the Merger Agreement is terminated, one of Equitable or Bancorp may be required to pay to the other termination fees.

Differences in Rights of Bancorp’s Shareholders After the Merger (See page 122)

          When the Merger is consummated, Equitable shareholders, whose rights are governed by Equitable’s Articles of Incorporation and Bylaws, as amended, and by the Florida Business Corporation Act, will automatically become Bancorp’s shareholders, and their rights as Bancorp shareholders will be determined by Bancorp’s Articles of Incorporation and Bylaws and by the Florida Business Corporation Act. The current rights of Bancorp shareholders differ from the rights of Equitable’s shareholders in certain important respects, which are detailed in the section entitled “Comparison of Rights of Holders of Equitable Common Stock and Bancorp Common Stock.”

Material United States Federal Income Tax Consequences of the Merger (see page 39)

          The Merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. If the Merger qualifies as a reorganization, Equitable shareholders will recognize gain (but not loss) from the exchange, but not in excess of the cash received.

          Equitable shareholders are urged to read the discussion in the section entitled “PROPOSAL NO. 1—THE MERGER-Material United States Federal Income Tax Consequences of the Merger” and to consult their tax advisors as to the United States federal income tax consequences of the Merger, as well as the effect of state, local and non-United States tax laws.

Accounting Treatment of the Merger (see page 40)

          The Merger will be accounted for as a “purchase,” as that term is used under accounting principles generally accepted in the United States, known as GAAP, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Equitable as of the effective time of the Merger will be recorded at their respective fair values and added to those of Bancorp. Any excess of purchase price over the fair value of the assets acquired and liabilities assumed is allocated to goodwill. Financial statements of Bancorp issued after the completion of the Merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Equitable.

Appraisal Rights (see page 40)

          Each holder of Equitable common stock as of the record date who perfects his or her rights is entitled to the dissenters’ rights of appraisal under the Florida Business Corporation Act, subject to compliance with the procedures set forth in those dissenters’ rights of appraisal provisions. Pursuant to Section 607.1302 of the Florida Business Corporation Act, an Equitable shareholder who does not wish to accept the shares of Bancorp common stock to be received pursuant to the terms of the Merger Agreement may dissent from the Merger and elect to receive the fair value of his or her Equitable shares immediately prior to the completion of the Merger.

Listing Bancorp common stock on NASDAQ (see page 111)

          As a result of filing the registration statement on Form S-4 containing this proxy statement/prospectus with the SEC, Bancorp will become subject to certain reporting requirements under the Exchange Act. On or about the time that the Merger is completed, Bancorp intends to file a registration statement under the Exchange Act to register its class of common stock. That registration statement will subject Bancorp to additional reporting requirements and will permit Bancorp to apply to list its common stock on a securities exchange. Bancorp intends to apply for a listing on NASDAQ.

SELECTED CONSOLIDATED FINANCIAL DATA OF BANCORP

          The following table presents selected consolidated financial data for Bancorp. The balance sheet and income statement data for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 are derived from audited financial statements of Bancorp. The data for the nine-month periods ended September 30, 2007 and 2006 have been derived from unaudited financial statements of Bancorp, which include all adjustments, consisting only of normal, recurring adjustments, that Bancorp considers necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the period ended September 30, 2007 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2007. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by, the Bancorp financial statements and the accompanying notes and the other information included elsewhere in this proxy statement/prospectus.

(Dollars in thousands, except per share data)

	As of and for the nine months ended September 30,		As of and for the year ended December 31,

	2007	2006	2006	2005	2004	2003	2002

BALANCE SHEET DATA
Total assets	$351,179	$308,790	$332,244	$246,580	$143,242	$66,804	$46,530
Total loans	273,796	242,951	254,816	190,769	89,502	39,579	37,588
Allowance for loan losses	2,359	2,096	2,149	1,893	1,328	1,021	758
Securities available for sale	38,774	30,113	32,867	34,392	29,591	6,578	6,008
Deposits	243,106	228,397	240,210	186,017	111,648	55,324	41,935
Stockholders’ equity	50,817	50,781	50,912	39,693	25,101	8,863	4,270
INCOME STATEMENT DATA
Interest income	$18,432	$14,303	$19,948	$10,979	$5,306	$2,826	$2,883
Interest expense	7,034	4,223	6,233	2,813	1,296	1,312	1,454

Net interest income	11,398	10,080	13,715	8,166	4,010	1,514	1,429
Provision for loan losses	145	135	181	194	53	2,256	769

Net interest income (loss) after provision for loan losses	11,253	9,945	13,534	7,972	3,957	(742)	660
Non interest income	1,540	976	1,418	1,656	472	569	675
Non interest expense	12,736	10,786	14,887	10,183	8,064	4,502	2,484
Income tax expense (benefit)	0	0	0	0	0	0	0

Net income (loss)	$57	$135	$65	$(555)	$(3,635)	$(4,675)	$(1,149)

PER SHARE DATA(a)
Basic and diluted earnings (loss) per share	$0.01	$0.03	$0.01	$(0.20)	$(1.73)	$(9.20)	$(15.89)
Book value	10.83	10.75	10.78	10.15	9.53	8.58	47.42
SELECTED OPERATING RATIOS
Return on average assets	0.02%	0.06%	0.02%	(0.28)%	(3.03)%	(8.78)%	(2.49)%

Return on average stockholders’ equity	0.15%	0.36%	0.13%	(2.20)%	(16.62)%	(64.78)%	(29.27)%
Net interest margin	4.81%	5.27%	5.20%	4.51%	3.83%	2.93%	3.20%
SELECTED ASSET QUALITY DATA, CAPITAL AND ASSET QUALITY RATIOS
Equity/assets	14.47%	16.45%	15.32%	16.10%	17.52%	13.27%	9.18%
Non-accrual loans/total loans	0.18%	0.46%	0.44%	0.44%	0.68%	3.94%	0.49%
Allowance for loan losses/total loans	0.86%	0.86%	0.84%	0.99%	1.48%	2.58%	2.02%
Allowance for loan losses/non-accrual loans	485%	188%	193%	226%	218%	65%	414%
Net charge-offs (recoveries)/average loans	(0.03)%	(0.04)%	(0.03)%	(0.27)%	(0.10)%	5.45%	1.09%

(a)	All historical per share data has been adjusted for the 1:10 reverse stock split effective August 19, 2005.

SELECTED CONSOLIDATED FINANCIAL DATA OF EQUITABLE

          The following table presents selected consolidated financial data for Equitable. The balance sheet and income statement data for the years ended December 31, 2006, 2005 and 2004 are derived from audited financial statements of Equitable. The data for the nine-month periods ended September 30, 2007 and 2006 have been derived from unaudited financial statements of Equitable, which include all adjustments, consisting of normal, recurring adjustments that Equitable considers necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the period ended September 30, 2007 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2007. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by, the Equitable financial statements and the accompanying notes and the other information included elsewhere in this proxy statement/prospectus.

(Dollars in thousands, except per share data)

	As of and for the nine months ended September 30,		As of and for the year ended December 31,

	2007	2006	2006	2005	2004

BALANCE SHEET DATA
Total assets	$188,193	$198,547	$191,234	$168,843	$155,171
Total loans	165,376	164,280	161,329	141,230	125,170
Allowance for loan losses	2,103	1,993	2,065	1,830	1,634
Securities held to maturity	11,600	12,109	12,109	12,362	10,365
Deposits	133,125	147,845	144,812	126,203	125,978
Stockholders’ equity	24,931	21,880	22,650	18,570	15,515
INCOME STATEMENT DATA
Interest income	$11,453	$10,378	$14,178	$11,194	$9,561
Interest expense	3,907	2,660	3,850	2,475	2,278

Net interest income	7,546	7,718	10,328	8,719	7,283
Provision for loan losses	33	319	492	210	101

Net interest income after provision for loan losses	7,513	7,399	9,836	8,509	7,182
Non interest income	688	591	833	627	607
Non interest expense	4,278	4,329	5,865	5,302	4,830
Income taxes	1,482	1,394	1,767	1,469	1,120

Net income	$2,441	$2,267	$3,037	$2,365	$1,839

PER SHARE DATA
Basic earnings per share	$4.72	$4.47	$5.96	$5.11	$4.10
Fully diluted earnings per share	4.53	4.33	5.74	4.95	3.94
Book value	48.23	42.33	43.82	39.54	34.62
SELECTED OPERATING RATIOS
Return on average assets	1.73%	1.69%	1.68%	1.40%	1.17%
Return on average stockholders’ equity	13.74%	14.61%	15.11%	13.72%	12.53%
Net interest margin	5.53%	5.91%	5.91%	5.38%	4.85%
SELECTED ASSET QUALITY
DATA, CAPITAL AND ASSET QUALITY RATIOS
Equity/assets	13.25%	11.02%	11.84%	11.00%	10.00%
Non-accrual loans/total loans	0.00%	0.00%	1.28%	1.33%	0.63%
Allowance for loan losses/total loans	1.27%	1.21%	1.28%	1.29%	1.31%
Allowance for loan losses/non-accrual loans	N/A	N/A	99.71%	97.60%	206.31%
Net charge-offs (recoveries)/ average loans	0.00%	0.10%	0.17%	0.01%	(0.03)%
Dividend payout ratio (1)	0.06	0.11	0.08	0.00	0.00

(1)	Calculated by dividing dividends per share by basic earnings per share

UNAUDITED COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION

          The following unaudited combined company pro forma financial information is based on the historical financial statements of Bancorp and Equitable and has been prepared to illustrate the effects of the Merger. The unaudited pro forma condensed consolidated statement of financial condition as of September 30, 2007 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2007 and for the year ended December 31, 2006 give effect to the Merger, accounted for under the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of Equitable, as of the effective date of the Merger, will be recorded at their respective fair values and the excess of the merger consideration over the fair value of Equitable’s net assets will be allocated to goodwill. The final allocation of the merger consideration will be determined after the Merger is completed and after the fair values of Equitable’s tangible and identifiable intangible assets and liabilities as of the effective date of the Merger are determined. As a result, the final adjustments may be materially different from the unaudited combined company pro forma financial information presented in the proxy statement/prospectus.

          The unaudited pro forma condensed consolidated statement of operations and unaudited pro forma condensed consolidated statement of financial condition as of and for the nine months ended September 30, 2007 have been derived from the unaudited interim financial statements of Bancorp and Equitable included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 is based on the audited financial statements of Bancorp and Equitable included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated statements of operations give effect to the transaction as if it had been consummated at the beginning of the period presented. The unaudited pro forma condensed consolidated statement of financial condition gives effect to the transaction as if consummated on September 30, 2007. These unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the transaction.

          The unaudited pro forma condensed consolidated financial statements should be considered together with the historical financial statements of Bancorp and Equitable, including the respective notes to those statements, included in this joint proxy statement/prospectus. The pro forma information is based on certain assumptions described in the accompanying Notes to unaudited combined company pro forma financial information and does not necessarily indicate the consolidated financial position or the results of operations in the future or the consolidated financial position or the results of operations that would have been realized had the Merger been consummated at the beginning of the periods or as of the date for which the pro forma information was presented.

COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
Condensed Consolidated Statement of Financial Condition
as of September 30, 2007

(Dollars in thousands, except per share data)

	Historical			Mark to Market and Transaction Adjustments
			Pro Forma before Adjustments					Pro Forma after Adjustments

	Bancorp	Equitable		Debit		Credit

Assets
Cash and due from banks	$8,970	$4,596	$13,566	$10,000	(a)	$700	(e)	$7,619
				16,200	(b)	5,247	(f)
						26,200	(g)
Federal funds sold and securities purchased under agreement to resell	10,177	5,200	15,377					15,377
Securities available for sale	38,774		38,774			16,200	(b)	22,574
Securities held to maturity		11,600	11,600					11,600

Loans	273,796	165,376	439,172					439,172
Allowance for Loan Losses	(2,359)	(2,103)	(4,462)					(4,462)

Net loans	271,437	163,273	434,710					434,710

Premises and equipment	5,733	459	6,192					6,192
Goodwill	4,553		4,553	30,177	(g)			34,730
Other Intangibles	180		180	1,937	(c)			2,117
Other Assets	11,355	3,065	14,420	3,300	(h)			18,978
				1,994	(f)	736	(c)

Total Assets	$351,179	$188,193	$539,372	$63,608		$49,083		$553,897

Liabilities
Non-interest bearing	$63,567	$29,725	$93,292					$93,292
Interest bearing	179,539	103,400	282,939					282,939

Total Deposits	243,106	133,125	376,231					376,231
Federal funds purchased and repurchase agreements	24,802	24,028	48,830					48,830
Interest bearing demand notes issued to the US Treasury and other liabilities for borrowed money	30,000	3,741	33,741			10,000	(a)	43,741
Other Liabilities	2,454	2,368	4,822					4,822

Total Liabilities	300,362	163,262	463,624			10,000		473,624

Stockholders’ Equity
Common stock	47	3,764	3,811	3,764	(d)	18	(g)	65
Additional paid-in capital	64,665	3,946	68,611	3,946	(d)	26,138	(g)	90,803
Retained earnings (accumulated deficit)	(13,862)	17,805	3,943	17,805	(d)	3,300	(h)	(10,562)
Accumulated other comprehensive income (loss)	(33)		(33)					(33)
Treasury stock, at cost		(584)	(584)			584	(d)

Total Equity Capital	50,817	24,931	75,748	25,515		30,040		80,273

Total Liabilities and Capital	$351,179	$188,193	$539,372	$25,515		$40,040		$553,897

Number of common shares outstanding	4,690,390	516,860				1,803,841	(g)	6,494,231

Total book value per common share (Note i)	$10.83	$48.23						$12.36

Tangible book value per common share (Note i)	$9.83	$48.23						$6.69

NOTES TO THE COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
Condensed Consolidated Statement of Financial Condition
as of September 30, 2007

a. Bancorp to borrow $10.0 million, interest only, maturing in 3 years, to partially fund the cash portion of the merger consideration. Interest rate anticipated to be 7% per annum.

b. Liquidation of $16,200 in investments to facilitate Merger.

c. Estimated core deposit intangible asset of approximately 3.0% of Equitable’s total deposits, excluding time deposits. Core deposit intangible will be amortized over 7 years using the double declining balance method as follows:

Year 1	$554
Year 2	396
Year 3	282
Year 4	202
Year 5	168
Year 6	168
Year 7	268

1,937
Estimated Tax Benefit	(736)

$1,201

d. Elimination of Equitable’s stockholders’ equity

e. The following pro forma Merger costs are expected by Bancorp:

Capitalized Costs:
Investment banking fees	$250
Professional fees	375
Proxy printing	75

700

f. The following are the pro forma costs expected as a result of the Merger:

Contract termination fees	$300
Cash out of Equitable stock options	3,247
Professional fees	700
Severance agreements	750
Other Merger costs	250

5,247
Estimated Tax Benefit	(1,994)

Net Cost	$3,253

(continued)

g. The following represents the total merger consideration and the amount of goodwill resulting from the Merger:

Total Consideration to Equitable shareholders excluding amounts paid in cash to holders of Equitable options. See Note (e) (Dollars in thousands, except per share data)

Cash consideration to Equitable shareholders:

Number of shares of Equitable common stock issued and outstanding as of the record date	516,860
Cash per share	$50.69

Total cash consideration (excluding amounts paid to Equitable option holders)		$26,200

Stock consideration to Equitable common shareholders:

Number of shares of Equitable common stock issued and outstanding as of the record date	516,860
Exchange ratio for Bancorp shares	3.493

Number of Bancorp shares of common stock to be issued	1,803,841

Stipulated fair value of Bancorp common stock pursuant to the Merger Agreement	$14.50

Total stock consideration		26,156	($18 common stock, $26,138 additional paid in capital)

Total merger consideration (excluding amounts paid to Equitable option holders)		$52,356

Net assets of Equitable per historical financial statements adjusted for:		24,931

Capitalized costs – Bancorp		(700)
Transaction costs, net of tax		(3,253)
Core deposit intangible, net of tax		1,201

Pro forma net assets acquired		22,179

Total Goodwill		$30,177

h. Reversal of Bancorp Allowance for Deferred Tax Asset due to projected earnings of the merged company.

i. The fair value adjustments for the other assets and liabilities including loans, time deposits, borrowings, securities held to maturity and fixed assets were deemed immaterial.

j. Each shareholder of Equitable has the option of taking his or her merger consideration either 100% in the form of Bancorp common stock or 50% cash and 50% in the form of Bancorp common stock. The unaudited combined company pro forma financial information has been prepared assuming that all of the shareholders of Equitable select the 50% cash and 50% Bancorp common stock option, as Bancorp has determined that this is the likely resultant mix of merger consideration. The following represents a comparison of key statistics of the unaudited combined company pro forma financial information if all of the shareholders of Equitable were to all take 100% Bancorp common stock as consideration versus if all of the shareholders of Equitable were to take 50% cash and 50% Bancorp common stock as consideration.

	As of and for the nine months ended September 30, 2007

	(Dollars in thousands, except per share data)

	50% Cash / 50% Bancorp Common Stock	100% Bancorp Common Stock(1)

Total cash consideration	$26,200	$0

Total stock consideration	26,156	52,356
Cash paid to Equitable option holders (see note (e))	3,247	3,247

	$55,603	$55,603

Shares issued to Equitable shareholders	1,803,841	3,612,851
Total pro forma shares outstanding	6,494,231	8,303,241

Book value per share	$12.36	$12.82
Tangible book value per share	$6.69	$8.39

Basic earnings per share	$0.22	$0.26
Diluted earnings per share	$0.22	$0.26

	For the year ended December 31, 2006

	50% Cash / 50% Bancorp Common Stock	100% Bancorp Common Stock(1)

Basic earnings per share	$0.26	$0.32
Diluted earnings per share	$0.26	$0.32

(1) Pro forma net income for the period ended September 30, 2007 and year ended December 31, 2006 is estimated at $2,162 and $2,654, respectively, based on 100% stock as consideration and no use of cash as consideration. Earnings per share data was based on historical Bancorp plus 3,612,851 shares issued as consideration to Equitable shareholders.

COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
Condensed Consolidated Statement of Operations
for the Year Ended December 31, 2006

(Dollars in thousands, except per share data)

	Historical		Pro forma before Adjustments	Mark to Market and Transaction Adjustments				Pro forma after Adjustments

	Bancorp	Equitable		Debit		Credit

Loans	$18,314	$13,323	$31,637					$31,637
Securities	1,276	439	1,715	$842	(c)			873
Federal funds sold and other	358	416	774					774

Total interest income	19,948	14,178	34,126					33,284

Deposits	4,943	2,863	7,806					7,806
Notes Payable		567	567	700	(b)			1,267
Federal funds purchased and other borrowings	1,290	420	1,710					1,710

Total interest expense	6,233	3,850	10,083					10,783

Net interest income	13,715	10,328	24,043					22,501

Provisions for loans losses	181	492	673					673

Net interest income after provision for loan losses	13,534	9,836	23,370					21,828

Service charges and fees on deposit accounts	365	741	1,106					1,106
Gains on sales of government guaranteed loans	484		484					484
Gains on sales of residential loans	181		181					181
Other	388	92	480					480

Total non interest income	1,418	833	2,251					2,251

Salaries and employee benefits	8,418	2,791	11,209	168	(d)			11,377
Occupancy expense	3,081	1,380	4,461					4,461
Professional fees	196	423	619					619
Data processing	680	394	1,074					1,074
Advertising	208	13	221					221
Stationery and supplies	242	111	353					353
Other	2,062	753	2,815	554	(a)			3,369

Total non interest expense	14,887	5,865	20,752					21,474

Income before income tax expense	65	4,804	4,869					2,605

Income tax expense	—	1,767	1,767			$860	(e)	907

Net income	$65	$3,037	$3,102					$1,698

Basic earnings per common share	$0.01	$5.96						$0.26
Diluted earnings per common share	$0.01	$5.74						$0.26
Basic weighted average common shares outstanding	4,649,502	509,589						6,453,343
Diluted weighted average common shares outstanding	4,674,958	528,798						6,478,799

COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
Condensed Consolidated Statement of Operations
for the Nine Months Ended September 30, 2007

(Dollars in thousands, except per share data)

	Historical		Pro Forma before Adjustments	Mark to Marker and Transaction Adjustments				Pro Forma after Adjustments

	Bancorp	Equitable		Debit		Credit

Loans	$16,842	$10,716	$27,558					$27,558
Securities	1,224	453	1,677	$632	(c)			1,045
Federal funds sold and other	366	284	650					650

Total interest income	18,432	11,453	29,885					29,253
			—
Deposits	5,235	3,424	8,659					8,659
Notes Payable		188	188	525	(b)			713
Federal funds purchased and other borrowings	1,799	295	2,094					2,094

Total interest expense	7,034	3,907	10,941					11,466

Net interest income	11,398	7,546	18,944					17,787

Provision for loan losses	145	33	178					178

Net interest income after provision for loan losses	11,253	7,513	18,766					17,609

Service charges and fees on deposit accounts	511	554	1,065					1,065
Gains on sales of government guaranteed loans	220		220					220
Gains on sales of residential loans	435		435					435
Other	374	134	508					508

Total non interest income	1,540	688	2,228					2,228

Salaries and employee benefits	7,205	2,210	9,415	126	(d)			9,541
Occupancy expense	2,733	898	3,631					3,631
Professional fees	185	335	520					520
Data processing	651	220	871					871
Advertising	148	13	161					161
Stationery and supplies	183	90	273					273
Other	1,631	512	2,143	416	(a)			2,559

Total non interest expense	12,736	4,278	17,014					17,556

Income before income tax expense	57	3,923	3,980					2,281

Income tax expense	—	1,482	1,482			$645	(e)	837

Net income	$57	$2,441	$2,498					$1,444

Basic earnings per common share	$0.01	$4.72						$0.22
Diluted earnings per common share	$0.01	$4.53						$0.22
Basic weighted average common shares outstanding	4,713,825	516,860						6,517,666
Fully diluted weighted average common shares outstanding	4,763,529	538,284						6,567,370

NOTES TO THE COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2006 and
For The Nine Month Period Ended September 30, 2007

a. Represents the adjustment to record the amortization of the fair value adjustment on acquired core deposits using the double declining balance method amortized over 7 years.

b. Represents the interest expense on the $10.0 million note at 7% per annum and for the nine-month period ($700 x 9/12).

c. Represents the loss of interest earnings on net investments liquidated to facilitate the Merger at an estimated earnings rate of 5.2%.

Cash paid to Equitable shareholders	$26,200
Cash received due to $10,000 note payable	(10,000)

Net investments liquidated	16,200

Estimated earnings rate	5.20%

Annual loss of interest earnings	$842

Loss of earnings for 9 months	$632	($842 x 9/12)

d. Represents the compensation expense on the 180,539 options to acquire Bancorp common stock to Bancorp executive officers, which vest over five years. Total expense for the year estimated at $168 and for the nine months ended September 30, 2007 at $126.

e. Represents the impact of above adjustments to income at a marginal tax rate of 38%.

COMPARATIVE SHARE DATA REGARDING BANCORP AND EQUITABLE

          The table on the following page shows consolidated historical information about Bancorp’s and Equitable’s respective earnings per share, book value per share, and similar information reflecting the Merger, which is referred to as “pro forma” information, as of and for the nine months ended September 30, 2007, and for the year ended December 31, 2006. In presenting the comparative pro forma information for the periods shown, we assumed that the Merger had been completed at the beginning of the period.

          Bancorp is required to account for the Merger as a purchase transaction under U.S. GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Equitable will be recorded, as of completion of the Merger, at their respective fair values and added to those of Bancorp. Any excess of the purchase price over the fair value of Equitable’s assets and liabilities is allocated to goodwill (excess purchase price). Consolidated financial statements and reported results of operations of Bancorp issued after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Equitable. The results of operations of Equitable will be included in the results of operations of Bancorp following the effective time of the Merger.

          The pro forma combined financial information includes estimated adjustments to record certain assets and liabilities of Equitable at their respective fair values. These pro forma adjustments are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Equitable will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included for these assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of Equitable will change the amount of the purchase price allocable to goodwill. Additionally, changes to Equitable’s shareholders’ equity, including dividends and net income from September 30, 2007 through the date the Merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the pro forma adjustments presented in this proxy statement/prospectus.

          The pro forma combined information is also based on an estimate of the number of Bancorp shares that will be issued in connection with the Merger. The pro forma combined Bancorp information is presented in terms of an equivalent share of Equitable stock by multiplying the Bancorp information by an estimate of the relative value of a share of Equitable stock to a share of Bancorp stock issuable in the Merger.

          We also anticipate that the Merger will provide Bancorp with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information is presented for illustration purposes only and does not necessarily reflect what the historical results of Bancorp would have been had Bancorp and Equitable been combined during the periods presented.

          The information in the following table is based on historical consolidated financial information and related notes for Equitable and Bancorp. You should read all of the summary consolidated financial information we provide in the following table together with historical consolidated financial information and related notes. See “WHERE YOU CAN FIND MORE INFORMATION” on page v.

	As of and for the nine months ended September 30, 2007	As of and for the year ended December 31, 2006

Book value per share:
Bancorp	$10.83	$10.78
Equitable	48.23	43.82
Pro forma combined	12.36
Per equivalent Equitable share(1)	86.27

Tangible book value:
Bancorp	$9.83	$9.76
Equitable	48.23	43.82
Pro forma combined	6.69
Per equivalent Equitable share(1)	46.67

Net income per share (basic):
Bancorp	$0.01	$0.01
Equitable	4.72	5.96
Pro forma combined	0.22	0.26
Per equivalent Equitable share(1)	1.55	1.84

Net income per share (diluted):
Bancorp	$0.01	$0.01
Equitable	4.53	5.74
Pro forma combined	0.22	0.26
Per equivalent Equitable share(1)	1.55	1.84

(1) Calculated by multiplying the pro forma combined per share amount by number of shares issued (assuming in accordance with the Pro Forma financial information that 50% of the consideration is in Bancorp Common Stock and 50% is in cash) divided by the percentage of consideration paid by Bancorp Common Stock (50%) divided by the total shares of Equitable outstanding at the date indicated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement/prospectus contains “forward-looking statements”. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

          All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in the forward-looking statements. Our ability to achieve our financial objectives could be adversely affected by the factors discussed in detail in the section entitled “Risk Factors” as well as the following factors:

•	the costs of integrating Bancorp’s and Equitable’s operations, which may be greater than Bancorp expects;

•	potential customer loss, deposit attrition and business disruption as a result of the Merger;

•	the failure to achieve expected gains, revenue growth, and/or expense savings from the Merger or future transactions;

•	Bancorp’s ability to integrate the business and operations of companies and banks that it has acquired, and those it may acquire in the future;

•	Bancorp’s need and its ability to incur additional debt or equity financing;

•	the strength of the United States economy in general and the strength of the local economies in which Bancorp conducts operations;

•	the accuracy of Bancorp’s financial statement estimates and assumptions;

•	the effects of harsh weather conditions, including hurricanes;

•	inflation, interest rate, market and monetary fluctuations;

•	the effects of Bancorp’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations;

•	the frequency and magnitude of foreclosure of Bancorp’s loans;

•	effect of changes in the stock market and other capital markets;

•	legislative or regulatory changes;

•	Bancorp’s ability to comply with the extensive laws and regulations to which Bancorp is subject;

•	the willingness of customers to accept third-party products and services rather than Bancorp’s products and services and vice versa;

•	changes in the securities and real estate markets;

•	increased competition and its effect on pricing;

•	technological changes;

•	changes in monetary and fiscal policies of the U.S. Government;

•	the effects of security breaches and computer viruses that may affect Bancorp’s computer systems;

•	changes in consumer spending and saving habits;

•	growth and profitability of Bancorp’s noninterest income;

•	changes in accounting principles, policies, practices or guidelines;

•	anti-takeover provisions under Federal and state law as well as Bancorp’s Articles of Incorporation and Bancorp’s bylaws; and

•	our ability to manage the risks involved in the foregoing.

          However, other factors besides those listed above and in “Risk Factors” or discussed in this proxy statement/prospectus also could adversely affect Bancorp’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. These forward-looking statements are not guarantees of future performance, but reflect the present expectations of future events by our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Any forward-looking statements made by us speak only as of the date they are made. Neither Equitable nor Bancorp undertake to update any forward-looking statement, except as required by applicable law.

RISK FACTORS

          Equitable and Bancorp will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company’s control. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Information,” you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to Equitable and Bancorp or that are not currently believed to be important to you, if they materialize, also may adversely affect the Merger and Equitable and Bancorp as a combined company.

          Risks Related to the Merger

The price of a share of Bancorp common stock has been arbitrarily set by an agreement between the Boards of Directors of Bancorp and Equitable.

          The boards of directors of Bancorp and Equitable have stipulated that the value of each share of Bancorp common stock is $14.50, without the assistance of any investment banking firm or other independent analyst. The boards have based the price principally upon recent sales of Bancorp common stock; however, these recent sales are not necessarily indicative of the market price for Bancorp common stock. As a result, if you attempt to resell the shares of Bancorp common stock that you receive in the Merger, you may be unable to resell the shares of Bancorp common stock for $14.50 or at all.

Bancorp may have difficulties integrating Equitable’s operations into Bancorp’s operations or may fail to realize the anticipated benefits of the Merger.

          The Merger involves the integration of two companies that have previously operated independently of each other. Successful integration of Equitable’s operations will depend primarily on Bancorp’s ability to consolidate Equitable’s operations, systems and procedures into those of Bancorp and to eliminate redundancies and costs. Bancorp may not be able to integrate the operations without encountering difficulties including, without limitation:

•	the loss of key employees and customers;

•	possible inconsistencies in standards, control procedures and policies; and

•	unexpected problems with costs, operations, personnel, technology or credit.

          In determining that the Merger is in the best interests of Bancorp and Equitable, as the case may be, the board of directors of each of Bancorp and Equitable considered that enhanced earnings may result from the consummation of the Merger, including from the reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, any enhanced earnings or cost savings may not be fully realized or may take longer to be realized than expected.

The loss of key personnel may adversely affect Bancorp.

          After the closing of the Merger, Bancorp expects to integrate Equitable’s business into its own. The integration process and Bancorp’s ability to successfully conduct Equitable’s business after the Merger will require the experience and expertise of key employees of Equitable. Therefore, the ability to successfully integrate Equitable’s operations with those of Bancorp, as well as the future success of the combined company’s operations, will depend, in part, on Bancorp’s ability to retain key employees of Equitable following the Merger. Although Bancorp has entered into a restrictive covenant agreement and an employment agreement with Mr. Spute, the President and Chief Executive Officer of Equitable, Bancorp may not be able to retain Mr. Spute or other key employees for the time period necessary to complete the integration process or beyond. Although Bancorp does not have any reason to believe any of these employees will cease to be employed by Bancorp, the loss of such employees could adversely affect Bancorp’s ability to successfully conduct its business in the markets in which Equitable now operates, which could have an adverse effect on Bancorp’s financial results and the value of its common stock.

The Merger cannot be completed unless regulatory approvals are received and conditions of those approvals are met.

          We cannot complete the Merger unless Bancorp receives the approval of the Federal Reserve Board and the Florida Office of Financial Regulation. We may not receive all regulatory approvals required in order to complete the Merger. In addition, some of the governmental authorities from whom those approvals must be obtained may impose conditions on the completion of the Merger or require changes in the terms of the Merger. These conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs or limiting the possible revenues of the combined company.

The Merger Agreement limits Equitable’s ability to pursue alternatives to the Merger.

          The Merger Agreement contains provisions that limit Equitable’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Equitable. In addition, Equitable has agreed to pay Bancorp a fee of $2.25 million if the transaction is terminated because Equitable decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Equitable from considering or proposing that acquisition even if it were prepared to pay a higher per share price than that proposed in the Merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Equitable than it might otherwise have proposed to pay.

Certain directors and executive officers of Equitable have economic interests in the Merger that are different from, or in addition, to their interests as shareholders.

          Executive officers of Equitable and Bancorp negotiated the terms of the Merger Agreement, and the Equitable and Bancorp boards of directors approved the Merger Agreement and the Equitable board of directors recommended that its shareholders vote to approve the Merger Agreement. In considering these facts and the other information in this proxy statement/prospectus, you should be aware that certain directors and executive officers of Equitable have economic interests in the Merger other than their interests as shareholders. For example, Mr. Spute has entered into an employment agreement with Bancorp. Additionally, Equitable’s directors will receive indemnification from Bancorp after the Merger closes and Equitable’s executive officers will receive cash for their Equitable options. The board of directors of Equitable was aware of these interests at the time it approved the Merger. These interests may cause Equitable’s directors and executive officers to view the Merger proposal differently and more favorably than you may view it.

The fairness opinion obtained by Equitable will not reflect changes in circumstances between the signing of the Merger Agreement and the closing date.

          Equitable has not obtained an updated fairness opinion as of the date of this document from its financial adviser. Changes in the operations and prospects of Equitable, general market and economic conditions and other factors which may be beyond the control of Equitable, and on which the fairness opinion was based, may alter the value of Equitable and/or Bancorp or the prices of shares of Equitable common stock and shares of Bancorp common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Equitable received from its financial adviser, please refer to “PROPOSAL NO. 1—THE MERGER—Opinion of The Carson Medlin Company” on page 32.

If, at the effective time, the Bancorp common stock does not constitute at least 50% of the merger consideration, the parties will re-evaluate the transaction before consummating the Merger.

          As a condition to the Merger, at the effective time, Gunster, Yoakley & Stewart, P.A., counsel to Bancorp, is expected to opine that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that neither Bancorp nor Equitable will recognize gain or loss by reason of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain or loss recognized pursuant to Treasury regulations issued under Section 1502 of the Internal

Revenue Code). If at the effective time, however, the Bancorp common stock does not constitute at least 50% of the merger consideration, the firm will re-evaluate the transaction to determine whether to issue the referenced tax opinion, and the parties will re-evaluate the transaction before consummating the Merger. If the parties re-evaluate the transaction in this event, the parties may decide not to consummate the Merger or may renegotiate the terms of the Merger.

If the Merger does not constitute a reorganization under section 368(a) of the Code, then Equitable shareholders may be responsible for payment of U.S. federal income taxes.

          The United States Internal Revenue Service may determine that the Merger does not qualify as a tax-free reorganization under section 368(a) of the Code. In that case, each Equitable shareholder would recognize a gain or loss equal to the difference between (i) the fair market value of the Bancorp common stock and cash received by the shareholder in the Merger and (ii) the shareholder’s adjusted tax basis in the shares of Equitable common stock exchanged therefor.

          Risks Related to the Bancorp Business

Bancorp’s prospects are dependent upon the validity and implementation of its business plan.

          The future prospects of Bancorp will be dependent upon whether Bancorp realizes the anticipated synergies and growth opportunities from successful execution of its business plan. Even if the business plan can be implemented successfully, this may not result in the realization of the full benefits of opportunities that may be expected to result from implementation of the plan and these benefits may not be achieved within the near term. In addition, although 1st United Bank has been in operation since April 2000, it has yet to achieve consistent profitability. Prior to the change of control, which occurred in 2003, 1st United Bank’s profitability suffered due to a variety of factors, including the quality of its loan portfolio. Since the change of control, 1st United Bank’s profitability has suffered due to the aggressive growth plans of new management, which took control of Bancorp in July 2003. Failure to manage growth effectively in the future could have an adverse effect on the business, future prospects, financial condition or results of operations and could adversely affect Bancorp’s ability to successfully implement its business strategy.

An inadequate allowance for loan losses would reduce Bancorp’s earnings.

          The success of Bancorp depends to a significant extent upon the quality of its assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses based on, among other things, anticipated experience, and an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for probable loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable.

          As of September 30, 2007, 1st United Bank’s allowance for loan losses was $2.4 million, which represented 0.86% of its total amount of loans. 1st United Bank had $486,000 in non-performing loans as of September 30, 2007. 1st United Bank manages any non-performing loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate loan loss allowance. The allowance may not prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to 1st United Bank’s non-performing or performing loans. Accordingly, the allowance for loan losses may not be adequate to cover loan losses or significant increases to the allowance may be required in the future if economic conditions should worsen. Material additions to 1st United Bank’s allowance for loan losses would result in a decrease of 1st United Bank’s net income and, its capital, among other adverse consequences.

Bancorp may face risks with respect to future expansion

          As a strategy, Bancorp has sought to increase the size of its operations by aggressively pursuing business development opportunities. Bancorp has made acquisitions of financial institutions and may continue to seek whole bank or branch acquisitions in the future. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the ability to finance an acquisition and possible ownership and economic dilution to existing shareholders;

•	diversion of management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the acquired institution;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on results of operations; and

•	the risk of loss of key employees and customers.

          Bancorp may incur substantial costs to expand, and can give no assurance that such expansion will result in the levels of profits it seeks. Integration efforts for any future mergers and acquisitions may not be successful and following any future merger or acquisition, after giving it effect, Bancorp may not achieve financial results comparable to or better than its historical experience.

Bancorp may need additional capital resources in the future and these capital resources may not be available when needed or at all.

          Bancorp may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or for future growth. Such financing may not be available to Bancorp on acceptable terms or at all.

Bancorp may incur losses if it is unable to successfully manage interest rate risk.

          Bancorp’s profitability depends to a large extent on 1st United Bank’s net interest income, which is the difference between income on interest-earning assets such as loans and investment securities, and expense on interest-bearing liabilities such as deposits and its borrowings. Bancorp is unable to predict changes in market interest rates, which are affected by many factors beyond Bancorp’s control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets. Bancorp’s net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising.

          Changes in the difference between short- and long-term interest rates may also harm Bancorp’s business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing Bancorp’s net interest income.

          If market interest rates rise rapidly, interest rate adjustment caps may limit increases in the interest rates on adjustable rate loans, thus reducing Bancorp’s net interest income because Bancorp may need to pay the higher rates on its deposits and borrowings while being limited on the repricing of these loans due to the interest rate caps.

An economic downturn in South Florida could hinder Bancorp’s ability to operate profitably and have an adverse impact on its operations.

          Bancorp’s interest-earning assets are heavily concentrated in mortgage loans secured by properties located in South Florida. As of September 30, 2007, substantially all of Bancorp’s loans secured by real estate are secured by commercial and residential properties located in Palm Beach and Broward Counties, Florida. The concentration of Bancorp’s loans in this area subjects Bancorp to risk that a downturn in the economy or recession in that area could result in a decrease in loan originations and increases in delinquencies and foreclosures, which would more greatly affect Bancorp than if its lending were more geographically diversified. In addition, since a large portion of Bancorp’s portfolio is secured by properties located in South Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by Bancorp. Bancorp may suffer losses if there is a decline in the value of the properties underlying its mortgage loans, which would have an adverse impact on its operations.

Bancorp and 1st United Bank are subject to extensive governmental regulation.

          Bancorp and 1st United Bank are subject to extensive governmental regulation. Bancorp, as a financial holding company, is regulated primarily by the Federal Reserve. 1st United Bank is a commercial bank chartered by the State of Florida and regulated by the Federal Reserve, the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation. These federal and state bank regulators have the ability, should the situation require, to place significant regulatory and operational restrictions upon Bancorp and 1st United Bank. Any such restrictions imposed by federal and state bank regulators could affect the profitability of Bancorp and 1st United Bank.

The banking industry is very competitive.

          The banking business is highly competitive and Bancorp and 1st United Bank compete directly with financial institutions that are more established and have significantly greater resources and lending limits. As a result of those greater resources, the larger financial institutions may be able to provide a broader range of products and services to their customers than Bancorp and may be able to afford newer and more sophisticated technology than Bancorp. The long-term success of Bancorp will be dependent on the ability of 1st United Bank to compete successfully with other financial institutions in its service areas.

1st United Bank must comply with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

          Since September 11, 2001, banking regulators have intensified their focus on anti-money laundering and Bank Secrecy Act compliance requirements, particularly the anti-money laundering provisions of the USA PATRIOT Act. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (OFAC). In order to comply with regulations, guidelines and examination procedures in this area, 1st United Bank has been required to adopt new policies and procedures and to install new systems. 1st United Bank cannot be certain that the policies, procedures and systems it has in place will permit it to fully comply with these laws. Furthermore, financial institutions that 1st United Bank has already acquired or may acquire in the future may or may not have had adequate policies, procedures and systems to fully comply with these laws. Whether 1st United Bank’s own policies, procedures and systems are deficient or the policies, procedures and systems of the financial institutions that it has already acquired or may acquire in the future are deficient, 1st United Bank would be subject to liability, including fines and regulatory actions such as restrictions on its ability to pay dividends and to obtain regulatory approvals necessary to proceed with certain aspects of its business plan, including its acquisition plans.

Confidential customer information transmitted through 1st United Bank’s online banking service is vulnerable to security breaches and computer viruses, which could expose 1st United Bank to litigation and adversely affect 1st United Bank’s reputation and 1st United Bank’s ability to generate deposits.

          1st United Bank provides its clients the ability to bank online. The secure transmission of confidential information over the Internet is a critical element of banking online. 1st United Bank’s network could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security problems. 1st United Bank may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that 1st United Bank’s activities or the activities of its clients involve the storage and transmission of confidential information, security breaches and viruses could expose 1st United Bank to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing clients to lose confidence in 1st United Bank’s systems and could adversely affect its reputation and its ability to generate deposits.

          Risks Related to an Investment in Bancorp’s Common Stock

There is no established trading market for the Bancorp common stock and you may not be able to resell your shares.

          The shares of Bancorp common stock are not currently traded on any securities exchange and do not have an established trading market. On or about the time that the Merger is completed, Bancorp intends to file a registration statement with the SEC under Section 12 of the Exchange Act to register its class of common stock. This registration permits Bancorp to apply to list its common stock on a securities exchange and Bancorp intends to file an application to list its common stock for trading on NASDAQ However, even if Bancorp’s common stock is successfully listed for trading on NASDAQ, a trading market for your Bancorp shares may not develop and if it does, you still may not be able to sell your shares at all, or at the stipulated value of $14.50 per share established pursuant to the Merger Agreement.

Management of Bancorp holds a large portion of Bancorp common stock.

          As of the record date, the directors and executive officers of Bancorp beneficially owned about 1.1 million shares of Bancorp common stock, or 21.6%, of the total outstanding shares of Bancorp. As a result, Bancorp’s management, if acting together, may be able to influence or control matters requiring approval by Bancorp’s shareholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions.

          They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of Bancorp, could deprive Bancorp shareholders of an opportunity to receive a premium for their common stock as part of a sale of Bancorp and might ultimately affect the market price of Bancorp common stock.

Bancorp’s Articles of Incorporation and Bylaws, as well as Florida law, may prevent or delay a takeover by another company.

          Bancorp’s Articles of Incorporation permit the board of directors to issue preferred stock without shareholder action. The ability to issue preferred stock could discourage a company from attempting to obtain control of Bancorp by means of a tender offer, merger, proxy contest or otherwise. Certain provisions in Bancorp’s bylaws, such as advance notice requirements to nominate a director may also prevent or hinder a change in control. Bancorp is also subject to certain provisions of the Florida Business Corporation Act which relate to business combinations with interested shareholders.

Bancorp has not paid cash dividends to its shareholders and has no plans to pay future cash dividends.

          Bancorp plans to retain earnings to finance future growth and has no current plans to pay cash dividends to shareholders. Because Bancorp has not paid cash dividends, holders of its securities will experience a gain on their investment in its securities only in the case of an appreciation of value of its securities. You should not expect an appreciation in value.

Your shares of common stock will not be an insured deposit.

          The shares of Bancorp common stock that you receive in the Merger will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

THE SPECIAL MEETING OF SHAREHOLDERS OF EQUITABLE

Date, Time and Place

          Equitable will hold the Special Meeting at [______________________________], Fort Lauderdale, Florida on [_________], 2007 at __________, local time.

Purpose of the Special Meeting

          At the Special Meeting, you will be asked to consider and vote upon the proposals to (i) approve the Merger Agreement; (ii) grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of any of the board proposals; and (iii) transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Recommendation of Equitable’s Board of Directors

          After careful consideration, Equitable’s board of directors unanimously recommends that you vote “FOR ” all of the proposals.

Record Date; Shares Entitled to Vote; Quorum

          Only holders of record of common stock at the close of business on October 31, 2007, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. At the close of business on the record date, Equitable had approximately 516,860 shares of common stock outstanding and entitled to vote. Holders of record of shares of Equitable common stock on the record date are entitled to one vote per share at the Special Meeting on all matters to be considered at the meeting.

          A quorum of shareholders is necessary to hold a valid Special Meeting. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum to transact business at the meeting.

Voting of Proxies

          Proxies are being solicited on behalf of Equitable’s board of directors for use at the Special Meeting. If you are a shareholder of record, you may submit a proxy for the Special Meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided. All signed, returned proxy cards that are not revoked will be voted in accordance with the instructions on the proxy card. Returned signed proxy cards that give no instructions as to how they should be voted on a particular proposal will be counted as votes “ FOR ” that proposal.

          If you are a shareholder of record, you may also vote in person at the Special Meeting. If you hold shares in street name, you may not vote in person at the Special Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Effect of Abstentions

          If a shareholder indicates on their proxy card or voting instruction card that they wish to abstain from voting, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. If a shareholder does not sign and send in the proxy card or vote in person at the Special Meeting, or if the shareholder marks the “abstain” box on the proxy card or voting instruction card:

•	it will have the same effect as a vote against the proposal to approve the Merger and approve and adopt the Merger Agreement; but

•	it will have no effect on the proposals to grant discretionary authority to adjourn the Special Meeting.

Effect of Broker Non-Votes

          Broker non-votes occur where a broker holding stock in “street name” is entitled to vote the shares on some matters but not others. If shares are in street name (or held by a broker) and the shareholder does not give his broker voting instructions on those matters for which the broker has no discretion, the missing votes are broker non-votes. Broker non-votes will be deemed present for quorum purposes for all proposals to be voted on at the Special Meeting. Broker non-votes:

•	will have the same effect as a vote against the proposal to approve the Merger and approve and adopt the Merger Agreement; but

•	it will have no effect on the proposals to grant discretionary authority to adjourn the Special Meeting.

Required Vote

          Approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Equitable common stock outstanding on the record date of the Special Meeting. Directors owning 63.3% of the shares of Equitable common stock have agreed, subject to certain exceptions, to vote to approve the Merger Agreement.

          Approval of the proposal to grant discretionary authority to adjourn the Special Meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.

          The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Revoking of Proxies

          A shareholder may revoke a proxy at any time before it is voted. A proxy may be revoked by completing, signing, dating and returning a proxy with a later date, which is received by Equitable before the vote is taken, by delivering a written, dated notice of revocation to the Secretary of Equitable, which is received by Equitable before the vote is taken, stating that the proxy is revoked or by attending the meeting and voting in person. If a shareholder has instructed a broker, bank or nominee to vote his, her or its shares of Equitable common stock by executing a voting instruction card, the shareholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions.

Expenses of Soliciting Proxies

          The solicitation of proxies from Equitable shareholders is made on behalf of the Equitable board of directors. Bancorp and Equitable will generally share the costs and expenses of printing and mailing this proxy statement/prospectus. After the original mailing of the proxies and other soliciting materials, Equitable and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person.

Equitable Stock Certificates

          Please do not send in any Equitable stock certificates with your proxy cards. American Stock Transfer & Trust Company, the exchange agent for the Merger, will send letters of transmittal with instructions for the surrender of certificates representing shares of Equitable common stock to the former Equitable shareholders shortly after the Merger is completed.

PROPOSAL NO. 1—THE MERGER

          The following is a description of the material aspects of the Merger and the Merger Agreement. While Equitable and Bancorp believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. Equitable and Bancorp encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the Merger.

Summary of the Merger

          The Merger is a proposed business combination between Equitable and Bancorp where Equitable will merge with and into Bancorp, with Bancorp surviving the Merger. Immediately after the Merger, Bancorp, as the surviving bank holding company, will merge Equitable Bank with and into 1st United Bank, with 1st United Bank being the surviving bank.

Background of the Merger

          Over the past several years, the Equitable’s board of directors and management team periodically explored and discussed strategic options potentially available to Equitable in light of the increasing competition and continuing consolidation in the banking and financial services industry in Florida. These strategic discussions included the possibility of business combinations involving Equitable and other financial institutions.

          In August 2006, Equitable retained the services of an out-of-state law firm that had performed strategic planning for Equitable in the past. The law firm was retained to assist Equitable in connection with the presentation of Equitable to potential interested parties and related legal matters. The law firm contacted at least 45 potential acquirers. Out of this group, approximately 10 parties expressed interest in specific information, including the marketing package, and were provided a confidentiality letter. Of this group of 10, five returned a signed confidentiality letter and received the marketing package. There were no formal expressions of interest received by Equitable as a result of this endeavor and the process was concluded in December 2006.

          In early January 2007, Equitable contacted several investment banking firms, including The Carson Medlin Company, about continuing to market Equitable. The Carson Medlin Company made a presentation to Equitable’s management team on February 16, 2007 regarding potential values that could be realized in a transaction as well as additional potential merger partners that could be contacted. Equitable subsequently engaged The Carson Medlin Company on March 20, 2007. The Carson Medlin Company had previously worked with Equitable in 2005 on the possibility of Equitable converting to an S-corporation.

          During April and May 2007, The Carson Medlin Company assisted Equitable management in the preparation of a confidential memorandum on Equitable. In addition, during this period, The Carson Medlin Company also contacted approximately 20 potential buyers. Out of this group, eight interested parties received confidentiality agreements and seven of them subsequently signed the confidentiality agreements and received the confidential memorandum. During this time, Equitable's management met with several interested parties, including Bancorp representatives. During June and July 2007, The Carson Medlin Company received initial value indications from three parties ranging from approximately $50 million to $55.6 million. Most of the consideration was in the form of stock with some modest amount of cash, which was to be determined at a later date. In early August 2007, two of the banks that had previously expressed an interest in Equitable declined to move forward due to a material decline in the interested banks’ stock price. On July 30, 2007, Bancorp submitted a $55.6 million offer, which was initially comprised of a 70% Bancorp stock/30% cash mix.

          Bancorp subsequently revised its offer to provide more potential cash, and thus liquidity, for Equitable’s shareholders. Equitable’s board of directors met on August 15, 2007 to discuss the merits of the revised Bancorp offer and determined to continue negotiations with Bancorp towards a potential merger.

          In August 2007, Equitable’s management met with another party that expressed an interest in acquiring Equitable. The Carson Medlin Company contacted this party and asked it to formalize its interest through the submission of a formal offer by the end of August. The Carson Medlin Company received a non-binding proposal from this party on August 28, 2007, which called for an approximate price of $54.4 million and which would provide a 100% cash payment for all Equitable shareholders except Messrs. Evans and Spute, who would be required to take 100% stock of a non-publicly traded entity. There were no current expectations that this potential purchaser would seek to create a public market for its shares. Equitable subsequently determined that this indication of interest was unacceptable on the basis of its lower price and the overall consideration mix.

          On August 30, 2007, Equitable’s legal and financial advisors met with Bancorp and its advisors to discuss the terms of a letter of intent. On this date, Equitable’s management also met with Bancorp’s financial advisor, Stifel, Nicolaus & Company, Incorporated, to discuss the potential market for Bancorp’s shares as a publicly traded company. Bancorp, as a result of merging with Equitable, would have more than 500 shareholders, and therefore would be required by the SEC to register its common stock under the Securities and Exchange Act of 1934. Bancorp representatives advised Equitable that prior to conducting any due diligence review of Equitable, Bancorp would require that Equitable enter into a letter of intent, which would provide, among other things, for Bancorp to have an exclusive opportunity to negotiate with Equitable for a period of time towards a mutually acceptable Merger Agreement. Equitable’s directors met on September 17, 2007 to consider the terms of a letter of intent with Bancorp. During a portion of the meeting, Messrs. Warren S. Orlando (Chairman of Bancorp and 1st United Bank), Rudy E. Schupp (Chief Executive Officer of Bancorp and President and Chief Executive Officer of 1st United Bank), and John Marino (President of Bancorp and Chief Financial Officer and Chief Operations Officer of 1st United Bank) met with Equitable’s board of directors and provided additional information on their backgrounds, the history of Bancorp, and their perspective of Bancorp and its prospects, including with Equitable being a part of the Bancorp organization. After their presentation, the Bancorp representatives were then excused from the meeting. The directors then had additional discussions regarding Bancorp, a possible transaction with Bancorp, and the proposed letter of intent. The Board then authorized Equitable’s management to continue further negotiation of a letter of intent with Bancorp. After further refinement, the letter of intent with Bancorp was unanimously approved by the Equitable board and signed on September 19, 2007.

          On September 24, 2007, The Carson Medlin Company received an email correspondence from the party that in August had expressed an interest in Equitable. The party, in its email, expressed a desire to revise its offer to include anywhere from a 50% to 100% cash buyout of Equitable’s shareholders. No price was indicated. The terms of the letter of intent with Bancorp required that Bancorp be informed of any third party offers and inquiries. Accordingly, the email received by Equitable from the third party was forwarded to Bancorp. Bancorp responded in writing to Equitable that throughout Bancorp’s proceedings with Equitable, Bancorp had “promptly addressed and accommodated each of [Equitable’s] requests in good faith.” The letter also noted that Bancorp’s “strong commitment to quickly and efficiently close the deal and combine our two organizations is further evidenced by the fact that we have already delivered to [Equitable’s] representatives drafts of the Merger Agreement and the related documents for their review, and that we have already begun our due diligence.” The letter also reminded Equitable representatives that the letter of intent between Bancorp and Equitable prohibits Equitable “from participating in any discussions with any third party relating to a possible acquisition or merger of [Equitable].” The letter also stated that Bancorp trusts that Equitable “will comply with [Equitable’s] agreement with [Bancorp]” Finally, the letter stated that if Equitable delayed the process with Bancorp “by entertaining another opportunity, then it is very likely that [Bancorp] will withdraw its offer to [Equitable] as well as address its rights under the letter of intent.” Equitable’s board met on September 25, 2007 to consider the implications of the email correspondence, Bancorp’s letter, and the pending letter of intent with Bancorp. Equitable’s directors determined, unanimously, to proceed with the negotiations of a definitive Merger Agreement with Bancorp.

          Bancorp and Equitable conducted joint due diligence reviews during the week of September 24, 2007 and negotiations continued on the definitive Merger Agreement. On October 1, 2007, Equitable’s and Equitable Bank’s boards of directors met in a joint meeting to review and consider the Merger Agreement and the transactions and agreements contemplated by it. At the meeting, counsel for Equitable referred the directors to a memorandum that had been prepared and distributed previously to the directors discussing the fiduciary duty of directors to shareholders. Counsel also reviewed for the directors the terms and conditions of the Merger Agreement, the Merger, and the various agreements to be signed in connection with the Merger Agreement. Mr. Spute reviewed for the directors the terms of his proposed employment agreement with Bancorp following the closing of the transaction. As a part of the meeting, a representative of The Carson Medlin Company reviewed for the directors a presentation providing information on Equitable, Bancorp, the Merger, prevailing transactions in the banking industry, and other issues. As a part of this presentation, The Carson Medlin Company delivered to Equitable’s board its written opinion that as of that date, based upon the considerations described in its opinion, and other matters as The Carson Medlin Company considered relevant, the merger consideration provided for in the Merger Agreement is fair, from a financial point of view, to the shareholders of Equitable. After discussing the Merger Agreement, the boards of directors of both Equitable and Equitable Bank adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Merger; determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were in the best interests of Equitable, Equitable Bank and the shareholders of Equitable; authorized Equitable’s officers to submit the Merger Agreement for approval by the shareholders of Equitable; and recommended that the shareholders of Equitable approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Equitable, Equitable Bank, and Bancorp signed the Merger Agreement on October 1, 2007.

Equitable’s Reasons for the Merger and Recommendation of Equitable’s Board

          Equitable’s board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to adopt and recommend to the shareholders to approve the Merger Agreement. The terms of the Merger are a result of arms-length negotiations between the representatives of Equitable and Bancorp. In reaching its conclusion that the Merger Agreement is in the best interest of Equitable and its shareholders, the Equitable board of directors carefully considered the following material factors:

•

the consideration to be received in the proposed Merger, including the likelihood that Equitable shareholders will not recognize any gain or loss for federal income tax purposes on the receipt of Bancorp common stock in the Merger;

•	a comparison of the terms of the proposed Merger with comparable transactions;

•	information concerning the business, financial condition, results of operations and prospects of Equitable and Bancorp;

•	competitive factors and trends towards consolidation in the banking industry;

•	the review by the Equitable board of directors with its legal and financial advisors of the provisions of the Merger Agreement;

•

the opinion rendered by The Carson Medlin Company to the Equitable board of directors that the merger consideration provided for in the Merger Agreement is fair, from a financial point of view, to the shareholders of Equitable;

•	that the Merger affords an opportunity to minimize the potential displacement of Equitable employees due to the lack of overlap in the banking offices of Equitable and Bancorp;

•	alternatives to the Merger, including continuing to operate Equitable as an independent banking organization; and

•	the value to be received by the Equitable shareholders in the Merger in relation to the historical book value, earnings and dividends per share of Equitable common stock.;

          The Equitable board of directors believes that by becoming part of a larger organization with greater resources, Equitable will be able to expand more rapidly, serve its customers and communities better and provide a broad array of services that will be competitive in South Florida.

          While each member of the Equitable board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Equitable board of directors collectively made its determination with respect to the Merger Agreement based on the conclusions reached by its members, in light of the factors that each of them considered appropriate, that the Merger Agreement is in the best interests of Equitable’s shareholders.

          Equitable’s board unanimously recommends that you vote “FOR” the Merger Agreement.

Bancorp’s Reasons for the Merger

          Bancorp’s board of directors concluded that the Merger is in the best interests of Bancorp and its shareholders. In deciding to adopt and approve the Merger Agreement and to approve the Merger, Bancorp’s board of directors considered a number of factors, including, without limitation, the following:

•

management’s view that the Merger with Equitable provides an attractive opportunity to expand into Bancorp’s current operations in Broward County and expand to a new market in Northern Miami-Dade County, both of which are desirable markets;

•	management’s view that the senior management and staff of Equitable add significant skills to the combined organization;

•	Equitable’s community banking orientation and its compatibility with Bancorp and 1st United Bank;

•	the effectiveness of the Merger as a method of implementing and accelerating Bancorp’s growth strategy and objectives;

•

the complementary fit of the businesses of Bancorp and Equitable, which Bancorp’s management believes will enable the combined company to deliver improved services to customers to achieve stronger financial performance and enhance shareholder value;

•	management’s review of the business, operations, earnings, and financial condition of Equitable, including capital levels and asset quality;

•	management’s belief that the combined company will be positioned to benefit from increased credit portfolio diversity and increased lending capacity;

•

the opinion delivered by Stifel, Nicolaus & Company, Incorporated, an investment banking firm retained by Bancorp, that the merger consideration is fair, from a financial standpoint, to Bancorp and its shareholders; and

•	management’s view that the combined organization will have greater access to capital and growth opportunities through mergers and acquisitions.

Opinion of The Carson Medlin Company

          Equitable retained The Carson Medlin Company to act as its financial advisor in connection with a possible business merger. The Carson Medlin Company is a nationally recognized investment banking firm that provides specialized corporate finance services to community financial institutions. In the ordinary course of its investment banking business, The Carson Medlin Company is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Equitable selected The Carson Medlin Company as its financial advisor based upon The Carson Medlin Company’s qualifications, expertise and reputation in these types of matters. Neither The Carson Medlin Company nor any of its affiliates has a material relationship with Equitable or Bancorp or any material financial interest in Equitable or Bancorp.

          The Carson Medlin Company acted as financial advisor to Equitable in connection with the proposed Merger with Bancorp and participated in certain negotiations leading to the Merger Agreement. In connection with The Carson Medlin Company’s engagement, Equitable asked The Carson Medlin Company to evaluate the fairness of the merger consideration to Equitable’s shareholders from a financial point of view. At the October 1, 2007 meeting of the board to evaluate the Merger, The Carson Medlin Company delivered to the Equitable board its oral and written opinion that, based upon and subject to various matters set forth in its opinion, the merger consideration was fair to Equitable’s shareholders from a financial point of view. At this meeting, the Equitable board voted to adopt the Merger Agreement and approve the Merger. The board subsequently executed the Merger Agreement on October 1, 2007.

          You should consider the following when reading the discussion of The Carson Medlin Company’s opinion in this document:

•

The summary of the opinion of The Carson Medlin Company set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion that is attached as Annex C to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Carson Medlin Company in connection with its opinion.

•

The Carson Medlin Company’s opinion does not address the merits of the Merger relative to other business strategies, whether or not considered by Equitable’s board, nor does it address the decision by Equitable’s board to proceed with the Merger.

•

The Carson Medlin Company’s opinion to Equitable’s board of directors rendered in connection with the Merger does not constitute a recommendation to any Equitable shareholder as to how he or she should vote at the Special Meeting.

          The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, The Carson Medlin Company performed a variety of financial analyses. The Carson Medlin Company believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of The Carson Medlin Company’s opinion.

          In performing its analyses, The Carson Medlin Company made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Equitable and may not be realized. Any estimates contained in The Carson Medlin Company’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by The Carson Medlin Company was assigned a greater significance by The Carson Medlin Company than any other. The relative importance or weight given to these analyses by The Carson Medlin Company is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

          The Carson Medlin Company has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. The Carson Medlin Company did not undertake any independent evaluation or appraisal of the assets and liabilities of Equitable or Bancorp nor was it furnished with any appraisals.

          The Carson Medlin Company is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Equitable or Bancorp; and it has assumed that the allowances of Equitable and Bancorp are in the aggregate adequate to cover potential losses. The Carson Medlin Company’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, The Carson Medlin Company made the following assumptions:

•	that the Merger will be accounted for as a purchase in accordance with U.S. generally accepted accounting principles;

•

that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Equitable, Bancorp or on the anticipated benefits of the Merger;

•	that Equitable had provided it with all of the information prepared by Equitable or its other representatives that might be material to The Carson Medlin Company in its review; and

•

that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Equitable as to the future operating and financial performance of Equitable.

In connection with its opinion dated October 1, 2007, The Carson Medlin Company reviewed:

•	the Merger Agreement;

•	the audited financial statements of Bancorp for the four years ended December 31, 2006;

•	the audited financial statements of Equitable for the five years ended December 31, 2006;

•	the unaudited financial statements of Bancorp for the six months ended June 30, 2007;

•	the unaudited financial statements of Equitable for the six months ended June 30, 2007; and

•	financial and operating information with respect to the business, operations and prospects of Equitable and Bancorp.

In addition, The Carson Medlin Company:

•	held discussions with members of management of Equitable and Bancorp regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for the common stock of Equitable and Bancorp;

•	compared the results of operations of Equitable and Bancorp with those of certain financial institutions which it deemed to be relevant;

•	compared the financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

•	conducted such other studies, analyses, inquiries and examinations as The Carson Medlin Company deemed appropriate.

          Valuation Methodologies

          The following is a summary of all material analyses performed by The Carson Medlin Company in connection with its written opinion provided to the Equitable board of directors dated October 1, 2007. The summary does not purport to be a complete description of the analyses performed by The Carson Medlin Company.

          Bancorp will pay total consideration of $55,603,000 for all of the outstanding common stock and stock options of Equitable. Bancorp will pay its consideration in the form of Bancorp common stock valued at $14.50 per share or 50% stock and 50% cash. Equitable shareholders will have the ability to elect the form of consideration received, subject to certain exceptions. As of October 1, 2007, the date The Carson Medlin Company rendered its opinion and the Equitable board adopted the Merger Agreement, this resulted in a transaction value of approximately $101.29 per fully diluted Equitable share. The fully diluted share count is based upon Equitable’s 516,860 outstanding common shares and 53,000 outstanding stock options (at a weighted average strike price of $40.00). All options will be exchanged for cash based on the difference between the $101.29 per share and the respective option exercise price. Utilizing Equitable’s publicly available financial information on October 1, 2007, which was June 30, 2007 unaudited financial information, The Carson Medlin Company calculated the following ratios:

Deal Value Considerations:		Deal Multiples:

Aggregate Price / Fully Diluted Share	$101.29	Transaction Value / LTM Net Income	17.3X

Aggregate Value For Common Shares	$52,351,630	Transaction Value / Book Value	2.30X

Aggregate Value for Outstanding Options	$3,248,370	Transaction Value / Adj. Book Value (7.5% Equity/Assets)	3.16X

Total Transaction Value	$55,003,000	Core Deposit Premium	25.5%

               1) Analysis of Comparable Merger Transactions.

          Southeastern Transactions. The Carson Medlin Company selected a group of comparable Southeastern merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, The Carson Medlin Company selected 18 bank merger and acquisition transactions according to the following criteria:

•	Merger and acquisition transactions announced after August 1, 2006

•	Seller located within the Southeastern United States – AL, FL, GA, NC, SC, TN, & VA

•	Seller assets between $100 million and $300 million

          Florida Transactions. In addition to analyzing Southeastern transactions, The Carson Medlin Company selected a group of comparable Florida merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, The Carson Medlin Company selected 22 bank merger and acquisition transactions according to the following criteria:

•	Merger and acquisition transactions announced after August 1, 2006

•	Seller located within the State of Florida

          The table below compares the average multiples of the Southeastern and Florida transactions with those of the merger consideration:

	Equitable Multiples	Southeastern Average Multiples	Florida Average Multiples

Transaction Value / Book Value	2.30	2.34	2.59

Transaction Value / Adj. Book Value (based on 7.5% Equity/Assets)	3.16	2.89	2.76

Transaction Value / LTM Earnings	17.3	22.9	22.4

Transaction Value / Total Assets	28.6%	25.0%	24.1%

Transaction Value / Total Deposits	37.0%	29.9%	30.2%

Tangible Book Premium / Core Deposits	25.5%	23.9%	28.2%

          The analysis showed that the merger consideration multiples are favorable when compared to the average multiples of the comparable Southeastern and Florida transactions.

               2) Discounted Cash Flow Analysis.

          Using a discounted cash flow analysis, The Carson Medlin Company estimated the present value of the future stream of earnings and dividends that Equitable could produce over the next five years based upon an internal earnings and balance sheet forecast for 2007 – 2011. The Carson Medlin Company performed discounted cash flow analyses based upon terminal values to both earnings and equity.

          In order to derive the terminal value of Equitable’s earnings stream in 2011, The Carson Medlin Company assumed terminal value multiples ranging from 16.0x to 20.0x of fiscal year 2011 net income. The dividend streams and terminal values were then discounted to present values using different estimated discount rates (ranging from 13.0% to 15.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Equitable common stock. This discounted cash flow analysis indicated a value range between $78.03 and $103.48 per share of Equitable common stock. The value of the consideration offered by Bancorp to Equitable in the Merger is $101.29 per share of Equitable common stock, which is at the high end of the range of values indicated from the discounted cash flow analyses.

          The Carson Medlin Company also applied terminal value multiples ranging from 2.50x to 3.50x fiscal year-end 2011 projected adjusted book value based on fully leveraged equity totaling 7.5% of assets. The dividend streams and terminal values of equity were then discounted to present values using discount rates ranging from 13.0% to 15.0%. The discounted cash flow analysis based terminal values to equity ranged from $76.14 to $104.46. The value of the consideration offered by Bancorp to Equitable in the Merger is $101.29 per share of Equitable common stock, which is at the high end of the range of values indicated from the discounted cash flow analyses.

               3) Contribution Analysis.

          The Carson Medlin Company computed the contribution of Equitable and Bancorp to various elements of the pro forma entity’s income statement (excluding estimated cost savings and operating synergies) and balance sheet. The following table compares the pro forma ownership in the combined company, based upon the exchange ratio, to each company’s respective contribution to each element of the analysis.

	Contribution
	Equitable	Bancorp

Pro Forma Fully Diluted Ownership (50% Stock Consideration)	28.0%	72.0%

Earnings (6/30/07)

Net Interest Income	41.8%	58.2%
Noninterest Income	27.7%	72.3%
Noninterest Expense	28.0%	73.0%
Core Earnings (Before Loan Loss Provisions)	91.6%	8.4%
Pre-tax Income	96.3%	3.7%

Balance Sheet (6/30/07)	Equitable	Bancorp

Loans, net	37.1%	62.9%
Assets	35.7%	64.3%
Deposits	38.0%	62.0%
Equity	32.3%	67.7%
Tangible Equity	34.5%	65.5%

          Based on a stock merger consideration of 50%, Equitable shareholders will own approximately 27% of the pro forma company. Equitable’s contribution to the pro forma company ranged from 27% to 96% based on various financial measures. The Carson Medlin Company noted that contribution analysis is more meaningful in the context of transactions involving 100% stock consideration. Since the proposed merger consideration is in the form of 50% stock, the contribution analysis in this context is presented for informational purposes only.

               4) Selected Peer Group Analysis.

          Analysis of Equitable and Bancorp. The Carson Medlin Company used publicly available information to compare selected financial information for Equitable, Bancorp, and a peer group of financial institutions. The Carson Medlin Company compared selected operating results of Equitable and Bancorp to those of 60 publicly traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank ReviewTM, a proprietary research publication prepared by The Carson Medlin Company quarterly since 1991, i.e. the SIBR peer group. The Carson Medlin Company considers this group of financial institutions more comparable to Equitable and Bancorp than larger, more widely traded regional financial institutions and similar in scope of operations for purposes of this analysis. The Carson Medlin Company compared, among other factors, profitability, capitalization, asset quality and operating efficiency of Equitable and Bancorp to these financial institutions. The Carson Medlin Company noted the following performance based on results for the six months ended June 30, 2007 for the SIBR peer group, Equitable, and Bancorp.

	Market Ratios		Balance Sheet Highlights						Performance Ratios

	9/26/07								Net Int.	Equity/	NPA	Efficiency
	Price/ Earnings	Price/ Book	Assets ($mil)	Loans ($mil)	Dep. ($mil)	Equity ($mil)	ROA %	ROE %	Margin %	Assets %	Ratio %	Ratio %

SIBR Avg.	16.2	1.59	$846	$640	$662	$83	0.89	9.6	4.01	9.3	0.94	64.5

SIBR Med.	15.6	1.50	$585	$430	$442	$48	0.88	10.0	3.92	9.1	0.47	65.9

Equitable			$194	$163	$151	$24	1.75	14.3	5.89	12.4	0.00	53.1

Bancorp			$351	$277	$245	$51	0.10	0.9	4.85	14.4	0.20	97.1

          Compared to the SIBR peer group, Equitable and Bancorp are each smaller in size. Both Equitable and Bancorp have superior asset quality, stronger net interest margins, and are more highly capitalized than the SIBR peer group. However, Bancorp’s efficiency ratio is well above the SIBR peer group while Equitable’s efficiency ratio is below the SIBR peer group. The Carson Medlin Company noted that Bancorp underwent a change of control in early 2003 and operates much like a de novo banking company as it grows its franchise and establishes profitability.

               5) Bancorp Stock Analysis

          Since Bancorp shares are not traded on any exchange, The Carson Medlin Company performed certain analyses to determine the potential trading value of Bancorp’s shares used as consideration. The Carson Medlin Company utilized both the income and market approach to determine an indicated range of values for Bancorp’s stock.

          The income approach utilizes Bancorp’s earnings to determine fair market value. Given Bancorp’s lack of consistent historical earnings, The Carson Medlin Company utilized the present value of future earnings method to determine the potential stock value. Under the income approach – present value of future earnings method, The Carson Medlin Company estimated the present value of the projected earnings of Bancorp, which represents the potential returns available to shareholders. For purposes of this analysis, The Carson Medlin Company utilized certain projections of Bancorp’s future growth of assets, earnings, and dividends. A terminal value is calculated which captures the expected value of Bancorp at the end of the forecasted period. In this analysis, The Carson Medlin Company capitalized Bancorp’s projected earnings in 2012 (i.e. the proxy for the terminal year) by dividing those earnings by the sum of the discount rate less Bancorp’s expected long-term growth rate. The resulting terminal value is then discounted back to the present value at a discount rate of 13%, which reflects the rate investors would demand from similar type investments. On the basis of these assumptions, The Carson Medlin Company calculated that the present value of Bancorp under the present value of future earnings method, at a 13% discount rate, was $15.62 per share or $14.84 per share after a 5% discount for lack of marketability (to reflect the difference between publicly traded and nonpublicly traded stock).

          Under the market approach, The Carson Medlin Company used the stock market values of similar banking companies (the SIBR peer group) as proxy for Bancorp’s value under the market approach. Utilizing the capitalization of book value method under the market approach, Bancorp’s book value indicators are capitalized by a capitalization factor determined by using the SIBR peer group’s stated book value multiples (i.e. the price to book value multiple). Price to book value multiples of the SIBR peer group ranged from 0.80X to 2.66X, with a median of 1.50X at September 26, 2007, just prior to the October 1, 2007 Merger Agreement. Based on Bancorp’s stated book value of $10.72 per share at June 30, 2007, the value indicated under the capitalization of book value method using the median price to book value for the SIBR peer group of 1.50X is $16.08 per share and $15.28 per share after a 5% discount for lack of marketability. Based on Bancorp’s tangible book value of $9.72 per share at June 30, 2007, the value indicated under the capitalization of book value method using the median price to book value for the SIBR peer group of 1.50X is $14.58 per share and $13.85 per share after a 5% discount for lack of marketability.

          Based on The Carson Medlin Company’s analysis, Bancorp’s common stock ranged from $13.85 to $15.28 per share. The present value of future earnings method indicated a value of $14.84 per share, the capitalization of stated book value method indicated a value of $15.28 per share, and the capitalization of tangible book method indicated a value of $13.85 per share. Bancorp’s indicated stock valuation of $14.50 in the Merger Agreement falls within the indicated range of values determined by The Carson Medlin Company.

          Conclusion

          Based on the results of the various analyses described above, The Carson Medlin Company concluded that the consideration to be received by Equitable’s shareholders under the Merger Agreement is fair, from a financial point of view, to the shareholders of Equitable.

          The opinion expressed by The Carson Medlin Company was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Equitable Financial Group, Inc. or 1st United Bancorp, Inc. could materially affect the assumptions used in preparing the opinion.

          The Carson Medlin Company will receive a fee equal to one percent (1.00%) of the aggregate consideration received by the holders of the Equitable’s common stock and common stock equivalents for all services performed in connection with the sale of Equitable and the rendering of the fairness opinion. In addition, Equitable has agreed to indemnify The Carson Medlin Company and its directors, officers and employees, from liability in connection with the transaction, and to hold The Carson Medlin Company harmless from any losses, actions, claims, damages, expenses or liabilities related to any of The Carson Medlin Company’s acts or decisions made in good faith and in the best interest of Equitable.

Interests of Equitable’s Directors and Executive Officers and Equitable’s Affiliates in the Merger

          Some of Equitable’s executive officers participated in negotiations of the Merger Agreement with Bancorp, and the board of directors adopted the Merger Agreement and is recommending that Equitable shareholders vote for the Merger Agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Equitable’s executive officers and directors have financial interests in the Merger besides being Equitable shareholders. These interests include:

          Board Positions

          Upon completion of the Merger, Bancorp has agreed that Messrs. Evans and Spute will be appointed to both Bancorp and 1st United Bank’s boards of directors.

          Indemnification and D & O Insurance

          For a period of four years from the date of the Merger, Bancorp has agreed to indemnify the directors, officers, employees of Equitable against all liability, indebtedness, obligation, penalty, cost and expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement arising out of actions or omissions arising out of the their service as directors, officers or employees of Equitable to the fullest extent permitted under Florida law.

          Bancorp has also agreed to provide directors and officers liability insurance with at least the same coverage as the D&O insurance currently maintained by Equitable and containing terms and conditions which are no less favorable to the beneficiaries, for a period of four years from the date of the Merger. However, during that four-year period, Bancorp will not be obligated to pay annual premiums for D&O insurance covering Equitable’s directors and officers more 125% of the annual premium payments on Equitable’s current policy in effect as of the date of the Merger Agreement.

          Equitable Employees

          At the effective time of the Merger, Bancorp will offer employment to each person who is then an employee of Equitable. In addition, as a condition for Bancorp to close the Merger, Mr. Spute will enter into an executive employment agreement.

          Equitable Options

          As part of the Merger, all Equitable options will be cashed out and the holders will receive the difference between the exercise price of the option outstanding and the stipulated value of a share of Equitable common stock, or $101.29. Equitable’s executive officers hold 24,000 or approximately 40.3% of the total Equitable options that have been granted and will receive approximately $1,470,960 in the aggregate in exchange for the Equitable options they hold.

Material United States Federal Income Tax Consequences of the Merger

          This section summarizes the material anticipated federal income tax consequences of the Merger for Equitable shareholders. This summary is based on the federal income tax laws now in effect. It does not take into account possible changes in these laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial decisions or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger and is not intended as tax advice to any person. This summary does not address the federal income tax consequences of the Merger to shareholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, and insurance companies, individuals who will acquire Bancorp shares pursuant to the exercise or termination of employee stock options or otherwise as compensation, among others), nor does this summary address any consequences of the Merger under any state, local, estate, gift, foreign, or other tax laws. You are urged to consult your own tax advisers as to the specific tax consequences of the Merger to you, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

          The parties to the Merger have not required, and will not request, a federal income tax ruling from the IRS as to the tax consequences of the Merger. Instead, at the effective time, Gunster, Yoakley & Stewart, P.A., legal counsel to Bancorp, will render an opinion to Bancorp and Equitable concerning the material federal income tax consequences of the proposed Merger under federal income tax law. The law firm is expected to opine, based upon (a) the assumption that the Merger is consummated in accordance with the Merger Agreement, (b) the accuracy of representations made by the management of Bancorp and Equitable, and (c) specifically assuming that Bancorp stock will constitute at least 50% of the total merger consideration as of the effective time, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the U.S. Tax Code, and that neither Bancorp nor Equitable will recognize gain or loss by reason of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain or loss recognized pursuant to Treasury regulations issued under Section 1502 of the U.S. Tax Code).

          If, at the effective time, Bancorp stock does not constitute at least 50% of the merger consideration and the referenced tax opinions are not rendered, the parties will re-evaluate the transaction before consummating the Merger.

          Assuming the Merger qualifies as a reorganization pursuant to Section 368(a) of the U.S. Tax Code, the shareholders of Equitable will have the following federal income tax consequences:

•

Equitable shareholders will recognize gain (but not loss) from the exchange, but not in excess of the cash received; the computation of gain is made on a share by share basis; it is not anticipated that any portion of such gain will be characterized as a dividend;

•

the basis of the Bancorp common stock received by Equitable shareholders in the Merger (including fractional shares deemed received and redeemed) will, in each instance, be the same as the basis of the Equitable common stock surrendered in exchange therefor, (i) decreased by the cash received (other than cash received in lieu of a fractional share of Bancorp common stock) and (ii) increased by the gain recognized in the exchange;

•

the holding period of the Bancorp common stock received by the Equitable shareholders will, in each instance, include the period during which the Equitable common stock surrendered in exchange therefor was held, provided that the Equitable common stock was held as a capital asset on the date of the exchange;

•

the payment of cash to Equitable shareholders in lieu of fractional shares of Bancorp common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Bancorp; it is anticipated that any gain or loss recognized upon such exchange will be capital gain or loss (rather than a dividend), provided the fractional share constitutes a capital asset in the hands of the exchanging shareholder;

•

subject to the conditions and limitations of U.S. Tax Code Section 302, a holder of Equitable common stock who exercises statutory dissenters’ rights in connection with the Merger generally will recognize gain or loss equal to the difference, if any, between such holder’s tax basis in the Equitable common stock exchanged and the amount of cash received in exchange therefor; and

•

unless the exchange is deemed to have the effect of the distribution of a dividend, any gain or loss recognized by a holder of Equitable common stock as a result of the Merger will be capital gain or loss and will be long-term capital gain or loss if such holder’s stock (i) constitutes a capital asset in the hands of the exchanging shareholder and (ii) has been held for more than one year at the effective time of the Merger.

          Assuming the Merger qualifies as a tax-free reorganization, each Equitable shareholder who receives Bancorp common stock in the Merger will be required to attach to his or her federal income tax return for the year of the Merger a complete statement of all facts pertinent to the non-recognition of gain, including the shareholder’s basis in the Equitable common stock exchanged, and the number of shares of Bancorp common stock and cash received in exchange for Equitable common stock. Each shareholder should also keep as part of such shareholder’s permanent records information necessary to establish such shareholder’s basis in, and holding period for, the Bancorp common stock received in the Merger.

Accounting Treatment of the Merger

          Bancorp is required to account for the Merger as a purchase transaction under U.S. GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Equitable will be recorded, as of completion of the Merger, at their respective fair values and added to those of Bancorp. Any excess of purchase price over the net fair value of Equitable’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Bancorp issued after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Equitable. The results of operations of Equitable will be included in the results of operations of Bancorp following the effective time of the Merger.

Appraisal Rights

          Holders of Equitable common stock as of the record date are entitled to dissenters’ rights of appraisal under the Florida Business Corporation Act. Pursuant to Section 607.1302 of the Florida Business Corporation Act, an Equitable shareholder who does not wish to accept the shares of Bancorp common stock to be received pursuant to the terms of the Merger Agreement may dissent from the Merger and elect to receive the fair value of his or her shares immediately prior to the completion of the Merger. Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable to Equitable and its remaining shareholders. You should note that if more than 5% of the outstanding shares of Equitable Common Stock validly exercise, or remain entitled to exercise, their dissenters’ rights, then Bancorp will have the right to terminate the Merger Agreement.

          In order to exercise appraisal rights, a dissenting shareholder of Equitable must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, which are summarized below. A copy of the full text of those Sections is included as Annex B to this proxy statement/prospectus. Shareholders of Equitable are urged to read Annex B in its entirety and to consult with their legal advisers. Each shareholder of Equitable who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

          Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the Florida Business Corporation Act included as Annex B in this proxy statement/prospectus.

          A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with Equitable, prior to the taking of the vote on the Merger, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. A vote against the Merger will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the Florda Business Corporation Act. A dissenting shareholder need not vote against the Merger, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his Equitable shares for the Merger. A vote for the Merger will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Equitable Financial Group, Inc.
633 South Federal Highway
Ft. Lauderdale, FL 33301
Attention: H. William Spute, Jr.
President and Chief Executive Officer

          All such notices must be signed in the same manner as the shares are registered on the books of Equitable. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the Special Meeting, the shareholder will be deemed to have waived his or her appraisal rights.

          Within 10 days after the completion of the Merger, Bancorp must supply to each Equitable shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the Merger;

•	Bancorp’s estimate of the fair value of the Equitable shares;

•

where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by Bancorp or its agent, which date may not be fewer than 40 nor more than 60 days after the date Bancorp sent the appraisal notice and appraisal election form to the shareholder; and

•

the date by which a notice from the shareholder of his or her desire to withdraw his or her appraisal election must be received by Bancorp, which date must be within 20 days after the date set for receipt by Bancorp of the appraisal election form from the shareholder.

The form must also contain Bancorp’s offer to pay to the shareholder the amount that it has estimated as the fair value of the Equitable shares, and request certain information from the shareholder, including:

•	the shareholder’s name and address,

•	the number of shares as to which the shareholder is asserting appraisal rights,

•	whether the shareholder voted for the Merger,

•	whether the shareholder accepts the offer of Bancorp to pay its estimate of the fair value of the Equitable shares to the shareholder, and

•	if the shareholder does not accept the offer of Bancorp, the shareholder’s estimated fair value of the Equitable shares and a demand for payment of the shareholder’s estimated value plus interest.

          A dissenting shareholder must send the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the Merger Agreement.

          Upon returning the appraisal election form, a dissenting shareholder shall be entitled only to payment pursuant to the procedure set forth in the applicable sections of the Florida Business Corporation Act and shall not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

          A dissenting shareholder who has delivered the appraisal election form and his or her stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Bancorp within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Bancorp. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder.

          If the dissenting shareholder accepts the offer of Bancorp in the appraisal election form to pay Bancorp’s estimate of the fair value of the Equitable shares, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Bancorp or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

          A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Equitable in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to Equitable the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

          The current Florida Statute, Section 607.1330, addresses what should occur if a dissenting shareholder fails to accept the offer of Bancorp to pay the value of the shares as estimated by Bancorp, and Bancorp fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

          If a dissenting shareholder refuses to accept the offer of Bancorp to pay the value of the shares as estimated by Bancorp, and Bancorp fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the Merger was effected, Bancorp shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Bancorp, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

          If Bancorp fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Bancorp. A copy of the initial pleading will be served on each dissenting shareholder. Bancorp is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

          The current Florida Statute, Section 607.1331, provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, shall be determined by the court and assessed against Bancorp, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against (i) Bancorp and in favor of any or all dissenting shareholders if the court finds Bancorp did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322, or (ii) either Bancorp or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Bancorp, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Bancorp fails to make a required payment when a dissenting shareholder accepts Bancorp’s offer to pay the value of the shares as estimated by Bancorp, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Bancorp all costs and expenses of the suit, including counsel fees.

          Any dissenting shareholder who perfects his or her right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the U.S. Tax Code. See “PROPOSAL NO. 1—THE MERGER — Material United States Federal Income Tax Consequences of the Merger.”

          BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

      EQUITABLE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ FOR ” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

THE MERGER AGREEMENT

          The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. This discussion is qualified in its entirety by reference to the Merger Agreement and the opinion of The Carson Medlin Company, Equitable’s financial advisor, which are attached as Annex A and B, respectively, to this proxy statement prospectus and are incorporated by reference into this proxy statement/prospectus. We urge you to read these documents carefully in their entirety for a more complete understanding of the Merger Agreement. The Merger Agreement is not intended to provide any other factual information about either Bancorp or Equitable. Such information can be found elsewhere in this proxy statement/prospectus.

Summary of the Merger

          The Merger Agreement provides for the merger of Equitable with and into Bancorp, with Bancorp as the surviving bank holding company, and the merger of Equitable Bank with and into 1st United Bank, with 1st United Bank as the surviving bank.

          Equitable, Bancorp, Equitable Bank and 1st United Bank will complete the mergers when all of the conditions to completion of the mergers contained in the Merger Agreement described in the section entitled ‘‘Conditions Precedent to Completion of the Merger” beginning on page 46 of this proxy statement/prospectus are satisfied or waived, including approval of the Merger Agreement by the shareholders of Equitable. The Merger between Equitable and Bancorp will become effective upon the filing of the articles of Merger with the Secretary of State of the State of Florida. Subsequently, Equitable Bank and 1st United Bank will be merged.

What You Will Receive in the Merger

          The total merger consideration to be paid by Bancorp to holders of shares of Equitable common stock and holders of options to acquire shares of Equitable common stock is $55.6 million. Based on an agreement among the parties to the Merger Agreement, the stipulated value of each share of Equitable common stock is $101.29, and the stipulated value of each share of Bancorp common stock is $14.50.

Holders of Shares of Equitable Common Stock

          If the Merger is completed, each share of Equitable common stock you hold will be automatically canceled and converted into the right to receive a pro rata share of the merger consideration to be issued by Bancorp. If the Merger is consummated, you will have the right to receive, at your election, the consideration payable to you solely in shares of Bancorp common stock or 50% in Bancorp common stock and 50% in cash. The following table illustrates the consideration to be received by you, based on the various elections that are available to you, for each share of Equitable common stock held by you:

100% Bancorp common stock	6.986	$0.00
50% Bancorp common stock/ 50% cash	3.493	50.65

          If you do not submit a properly completed and signed form of election to Equitable by the election deadline, which is 5:00 p.m. on the day of the Special Meeting, you will receive solely Bancorp common stock in the Merger.

Holders of Options to Acquire Shares of Equitable Common Stock

          If the Merger is completed, each option to acquire a share of Equitable common stock will be cancelled and converted into the right to receive an amount of cash equal to the difference between $101.29 and the exercise price of such stock option.

No Fractional Shares

          No fractional shares of Bancorp common stock will be issued in connection with the Merger. Instead, Bancorp will make a cash payment without interest to each shareholder of Equitable who would otherwise receive a fractional share. The amount of that cash payment will be determined by multiplying the fraction of a share of Bancorp common stock otherwise issuable to that shareholder by $14.50, the stipulated value of a share of Bancorp common stock.

Dissenting Shares

          Shares of common stock held by Equitable shareholders who have properly exercised and preserved appraisal rights pursuant to Sections 607.1302, Florida Statutes, will not be converted or represent a right to receive the merger consideration. Instead, these shares will be entitled to appraisal rights. See the description in the section entitled “PROPOSAL NO. 1—THE MERGER— Appraisal Rights.”

Closing and Effective Time of Merger

          The Merger will be completed only if all of the following occur:

•	the Merger Agreement is approved by Equitable’s shareholders;

•	all required consents and approvals are obtained;

•	all other conditions to the Merger discussed in this proxy statement/prospectus are either satisfied or waived.

          The closing of the Merger will occur as soon as practicable after all of these conditions are met, on a date mutually agreeable to Bancorp and Equitable.

Representations and Warranties

          The Merger Agreement contains customary representations and warranties that Equitable, Equitable Bank and Bancorp made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Equitable, Equitable Bank and Bancorp have exchanged in connection with signing the Merger Agreement. While Equitable, Equitable Bank and Bancorp do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Merger Agreement and certain representations and warranties may have been modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

          Equitable and Equitable Bank, in Article 4 of the Merger Agreement, have jointly and severally made representations and warranties to Bancorp that relate to, among other things:

•	organization and authority to enter into the Merger Agreement;

•	capitalization, subsidiaries and financial statements;

•	undisclosed liabilities;

•	certain changes or events or failures to take action which could have a material adverse effect or cause a material breach or violation of any covenants and agreements;

•	tax matters, including but not limited to filing of tax returns, payment of taxes, audit history, and tax elections;

•	assets, including but not limited to title, insurance coverage and leases;

•	intellectual property, including but not limited to ownership, right to convey and pending or threatened litigation;

•	environmental matters, including but not limited to compliance with environmental laws, hazardous materials and notification of any violation of environmental laws;

•	banking and other laws, including but not limited to the Bank Holding Company Act, the Community Reinvestment Act of 1977, the Truth in Lending Act and the United States Anti-Money Laundering Laws;

•	labor relations;

•	employee benefit plans;

•	pending and threatened litigation; and

•	reports filed with regulatory authorities.

          The representations and warranties of Equitable will survive the effective time of the Merger.

          Bancorp, in Article 5 of the Merger Agreement, made representations and warranties to Equitable and Equitable Bank that relate to, among other things:

•	organization and authority to enter into the Merger Agreement;

•	capitalization, subsidiaries and financial statements;

•	undisclosed liabilities;

•	certain changes or events or failures to take action which could have a material adverse effect or cause a material breach or violation of any covenants and agreements;

•	allowance for possible loan losses;

•	intellectual property, including but not limited to ownership, right to convey and pending or threatened litigation;

•	banking and other laws, including but not limited to the Community Reinvestment Act of 1977, the Truth in Lending Act and the United States Anti-Money Laundering Laws;

•	pending and threatened litigation;

•	reports filed with regulatory authorities; and

•	accounting, tax and regulatory matters.

          The representations and warranties of Bancorp will not survive the effective time of the Merger.

Conditions Precedent to Completion of the Merger

          The Merger Agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the Merger. The conditions include, among other things:

•	the Merger Agreement has been adopted by the vote of holders of the requisite number of shares of Equitable common stock;

•

all consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

•	each party to the Merger Agreement shall have obtained any and all consents required for consummation of the mergers or for the preventing of any default under any contract or permit;

•

no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the Merger Agreement;

•

the registration statement shall be effective under the Securities Act of 1933, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act of 1933 relating to the issuance of the shares of Bancorp common stock issuable pursuant to the mergers shall have been received;

•

holders of no more than 5% of the outstanding shares of Equitable common stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Sections 607.1301-1333, Florida Statutes;

•	Gunster, Yoakley & Stewart, P.A., as counsel to Bancorp, shall have issued its written tax opinion, in a form reasonably satisfactory to the parties to the Merger Agreement;

•

continued accuracy as of the closing date of the representations and warranties set forth in the Merger Agreement and fulfillment in all material respects of the parties’ covenants set forth in the Merger Agreement;

•	issuance of certain legal opinions by counsel to Bancorp and Equitable;

•	immediately prior to the completion of the Merger, Equitable shall have a minimum net worth of at least $24,000,000;

•	Bancorp shall have received from H. William Spute, Jr. an executed executive employment agreement;

•

Bancorp shall have obtained suitable financing to pay the cash portion of the merger consideration in an amount sufficient to cause Bancorp to be “well capitalized” as that term is defined by the banking regulators; and

•

since the date of the Merger Agreement (i) no event shall have occurred which has a material adverse effect on the parties, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a material adverse effect on the parties.

Majority Shareholder Agreement

          As a condition to the Merger, Mr. Evans was required to enter into a Majority Shareholder Agreement with Bancorp. This Majority Shareholder Agreement provides that:

•

Mr. Evans, as well as his affiliates, members of his family, and any company or trust controlled by all or any of them (which, including Mr. Evans are referred to as the Evans Group) must elect to receive the merger consideration in the form of 50% Bancorp common stock and 50% cash.

•	Mr. Evans is restricted from acquiring additional shares of Bancorp common stock for as long as the Evans Group owns more than 9.9% of the total issued and outstanding shares of Bancorp common stock;

•	for a period of 18 months after the effective time of the Merger, the Evans Group is subject to certain standstill provisions that restrict their ability to increase their control of Bancorp;

•

for a period of 18 months after the effective time of the Merger, Mr. Evans will vote, or cause to be voted, those shares of Bancorp common stock that the Evans Group receives in the Merger that do not exceed 9.9% of the total issued and outstanding shares of Bancorp common stock and any shares in excess of the 9.9% threshold will be voted, or cause to be voted by Bancorp’s board of directors; and

•

for a period of 18 months after the effective time of the Merger, Bancorp may elect to (i) compel the Evans Group to sell or (ii) redeem, any amount of shares of Bancorp common stock that the Evans Group receives in the Merger that exceeds 9.9% of the total issued and outstanding shares of Bancorp common stock, provided that any such sale must result in proceeds of at least $14.50 per share.

Executive Employment Agreement

          As a condition to the Merger, 1st United Bank entered into an employment agreement with Mr. Spute for a two-year term commencing on the effective date of the Merger. The term of the employment agreement is for a continuously renewing one-year period. Mr. Spute, who will serve as an executive officer of 1st United Bank, will receive an annual base salary of $170,000. In addition, Mr. Spute is entitled to an annual bonus following the end of each fiscal year in an amount up to 20% of his then current base salary.

          Mr. Spute is entitled to participate in all of the employee benefit programs and perquisites generally available to the executive officers of 1st United Bank. In addition, Mr. Spute is entitled to receive stock options to purchase 30,000 shares of 1st United Bancorp’s common stock exercisable at $14.50 per share under the provisions of the 1st United Bancorp Employee Stock Option Plan. The right to exercise the options shall ¼ vest on the effective date of the Merger, and ¼ on each of the first three anniversaries of the effective date of the Merger.

          Mr. Spute is entitled to the following severance benefits if his employment is terminated upon a change of control: (a) an amount equal to 12 months base salary; (b) an amount equal to the average bonus with respect to the two immediately preceding years; (c) reimbursement of up to $1,000 per month for continuation of health coverage under COBRA for up to 12 months after the date of termination.

Waiver and Amendment

          Nearly all of the conditions to completing the Merger may be waived at any time by the party for whose benefit they were created; however, the Merger Agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the Merger Agreement at any time by written agreement. Any material change in the terms of the Merger Agreement after the Special Meeting may require a re-solicitation of votes from Equitable’s shareholders with respect to the amended Merger Agreement.

Conduct of Business Before Completion of the Merger

          Under the Merger Agreement, Equitable and Equitable Bank have agreed that, until the earlier of the completion of the Merger or the termination of the Merger Agreement, unless Bancorp otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the Merger Agreement, Equitable and Equitable Bank will each conduct its business in the usual, regular and ordinary course and in a manner designed to preserve its business and assets and not take any action that would affect the successful completion of the Merger,

          Under the Merger Agreement, Equitable and Equitable Bank have agreed that, until the earlier of the completion of the Merger or the termination of the Merger Agreement, unless Bancorp otherwise agrees in writing or as otherwise expressly contemplated each or permitted by other provisions of the Merger Agreement, Equitable and Equitable Bank will not:

•	amend its articles of incorporation, bylaws or other governing instruments;

•	incur any debt or other obligations in excess of $250,000 except in the ordinary course of business;

•	repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into shares, of the common stock of Equitable or Equitable Bank;

•	declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to its common stock, except as consistent with past practices;

•

issue, sell, pledge, encumber the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding to, any additional shares of Equitable or Equitable Bank common stock except pursuant to the exercise of outstanding options or any other capital stock or options, warrants, conversions, privileges or rights of any kind;

•

adjust, split, combine, reclassify or issue or authorize the issuance of any outstanding shares of its common stock or sell, lease, mortgage or otherwise dispose of are shares of common stock or any asset having a book value in excess of $100,000 other than in the ordinary course of business;

•	purchase any securities or make any material investment, other than in United States Treasury securities, United States government securities or in a wholly owned Equitable subsidiary;

•

make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (i) with respect to properties or businesses outside of the current market area for Equitable Bank or to borrowers whose principal residence is outside of the current market area for Equitable Bank, (ii) that are unsecured in excess of $50,000, or (iii) that are secured in excess of $250,000;

•

purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of Equitable’s or Equitable Bank’s business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein;

•

renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Bancorp;

•	enter into or amend any employment agreement;

•

adopt any new benefit plan or terminate or withdraw from, or make any material change in or to, any existing benefit plan other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such plan, except as required by law;

•

make any significant change in any tax or accounting methods or methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

•	commence any litigation other than in accordance with past practice, settle any litigation involving any liability for money damages or restrictions upon the operations; or

•	enter into, modify, amend or terminate any material contract.

          Under the Merger Agreement, Bancorp has agreed that, until the earlier of the completion of the Merger or the termination of the Merger Agreement, unless Equitable otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the Merger Agreement, Bancorp will continue to conduct its business and the business of its subsidiaries in a manner designed to enhance the long-term value of the stock and its business prospects, and will not:

•

take any action which would adversely affect the ability of any party to the Merger Agreement to obtain any consents required or perform its covenants; provided, that the foregoing shall not prevent Bancorp or any of its subsidiaries from acquiring any assets or other businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of Bancorp, desirable in the conduct of the business; or

•

amend or agree or commit to amend or permit any of its subsidiaries to amend or agree or commit to amend its the articles of incorporation or bylaws in any manner adverse to the holders of Equitable common stock as compared to the rights of holders of Bancorp common stock.

Each party to the Merger Agreement has agreed to:

•

give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would be a material adverse effect on Equity or Bancorp or which would cause or constitute a breach of any of either companys’ representations, warranties, or covenants in the Merger Agreement; and

•	to file all reports required by it with regulatory authorities and deliver to the other party copies of all such reports.

Equitable Prohibited from Soliciting Other Offers

          Equitable and its affiliates, including Equitable Bank, and its representatives were required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the Merger Agreement was executed. In addition, Equitable and its affiliates, including Equitable Bank, and its representatives may not directly or indirectly:

•

solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an alternative acquisition proposal for Equitable and Equitable Bank;

•	participate in any discussions or negotiations regarding any alternative acquisition proposal;

•	enter into any agreement regarding or that could reasonably be expected to lead to any alternative acquisition proposal; or

•	make or authorize any public statement, recommendation or solicitation in support of any alternative acquisition proposal.

          To the extent that, at any time before the Special Meeting has occurred, (1) a bona fide unsolicited acquisition proposal is received by Equitable, which has not been withdrawn, (2) Equitable’s board of directors determines in good faith, based and relying upon a written opinion from The Carson Medlin Company, that the unsolicited proposal is superior (with respect to consideration) than the aggregate consideration to be received by the shareholders in the Merger, and (3) that such restrictions interfere with the board’s fiduciary duties to its shareholders under Florida law, then, provided that Equitable provides prior written notice to Bancorp of its decision, Equitable shall be permitted to furnish information with respect to itself and any of its subsidiaries to any person making an alternative acquisition proposal pursuant to a customary confidentiality agreement and participate in discussions and negotiations with such person.

Termination and Termination Fee

          The Merger Agreement specifies the circumstances under which the parties may terminate the Merger Agreement and abandon the Merger. Those circumstances are:

•	by mutual written consent of Bancorp’s board of directors and Equitable’s board of directors;

•

by either Bancorp or Equitable if the other party breaches any representation, warranty, or convenant contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach and the existence of the breach would result in a “material adverse effect,” as defined in the Merger Agreement;

•

by Bancorp or Equitable if the Equitable shareholders do not approve the Merger Agreement or any required consent of any regulatory authority has been denied by final nonappealable action of such authority;

•

by Bancorp or Equitable, in the event that the Merger shall not have been consummated by April 30, 2008 or if the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by that date;

•

by Bancorp, in the event that the management of Equitable or Equitable Bank or their board of directors, for any reason, shall have failed to reaffirm its approval of the Merger (to the exclusion of any other alternative acquisition proposal) or Equitable shall have otherwise violated the restrictions in the Merger Agreement regarding its ability to solicit, negotiate, or otherwise participate in negotiations regarding an alternative acquisition proposal;

•

by Bancorp, in the event of an “adverse finding,” as defined in the Merger Agreement, and if time is granted by Bancorp to cure such adverse finding, such adverse finding is not cured to the satisfaction of Bancorp within the time specified in Bancorp’s notice of such adverse finding; or

•

by Equitable, if its board authorizes it to enter into a definitive agreement with an independent third person concerning an unsolicited acquisition proposal that the Equitable board of directors believes in good faith to be superior (with respect to the consideration proposed to be received) than the aggregate consideration to be received pursuant to the terms of the Merger Agreement.

Equitable must pay Bancorp a termination fee of $2.25 million, if any of the following circumstances occur:

•

the Merger Agreement is terminated by either Equitable or Bancorp because the requisite shareholder approval has not been obtained or because the Merger had not been consummated by April 30, 2008 or if the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by that date; provided that, prior to the Special Meeting, the shareholders, the board or senior management of Equitable was aware of an alternative acquisition proposal and within 18 months after termination of the Merger Agreement, Equitable enters into an acquisition agreement, a letter of intent or similar agreement; and

•

the Merger Agreement is terminated by Bancorp because Equitable’s board has failed to reaffirm its approval of the Merger or Equitable shall have otherwise violated the restrictions in the Merger Agreement regarding its ability to solicit, negotiate, or otherwise participate in negotiations regarding an alternative acquisition proposal;

•

Bancorp must pay Equitable a termination fee of $500,000 if either Bancorp or Equitable terminates the Merger Agreement solely as a result of Bancorp having been unable to obtain suitable financing to pay the cash portion of the merger consideration in an amount sufficient to cause Bancorp to be “well capitalized” as that term is defined by the banking regulators.

Payment of Expenses Relating to the Merger

          Equitable and Bancorp will each pay one-half of the filing fees payable in connection with the preparation and printing of this proxy statement/ prospectus. The parties will otherwise pay all of their own expenses related to negotiating and completing the Merger.

Exchange Procedures

          At the effective time of the Merger, Equitable’s shareholders who receive Bancorp common stock in the Merger will automatically become entitled to all the rights and privileges afforded to Bancorp’s shareholders at that time. However, the actual physical exchange of Equitable common stock certificates for Bancorp common stock certificates will occur after the Merger.

          In the mailing of this proxy statement/prospectus to the shareholders of Equitable, Bancorp and Equitable included an election form to each holder of record of Equitable common stock. The election form permits the holder to elect to receive one of the types of merger consideration described above, or to indicate that such holder makes no election. If no election is made, the consideration will be paid entirely in Bancorp common stock. Any shareholder who has not submitted an effective, properly completed election form to Equitable on or before 5:00 p.m., on the day of the Special Meeting (or such other time and date as Bancorp and Equitable may mutually agree) shall also be deemed to be a no election.

          Generally, an election may be revoked or changed, but only by written notice received by Equitable prior to the election deadline accompanied by a properly completed and signed revised from of election. You will not be permitted to revoke or change your election following the election deadline. As a result, if you made elections, you will be unable to revoke your elections during the time between the election deadline and the completion of the Merger.

          As promptly as practicable after completion of the Merger, Bancorp will cause American Stock Transfer & Trust Company, the exchange agent for the Merger, to mail to each record holder of Equitable common stock (except those shares held by shareholders who have properly exercised and preserved dissenter’s appraisal rights pursuant to the Florida Business Corporation Act and shares cancelled or extinguished) a letter of transmittal and instructions for surrendering the record holder’s stock certificates. Those holders of Equitable common stock who properly surrender their Equitable stock certificates in accordance with the exchange agent’s instructions will receive the (i) number of shares of Bancorp common stock that the holder is entitled to receive pursuant to the Merger Agreement and as indicated on their election form and (ii) a check representing the amount of cash, if any, which such holder has the right to receive and as indicated on their election form. The surrendered certificates representing Equitable common stock will be cancelled. After the record date, each certificate representing shares of Equitable common stock that has not been surrendered will represent only the right to receive the merger consideration and no transfers of Equitable common stock will be made in Equitable’s stock transfer books.

          Holders of Equitable common stock should not send in their Equitable stock certificates until they receive a letter of transmittal from American Stock Transfer & Trust, the exchange agent for the Merger, with instructions for the surrender of Equitable stock certificates.

Distributions with Respect to Unexchanged Shares

          Holders of Equitable common stock are not entitled to receive any dividends or other distributions on Bancorp common stock until the Merger is completed. Holders of Equitable common stock will be entitled to dividends and other distributions declared or made, if any, after completion of the Merger with respect to the number of shares of Bancorp common stock which they are entitled to receive upon exchange of their Equitable stock certificates, but they will not be paid any dividends or other distributions on the Bancorp common stock until they surrender their Equitable stock certificates to the exchange agent in accordance with the exchange agent’s instructions.

Transfers of Ownership and Lost Stock Certificates

          Bancorp will issue shares of Bancorp common stock that may be payable in a name other than the name in which a surrendered Equitable stock certificate is registered only if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If an Equitable stock certificate or any certificate or similar instrument evidencing options or warrants is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit or bond prior to receiving the merger consideration payable with respect to such stock.

Appraisal Rights

          Shares of common stock held by Equitable shareholders who have properly exercised and preserved appraisal rights pursuant to the Florida Business Corporation Act will not be converted or represent a right to receive shares of Bancorp. Instead, these shares will be entitled to appraisal rights. See the description in the section entitled “PROPOSAL NO. 1—THE MERGER — Appraisal Rights.”

Regulatory and Other Required Approvals

          Federal Reserve Board and Florida Office of Financial Regulation

          The Federal Reserve Board must approve the Merger before it can be completed. Bancorp and Equitable must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the Merger. During this waiting period, the United States Department of Justice may object to the Merger on antitrust grounds. Bancorp, 1st United Bank, and Equitable Bank filed applications for approval of the Merger with the Federal Reserve Board on October 23, 2007. In reviewing that application, the Federal Reserve Board must consider the following:

•

competitive factors, such as whether the Merger will result in a monopoly or whether the benefits of the Merger to the public in meeting the needs and convenience of the community clearly outweigh the Merger’s anticompetitive effects or restraints on trade; and

•	Banking and community factors, which include an evaluation of:

•	the financial and managerial resources of Bancorp, and of Equitable, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of Bancorp;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Bancorp and Equitable in combating money laundering activities.

          The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.

          The Florida Office of Financial Regulation must also approve the Merger. 1st United Bank and Equitable Bank each filed an application for approval with the Florida Office of Financial Regulation on October 23, 2007. The Florida Office of Financial Regulation procedures are compatible with the requirements of the Federal Reserve Board.

          In connection with or as a result of the Merger, Bancorp or Equitable may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Bancorp common stock to be issued in exchange for Equitable common stock in the Merger will be registered with the SEC. The transaction also will be registered with such state securities regulators as may be required.

          Status and Effect of Approvals

          To date, all regulatory applications and notices required to be filed prior to the Merger have been filed. Bancorp and Equitable contemplate that they will complete the Merger soon after the Special Meeting, assuming all required approvals are received.

          Bancorp and Equitable believe that the proposed Merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will receive all required approvals, nor can we assure that we will be able to comply with any required conditions in respect of an approval or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the Merger.

          While Bancorp and Equitable believe that the requisite regulatory approvals for the Merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that the United States Department of Justice, any state attorney general or other regulatory authority will not attempt to challenge the Merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The Merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the Merger.

          We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the Merger Agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained or that we would be able to comply with any conditions that might be imposed in respect of such approvals.

ABOUT EQUITABLE

General

          Equitable was incorporated under the laws of State of Florida on March 9, 1998. It is a holding company registered under the Bank Holding Company Act of 1956, as amended, and owns all of the issued and outstanding shares of Equitable Bank. Equitable is also a financial holding company registered under the Gramm-Leach-Bliley Act of 1999. Equitable Bank is a full service Florida chartered commercial bank that is organized under the laws of the State of Florida and commenced operations in 1987. Equitable Bank provides a wide range of business and consumer financial services in its target service area of Broward and North Miami-Dade Counties in Florida. Equitable Bank is headquartered in Fort Lauderdale, Florida and it conducts operations from its Fort Lauderdale headquarters and its four branch offices in Coral Ridge, Coral Springs, Plantation, and North Miami Beach.

          Equitable Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. The operations of Equitable Bank are subject to the supervision and regulation of the Federal Reserve and the Florida Office of Financial Regulation.

          Equitable Equity Lending was incorporated as a Florida corporation in 1999 and is a wholly-owned subsidiary of Equitable. Equitable Equity Lending is a commercial finance subsidiary, which provides real estate loans to higher risk collateral dependent borrowers.

          Equitable Equity Lending was formed to provide lending services to borrowers slightly below the credit risk profile of Equitable Bank’s customers. While borrowers of Equitable Equity Lending may represent a higher credit risk, since its inception in 1999, Equitable Equity Lending has had only $154,000 in losses. Equity Equitable Lending funds its loans with a note payable from related parties. Equitable does not emphasize this type of lending, but plans to continue to provide these loans as reasonable opportunities arise.

Business

          Equitable Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Equitable Bank include: demand interest bearing and non-interest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, debit cards, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, banking by mail and a full range of consumer loans, both collateralized and uncollateralized. In addition, Equitable Bank makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Equitable Bank provides automated teller machine (ATM) cards and is a member of the Star ATM network thereby permitting customers to utilize the convenience of Equitable Bank’s ATM network and Star member machines both nationwide and internationally. Equitable Bank does not have trust powers and, accordingly, no trust services are provided.

          Equitable Bank’s target market is consumers, professionals, small businesses, developers and commercial real estate investors. The small business customer (typically a commercial entity with sales of $25 million or less) has the opportunity to generate significant revenue for banks yet is generally underserved by large bank competitors. These customers generally have the resources to generate greater profits.

          Equitable Bank has actively pursued its targeted market for deposits, particularly the small businesses and professionals. Equitable Bank endeavors to offer leading technology to the marketplace. Such technology includes debit cards and voice response account information systems. The goal is to provide a “high tech - high touch” experience.

          Equitable Bank’s revenues are primarily derived from interest on, and fees received in connection with, real estate and other loans, from interest and dividends from investment securities, service charge income generated from demand accounts, gains on sales of residential loans, ATM fees, and other services. The principal sources of funds for Equitable Bank’s lending activities are its deposits (primarily consumer deposits), loan repayments, and proceeds from investment securities. The principal expenses of Equitable Bank are the interest paid on deposits, and operating and general administrative expenses.

          As is the case with banking institutions generally, Equitable Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Equitable Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

          Equitable Bank’s business strategy is to operate as a profitable, diversified financial services company providing a variety of banking and other financial services, with an emphasis on commercial business loans to small and medium-sized businesses and consumer and residential mortgage lending. Equitable Bank emphasizes comprehensive retail and business products and responsive, decentralized decision-making which reflect our knowledge of our local markets and customers.

          Banking services

               Commercial Banking

          Equitable Bank focuses its commercial loan originations on small and mid-sized business (generally up to $25 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include: commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. Equitable Bank offers a range of cash management services and deposit products to its commercial customers. Online banking is currently available to Equitable Bank’s customers.

               Retail Banking

               Equitable Bank’s retail banking activities emphasize consumer deposit and checking accounts. A range of these services is offered by Equitable Bank to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, Equitable Bank offers contemporary products and services, such as debit cards, Internet banking and electronic bill payment services. Consumer loan products offered by Equitable Bank include home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, overdraft protection, and unsecured personal credit lines.

          Lending Services

               Loan Portfolio Composition

          At September 30, 2007, Equitable Bank’s loan portfolio totaled $165.4 million, representing approximately 87.9% of its total assets of $188.2 million. Equitable Bank had no non-performing loans at September 30, 2007 compared to $2.1 million or 1.10% of total assets at December 31, 2006.

               Real Estate Mortgage Loans

          At September 30, 2007, Equitable Bank’s real estate loan portfolio totaled $131.1 million. Equitable Bank originates mortgage loans secured by commercial and residential real estate.

               Commercial Real Estate

          At September 30, 2007, Equitable Bank’s commercial real estate loan portfolio totaled $65.0 million of the $131.1 million outstanding real estate mortgage loans. Such loans are primarily secured by retail buildings, and general purpose business space. Although terms may vary, Equitable Bank’s commercial mortgages generally are short term in nature, owner-occupied, and variable-rate loans. Equitable Bank seeks to reduce the risks associated with commercial mortgage lending by generally lending in its market area and obtaining periodic financial statements and tax returns from borrowers. It is also Equitable Bank’s general policy to obtain personal guarantees from the principals of the borrowers and assignments of all leases related to the collateral.

               Residential Real Estate Loans

          At September 30, 2007, Equitable Bank’s residential real estate loan portfolio totaled $12.2 million of the $131.1 million outstanding real estate mortgage loans. Such loans are mainly secured by first mortgages on primary residences and investment properties. Equitable Bank offers a variety of loan products that vary in terms.

               Construction Loans and Land Development

          At September 30, 2007, Equitable Bank’s construction loan portfolio totaled $43.1 million. Equitable Bank provides interim real estate acquisition, development and construction loans to builders, developers, and persons who will ultimately occupy the building. Real estate development and construction loans to provide interim financing on the property are based on acceptable percentages of the appraised value of the property securing the loan in each case. Real estate development and construction loan funds are disbursed periodically at pre-specified stages of completion. Interest rates on these loans are generally adjustable. Equitable Bank carefully monitors these loans with on-site inspections and control of disbursements.

          Development and construction loans are secured by the properties under development or construction and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely in the value of the underlying property, Equitable Bank considers the financial condition and reputation of the borrower and any guarantors, the amount of the borrowers equity in the project, independent appraisals, cost estimates and pre-construction sale information.

          Loans to individuals for the construction of their primary or secondary residences are secured by the property under construction. The loan to value ratio of construction loans is based on the lesser of the cost to construct or the appraised value of the completed home. Construction loans have a maturity of 12 months. These construction loans to individuals may be converted to mini-permanent loans upon completion of construction.

               Commercial Loans

          At September 30, 2007, Equitable Bank’s commercial loan portfolio totaled $33.0 million. Equitable Bank originates secured and unsecured loans for business purposes. Loans are made for acquisition, expansion, and working capital purposes and may be secured by real estate, accounts receivable, inventory, equipment or other assets. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required financial information depends on the size and complexity of the credit and the collateral that secures the loan. It is Equitable Bank’s general policy to obtain personal guarantees from the principals of the commercial loan borrowers.

               Other Installment and Consumer Loans

          At September 30, 2007, Equitable Bank’s consumer loan portfolio totaled $1.5 million. Equitable Bank offers a variety of consumer loans. These loans are typically secured by personal property, including automobiles and boats. Closed-end loans have terms of up to 15 years. Lines of credit have an original maturity of 10 years.

          Credit Administration

          Equitable Bank’s lending activities are subject to written policies approved by the board of directors to ensure proper management of credit risk. Loans are subject to a defined credit process that includes credit evaluation of borrowers, risk-rating of credits, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. Regular portfolio reviews are performed to identify potential underperforming credits, estimate loss exposure, and to ascertain compliance with Equitable Bank’s policies. The review includes an evaluation of the financial strengths of the borrower and the guarantor, the related collateral and the effects of economic conditions.

          Equitable Bank generally does not make commercial or consumer loans outside its market area unless the borrower has an established relationship with Equitable Bank and conducts its principal business operations within Equitable Bank’s market area. Consequently, Equitable Bank and its borrowers are affected by the economic conditions prevailing in its market area.

          Competition

          Equitable Bank operates in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than us. Many large financial institutions compete for business in its service area. Certain of these institutions have significantly higher lending limits than Equitable Bank does and provide services to their customers, which Equitable Bank does not offer.

          Broward and Miami-Dade counties were served by approximately 62 and 75 insured financial institutions, respectively, operating a total of 458 and 626 retail branches, respectively, as of June 30, 2007, the latest date for which data was available. At June 30, 2007, Equitable Bank had a market share of 0.27% and 0.07% in Broward and Miami-Dade counties, respectively.

          Equitable believes Equitable Bank is able to compete favorably with its competitors because Equitable Bank provides timely, responsive, personalized services through its knowledge and awareness of its service area, customers and business.

Management’s Discussion and Analysis

          Management’s discussion and analysis (“MD&A”) provides supplemental information, which sets forth the major factors that have affected our financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements and related notes. The MD&A is divided into subsections entitled “General Overview,” “Results of Operations,” “Financial Condition,” “Liquidity,” “Off-Balance Sheet Arrangements”, “Capital Reserves”, “Market Price and Dividends on Equitable’s Common Stock” and “Critical Accounting Policies.” Information in these subsections are intended to facilitate a better understanding of the major factors and trends that affect Equitable’s earnings performance and financial condition, and how its performance compares with previous periods.

          General Overview

          Equitable’s profitability, like most financial institutions, is dependent to a large extent upon net interest income, which is the difference between the interest received on earning assets, such as loans and securities, and the interest paid on interest-bearing liabilities, principally deposits and borrowings. Results of operations are also affected by the provision for loan losses, operating expenses such as salaries and employee benefits, occupancy and other operating expenses including income taxes, and noninterest income such as service charges on deposit accounts and merchant service fees.

          Results of Operations

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

               General

          Net income was $3.0 million, or $5.96 per share (and $5.74 per share fully diluted) for 2006 compared to $2.4 million or $5.11 per share (and $4.95 per share fully diluted) per share in 2005. The 28.4% increase in net income occurred primarily due to an increase in net interest income of $1.6 million, and an increase of $206,000 in non-

interest income, offset by an increase of $282,000 in the provision for loan losses, an increase of $563,000 in non-interest expense, and an increase in income tax expense of $298,000. Return on average assets for 2006 was 1.68%, compared to 1.40 % in 2005. Return on average equity for 2006 was 15.11% compared to 13.72% in 2005.

               Net Interest Income

          Net interest income was $10.3 million for 2006, an increase of $1.6 million, or 18.4%, during 2006 compared to 2005. Net interest income increased primarily due to an increase loan interest income of $3.0 million, offset by an increase in interest expense of $1.4 million or 56% due to significant increases in the average balance of time deposits and borrowings. Net interest margin for 2006 was 5.91% compared to 5.38% for 2005. During 2006, the interest rates increased and continued to do so throughout the year. This increase in rates had a positive effect on net interest income during 2006.

          Net Interest Income Analysis. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

Net Interest Income Analysis
     (Dollars in thousands)

	Year Ended December 31, 2006			Year Ended December 31, 2005

	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Loans receivable	$153,859	$13,323	8.66%	$134,015	$10,310	7.69%
Investment securities	11,946	439	3.67	12,079	391	3.24
Other interest-earning assets	8,990	416	4.63	15,934	493	3.09

Total interest-earning assets	174,795	$14,178	8.11	162,028	$11,194	6.91

Other assets	5,943			6,597

Total assets	$180,738			$168,625

Interest-bearing liabilities:
Time deposits	$44,506	$2,075	4.66%	$26,359	$863	3.27%
Savings deposits	10,039	205	2.04	15,765	324	2.06
Money market deposits	22,655	523	2.31	33,089	496	1.50
Interest Bearing Demand deposits	16,158	60	0.37	17,714	61	0.34

Total interest-bearing deposits	93,358	2,863	3.07	92,927	1,744	1.88
Borrowings	25,862	987	3.82	20,025	731	3.65

Total interest-bearing liabilities	119,220	3,850	3.23	112,952	2,475	2.19

Non-interest bearing demand deposits	40,624			37,917
Other liabilities	792			518

Stockholders’ equity	20,102			17,238

Total liabilities and stockholders’ equity	$180,738			$168,625

Net interest Income		$10,328			$8,719

Net interest spread			4.88%			4.72%

Net earning assets	$55,575			$49,076

Net yield on average interest-earning assets (net interest margin)			5.91%			5.38%

          Rate Volume Analysis. The following table sets forth certain information regarding changes in Equitable’s interest income and interest expense for the year ended December 31, 2006 as compared to the year ended December 31, 2005. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

          Rate Volume Analysis
          (Dollars in thousands)

	Change in Interest Income/ Expenses	Variance Due to Volume Changes	Variance Due to Rate Changes

Assets
Interest earning assets:
Loans	$3,013	$1,630	$1,383
Investment securities	48	(4)	52
Other interest-earning securities	(77)	(265)	188

Total interest earning assets	$2,984	$1,361	$1,623

Interest bearing liabilities:
Time Deposits	$1,212	$750	$462
Savings accounts	(119)	(117)	(2)
Money market deposits	27	(188)	215
Interest bearing demand deposits	(1)	(6)	5
Other borrowings	256	221	35

Total interest bearing liabilities	$1,375	$660	$715

Net interest spread	$1,609	$701	$908

               Interest Income

          Interest income totaled $14.2 million for 2006, an increase of $3.0 million or 26.7%, as compared to $11.2 million in 2005. This resulted from a $12.8 million increase in average interest-earning asset from $162.0 million during 2005 to $174.8 million in 2006, and an increase in the yield earned on interest-earning assets from 6.91% during 2005 to 8.11% during 2006.

          Interest on loans was $13.3 million for 2006, an increase of $3.0 million or 29.2%, as compared to 2005. This was attributable to an increase of $19.8 million in average outstanding loans as well as an increase in the yield on loans from 7.69% during 2005 to 8.66% during 2006.

          Interest earned on investment securities and other interest-earning assets totaled $855,000 for 2006, compared to $884,000 in 2006. This represented a decrease of 3.3% during 2006. This was primarily due to a decrease in the average balance of other earning assets from $28.0 million in 2005 to $20.9 million in 2006.

               Interest Expense

          Interest expense was $3.9 million for 2006, $1.4 million or 55.6% more than 2005. This was due to an increase in average rates to 3.23% for 2006 from 2.19% in 2005. The average balance of interest-bearing liabilities increased from $113.0 million in 2005 to $119.2 million in 2006.

          During 2006, average interest bearing deposits increased only slightly by $431,000 when compared to 2005. The rate paid on interest bearing deposits increased 119 basis points to 3.07% from 1.88%. There was also a shift from the lower rate money market and savings accounts totaling $48.9 million in average balances during 2005 into higher cost time deposits. In 2006, money market and savings accounts had total average balances of $32.7 million, and time deposits increased to $44.5 million from $26.4 million in 2005, with a rate increase on time deposits from 3.27% in 2005 to 4.66% in 2006.

               Provision for Loan Losses

          Equitable Bank recorded $492,000 for provision for loan losses during 2006, compared to a $210,000 provision during 2005. The increase in the provision was primarily due to the $19.8 million increase in average loan balance, increasing from $134.0 million in 2005 to $153.9 million in 2006.

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          The allowance consists of specific and general components. The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical industry loss experience adjusted for qualitative factors.

          A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Equitable does not separately identify individual consumer and residential loans for impairment disclosures.

Analysis of Allowance for Loan Losses
(Dollars in thousands)

	For the Nine Months Ended September 30,		For the Year Ended December 31,

	2007	2006	2006	2005

Balance at beginning of period	$2,065	$1,830	$1,830	$1,634
Charge-offs	(7)	(156)	(258)	(17)
Recoveries	12	—	1	3

Net recoveries (charge-offs)	5	(156)	(257)	(14)
Additions charged to operations	33	319	492	210
Balance at end of period	$2,103	$1,993	$2,065	$1,830

Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	(.00%)	0.10%	0.17%	0.01%

Allowance for loan losses to loans	1.27%	1.21%	1.28%	1.30%

The following table reflects the allowance allocation per loan category and percent of loans in each category to total loans:

(Dollars in thousands)

			December 31,
	September 30, 2007
			2006		2005

	Amount	%	Amount	%	Amount	%

Real estate loans	$1,707	79%	$1,562	75%	$1,455	72%
Commercial loans	366	20%	476	24%	351	27%
Consumer loans	30	1%	27	1%	24	1%

Total	$2,103	100%	$2,065	100%	$1,830	100%

The following table shows the breakdown of the charge-offs and recoveries for the periods indicated:

(Dollars in thousands)
	September 30, 2007		September 30, 2006		December 31, 2006		December 31, 2005

	Charge- offs	Recoveries	Charge- offs	Recoveries	Charge- offs	Recoveries	Charge- offs	Recoveries

Real estate	$—	$—	$153	$—	$154	$—	$—	$—
Commercial	7	—	—	—	104	—	17	—
Consumer & other	—	12	3	—	—	1	—	3

Total	$7	$12	$156	$—	$258	$1	$17	$3

               Non-interest Income

          Non-interest income increased $206,000 from $627,000 during 2005, to $833,000 during 2006. The 32.9% increase in non-interest income was the result of an increase of $221,000 in deposit service charges, due to the overall increase of deposits as well as a restructuring of fees by the company to be more competitive with other local banks.

               Non-interest Expenses

          Non-interest expenses were $5.9 million for 2006, compared to $5.3 million for 2005. This represented an increase of $563,000 or 10.62%. The increase in non-interest expenses primarily resulted from increases in salaries and benefits of $220,000, occupancy expenses of $110,000, and professional fees of $35,000. The increases in compensation and occupancy expenses were due to normal incremental adjustments. The increase in professional fees was due to the engagement of a consultant to facilitate the restructuring of the fee schedule.

               Income Taxes

          Income tax expense was $1.8 million in 2006, as compared to $1.5 million for 2005 primarily due to the increase in pre tax earnings. The effective tax rate for 2006 was 36.8%, compared to 38.3% in 2005.

               Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

               General

          For the nine month period ended September 30, 2007, net income increased to $2.4 million from $2.3 for the same period in 2006. Return on average assets for the nine months of 2007 was 1.73% compared to 1.69% in 2006. Return on average equity for the first nine months of 2007 was 13.74% compared to 14.61% for 2006.

               Net Interest Income

          Net interest income for the nine months ended September 30, 2007 was $7.5 million compared to $7.7 million in 2006. Net interest margin at the end of the nine months ended September 30, 2007 decreased to 5.53% compared to 5.91% for 2006.

          Net Interest Income Analysis. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

Net Interest Income Analysis
(Dollars in thousands)

	Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006

	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/Rate

Interest-earning assets:
Loans receivable	$161,540	$10,716	8.84%	$152,302	$9,718	8.51%
Investment securities	12,561	453	4.81%	11,927	315	3.52%
Other interest-earning assets	7,996	284	4.74%	9,992	345	4.60%

Total interest-earning assets	182,097	11,453	8.39%	174,221	10,378	7.94%
Other assets	5,569			4,720

Total assets	187,666			178,941

Interest-bearing liabilities:
Time deposits	72,269	2,848	5.25%	36,918	1,212	4.38%
Savings deposits	6,574	92	1.87%	10,657	163	2.04%
Money market deposits	20,781	447	2.87%	23,779	402	2.25%
Interest-bearing Demand deposits	12,968	37	0.38%	16,271	46	0.38%

Total Interest-bearing deposits	112,592	3,424	4.05%	87,625	1,823	2.77%
Borrowings	16,390	483	3.93%	29,032	837	3.84%

Total interest-bearing liabilities	128,982	3,907	4.04%	116,657	2,660	3.04%

Non-Interest-bearing demand deposits	33,700			40,852
Other liabilities	1,289			750

Stockholders’ equity	23,695			20,682

Total liabilities and stockholders’ equity	187,666			178,941

Net interest income		$7,546			$7,718

Net interest spread			4.35%			4.90%

Net earning assets	$53,115			$57,564

Net yield average interest earning assets (net interest margin)			5.53%			5.91%

          Rate Volume Analysis. The following table sets forth certain information regarding changes in Equitable’s interest income and interest expense for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

Rate Volume Analysis
(Dollars in thousands)

	Nine months ended September 30, 2007 and 2006

	Change in Interest Income/ Expense	Variance Due to Volume Changes	Variance Due to Rate Changes

Assets
Interest earning assets
Loans	$998	$604	$394
Investment securities	138	18	120
Other interest-earning securities	(61)	(71)	10

Total interest earning assets	$1,075	$551	$524

Liabilities and Stockholders’ Equity
Interest bearing liabilities
Time deposits	$1,636	$1,353	$283
Savings accounts	(71)	(58)	(13)
Money Market deposits	45	(55)	100
Interest bearing demand deposits	(9)	(9)	—
Other borrowings	(354)	(372)	18

Total interest bearing liabilities	$1,247	$859	$388

Net interest spread	$(172)	$(308)	$136

                    Interest Income

          Interest income for the nine months ended September 30, 2007 was $11.5 million compared to $10.4 million for the same period in 2006. The primary reasons for this increase were higher average loan balances which increased by $9.2 million and increased loan yields which moved up thirty-three basis points from 8.51% to 8.84%.

                    Interest Expense

          Interest expense for the nine months ended September 30, 2007 increased $1.2 million to $3.9 million from $2.7 million in 2006. The increase was primarily attributable to an increase in average time deposits from $36.9 million in 2006, to $72.3 million in 2007. The average rate on these deposits increased from 4.38% to 5.25% over the respective nine months period.

                    Non-interest Income

          Non-interest income was $688,000 for the nine months ended September 30, 2007, compared to $591,000 for the same period in 2006. The increase in non-interest income was primarily due to a $59,000 increase in other service charge and fee income.

                    Non-interest Expenses

          Noninterest expense was $4.3 million for the nine months ended September 30, 2007, compared to $4.3 million for the same period in 2006.

                    Income Tax Expense (Benefit)

          Income tax expense was $1.5 million for the nine months ended September 30, 2007 compared to $1.4 million for the nine months ended September 30, 2006. The effective tax rate for each of these periods was 38%.

          Financial Condition

                    General

          Total assets at September 30, 2007 were $188.2 million compared to $191.2 million at December 31, 2006, from $168.8 million at December 31, 2005. The increase in total assets from December 31, 2005 to 2006 was primarily due to the increase of $19.9 million in net loans.

                    Lending Activities

          General. The principal lending activity of Equitable Bank is to offer financial services to its commercial, consumer and residential customers in our identified primary service area of Broward County and North Miami-Dade County, Florida. These services include 1-4 family residential, multi-family and commercial real estate, commercial business loans, consumer loans and all types of acquisition, construction and development loans. Equitable Bank’s core business is commercial real estate and construction loans which makes up approximately 65% of the loan portfolio.

          Net loans increased 14.2% from year-end 2005 to year-end 2006, representing a portfolio increase of $19.9 million. The most significant increases were in construction/development and commercial real estate.

          Loan Composition. The following table provides stratification of the portfolio by type in dollars and percentages.

(Dollars in thousands)
	September 30, 2007		December 31, 2006		December 31, 2005

Real Estate Loans:
1-4 Family	$12,245	7%	$8,008	5%	$6,648	5%
Multi-Family	10,739	7	15,049	9	19,269	14
Commercial	64,952	39	63,655	40	48,813	35

Construction & Development	43,143	26	34,037	21	25,830	18

Total real estate loans	131,079	79	120,749	75	100,560	72
Commercial Loans	32,987	20	39,582	24	39,189	27
Consumer Loans	1,504	1	1,278	1	1,704	1

Total Loans	$165,570	100%	$161,609	100%	$141,453	100%

Less:
Deferred Income	(194)		(280)		(223)
Allowance for loan loss	(2,103)		(2,065)		(1,830)

Total Loans, net	$163,273		$159,264		$139,400

Loan Re-Pricing Schedule

September 30, 2007

	Re-Pricing Period

(Dollars in thousands)	Total	<1 year Maturity	Rate	1 to 5 years Maturity	Rate	>5 years Maturity	Rate

Real estate loans	$131,079	$98,939	8.41%	$32,140	7.66%	$—	—
Commercial loans	32,987	26,868	8.41%	6,080	7.00%	39	9.00%
Consumer loans	1,504	946	8.81%	342	8.42%	216	8.54%

Total loans	$165,570	$126,753	8.43%	$38,562	7.56%	$255	8.61%

Loan Re-pricing Schedule

December 31, 2006

	Re-pricing Period

(Dollars in thousands)	Total	<1 year Maturity	Rate	1 to 5 years Maturity	Rate	>5 years Maturity	Rate

Real estate loans	$120,749	$87,389	9.05%	$32,739	7.69%	$621	8.54%
Commercial loans	39,582	30,961	8.85%	8,621	7.25%	—	—
Consumer loans	1,278	805	8.62%	353	8.34%	120	7.79%

Total loans	$161,609	$119,155	9.00%	$41,713	7.60%	$741	8.42%

          During 2007, Southeast Florida has seen an overall slowdown in the real estate markets which is significantly impacting Equitable Bank’s efforts to provide loan portfolio growth. In comparing the December 2006 net loans to the September 2007 net loans, net portfolio growth is approximately $4.0 million or 3%. There were no major changes in the portfolio mix for this period with near-term expectations to be similar. Inventories are increasing in all segments, sales and prices declining which translates to very little development. With the pipe-line at moderate levels, stratification of the portfolio is expected to remain consistent.

                    Asset Quality

          Equitable Bank’s board of directors monitors on a monthly basis all loan portfolio activity including any and all levels of concentrations. The bank’s asset quality management includes strong underwriting characteristics, conservative advance rates to known customers and a comprehensive risk rating component and profitability model. All directors participate in the credit approval process and have extensive backgrounds in the core lines of business being served by the bank.

          Equitable Bank’s lending philosophy is to invest in relationships in its local markets in order to provide for sound, profitable growth and supports the credit needs of these markets.

          The following table summarizes the amount of impaired loans all of which were collateral dependent:

(Dollars in thousands)	September 30		December 31

	2007	2006	2006	2005

Loans identified as impaired
Gross impaired loans with related allowance	$—	$84	$1,879	$—
Allowance on these loans	—	(43)	(250)	—

	$—	$41	$1,629	$—

          The average net investment in impaired loans and interest income recognized and received on impaired loans was as follows:

(Dollars in thousands)	For the nine months ended September 30, 2007	For the year ended December 31, 2006	For the year ended December 31, 2005

Impaired Loans Analysis:
Average net investment in impaired loans	$—	$470	$—
Interest income recognized on impaired loans	—	32	—
Interest income received on impaired loans	—	32	—

Nonperforming Loans:
Nonaccrual loans	$—	$2,071	$1,875
Loans past due ninety days or more, but still accruing interest	—	—	—

                    Investment Securities

          Equitable’s consolidated securities portfolio, which represented 6.33% of Equitable’s total asset base as of December 31, 2006, as compared to 7.32% as of December 31, 2005, is managed to minimize interest rate risk, maintain sufficient liquidity, and maximize return. The portfolio includes several callable agency debentures and US Treasury securities. A municipal security is also part of the portfolio. Equitable’s financial planning anticipates income streams generated by the securities portfolio based on normal maturity and reinvestment.

          The following table sets forth the carrying amount of Equitable’s investment portfolio, all of which was classified as “Held at Maturity”, as of September 30, 2007, December 31, 2006 and 2005.

(Dollars in thousands) Book Value of investments in:	September 30, 2007	December 31, 2006	December 31, 2005

US Treasury Securities	$495	$502	$756
US Government Securities	10,846	11,348	11,347
Municipal obligations	259	259	259

Totals	$11,600	$12,109	$12,362

          The scheduled maturities of securities on September 30, 2007 were as follows:

(Dollars in thousands)	Book Value	Weighted Average Yield

U.S. Treasury and Federal Agency:
Less than 12 months	$1,000	5.00%
Over one year through five years	10,341	5.01%

	11,341	5.01%
Municipal obligations:
Over five years	259	4.85%

	$11,600	5.00%

The scheduled maturities of securities held to maturity at December 31, 2006 and 2005 were as follows:

(Dollars in thousands)

	December 31, 2006		December 31, 2005

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due after one year through five years	$11,850	$11,788	$12,103	$11,904
Due after five years through ten years	259	264	259	268

Total	$12,109	$12,052	$12,362	$12,172

          The composition of the investment securities as of September 30, 2007, December 31, 2006 and December 31, 2005 were as follows:

(Dollars in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

At September 30, 2007:
U.S. Treasury securities	$495	$—	$(2)	$493
U.S. Government Agency securities	10,846	22	(11)	10,857
Municipal securities	259	4	—	263

	$11,600	$26	$(13)	$11,613

At December 31, 2006:
U.S. Treasury securities	$502	$—	$(7)	$495
U.S. Government Agency securities	11,348	1	(56)	11,293
Municipal obligations	259	5	—	264

	$12,109	$6	$(63)	$12,052

At December 31, 2005:
U.S. Treasury securities	$756	$—	$(18)	$738
U.S. Government Agency securities	11,347	—	(181)	11,166
Municipal obligations	259	9	—	268

	$12,362	$9	$(199)	$12,172

          The portfolio decreased from a December 31, 2006 balance of $12.1 million to $11.6 million as of September 30, 2007. Except as needed for pledging purposes, maturing securities were not replaced in 2007. Investment securities held to maturity decreased by $253,000 to $12.1 million at December 31, 2006 compared to $12.4 million at December 31, 2005

          Equitable has adopted Statement of Financial Accounting Standards No. 115 (“FAS 115”), which requires companies to classify investment securities, including mortgage-backed securities, as either held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses, reported as a separate component of stockholders’ equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings. As a result of the adoption of FAS 115, under which Equitable expects to continue to hold its investment securities classified as held to maturity, changes in the underlying market values of such securities will not have a material adverse effect on Equitable’s capital position.

                    Deposits

          Deposits are the major source of Equitable’s funds for lending and other investment purposes. Deposits are attracted principally from within Equitable’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including “jumbo” certificates in denominations of $100,000 or more) and retirement savings plans.

          Average deposits increased by $12.3 million for the nine months ended September 30, 2007 to $146.3 million as compared to average deposits of $134.0 million for the year ended December 31, 2006. Average deposits increased by $3.2 million to $134.0 million at December 31, 2006 from $130.8 million at December 31, 2005.

          The following table sets forth the composition of the average deposits and the percentage of each category for the periods noted.

(Dollars in thousands)

	September 30,		December 31,

	2007		2006		2005

	Amount	% of Average Rates	Amount	% of Average Rates	Amount	% of Average Rates

Non-interest bearing accounts	$33,700	n/a	$40,624	n/a	$37,917	n/a
Now accounts	12,968	0.38%	16,158	0.37%	17,714	0.34%
Savings accounts	6,574	1.87	10,039	2.04	15,765	2.06
Money market accounts	20,781	2.87	22,655	2.31	33,089	1.50
Time deposits	72,269	5.25	44,506	4.66	26,359	3.27

Total average deposits	$146,292	3.12	$133,982	2.14	$130,844	1.34

          As of September 30, 2007, certificates of deposits greater than $100,000 mature as follows:

(Dollars in thousands)

	Amount	Average Rate

Up to three months	$5,666	4.95%
Three months to six	11,632	5.45%
Six months to twelve	7,718	5.19%
Over twelve months	3,402	5.30%

	$28,418	5.25%

          Maturity terms, service fees and withdrawal penalties are established by Equitable on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

                    Borrowings

          Equitable utilizes borrowing for several purposes to fund the operation of the Company. For example, the funding for Equitable Equity Lending Inc’s loan demand is usually in the form of commercial paper with a maturity of no more than six months. At September 30, 2007, the total of these notes was $3.7 million compared to $6.8 million at December 31, 2006. At December 31, 2006, these borrowings were at $6.8 million down from the December 31, 2005 level of $12.6 million.

          Other borrowings include customer sweep repurchase agreements and advances from the FHLB. At September 30, 2007, repurchase agreements were $19.0 million. At December 31, 2006 repurchase agreements were at $14.8 million compared to $9.3 million at December 31, 2005. At September 30, 2007 Equitable had outstanding borrowings from the FHLB of $5.0 million. Equitable was not a borrower from the FHLB at December 31, 2006 or 2005.

          Equitable utilizes these borrowings to fund loan demand at Equitable Bank and Equitable Equity Lending, as well as maintain its liquidity position within established policies and procedures. Borrowings as of September 30, 2007, December 31, 2006 and 2005 are as follows:

(Dollars in thousands)

	September 30, 2007

	Actual	Weighted Avg Rate	YTD Avg	Avg Rate Paid

Repurchase agreements	$19,028	3.29%	$6,939	2.37%
Fed Funds purchased	—	—	122	5.63%
FHLB advances	5,000	4.60%	4,816	4.62%
Commercial Paper	3,741	5.50%	4,513	5.56%

Total Borrowings	$27,769		$16,390

(Dollars in thousands)

	December 31, 2006				December 31, 2005

	Actual	Weighted Avg Rate	YTD Avg	Avg Rate Paid	Actual	Weighted Avg Rate	YTD Avg	Avg Rate Paid

Repurchase agreements	$14,765	1.67%	$10,629	1.31%	$9,319	1.28%	$8,502	1.29%
Fed Funds purchased	—	—	136	5.58%	—	—	—	—
FHLB advances	—	—	5,096	5.36%	—	—	—	—
Commercial Paper	6,761	5.50%	10,001	5.62%	12,596	5.50%	11,523	5.52%

Total	$21,526		$25,862		$21,915		$20,025

          Maximum balance at any given month-end during the periods of analysis is reflected in the following table:

          (Dollars in thousands)

	September 30, 2007		December 31, 2006		December 31, 2005

	Maximum Balance at any month-end		Maximum Balance at any month-end		Maximum Balance at any month-end

Repurchase agreements	$19,028	Sept-07	$17,790	Mar-06	$9,745	May-05
FHLB advances	5,000	Feb-07	15,000	May-07	—	—
Commercial Paper	6,411	Jan-07	12,096	Jan-06	12,596	Dec-05

          Liquidity

          Equitable’s primary sources of funds are deposits, proceeds from principal and interest payment on loans and on investment securities. While maturities and scheduled amortization of loans and investment securities are a predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In a period of declining interest rates, mortgage loan prepayments generally increase. As a result, the proceeds from mortgage loan prepayments are invested in lower yielding loans or other investments which have the effect of reducing interest income. In a period of rising interest rates, mortgage loan prepayments generally decrease and the proceeds from such prepayments are invested in higher yielding loans or investments which would have the effect of increasing interest income.

          Equitable’s liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. The primary investing activities of Equitable are the origination of loans and the purchase of investment securities. All other transactions such as the purchase of fixed assets and the reinvestment of investment security maturities are common activities of Equitable.

          Equitable’s investing activities have a direct correlation to the financing activities. Factors that influence Equitable’s financing activities involve the collection of deposit and notes payable and repayments of other borrowings. Equitable has the ability to borrow approximately $20 million funds from the FHLB. Additionally, Equitable has approximately $5 million available on a line of credit from a third party financial institution. The issuance or purchase of stock also has a direct effect on Equitable’s financing activities. Additional financing activities that Equitable may engage in include the purchase and issuance of common stock, as well as, the payment of dividends on common stock.

          Equitable maintains a certain level of cash and other liquid assets to fund normal volumes of loan commitments, deposit withdrawals and other obligations. The following table summarizes significant contractual obligations and other commitments at September 30, 2007.

(Dollars in thousands)

	Within 1 Year	1-5 Years	After 5 Years	Total

FHLB Advances	$—	$5,000	$—	$5,000
Certificate of Deposits	62,122	6,429	—	68,551
Operating Leases	913	2,457	73	3,443
Commercial Paper	3,741	—	—	3,741

Total	$66,776	$13,886	$73	$80,735

          Financial commitments at September 30, 2007 whose contract amounts represent credit risk:

(Dollars in thousands)
Commitments to extend credit	$1,159
Unused lines of credit	28,320
Standby Letters of Credit	442

Total	$29,921

          Equitable’s most liquid assets are cash, cash in banks and Fed Funds Sold. The levels of these assets are dependent on Equitable’s operating, financing, lending and investing activities during any given period. At September 30, 2007, December 31, 2006 and 2005, these liquid assets totaled $9.8 million, $17.0 million, and $14.3 million, respectively.

          Liquidity management for Equitable is both a daily and long-term function of Equitable’s management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that Equitable should require funds beyond its ability to generate them internally, additional sources of funds are available, including FHLB advances.

          At September 30, 2007 Equitable had outstanding commitments to extend credit of $1.2 million. These commitments provided that the loans would be secured by properties located, for the most part, in Equitable’s primary market areas. Equitable anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that were scheduled to mature in one year or less from September 30, 2007, totaled $62.1 million. Based upon the historically stable nature of Equitable’s deposit base, management believes that a significant portion of such deposits will remain with Equitable. Equitable also had unused lines of credit provided to customers of $28.3 million at September 30, 2007.

          Off-Balance Sheet Arrangements

          Equitable does not currently engage in the use of derivative instruments to hedge interest rate risks. However, Equitable is a party to financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of its customers.

          At September 30, 2007, Equitable Bank had $29.5 million in commitments to extend credit and $442,000 in standby letters of credit. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by Equitable Bank to guarantee the performance of a customer to a third party. Equitable Bank uses the same credit policies in establishing commitments and issuing letters of credit as it does for on-balance sheet instruments.

          If commitments arising from these financial instruments continue to require funding at historical levels, management does not anticipate that such funding will adversely impact Equitable’s ability to meet on-going obligations. In the event these commitments require funding in excess of historical levels, management believes current liquidity, available lines of credit from the FHLB, investment security maturities and our revolving credit facility provide a sufficient source of funds to meet these commitments.

          Capital Resources

          At September 30, 2007 and December 31, 2006, Equitable and Equitable Bank met all capital requirements as set by federal and state regulatory agencies.

          Equitable Bank is subject to various requirements administered by the banking regulators. Failure to maintain minimum capital requirements can cause certain mandatory action by regulators that, in taken, could have a material effect on Equitable and Equitable Bank financial statements. Under capital adequacy guidelines Equitable Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Equitable Bank’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk factors and other factors.

          As of September 30, 2007 and December 31, 2006, Equitable Bank’s capital was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that time that management believes have changed Equitable Bank’s category.

Regulatory Capital
(Dollars in thousands)

	Actual		Minimum For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Percent	Amount	Percent	Amount	Percent

As of September 30, 2007:
Total Capital (to risk-weighted assets)	$24,442	15.77%	$12,401	8.00%	$15,501	10.00%
Tier I Capital (to risk-weighted assets)	22,504	14.52	6,200	4.00	9,300	6.00
Tier I Capital (to average assets)	22,504	12.46	7,223	4.00	9,028	5.00

As of December 31, 2006:
Total Capital (to risk-weighted assets)	$22,300	14.75%	$12,094	8.00%	$15,117	10.00%
Tier I Capital (to risk-weighted assets)	20,409	13.50	6,047	4.00	9,070	6.00
Tier I Capital (to Average Assets)	20,409	11.44	7,139	4.00	8,923	5.00

          Equitable’s primary source for cash dividends is the dividends received from Equitable Bank. Equitable Bank is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. Equitable Bank, in general, may not pay dividends in excess of its net profits. Equitable Bank declared and paid dividends totaling $160,000, and $ 258,000 to Equitable, its sole stockholder, for the nine months ended September 30, 2007 and the year ended December 31, 2006.

          Cash dividends in the total amount of $.31 and $.50 per share were paid by Equitable during 2007 and 2006 respectively. The payment of future dividends, if any, will depend primarily upon Equitable’s earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements. Critical Accounting Policies

          Critical Accounting Policies

               Allowance for Loan Losses

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          The allowance consists of specific and general components. The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical industry loss experience adjusted for qualitative factors.

          A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Equitable does not separately identify individual consumer and residential loans for impairment disclosures.

               Income Taxes

          Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statements and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

          Equitable and its subsidiaries file a consolidated income tax return. Income taxes are allocated to Equitable and its subsidiaries as though separate income tax returns were filed.

               Stock-Based Compensation

          Prior to January 1, 2006, Equitable’s stock option plans were accounted for under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation (as amended by Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in Equitable’s consolidated statements of earnings through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, Equitable adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), and is required to expense the fair value of any stock options granted after January 1, 2006. No stock options were granted in 2006 or for the nine month period ended September 30, 2007.

          In addition, prior to the adoption of SFAS 123(R), the tax benefits of stock options exercised were classified as operating cash flows. Since the adoption of SFAS 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for options are classified as financing cash flows. As Equitable adopted the modified-prospective- transition method, the prior period cash flow statements were not adjusted to reflect current period presentation.

Employees

          As of September 30, 2007, Equitable and Equitable Bank collectively employed 55 full-time employees and one part-time employee. The employees are not represented by a collective bargaining unit. Equitable and Equitable Bank consider relations with employees to be good.

Properties

          The main office of Equitable and Equitable Bank is located at 633 South Federal Highway, Fort Lauderdale, Florida 33301, which is leased by Equitable Bank. Equitable Bank also operates banking offices at 6950 Cypress Road, Plantation, Florida 33317; 5418 University Drive, Coral Springs, Florida 33067; 2800 East Oakland Park Boulevard, Coral Ridge, Florida 33306; and 15801 Biscayne Boulevard, North Miami Beach, Florida 33160. Each of these banking offices is leased by Equitable Bank.

Legal Proceedings

          Equitable Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Equitable management does not believe that there is any pending or threatened proceeding against Equitable Bank which, if determined adversely, would have a material adverse effect on Equitable Bank’s financial position, or results of operations.

Market Price and Dividends on Equitable’s Common Stock

          There is no established public trading market for shares of Equitable common stock. As a result, any market in Equitable common stock prior to the Merger should be characterized as illiquid and irregular. The last known sale of Equitable common stock of which management is aware occurred in June 2007 at a price of $ 57.75 per share, which also was the last known sale of Equitable common stock prior to the public announcement of the Merger. The table below sets forth the high and low trade prices for Equitable common stock of which its management is aware for the periods indicated. A dash indicates periods during which management was unaware of any trades. As of the record date, Equitable common stock was held by approximately 110 shareholders of record.

	High	Low

2007
First Quarter	$—	$—
Second Quarter	57.75	56.00
Third Quarter	—	—
Fourth Quarter (through November 1, 2007)	—	—

2006
First Quarter	$56.00	$56.00
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	—	—

2005
First Quarter	$40.00	$40.00
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	—	—

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          None.

Quantitative and Qualitative Disclosures about Market Risk

          Asset/Liability Management. In an attempt to manage its exposure to changes in interest, rates, management closely monitors Equitable’s interest rate risk. Equitable Bank has an Asset/Liability Committee, which meets monthly and reviews interest rate risk positions and evaluates current asset/liability pricing and strategies. The committee adjusts pricing and strategies as needed and makes recommendations to Equitable Bank’s board of directors regarding significant changes in strategy. In addition, on a quarterly basis, the board reviews Equitable Bank’s asset/liability position, including simulations of the effect on Equitable Bank’s capital of various interest rate scenarios.

          In managing its asset/liability mix, Equitable, at times, depending on the relationship between long-term and short-term interest rates, market conditions and consumer preferences, may place somewhat greater emphasis on maximizing its net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to improve its net income. While Equitable does have some exposure to changing interest rates, management believes that Equitable is positioned to protect earnings throughout changing interest rate environments.

          Equitable currently does not enter into derivative financial instruments, including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. However, Equitable is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers such as commitments to extend credit and letters of credit. Commitments to extend credit and letters of credit are not recorded as an asset by Equitable until the commitment is accepted and funded or the letter of credit is exercised.

          Equitable’s net income and economic value of equity (“EVE”), in the normal course of business, are exposed to interest rate risk, and can vary based on changes in the general level of interest rates. All financial products carry some amount of interest rate risk, and substantial portions of both Equitable’s assets and liabilities are financial products. These include investment securities, loans, deposits and borrowed money. Off-balance sheet items, such as loan commitments, letters of credit, also carry some amount of interest risk.

          The Asset/Liability Committee generally uses several types of analysis in measuring and reviewing Equitable’s interest rate sensitivity. These are Static GAP analysis, Net Interest Margin Trend report, Rate Volume Report and EVE. The Static GAP analysis measures assets and liabilities as they reprice in various time periods. The following presents Equitable’s Static GAP as of September 30, 2007:

Static GAP Analysis
(Dollars in thousands)

	Maturing or Re-Pricing

	1-3 Months Amount	4 Months to One Year Amount	Over 1-3 Years Amount	Over 3-5 Years Amount	Over 5 Years Amount	Total Amount

Total Loans	$100,538	$26,215	$32,639	$5,923	$255	$165,570
Investment Securities	1,000	—	9,341	1,000	259	11,600
Federal Funds Sold, Interest Bearing Deposits with Banks	5,627	—	—	—	—	5,627
FHLB and Federal Reserve Stock	—	—	—	—	770	770

Total Interest-Earning Assets	$107,165	$26,215	$41,980	$6,923	$1,284	$183,567

Interest-bearing Checking	9,310	—	—	—	—	9,310
Personal Money Market Checking	5,539	—	—	—	—	5,539
Business Money Market Checking	14,736	—	—	—	—	14,736
Savings	5,264	—	—	—	—	5,264
Certificates of Deposits under $100,000	5,381	31,725	2,649	378	—	40,133
Certificates of Deposits of $100,000 or more	4,027	20,989	3,170	232	—	28,418
EEL Commercial Paper	—	3,741	—	—	—	3,741
Borrowings	24,028	—	—	—	—	24,028

Total Interest-Earning Liabilities	$68,285	$56,455	$5,819	$610	$—	$131,169

Interest-earning assets less interest-bearing liabilities	$38,880	$(30,240)	$36,161	$6,313	$1,284	$52,398

Cumulative interest-rate sensitivity gap	$38,880	$8,640	$44,801	$51,114	$52,398

Cumulative interest-rate gap as a percentage of assets	21.0%	5.0%	24.0%	27.0%	28.0%

          The economic value of equity calculation uses information about Equitable Bank’s assets, liabilities and off-balance sheet items, market interest rate levels and assumptions about the behavior of the assets and liabilities, to calculate Equitable Bank’s equity value. The economic value of equity is the market value of assets minus the market value of liabilities, adjusted for off-balance sheet items divided by the market value of assets. The economic value of equity is then subjected to immediate and permanent upward changes of 400 basis points in market interest rate levels and a downward change of 400 basis points, in 100 basis point increments. The resulting changes in equity value and net interest income at each increment are measured against pre-determined, minimum EVE ratios for each incremental rate change, as approved by the board in the interest rate risk policy.

          The following table presents Equitable Bank’s EVE ratios for the various change levels at September 30, 2007:

EVE Ratios

Changes in Interest Rates	At September 30, 2007

400 basis point rise	16
300 basis point rise	12
200 basis point rise	8
100 basis point rise	4
Base rate scenario	0
100 basis point decline	-5
200 basis point decline	11
300 basis point decline	-20
400 basis point decline	-30

          The preceding table indicates that in the event of an immediate and permanent increase in prevailing market interest rates, Equitable Bank’s EVE ratio, would be expected to increase and that in the event of an immediate and permanent decrease in prevailing market interest rates, Equitable Bank’s EVE ratio would be expected to decrease.

          The EVE increases in any basis point rise because Equitable Bank is asset sensitive and would have more interest earning assets repricing than interest-bearing liabilities. This effect is increased by periodic and lifetime limits on changes in rate on most adjustable-rate, interest-earning assets. The EVE decreases in a falling rate scenario because of the limits on Equitable Bank’s ability to decrease rates on some of its deposit sources, such as money market accounts and NOW accounts, and by the ability of borrowers to repay loans ahead of schedule and refinance at lower rates.

          The EVE ratio is calculated by Equitable Bank’s IPS Sendero System, and reviewed by management, on a quarterly basis utilizing information about Equitable Bank’s assets, liabilities and off-balance sheet items, which is provided by Equitable Bank. The calculation is designed to estimate the effects of hypothetical rate changes on the EVE. Actual changes in the EVE, in the event of market interest rate changes of the type and magnitude used in the calculation, could differ significantly. Additionally, the calculation does not account for possible actions taken by Asset/Liability Committee to mitigate the adverse effects of changes in market interest rates.

ABOUT BANCORP

Business

          Bancorp is a financial holding company, that commenced operations on April 20, 2000 as Advantage Bankshares, Inc. with Advantage Bank as its Florida chartered commercial banking subsidiary. On April 9, 2003, the current executive officers of Bancorp, Messrs. Orlando, Schupp and Marino entered into an agreement with Advantage Bankshares under which Messrs. Orlando, Schupp and Marino would raise a minimum of $7 million in new capital and facilitate a change of control of Advantage Bankshares. Effective July 18, 2003, Messrs. Orlando, Schupp and Marino raised $10 million in Class A Common Stock, and completed the change of control transaction.

          On July 22, 2003, the names of Advantage Bankshares and Advantage Bank were changed to 1st United Bancorp, Inc. and 1st United Bank, respectively. On December 9, 2003, 1st United Bank became a member of the Federal Reserve system.

          As part of the change of control transaction, the shares of Advantage Bankshares held by its original shareholders immediately before the change of control were converted into shares of Class B common stock of Bancorp. These shares of Class B common stock had the right to receive a special stock dividend two years following the change of control transaction based on the resolution of certain identified issues such as the determination of the potential loss of certain classified loans and a ground lease and related assets for a closed branch. As part of the change of control agreement, 30 days after the special stock dividend was issued, all of the then-outstanding shares of both Class B common stock and Class A common stock would automatically convert into shares of a single series of Bancorp common stock.

          Immediately after the change of control transaction, changes were made to Bancorp’s senior management team, board of directors, and the overall business plan.

          On July 19, 2005, Bancorp issued a special stock dividend of 105,196 shares of Class B common stock. As a result, effective August 19, 2005, all of the outstanding Class A and Class B common stock automatically converted into shares of a single series of Bancorp common stock. Also effective August 19, 2005, Bancorp implemented a 1-for-10 reverse stock split. As a result of the reverse stock split, each 10 shares of common stock outstanding were converted into one share of common stock. The par value of $.01 per share remained the same. All historical per share information has been adjusted to reflect the reverse stock split.

          Since the change of control transaction, Bancorp has grown from one location to its existing eight branches. Bancorp’s operations are conducted from its main office located in Boca Raton, Florida, with four branches in Palm Beach County and four branches in Broward County, Florida. As a result, Bancorp’s geographic market is Palm Beach and Broward Counties in Florida.

          Bancorp provides a range of consumer and commercial banking services to individuals, businesses and industries. Those basic services include: demand interest bearing and non interest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, banking by mail, courier service, internet banking and the full range of consumer loans, both collateralized and uncollateralized. In addition, Bancorp makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Bancorp provides debit cards and is a member of the Maestro, Cirrus and Pulse ATM networks thereby permitting customers to utilize the convenience of Bancorp’s ATM’s and Maestro, Cirrus and Pulse member machines both nationwide and internationally. Bancorp is a preferred lender of the Small Business Administration program.

          Bancorp follows a business plan that emphasizes the delivery of commercial banking services to businesses and individuals in its geographic market who desire a high level of personalized service. The business plan includes business banking, professional market services, real estate lending and private banking, as well as full community banking products and services. The business plan also provides for an emphasis on Bancorp’s Small Business

Administration lending program, as well as on small business lending. Bancorp focuses on the building of a balanced loan and deposit portfolio, with emphasis on low cost liabilities and variable rate loans.

          Mission Statement

          The mission of Bancorp is to:

•	be the premier financial institution in the markets in which it does business, always operating with the highest legal, moral and ethical standards.

•	create and deliver quality financial products and services to its customers in a professional, efficient and friendly manner, making sure to remember that its customers are its most important asset.

•	maintain an experienced, dedicated, people-oriented staff and provide a stimulating and challenging work environment that encourages, develops and rewards excellence in a non-discriminating manner.

•

diligently serve the banking needs of all facets of its community including low and middle-income families and minority-owned businesses with integrity, honor and pride. Bancorp will participate actively and financially in the communities it serves.

•	maintain as its first priority the safety and soundness of Bancorp in order to protect its customer deposits and shareholder investments; and

•	through uncompromising dedication and commitment to all of the above, achieve consistently superior financial performance, which creates value for Bancorp’s shareholders.

          Growth Strategies

          Bancorp embraces a strategy of growth that requires an ability to achieve its objectives through a combination of organic growth and strategic growth through selective bank and branch acquisitions. In its initial years of operation, Bancorp successfully embraced both growth strategies through the acquisition of a bank, as well as entering into the Merger Agreement with Equitable, and the entry into two other markets through de novo branching. In the past, lofty bank acquisition pricing levels have caused Bancorp to place a premium on its de novo branching capability to achieve growth objectives consistent with its business plan while remaining vigilant of bank acquisition opportunities. Bank acquisition pricing frequently changes within a business cycle, so Bancorp remains open to these growth opportunities when economically advantageous as a means of expanding Bancorp’s business.

          Market Strategy

          Bancorp’s market strategy is to differentiate itself from its larger competitors by focusing on the individualized banking needs of the businesses, professionals and other residents of the local communities surrounding its banking centers. Bancorp believes that this focus allows it to be more responsive to its customers’ needs and more flexible in approving loans based on collateral quality and personal knowledge of its customers. As a locally-owned and managed bank, Bancorp welcomes as its core customers, small to medium-sized businesses, professionals, and community organizations that prefer to build a banking relationship with a community bank that offers high quality, competitively priced, banking products and services. Because of its status as a locally-owned and managed bank, Bancorp believes it has a competitive advantage over the larger out-of-state banks, which tend to consolidate decision-making authority outside of the local communities. Bancorp believes its focus on community banking needs and customer service, together with a full suite of deposit accounts and a variety of loan and loan-related products typically found at larger banks, an experienced management team, and carefully established branch office locations, it is well positioned to be a strong competitor within its market area. Important elements of our market strategy are summarized below.

          Capitalize on an experienced management team with significant market ties. An integral element of Bancorp’s market strategy is to capitalize and leverage the prior experience of its sophisticated management team and their community relationships. Bancorp’s management believes that having an extensive knowledge of the demographics, economics, and residents of the local communities facilitates Bancorp’s efforts to gather low-cost deposits and make sound credit decisions.

          Focus on core customers and provide superior, relationship-based customer services. Bancorp focuses its customer service efforts on relationship banking, personalized service, direct customer contact and its ability to make credit and other business decisions locally. It is Bancorp’s objective to build its core customer base through advertising and marketing efforts, employee solicitation efforts, and recommendations from customers, directors, officers, shareholders and other individuals who prefer to conduct their banking business with a community bank. Bancorp’s directors and management team focus their efforts to close what they perceive as a void in personalized banking services caused by the inadequacies of larger banks, while emphasizing current technology applications, to provide more personalized service to customers. This includes a focus on specialized services for the small business and professional, personal contact with Bancorp’s officers, directors and employees and, above all, the development of a deep customer relationship.

          Expand market presence in the principal markets served. Bancorp believes that its principal markets will continue to be the small-to-medium-sized businesses within the primary service area and throughout the counties served. Consolidation of community banks within the primary service area has created segments of the marketplace that are ready to change banking relationships. Additionally, growth in residential and commercial activity in the primary service area and surrounding areas creates opportunities for Bancorp to establish new banking relationships with the individuals and businesses associated with such growth. Because Bancorp’s directors and management team have established reputations and banking relationships in the local community, they actively promote Bancorp within the relevant markets as part of the objective to expand its market presence.

          Maintain strong asset quality. Although Bancorp places significant emphasis on commercial lending, it has consistently maintained the quality of its assets. This is as a result of conservative underwriting standards, experienced loan officers with an intimate knowledge of the local markets, and diligent monitoring of Bancorp’s loan portfolio. At September 30, 2007, our non-accrual loans as a percentage of total loans was 0.18%.

          Continue to grow core deposit base. The primary source of funding for Bancorp’s asset growth has been the generation of core deposits resulting from a combination of competitive pricing and extensive commercial relationships in the local markets coupled with expansion of its branch system. Bancorp’s strategy is to have a mix of core deposits that favor non-interest bearing deposits in the range of 15.0% to 25.0% of total deposits. At September 30, 2007, Bancorp’s non-interest bearing deposits comprised 26.1% of total deposits.

          Market Area

          Bancorp conducts business through eight banking offices in Palm Beach (4) and Broward (4) counties. Bancorp targets small and medium-sized businesses as well as individuals located in the primary service area throughout the counties served. Bancorp believes that these segments are the most under-served by local branches of regional and super-regional financial institutions. Furthermore, Bancorp believes that a local institution focused on quality service and managed by local community bankers can better serve the banking needs of the small and medium-sized business and relationship oriented consumer.

          Bancorp operates in what the Directors and management believe are some of the most attractive markets in Florida. These markets have historically experienced rapid population growth and enjoy high per capita income. According to data reported by SNL Financial LC, the population of Broward and Palm Beach counties from 2000 to 2007 grew by 10.99% and 17.69%, respectively, compared to the national population growth of 8.86%. These counties are projected to grow by 6.15% and 11.58%, respectively, from 2007 to 2012, compared to 6.26% nationally.

          These markets have also enjoyed significant growth in median household incomes. In 2007 the median household income for Broward and Palm Beach counties was $53,418 and $56,863 respectively, compared to the national median of $53,154. This represents a growth rate from 2000 to 2007 of 27.51% and 26.19% compared to the national growth rate of 26.06%. According to data reported by SNL Financial LC, median household income in Broward and Palm Beach counties are expected to grow by 19.35% and 17.87%, respectively, from 2007 to 2012, both of which outpace the national projection of 17.59%.

          Bancorp believes that it is well positioned to capitalize on the opportunities the marketplace, its expertise, and its customer base affords. The level of consolidation activity among banks in Florida, as well as the primary service area, provides additional growth prospects through both increasing Bancorp’s market penetration and expanding its market presence.

          Competition

          Commercial banking in Florida, including Bancorp’s market, is highly competitive, due in large part to Florida’s profile of high population growth and wealth. As a result, Florida enjoys a vital and growing base of commercial banks. Bancorp’s market contains not only a strong base of community banks, but also significant numbers of the country’s largest commercial and wealth management/trust banks.

          Broward and Palm Beach counties were served by 62 and 64 insured financial institutions, respectively, operating a total of 458 and 496 retail branches, respectively, as of June 30, 2007, the latest date for which data was available. At June 30, 2007, 1st United Bank had a market share of 0.21% and 0.48% in Broward and Palm Beach counties, respectively. Bancorp does not consider its business to be cyclical or seasonal in nature.

          Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of Bancorp’s larger competitors have greater resources, broader geographic markets, more extensive branch networks, and higher lending limits than Bancorp does. They also can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than Bancorp can. Bancorp believes that community banks such as Bancorp can compete successfully by providing personalized service and making timely, local decisions. Bancorp also believes that further consolidation in the banking industry is likely to create additional opportunities for community banks to capture deposits from affected customers who may become dissatisfied as their financial institutions grow larger. In addition, Bancorp believes that the continued growth of its banking markets affords an opportunity to capture new deposits from new residents.

          Lending Activity

          Bancorp has adopted the strategy of presenting a robust and diverse series of lending channels and a suite of loan and loan-related products normally associated with large banks. While this strategy demands an investment in experienced personnel and enabling systems, it distinguishes Bancorp from competing community bank lending operations. Bancorp intends to continue to provide for the financing needs of the community it serves by offering a variety of loans including:

•

commercial loans, which will include collateralized loans for working capital (including inventory and receivables), business expansion (including real estate acquisitions and improvements), and purchase of equipment and machinery;

•	small business loans, including SBA lending;

•	residential real estate loans to enable borrowers to purchase, refinance, construct upon or improve real property and home equity loans; and

•	consumer loans, including collateralized and uncollateralized loans for financing automobiles, boats, home improvements, and personal investments.

          Bancorp follows a conservative lending policy, but one that permits prudent risks to assist consumers and businesses in Bancorp’s market area. Bancorp has no subprime loans. Bancorp acquires and/or sells loan participations from and to other banks. Bancorp also purchases mortgage-backed securities and collateralized mortgage obligations, and originates or purchases fixed-rate mortgages for which funding may be matched when desirable. Loan-related interest rates will vary depending on the cost of funds to Bancorp, the loan maturity, and the degree of risk. Bancorp is expected to meet the credit needs of customers while allowing prudent liquidity through the investment portfolio. Bancorp expects this positive, community-oriented lending philosophy to translate into a sustainable volume of quality loans into the foreseeable future.

          Bancorp also helps enhance loan quality by staffing with experienced, well-trained lending officers capable of soliciting loan business. Bancorp’s lending officers, as well as its credit officers and loan committees also recognize and appreciate the importance of exercising care and good judgment in underwriting loans, which promotes the safety and profitability of Bancorp.

          Real Estate Loans

                    Real Estate Loans - Commercial

          Through its Business Banking division and SBA division, Bancorp’s commercial real estate loan portfolio includes loans secured by office buildings, warehouses, retail stores and other properties, which are primarily located in or near Bancorp’s market. Commercial real estate loans are generally originated in amounts up to 80% of the appraised value of the property securing the loan. In determining whether to originate or purchase multi-family or commercial real estate loans, Bancorp considers such factors as the financial condition of the borrower and the debt service coverage of the property and related borrowing entities.

          Appraisals on properties securing commercial real estate loans originated by Bancorp are performed by an independent appraiser at the time the loan is made. In addition, Bancorp’s underwriting procedures generally require verification of the borrower’s credit history, income and financial condition, banking relationships, references and income projections for the property. Bancorp generally obtains personal guarantees for its commercial real estate loans.

                    Real Estate Loans – Residential

          Bancorp originates a mix of fixed rate and adjustable rate mortgages. Lending officers contact local builders, realtors, government officials, community leaders and other groups to determine the residential credit needs of the communities Bancorp will service.

          Bancorp primarily offers adjustable rate mortgages, which are commonly referred to as ARMs, and maintains these ARMs in its portfolio or sells the ARMs in the secondary market. The ability to retain ARMs in the portfolio will also from time to time allow Bancorp the opportunity to originate loans to borrowers who may not meet the underwriting criteria of strict secondary market standards but are still reasonable credit risks. Bancorp also originates fixed rate loans from within its primary service area. The majority of fixed rate loans are sold in the secondary mortgage market. Additionally, Bancorp purchases mortgages from other financial institutions.

          Bancorp’s ARMs generally have interest rates that adjust annually at a margin over the weekly average yield on U.S. Treasury securities published by the Federal Reserve, adjusted to a constant maturity of one year. The maximum interest rate adjustment of Bancorp’s ARMs will generally be 2% annually and 6% over the life of the loan, above or below the initial rate on the loan.

          Bancorp embraces written, non-discriminatory underwriting standards for use in the underwriting and review of every loan considered for origination or purchase. Bancorp’s board of directors reviews and approves these underwriting standards annually. Bancorp’s underwriting standards for residential mortgage loans generally conform to standards established by Fannie Mae and the Federal Home Loan Mortgage Corporation. Bancorp’s underwriters and/or secondary market buyers obtain or review each loan application to determine the borrower’s ability to repay, and confirm the significant information through the use of credit reports, financial statements, employment and other verifications.

          When originating a real estate mortgage loan, Bancorp obtains a new appraisal of the property from an independent third party to determine the adequacy of the collateral and such appraisal will be reviewed by one of the underwriters. Borrowers are required to obtain casualty insurance and, if applicable, flood insurance in amounts at least equal to the outstanding loan balance or the maximum amount allowed by law.

          Bancorp requires that a survey be conducted and title insurance be obtained, insuring the priority of its mortgage lien. Pursuant to its underwriting standards, Bancorp generally requires private mortgage insurance policies on newly originated mortgage loans with loan-to-value ratios greater than 80%. Underwriters review all loans to ensure that guidelines are met or that waivers are obtained in limited situations where offsetting factors exist.

                    Residential Real Estate Loans – Construction

          Through its Builder Banking and Residential lending division, Bancorp originates real estate construction loans to individuals for the construction of their residences, as well as to builders and real estate developers for the construction of one-to-four family residences and commercial and multi-family real estate. Many of the residential construction loans will be made to individuals who intend to erect owner-occupied housing on a purchased parcel of real estate. Bancorp generally offers construction loans on the same basis as other residential real estate loans.

          Construction loans to individuals for their residences may be, but are not required to be, structured to be converted to permanent loans with Bancorp at the end of the construction phase. Such residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. Bancorp’s construction loans typically have terms of up to nine months and have rates higher than permanent one-to-four family loans offered by Bancorp. During the construction phase, the borrower generally pays interest only. Generally, the maximum loan-to-value ratio of owner-occupied, single-family construction loans is 75% to 95%.

          In select situations where Bancorp has a relationship with the builder/contractor, Bancorp originates residential construction contractor loans to finance the construction of speculative, model and pre-sold single-family dwellings.

          Bancorp, from time to time, makes construction loans on commercial real estate projects secured by industrial properties, small office buildings, medical facilities or other property. Such loans will generally be structured to be converted to permanent loans at the end of the construction phase. These construction loans generally have rates and terms which match any permanent commercial real estate loan then offered by Bancorp, except that during the construction phase, the borrower may pay interest only.

          Consumer Loans

          Bancorp originates consumer loans bearing both fixed and prime-based interest rates. Bancorp originates its loans directly through one of its branches.

          Bancorp focuses its consumer lending on the origination of direct second mortgage loans and home equity loans (secured by a junior lien on residential real property), and home improvement loans. These loans are typically based on a maximum 80% loan-to-value ratio. Second mortgage and home improvement loans generally will originate on both a line of credit and a fixed term basis ranging from 5 to 15 years. Bancorp also extends personal loans, which may be secured by various forms of collateral, both real and personal, or to a minimal extent, may be made on an unsecured basis.

          Loan Administration and Underwriting

          Through its Credit Administration division, Bancorp uses its loan origination underwriting procedures to assess both the borrower’s ability to make principal and interest payments and the value of the collateral securing the loan. The Credit Administration division is responsible for a battery of management and board risk management monitoring and for reporting to various management and board committees. Given Bancorp’s emphasis on business purpose lending, Bancorp’s loans may be viewed as involving a higher degree of credit risk than is the case with banks who might focus on long-term residential mortgage loans, where greater emphasis is placed on collateral values. To manage this risk, Bancorp has adopted written loan policies and procedures, and Bancorp’s loan portfolio is administered under a defined process. That process includes guidelines for loan underwriting standards and risk assessment, procedures for loan approvals, loan grading, ongoing identification and management of credit deterioration and portfolio reviews to assess loss exposure and to test Bancorp’s compliance with Bancorp’s credit policies and procedures.

          Bancorp’s board of directors has approved set levels of lending authority to the Management Loan Committee, as well as certain loan officers based on the experience of the loan officer, the proposed use of proceeds, and the secured or unsecured status of a loan. All use of delegated loan authorities are preceded by a determination of the worthiness of the loan request by the Credit Administration division. Typically, the Management Loan Committee reviews loan requests and if a particular request exceeds the loan authority limits delegated to this committee, such requests, if approved, are presented to the 1st United Bank’s board Loan Committee for final approval.

          Before and after loan closing, Bancorp’s loan operations personnel review all loans for adequacy of documentation and compliance with regulatory requirements. At least annually, Bancorp’s loan review personnel analyze loans over certain size thresholds, problem loans and loans with certain loan quality ratings to ensure that appropriate quality ratings are assigned and ultimately to assist in determining the adequacy of the allowance for loan losses.

          Commercial Loans

          Through Bancorp’s Business Banking and SBA divisions, Bancorp focuses on the target commercial loan market comprised of small- to medium-sized businesses with combined borrowing needs up to $1.0 million. These businesses include professional associations (physicians, law firms, and accountants), medical services, retail trade, construction, wholesale trade, manufacturing and tourism-related service industries.

          Bancorp’s commercial loans are primarily derived from Bancorp’s market area and underwritten on the basis of the borrowers’ ability to service such debt from recurring income. As a general practice, Bancorp will take as collateral a security interest in any available real estate, equipment, or other asset, although such loans may also be made on an uncollateralized basis. Short-term assets primarily secure collateralized working capital loans, whereas long-term assets primarily collateralize term loans.

          In certain situations, Bancorp uses various loan programs sponsored by the SBA. Properly utilized, SBA loans can help to reduce Bancorp’s loan portfolio risk and can provide Bancorp with non-interest income.

          Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his employment and other income, and which are collateralized by real property whose value tends to be easily ascertainable, commercial loans typically are underwritten on the basis of the borrower’s ability to make repayment from the cash flow of the business and generally require personal guarantees from the principals and are collateralized by business assets, such as accounts receivable, equipment and inventory.

          Investment Activity

          The primary objective of Bancorp’s investment portfolio is to earn an acceptable rate of return through investments with a mixture of maturities and compositions, while meeting the liquidity requirements of Bancorp. Bancorp attempts to accomplish this by matching, to the greatest extent possible, the maturity of assets with liabilities.

          Bancorp invests primarily in U.S. Treasury and agency obligations guaranteed as to principal and interest. Bancorp enters into federal funds transactions with its principal correspondent banks and is primarily a net seller of funds.

          Deposits

          Bancorp maintains and enhances a full range of deposit accounts to meet the needs of the residents and businesses in its primary service area. Products will include an array of checking account programs for individuals and small businesses, including money market accounts, certificates of deposit, IRA accounts, and sweep investment capabilities. Bancorp seeks to make its services convenient to the community by offering 24-hour ATM access at some of its facilities, access to other ATM networks available at other local financial institutions and retail establishments, and telephone banking services to include account inquiry and balance transfers. Bancorp also takes advantage of the use of technology by allowing customers banking access via the Internet and various advanced systems for cash management for its business customers. The rapid decline in the price of technology is now allowing smaller banks the ability to offer many of the sophisticated products previously only available to customers of large banks. It is Bancorp’s strategy to have a mix of core deposits which favors non-interest bearing deposits in the range of 15% to 25% of total deposits with time deposits comprising 50% or less of total core deposits. This strategy, to be successful, requires high levels of relationship banking supported by strong distribution and product strategies.

          Marketing and Distribution

         In order to market its deposit products, Bancorp utilizes local print advertising and provides sales incentives for its employees and offers special events to generate customer traffic.

         The board of directors and management team realize the importance of forging partnerships within the community as a method of expanding Bancorp’s customer base and serving the needs of the community. In this regard, Bancorp is an active participant in various community activities and organizations. Participation in such events and organizations allows management to determine what additional products and services are needed in the community as well as assisting in Bancorp’s efforts to determine credit needs in accordance with the Community Reinvestment Act.

          First Western Acquisition Transaction

          On April 7, 2004, Bancorp acquired all of the common stock of First Western Bank. First Western Bank was a one-branch bank located in Cooper City, Florida with assets of approximately $36.0 million, deposits of approximately $27.0 million and loans of approximately $16.0 million. The purchase price for First Western bank was approximately $6.6 million, which was paid in cash and resulted in goodwill of approximately $4.5 million. The transaction was accounted for under the purchase method of accounting.

          Website Access to Bancorp’s Reports

          Bancorp’s Internet website is www.1stunitedbankfl.com. Bancorp does not file periodic reports with the SEC.

Management’s Discussion and Analysis

          General

          Bancorp is a bank holding company, which commenced operations on April 20, 2000, and became a Federal Reserve member bank on November 21, 2003. Bancorp underwent a change of control in July 2003 after which changes were made to the senior management, the board of directors and the overall business plan along with a capital infusion resulting from an equity private placement. Following the change in control in 2003, part of the new management strategy was to build the institution around experienced bankers and put in place an aggressive growth business plan for the future. As a result, Bancorp grew from one location in mid 2003 to six full service banking locations as of the end of 2006. Two additional branches in Hollywood and Coral Springs and a new Operations Center in West Palm Beach opened in 2007. Bancorp’s operations are conducted from its main office in Boca Raton, Florida, along with four branches in Palm Beach County and four branches in Broward County, Florida.

          As is the case with banking institutions generally, Bancorp’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Bancorp faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans. See “About Bancorp – Business Competition.”

          At September 30, 2007, Bancorp had total assets of $351.2 million, net total loans of $271.4 million, deposits of $243.1 million, and stockholders’ equity of $50.8 million. The principal executive offices of Bancorp and 1st United are located at One North Federal Highway, Boca Raton, Florida 33432. The telephone number at that office is (561) 362-3400.

          Financial Condition

               Capital Resources

          The following table summarizes the changes in Bancorp’s stockholders’ equity for the periods indicated:

	Nine months ended September 30, 2007

		Year ended December 31,

(Dollars in thousands)		2006	2005	2004	2003	2002

Balance at beginning of period	$50,912	$39,693	$25,101	$8,863	$4,270	$4,141
Sale/(repurchase) of common stock	(474)	10,790	15,639	19,896	9,336	1,349
Exercise of options	9	110	23	—	—	—
Stock based compensation expense	21	25	—	—	—	—
Net income (loss)	57	65	(555)	(3,635)	(4,675)	(1,149)
Change in unrealized gains (losses) on available for sale securities
	292	229	(515)	(23)	(68)	(71)

Balance at end of period	$50,817	$50,912	$39,693	$25,101	$8,863	$4,270

During the second and third quarter of 2007 Bancorp repurchased 32,703 shares of common stock for a total of $474,000.

          The federal banking regulatory authorities have adopted certain “prompt corrective action” rules with respect to depository institutions. The rules establish five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” The various federal banking regulatory agencies have adopted regulations to implement the capital rules by, among other things, defining the relevant capital measures for the five capital categories. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level. At September 30, 2007, 1st United Bank met the capital ratios of a “well capitalized” financial institution with a total risk-based capital ratio of 12.16%, a Tier 1 risk-based capital ratio of 11.38%, and a Tier 1 leverage ratio of 10.05%. Depository institutions which fall below the “adequately capitalized” category generally are prohibited from making any capital distribution, are subject to growth limitations, and are required to submit a capital restoration plan. There are a number of requirements and restrictions that may be imposed on institutions treated as “significantly undercapitalized” and, if the institution is “critically undercapitalized,” the banking regulatory agencies have the right to appoint a receiver or conservator.

	Well Capitalized Regulatory Requirement		December 31,
		September 30, 2007
			2006	2005	2004	2003	2002

Total capital to risk-weighted assets	10.00%	12.16%	12.80%	14.34%	11.31%	18.57%	12.09%
Tier I capital to risk-weighted assets	6.00%	11.38%	12.05%	13.46%	10.13%	17.30%	10.83%
Tier I Capital to total average assets	5.00%	10.05%	11.03%	12.35%	8.37%	12.97%	8.61%

               Lending Activities

          A significant source of Bancorp’s income is the interest earned on its loan portfolio. At September 30, 2007, Bancorp’s total assets were $351.2 million and its net loans were $271.4 million or 77.3% of total assets. At December 31, 2006, Bancorp’s total assets were $332.2 million and its net loans were $252.7 million or 76.0% of total assets. At December 31, 2005, Bancorp’s total assets were $246.6 million and its net loans were $188.9 million or 76.6% of total assets. At December 31, 2004, Bancorp’s total assets were $143.2 million and its net loans were $88.2 million or 61.6% of total assets. At December 31, 2003, Bancorp’s total assets were $66.8 million and its net loans were $38.6 million or 57.7% of total assets. At December 31, 2002, Bancorp’s total assets were $46.5 million and its net loans were $36.8 million or 79.2% of total assets. The increase in net loans from December 31, 2006 to September 30, 2007 was $18.8 million or 7.4%. Compared to the prior two years, the growth rate of the loan portfolio has slowed. This is generally a result of an overall slowdown in commercial loan production in the markets serviced by 1st United Bank. The increase in net loans from December 31, 2005 to December 31, 2006, and from December 31, 2004 to December 31, 2005 was $63.8 million or 33.8%, and $100.7 million or 114.2%, respectively. This growth resulted from very strong real estate and business markets during this period in the areas serviced by 1st United Bank. The increase in net loans from December 31, 2003 to December 31, 2004, and from December 31, 2002 to December 31, 2003 was $49.6 million or 128.87%, and $1.7 million or 4.7%, respectively.

          At September 30, 2007, and at December 31, 2006, 2005, 2004, 2003 and 2002, the composition of Bancorp’s loan portfolio was as follows:

(Dollars in thousands)	Nine months ended September 30,		Year ended December 31,

	2007		2006		2005		2004		2003		2002

	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial	$55,578	20%	$50,361	20%	$39,833	21%	$22,062	25%	$12,728	32%	$15,388	41%
Residential real estate	47,447	17%	40,930	16%	35,136	18%	11,631	13%	2,371	6%	2,740	7%
Commercial real estate	110,583	40%	87,098	34%	46,830	25%	37,542	42%	18,970	48%	14,949	40%
Construction	55,041	20%	72,824	29%	60,997	32%	15,509	17%	4,589	12%	3,084	8%
Consumer and others	5,184	3%	3,650	1%	7,958	4%	2,630	3%	1,008	2%	1,571	4%

Total loans	273,833	100%	254,863	100%	190,754	100%	89,374	100%	39,666	100%	37,732	100%

Allowance for loan losses	(2,359)		(2,149)		(1,893)		(1,328)		(1,021)		(758)
Net deferred (fees) costs	(37)		(47)		15		128		(87)		(144)

Net loans	$271,437		$252,667		$188,876		$88,174		$38,558		$36,830

          A portion of the loans originated by Bancorp since December 31, 2000, has been guaranteed by the Small Business Administration. For the most part, Bancorp has sold the guaranteed portion of the loans in the secondary market and retained the unguaranteed portions in its loan portfolio. The balance of the unguaranteed portions of such loans, which are included in commercial loans and commercial real estate loans above, was $6.5 million, $8.6 million, $6.7 million, $3.3 million, $3.2 million and $2.6 million at September 30, 2007, December 31, 2006, December 31, 2005, December 31, 2004, December 31, 2003, and December 31, 2002, respectively.

          The following table sets forth, in terms of interest rate sensitivity, the components of Bancorp’s loan portfolio, as of September 30, 2007:

Interest Rate Sensitivity
(Dollars in thousands)

	Re-pricing Period

	Total	<1 year Maturity	1 to 5 years Fixed Rate	1 to 5 years Adjustable Rate	>5 years Fixed Rate	>5 years Adjustable Rate

Commercial	$55,578	$43,211	$3,500	$312	$8,555	$—
Residential real estate	47,447	36,491	552	9,156	1,248	—
Commercial real estate	110,583	39,338	39,919	15,131	14,928	1,267
Construction	55,041	54,170	871	—	—	—
Consumer & other	5,184	4,288	896	—	—	—

Total loans	$273,833	$177,498	$45,738	$24,599	$24,731	$1,267

          As indicated above, a majority of Bancorp’s loan portfolio has either adjustable rates or shorter maturity terms.

          Loan Quality. Management seeks to maintain a high quality of loans through sound underwriting and lending practices. As of September 30, 2007, December 31, 2006, 2005, 2004, 2003 and 2002, approximately 77.8%, 78.8%, 74.9%, 72.4%, 65.4% and 55.1%, respectively, of the total loan portfolio was collateralized by commercial and residential real estate mortgages.

          Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his employment and other income and which are collateralized by real property whose value tends to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower’s ability to make repayment from the cash flow of its business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself, which is subject to adverse conditions in the economy. Commercial loans are generally repaid from operational earnings, collection of rent or conversion of assets. Commercial loans also entail certain additional risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

          Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. Bancorp, on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan-to-deposit ratios, and industry trends. As of September 30, 2007, December 31, 2006, 2005, 2004, 2003 and 2002, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business (other than noted below) exceeded 10.0% of total loans, except that as of such dates loans collateralized with mortgages on real estate represented 77.8%, 78.8%, 74.9%, 72.4%, 65.4% and 55.1%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses. Bancorp develops and maintains profitable business relationships with custom residential homebuilders primarily in Palm Beach and Broward Counties and to a lesser extent in surrounding markets. Builder banking provides loan facilities to qualified custom homebuilders to support the construction of speculative and pre-sold custom one-to-four family residences, as well as lot acquisition loans, guidance lines of credit and commercial real estate. For purposes of safety and soundness, Bancorp has established a self imposed limit of up to 20.0% of the loan portfolio in speculative one to four family residences to such qualified homebuilders and a limit of up to 15.0% in speculative commercial real estate loans. At September 30, 2007, Bancorp had exposure of 12.01% and 9.24% respectively of total loans related to the program, compared to 12.1% and 10.4%, respectively, at December 2006.

          Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management’s policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more unless, in the determination of management, the principal and interest on the loan are well collateralized and in the process of collection. Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.

          Real estate acquired by Bancorp as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned (“OREO”). OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further write-downs in OREO are recorded at the time management believes additional deterioration in value has occurred and are charged to non-interest expense. Bancorp had no OREO property as of September 30, 2007 or December 31, 2006.

          Allowance for Loan Losses. At September 30, 2007, the allowance for loan losses was $2.4 million or 0.86% of total loans. At December 31, 2006, the allowance for loan losses was $2.1 million or 0.84% of total loans as compared to $1.9 million or 0.99% at December 31, 2005. In originating loans, Bancorp recognizes that credit losses will be experienced and the risk of loss will vary with, among other things: general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and, in the case of a collateralized loan, the quality of the collateral for such a loan. The allowance for loan losses represents Bancorp’s estimate of the allowance necessary to provide for probable incurred losses in the loan portfolio. In making this determination, Bancorp analyzes the ultimate collectability of the loans in its portfolio, feedback provided by internal loan staff, the independent loan review function, and information provided by examinations performed by regulatory agencies. Bancorp makes an ongoing evaluation as to the adequacy of the allowance for loan losses.

          On a quarterly basis, management reviews the adequacy of the allowance for loan losses. Commercial credits are graded by the loan officers and the loan review function validates the officers’ grades. In the event that the loan review function downgrades the loan, it is included in the allowance analysis at the lower grade. To establish the appropriate level of the allowance, a sample of loans (including all impaired and nonperforming loans) are reviewed and classified as to potential loss exposure.

          Based on an estimation computed pursuant to the requirements of Financial Accounting Standards Board (“FASB”) Statement No. 5, “Accounting for Contingencies,” and FASB Statements Nos. 114 and 118, “Accounting by Creditors for Impairment of a Loan,” the analysis of the allowance for loan losses consists of three (3) components: (i) specific credit allocation established for expected losses resulting from analysis developed through specific credit allocations on individual loans for which the recorded investment in the loan exceeds the fair value; (ii) general portfolio allocation based on historical loan loss experience for each loan category; and (iii) subjective reserves based on general economic conditions as well as specific economic factors in the markets in which Bancorp operates.

          The specific credit allocation component of the allowance for loan losses is based on a regular analysis of loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The fair value of the loan is determined based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the market price of the loan, or, if the loan is collateral dependent, the fair value of the underlying collateral less cost of sale.

          The general portfolio allocation component of the allowance for loan losses is determined statistically using a loss analysis that examines historical loan loss experience. The loss analysis is performed quarterly and loss factors are updated regularly based on actual experience. The general portfolio allocation element of the allowance for loan losses also includes consideration of the amounts necessary for concentrations and changes in portfolio mix and volume.

          The allowance for loan losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed quarterly, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the provision for loan losses. The methodology used to determine the adequacy of the allowance for loan losses is consistent with prior years, and there were no reallocations.

          Management remains watchful of credit quality issues. Should the economic climate deteriorate from current levels, borrowers may experience difficulty, and the level of non-performing loans, charge-offs and delinquencies could rise and require further increase in the provision.

          The following table summarizes the amounts of impaired loans, all of which were considered collateral dependent:

	September 30, 2007	December 31,

(Dollars in thousands)		2006	2005	2004	2003	2002

Loans identified as impaired:
Gross loans with no related allowance for loan losses	$15	$65	$—	$—	$968	$—
Gross loans with related allowance for loan losses recorded (*)	1,275	1,914	1,671	772	591	1,954

Total in impaired loans	$1,290	$1,979	$1,671	$772	$1,559	$1,954

Allowances on these loans	(703)	(905)	(870)	(109)	(89)	(305)
(*) Government guaranteed portion	$—	$436	$406	$—	$968	$—

          The average net investment in impaired loans and interest income recognized and received on impaired loans during each of the periods indicated was as follows:

(Dollars in thousands)

	Nine months ended September 30, 2007

		Year ended December 31,

		2006	2005	2004	2003	2002

Average investment in impaired loans	$1,317	$1,755	$1,702	$724	$983	$1,176
Interest income recognized on impaired loans	150	21	18	12	16	82
Interest income received on impaired loans	93	18	10	10	9	72

          As of September 30, 2007, and as of December 31, 2006, 2005, 2004, 2003 and 2002, past due and non-accrual loans (together totaling nonperforming loans) were as follows:

(Dollars in thousands)

	September 30,		December 31,

	2007		2006		2005

	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans

Past due 90 or more days and still accruing	$—	0.00%	$—	0.00%	$541	0.28%

Non-accrual	486	0.18%	1,112	0.44%	839	0.44%

Total nonperforming loans	$486	0.18%	$1,112	0.44%	$1,380	0.72%

Allowance for loan losses/loans		0.86%		0.84%		0.99%
Allowance for loan losses, non-performing loans		485.00%		193.00%		137.00%

(Dollars in thousands)

	December 31,
	2004		2003		2002
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans

Past due 90 or more days and still accruing	$—	0.00%	$19	0.05%	$14	0.04%

Non-accrual	608	0.68%	1,559	3.93%	183	0.48%

Total nonperforming loans	$608	0.68%	$1,578	3.98%	$197	0.52%

Allowance for loan losses/loans		1.48%		2.58%		2.02%
Allowance for loan losses, non-performaning loans		218.0%		65.0%		385.0%

          During the nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005, 2004, 2003 and 2002, the activity in Bancorp’s allowance for loan losses (dollars in thousands) was as follows:

(Dollars in thousands)

	Nine months ended September 30,				Year ended December 31,

	2007		2006		2006		2005		2004		2003	2002

Balance at beginning of period	$2,149		$1,893		$1,893		$1,328		$1,021		$758	$356
Provision charged to expense	145		135		181		194		53		2,256	769
Effect of acquisition	—		—		—		—		190		—	—
Charge offs	(190)		(73)		(73)		(15)		(98)		(2,008)	(367)
Recoveries	255		141		148		386		162		15	—

Balance at end of period	$2,359		$2,096		$2,149		$1,893		$1,328		$1,021	$758

Net charge-offs (recoveries)/Average total loans	(0.03%	)	(0.04%	)	(0.03%	)	(0.27%	)	(0.10%	)	5.45%	1.09%

          The following table reflects the allowance allocation per loan category and percent of loans in each category to total loans:

(Dollars in thousands)

			December 31,
	September 30, 2007
			2006		2005		2004		2003		2002

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Commercial loans	$941	20%	$1,101	20%	$1,044	21%	$638	25%	$464	32%	$278	41%
Real estate loans	1,029	77%	1,012	79%	737	75%	660	72%	539	66%	377	55%
Consumer loans	50	3%	36	1%	55	4%	26	3%	7	2%	93	4%
Other	339	—	—	—	57	—	4	—	11	—	10	—

Total	$2,359	100%	$2,149	100%	$1,893	100%	$1,328	100%	$1,021	100%	$758	100%

          The following tables reflect charge-offs and recoveries per loan category:

(Dollars in thousands)

	September 30,				December 31,

	2007		2006		2006		2005

	Charge-off	Recovery	Charge-off	Recovery	Charge-off	Recovery	Charge-off	Recovery

Real estate	$—	$240	$—	$11	$—	$18	$—	$325
Commercial	190	15	62	119	62	119	15	61
Consumer and others	—	—	11	11	11	11	—	—

Total	$190	$255	$190	$141	$73	$148	$15	$386

(Dollars in thousands)

	December 31,

	2004		2003		2002

	Charge-off	Recovery	Charge-off	Recovery	Charge-off	Recovery

Real estate	$—	$65	$883	$3	$—	$—
Commercial	94	85	1,107	10	360	—
Consumer and others	4	12	18	2	7	—

Total	$98	$162	$2,008	$15	$367	$—

               Investment Securities

          Bancorp’s consolidated securities portfolio, which represented 12.92% of Bancorp’s average earning asset base for the year ended December 31, 2006, as compared to 16.28% for the year ended December 31, 2005, is managed to minimize interest rate risk, maintain sufficient liquidity, and maximize return. The portfolio includes several callable agency debentures, adjustable rate mortgage pass-throughs, and collateralized mortgage obligations. Corporate obligations consist of investment grade obligations of public corporations. Bancorp’s financial planning anticipates income streams generated by the securities portfolio based on normal maturity and reinvestment.

          The following table sets forth the carrying amount of Bancorp’s investments portfolio, all of which was classified as “available-for-sale”, as of September 30, 2007, December 31, 2006, 2005 and 2004:

(Dollars in thousands)

	September 30	December 31,

	2007	2006	2005	2004

Fair value of investment in:
U.S. Treasury and Federal agencies	$34,437	$28,942	$29,465	$23,195
Mortgage backed securities	4,087	3,673	4,424	5,891
Corporate obligations	250	252	503	505

	$38,774	$32,867	$34,392	$29,591

          The following table sets forth the fair value and weighted average yield of Bancorp’s investments portfolio as of September 30, 2007:

(Dollars in thousands)

	Fair Value	Weighted Average Yield

U.S. Treasury and Federal Agencies

Less than 12 months	$13,897	3.83%
Over one year through five years	5,998	4.91%
Over five through ten years	14,542	5.49%
Over ten years	—	—

Total	$34,437	4.71%

Corporate Obligations
Over ten years	$250	8.75%

Total	$250	8.75%

Mortgage Backed Securities
Less than 12 months	$—	—
Over one year through five years	1,480	3.58%
Over five through ten years	426	3.58%
Over ten years	1,200	5.13%

Total	$3,106	4.17%

Collateralized Mortgage Obligations
Less than 12 months	$—	—
Over one year through five years	—	—
Over five through ten years	491	4.22%
Over ten years	490	4.27%

Total	$981	4.24%

Total Book Value	$38,774	4.69%

          Bancorp has adopted Statement of Financial Accounting Standards No. 115 (“FAS 115”), which requires companies to classify investments securities, including mortgage-backed securities, as either held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses, reported as a separate component of stockholders’ equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings. As a result of the adoption of FAS 115, under which Bancorp expects to continue to hold its investment securities classified as available-for-sale, changes in the underlying market values of such securities can have a material adverse effect on Bancorp’s capital position. Typically, an increase in interest rates results in a decrease in underlying market value and a decrease in the level of principal repayments on mortgage-backed securities. As a result of changes in market interest rates, changes in the market value of available-for-sale securities resulted in increases of $292,000 and $229,000 in stockholders’ equity for the nine months ended September 30, 2007 and year ended December 31, 2006, with decreases of $515,000, $23,000, $68,000, and $71,000 during the years ended December 31, 2005, 2004, 2003 and 2002, respectively. These fluctuations in stockholders’ equity represent the impact of changes in interest rates on the value of these investments.

               Deposit Activities

          Deposits are the major source of Bancorp’s funds for lending and other investment purposes. Deposits are attracted principally from within Bancorp’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including “jumbo” certificates in denominations of $100,000 or more) and retirement savings plans.

          As of September 30, 2007, and as of December 31, 2006, 2005 and 2004, the distribution by type of Bancorp’s deposit accounts was as follows:

(Dollars in thousands)

			December 31,
	September 30, 2007
			2006		2005		2004

	Average Balance	Avg Rate	Average Balance	Avg Rate	Average Balance	Avg Rate	Average Balance	Avg Rate

Non interest bearing accounts	$66,401		$61,376		$44,417		$20,475

Interest bearing accounts
NOW accounts	$34,698	1.73%	$31,261	1.58%	$25,954	0.99%	$11,214	0.49%
Money market accounts	59,236	3.72%	47,729	3.13%	38,559	1.71%	22,413	1.11%
Savings accounts	3,097	0.34%	3,388	0.30%	3,819	0.30%	3,475	0.55%
Certificates of deposit	79,173	5.28%	64,220	4.58%	44,082	3.49%	30,432	3.01%

Total interest bearing deposits	$176,204	3.97%	$146,598	3.37%	$112,414	2.19%	$67,534	1.83%

Average total deposits	$242,605	2.88%	$207,974	2.37%	$156,831	1.57%	$88,009	1.41%

          As of September 30, 2007, certificate of deposits of $100,000 or more mature as follows:

(Dollars in thousands)

	Amount	Weighted Average Rate

Up to 3 months	$14,230	5.31%
3 to 6 months	20,921	5.28%
6 to 12 months	24,069	5.19%
Over 12 months	8,030	5.21%

	$67,250	5.24%

          Maturity terms, service fees and withdrawal penalties are established by Bancorp on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

                    Borrowings

          Bancorp’s borrowing activity during the periods of analysis were short term in nature. FHLB advances during 2007 have been one month fixed rate advances as compared to daily rate credit during the prior periods. The following tables reflects borrowing activity for the nine-month period ended September 30, 2007 and the years ended December 31, 2006, 2005 and 2004.

(Dollars in thousands)
	September 30, 2007				December 31, 2006

	Actual	Weighted Avg Rate	YTD Avg	Avg Rate Paid	Actual	Weighted Avg Rate	YTD Avg	Avg Rate Paid

Repurchase agreements	$24,802	3.02%	$18,050	4.10%	$18,859	4.11%	$17,050	3.84%
Fed Funds purchased	—	—	2,419	5.75%	2,876	5.79%	2,211	5.25%
FHLB advances	30,000	4.97%	28,091	5.44%	17,500	5.50%	9,493	5.47%

Total	$54,802		$48,560		$39,235		$28,754

(Dollars in thousands)

	December 31, 2005				December 31, 2004

	Actual	Weighted Avg Rate	YTD Avg	Avg Rate Paid	Actual	Weighted Avg Rate	YTD Avg	Avg Rate Paid

Repurchase agreements	$13,232	2.65%	$13,993	2.46%	$5,153	1.94%	$3,765	1.54%
Fed Funds purchased	6,392	4.61%	78	5.13%	—	—	—	—
FHLB advances	—	—	—	—	—	—	—	—

Total	$19,624		$14,071		$5,153		$3,765

          Maximum balance at any given month end during the periods of analysis is reflected in the following tables:

(Dollars in thousands)

	September 30, 2007		December 31, 2006

	Maximum Balance at any month-end		Maximum Balance at any month-end

Repurchase agreements	$27,537	Jan-07	$25,188	Oct-06
Fed Funds purchased	7,819	May-07	10,735	Mar-07
FHLB advances	30,500	Feb-07	17,500	Dec-06

(Dollars in thousands)

	December 31, 2005		December 31, 2004

	Maximum Balance at any month-end		Maximum Balance at any month-end

Repurchase agreements	$24,710	Nov-05	$7,120	Nov-04
Fed Funds purchased	6,392	Dec-05	—	—
FHLB advances	—	—	—	—

          Results of Operations

          Following is a condensed consolidated statement of operations for the nine month periods ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004:

(Dollars in thousands, except per share data)

	Nine months ended September 30,		Year ended December 31,

	2007	2006	2006	2005	2004

Interest income:
Loans	$16,842	$13,122	$18,314	$9,447	$4,292
Securities available for sale	1,224	945	1,276	990	723
Federal funds sold and other	366	236	358	542	291

Total interest income	18,432	14,303	19,948	10,979	5,306
Interest expense:
Deposits	5,235	3,349	4,943	2,465	1,238
Federal funds purchased and other borrowings	1,799	874	1,290	348	58

Total interest expense	7,034	4,223	6,233	2,813	1,296

Net interest income	11,398	10,080	13,715	8,166	4,010
Provision for loan losses	145	135	181	194	53

Net interest income after provision for loan losses	11,253	9,945	13,534	7,972	3,957

Non interest income:
Service charges and fees on deposit accounts	511	357	365	396	311
Gains on sales of government guaranteed loans	220	138	267	835	48
Gains on sales of residential loans	435	221	181	180	—
Gains on sales of securities	—	—	—	—	(20)
Other	374	260	605	245	133

Total non interest income	1,540	976	1,418	1,656	472

Non interest expense:
Salaries and employee benefits	7,205	6,046	8,418	5,447	4,044
Occupancy expense	2,733	2,319	3,081	2,214	1,802
Professional fees	185	139	196	167	273
Data processing	651	502	680	443	322
Advertising	148	177	208	198	184
Stationery and supplies	183	177	242	197	164
Other	1,631	1,426	2,062	1,517	1,275

Total non interest expense	12,736	10,786	14,887	10,183	8,064

Net income (loss)	$57	$135	$65	$(555)	$(3,635)

Net income (loss) per share	$0.01	$0.03	$0.01	$(0.20)	$(1.73)

          Bancorp recorded earnings of $57,000 during the nine months ended September 30, 2007 as compared to earnings of $135,000 during the nine months ended September 30, 2006, or a change in results of operations of $78,000.

          Bancorp recorded earnings of $65,000 for the year ended December 31, 2006 compared to a loss of $555,000 for the year ended December 31, 2005, an increase of $620,000 or 112%. The increase in income was primarily due to an increase in net interest income. Although net interest income increased as a result of growth of Bancorp’s loan portfolio, most of the increase was offset by an increase in other operating expenses. Operating expenses increased due to additional staff, facility and other costs associated with the opening of two locations in Broward County and one location in the Town of Palm Beach. Following the change in control, part of the new management strategy was to build the institution around experienced bankers and put in place an aggressive growth business plan for the future. As a result, Bancorp has grown from one location in mid 2003 to six full service banking locations as of the end of 2006. Two additional branches located in the cities of Hollywood and Coral Springs opened in 2007. In addition a new operations center located in West Palm Beach was opened in 2007.

          As noted above, Bancorp incurred a loss of $555,000 for the year ended December 31, 2005 as compared to a loss of $3.6 million for the year ended December 31, 2004, a decrease of $3.1 million or 85%. The decrease in the loss was primarily due to an increase in net interest income. Although net interest income increased as a result of growth of Bancorp’s loan portfolio, most of the increase was offset by an increase in other operating expenses. Operating expenses increased due to additional staff, facility and other costs associated with the opening of branches in downtown Ft. Lauderdale in July 2005, and in the Town of Palm Beach during the fourth quarter of 2005.

                    Net Interest Income

          Net interest income, which constitutes the principal source of income for Bancorp, represents the excess of interest income on interest-earning assets over interest expense on interest-bearing liabilities. The principal interest-earning assets are federal funds sold, investment securities and loans. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts (“NOW accounts”), savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

          The following table reflects the components of net interest income, setting forth for the periods presented, (1) average assets, liabilities and stockholders’ equity, (2) interest income earned on interest-earning assets and interest paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) Bancorp’s net interest spread (i.e., the average yield on interest-earning assets less the average rate on interest-bearing liabilities) and (5) Bancorp’s net interest margin (i.e., the net yield on interest earning assets).

          Net interest earnings for the nine-month periods ended September 30, 2007 and 2006 is reflected on the following table:

	Nine months ended

	September 30, 2007			September 30, 2006

(Dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid

Assets
Interest earning assets
Due from banks	$372	$15	5.18%	$212	$8	4.91%
Federal funds sold and securities purchased under resale agreements	5,646	218	5.17%	4,008	152	5.08%
Investment securities	38,949	1,357	4.65%	33,964	1,021	4.01%
Loans	271,883	16,842	8.28%	217,412	13,122	8.07%

Total interest earning assets	316,850	18,432	7.78%	255,596	14,303	7.48%

Non interest earning assets	29,222			25,985
Allowance for loan losses	(2,187)			(1,983)

Total assets	$343,885			$279,598

Liabilities and Stockholders’ Equity
Interest bearing liabilities
NOW accounts	$34,698	$449	1.73%	$30,044	$354	1.57%
Money market accounts	59,236	1,649	3.72%	45,694	1,009	2.95%
Savings accounts	3,097	8	0.34%	3,427	8	0.30%
Certificates of deposit	79,173	3,129	5.28%	60,797	1,978	4.35%
Other borrowings	48,560	1,799	4.95%	26,878	874	4.35%

Total interest bearing liabilities	224,764	7,034	4.18%	166,840	4,223	3.38%

Non interest bearing liabilities
Demand deposit accounts	66,401			60,938
Other liabilities	1,729			1,402

Total non interest bearing liabilities	68,130			62,340

Stockholders’ equity	50,991			50,418

Total liabilities and stockholders’ equity	$343,885			$279,598

Net interest spread		$11,398	3.60%		$10,080	4.10%

Net interest on average earning assets - Margin			4.81%			5.27%

          Net interest income was $11.4 million for the nine months ended September 30, 2007, as compared to $10.1 million for the nine months ended September 30, 2006, an increase of $1.3 million or 13.07%. The increase resulted primarily from an increase in earning assets of $61.3 million or 24%. However, the net interest margin (i.e., net interest income divided by average earning assets) decreased 46 basis points from 5.27% during the nine months ended September 30, 2006 to 4.81% during the nine months ended September 30, 2007, mainly the result of higher cost of funds and higher volume of borrowings, resulting from a slowdown in deposit growth during 2007, which, in part, resulted in the increase in borrowings. At the same time, Bancorp has conservatively remained competitive with interest rates offered to its customers..

          Net interest earnings for the years ended December 31, 2006 and 2005 is reflected on the following table:

(Dollars in thousands)

	Year Ended December 31, 2006			Year Ended December 31, 2005

	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid

Interest earning assets
Due from banks	$259	$13	5.08%	$94	$3	3.04%
Federal funds sold and securities purchased under resale agreements	4,595	235	5.12%	15,918	491	3.09%
Investment securities	34,082	1,386	4.07%	29,489	1,038	3.52%
Loans	224,893	18,314	8.14%	135,662	9,447	6.96%

Total interest earning assets	263,829	19,948	7.56%	181,163	10,979	6.06%

Non interest earning assets	26,988			17,765
Allowance for loan losses	(2,013)			(1,618)

Total assets	$288,804			$197,310

Interest bearing liabilities
NOW accounts	31,261	494	1.58%	25,954	256	0.99%
Money market accounts	47,729	1,494	3.13%	38,559	661	1.71%
Savings accounts	3,388	10	0.30%	3,819	11	0.30%
Certificates of deposit	64,220	2,945	4.58%	44,082	1,537	3.49%
Other borrowings	28,754	1,290	4.49%	14,071	348	2.47%

Total interest bearing liabilities	175,352	6,233	3.55%	126,485	2,813	2.22%
Non interest bearing liabilities
Demand deposit accounts	61,376			44,417
Other liabilities	1,518			1,211

Total non interest bearing liabilities	62,894			45,628
Stockholders’ equity	50,558			25,197

Total liabilities and stockholders’ equity	$288,804			$197,310

Net interest spread		$13,715	4.01%		$8,166	3.84%

Net interest on average earning assets - Margin			5.20%			4.51%

          Net interest income was $13.7 million for the year ended December 31, 2006 compared with $8.2 million for the year ended December 31, 2005, an increase of $5.5 million or 67.95%. The increase resulted primarily from an increase in earning assets of $82.7 million or 45.6%. Net interest margin increased from 4.51% during the year ended December 31, 2005 to 5.20% during the year ended December 31, 2006. The increase was mainly attributed to a gradual increase in the general level of interest rates and a considerable increase in average loans of $89.2 million in 2006.

          Net interest earnings for the years ended December 31, 2005 and 2004 are reflected (dollars in thousands) on the following table:

(Dollars in thousands)

	Year ended December 31, 2005			Year ended December 31, 2004

	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid

Assets
Interest earning assets
Due from banks	$94	$3	3.04%	$96	$2	2.08%
Federal funds sold and securities purchased under resale agreements	15,918	491	3.09%	18,620	262	1.41%
Investment securities	29,489	1,038	3.52%	22,202	750	3.38%
Loans	135,662	9,447	6.96%	63,795	4,292	6.73%

Total interest earning assets	181,163	$10,979	6.06%	104,713	$5,306	5.07%

Non interest earning assets	17,765			10,915
Allowance for loan losses	(1,618)			(1,211)

Total assets	$197,310			$114,417

Liabilities and Stockholders’ Equity
Interest bearing liabilities
NOW accounts	$25,954	$256	0.99%	$11,214	$55	0.49%
Money market accounts	38,559	661	1.71%	22,413	249	1.11%
Savings accounts	3,819	11	0.30%	3,475	19	0.55%
Certificates of deposit	44,082	1,537	3.49%	30,432	915	3.01%
Other borrowings	14,071	348	2.47%	3,765	58	1.54%

Total interest bearing liabilities	126,485	2,813	2.22%	71,299	1,296	1.82%

Non interest bearing liabilities
Demand deposit accounts	44,417			20,475
Other liabilities	1,211			1,436

Total non interest bearing liabilities	45,628			21,911

Stockholders’ equity	25,197			21,207

Total liabilities and stockholders’ equity	$197,310			$114,417

Net interest spread		$8,166	3.84%		$4,010	3.25%

Net interest on average earning assets - Margin			4.51%			3.83%

          Net interest income was $8.2 million for the year ended December 31, 2005 compared with $4.0 million for the year ended December 31, 2004, an increase of $4.2 million or 103.6%. The increase resulted primarily from an increase in earning assets of $76.5 million or 73.0%. Net interest margin increased from 3.83% during the year ended December 31, 2004 to 4.51% during the year ended December 31, 2005. The increase was caused by a gradual increase in the general level of interest rates and a considerable increase in average loans of $71.9 million in 2005.

Rate Volume Analysis

          The following table sets forth certain information regarding changes in Bancorp’s interest income and interest expense for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006, and during the year ended December 31, 2006 as compared to the year ended December 31, 2005, and during the year ended December 31, 2005 as compared to the year ended December 31, 2004. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

          Changes in interest earnings for the nine-month periods ended September 30, 2007 and 2006:

(Dollars in thousands)

	Nine months ended September 30, 2007 and 2006

	Change in Interest Income/ Expense	Variance Due to Volume Changes	Variance Due to Rate Changes

Assets
Interest earning assets
Due from banks	$7	$6	$1
Federal funds sold and securities purchased under resale agreements	66	63	3
Investment securities	336	161	175
Loans	3,720	3,366	354

Total interest earning assets	$4,129	$3,596	$533

Liabilities and Stockholders’ Equity
Interest bearing liabilities
NOW accounts	$95	$58	$37
Money market accounts	640	341	299
Savings accounts	—	(1)	1
Certificates of deposit	1,151	673	478
Other borrowings	925	789	136

Total interest bearing liabilities	$2,811	$1,860	$951

Net interest spread	$1,318	$1,736	$(418)

Changes in interest earnings for the years ended December 31, 2006 and 2005:

(Dollars in thousands)

	Years ended December 31, 2006 and 2005

	Change in Interest Income/ Expense	Variance Due to Volume Changes	Variance Due to Rate Changes

Assets
Interest earning assets
Due from banks	$10	$8	$2
Federal funds sold and securities purchased under resale agreements	(256)	(469)	213
Investment securities	348	174	174
Loans	8,867	7,051	1,816

Total interest earning assets	$8,969	$6,764	$2,205

Liabilities and Stockholders’ Equity
Interest bearing liabilities
NOW accounts	$238	$60	$178
Money market accounts	833	186	647
Savings accounts	(1)	(1)	—
Certificates of deposit	1,407	833	574
Other borrowings	942	529	413

Total interest bearing liabilities	$3,419	$1,607	$1,812

Net interest spread	$5,550	$5,157	$393

Changes in interest earnings for the years ended December 31, 2005 and 2004:

(Dollars in thousands)

	Years ended December 31, 2005 and 2004

	Change in Interest Income/ Expense	Variance Due to Volume Changes	Variance Due to Rate Changes

Assets
Interest earning assets
Due from banks	$1	$—	$1
Federal funds sold and securities purchased under resale agreements	229	(43)	272
Investment securities	288	255	33
Loans	5,155	4,999	156

Total interest earning assets	$5,673	$5,211	$462

Liabilities and Stockholders’ Equity
Interest bearing liabilities
NOW accounts	$201	$114	$87
Money market accounts	412	235	177
Savings accounts	(8)	(2)	(10)
Certificates of deposit	622	459	163
Other borrowings	290	237	53

Total interest bearing liabilities	$1,517	$1,047	$470

Net interest spread	$4,156	$4,164	$(8)

                    Provision for Loan Losses

          The provision for loan losses is charged to earnings to bring the allowance for loan losses to a level deemed appropriate by management and is based upon anticipated experience, the volume and type of lending conducted by Bancorp, the amounts of past due and non-performing loans, general economic conditions, particularly as they relate to Bancorp’s market area, and other factors related to the collectability of Bancorp’s loan portfolio. For the nine months ended September 30, 2007, the provision for loan losses was $145,000 as compared to $135,000 for the nine months ended September 30, 2006. During the nine months ended September 30, 2007, the provision for loan losses was minimal as recoveries have exceeded charge offs during the period and loan growth was minimal for the period. For the year ended December 31, 2006 the provision for loan losses was $181,000, as compared to $194,000 for the year ended December 31, 2005. For the year ended December 31, 2004 the provision for loan losses was $53,000, as compared to $2.3 million for the year ended December 31, 2003. The decrease of $2.2 million was primarily attributable to loan charge offs during 2003 as part of the clean up effort of the original loan portfolio that existed at the time of the change of control. For the year ended December 31, 2002, the provision for loan losses was $769,000. As of September 30, 2007, December 31, 2006, December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002, the allowance for loan losses was 0.86%, 0.84%, 0.99%, 1.48%, 2.58% and 2.02%, respectively, of total loans. As of September 30, 2007, December 31, 2006, December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002, the allowance for loan losses to non-accrual loans was 485.0%, 193.0%, 226.0%, 218.0%, 65.0% and 414.0%, respectively.

                    Non-Interest Income

          Following is a schedule of non-interest income for the nine-month periods ended September 30, 2007 and 2006, December 31, 2006, 2005 and 2004:

(Dollars in thousands)

	Nine months ended September 30,		Year ended December 31,

	2007	2006	2006	2005	2004

Service charges and fees on deposit accounts	$511	$357	$365	$396	$311
Loss on sale of securities	—	—	—	—	(20)
Gain on sale of government guaranteed loans	220	138	267	835	48
Gain on sale of residential loans	435	221	181	180	—
Other	374	260	605	245	133

	$1,540	$976	$1,418	$1,656	$472

          Service charges and fees on deposit accounts has increased by $154,000 or 43.1% for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006. This increase was primarily due to growth in average deposits of $41.7 million or 20.8%.

          The loss on sale of securities of $20,000 during the year ended December 31, 2004, related specifically to the sale of a mutual fund investment carrying a low interest rate, which management elected to sell to avoid greater losses in light of market conditions at the time and expected continued deterioration of its market price. As indicated in “Loans” above, Bancorp generally sells the guaranteed portions of SBA loans it originates. Gain on sales of loans represents the portion of the gain on such sales that is recognizable under FASB Statement No. 140. Included in other fee income is loan servicing fee income on the portion of SBA loans sold. The amount recognized as income is directly related to the balances of loans outstanding serviced by Bancorp. In addition, Bancorp sells most of its first mortgage residential loans, servicing released.

               Non-Interest Expenses

          Following is a schedule of non-interest expense for the nine-month periods ended September 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004:

(Dollars in thousands)

	Nine months ended September 30,		Year ended December 31,

	2007	2006	2006	2005	2004

Salaries and employee benefits	$7,205	$6,046	$8,418	$5,447	$4,044
Occupancy expense	2,733	2,319	3,081	2,214	1,802
Professional fees	185	139	196	167	273
Data processing	651	502	680	443	322
Advertising	148	177	208	198	184
Stationary and supplies	183	177	242	197	164
Other	1,631	1,426	2,062	1,517	1,275

	$12,736	$10,786	$14,887	$10,183	$8,064

          During the nine month-month period ended September 30, 2007, non-interest expenses increased to $12.7 million as compared to $10.8 million for the nine-month period ended September 30, 2006, an increase of $2.0 million or 18.1%. During the year ended December 31, 2006, non-interest expenses increased to $14.9 million from $10.2 million during the year ended December 31, 2005, an increase of $4.7 million, or 46.2%. During the year ended December 31, 2005, non-interest expenses increased to $10.2 million from $8.1 million during the year ended December 31, 2004, an increase of $2.1 million, or 26.3%.

          The overall increase in non-interest expense on a year over year basis is mainly attributed to the rapid increase in growth in accordance with the business plans established since the change in control in 2003. Bancorp has added seven branches since July 2003, as well as the related support staff to facilitate its growth.

          On June 30, 2003, Bancorp had 16 employees. As planned following the change in control in 2003 and for subsequent years 2004, 2005, 2006 and 2007, Bancorp hired experienced and seasoned bankers bringing the total number of employees to 109 as of September 30, 2007. During the year ended December 31, 2006, compensation and benefits increased to $8.4 million from $5.4 million for the year ended December 31, 2005, an increase of $3.0 million or 54.5%. This increase was due to the increase in the number of employees, as described above, as well as normal compensation and benefit increases for existing employees.

          During the period ended September 30, 2007, Bancorp consolidated its operation centers into a new facility, opened two new locations, one in Coral Springs, Florida, and one in Hollywood, Florida, which rendered an increased non-interest expense for the period as compared to the period ended September 30, 2006. In addition, as a result of an overall slowdown in the markets served by Bancorp, Bancorp announced a number of cost cutting initiatives in late 2006, which were implemented in 2007. This effort resulted in a decrease in overall staff from 133 employees at December 31, 2006 to 109 at September 30, 2007. Severance payments related to terminated employees were approximately $150,000 for the period ended September 30, 2007.

          Occupancy expense during the nine-month period ended September 30, 2007 increased to $2.7 million as compared to $2.3 million during the nine-month period ended September 30, 2006, an increase of $0.4 million or 17.9% resulting from opening the Coral Springs and Hollywood branches, an operations center and the permanent branch location in West Palm Beach during the year. Occupancy expense during the year ended December 31, 2006 increased to $3.1 million from $2.2 million during the year ended December 31, 2005, an increase of $0.9 million or 39.2%. The increase was primarily due to opening of two locations in Broward County and one location in the Town of Palm Beach, which had a full effect in 2006.

          The increases in both data processing and other non-interest expenses during the year ended December 31, 2006, as compared to the year ended December 31, 2005, were primarily due to the rapid growth of Bancorp described above.

               Income Tax Expense (Benefit)

          No income tax expense or benefit was recognized for the nine months ended September 30, 2007 and 2006 or the years ended December 31, 2006, 2005, 2004, 2003 or 2002. From 2002 through 2005, Bancorp experienced net losses. During this time frame, a valuation allowance was recorded to completely offset the deferred tax assets associated with the net operating loss carryforwards generated by these net losses. From 2006 through September 30, 2007, a portion of the valuation allowance was used to reduce the tax expense associated with the net income earned during those periods.

          The valuation allowance established on the remaining deferred tax assets associated with the net operating loss carryforwards will be reversed at the point in time at which management estimates the tax benefits will be able to be utilized prior to their expiration.

          Quarterly Financial Results

          Following is a condensed quarterly consolidated statement of operations (dollars in thousands except per share amounts) for each quarter of 2007, 2006, and 2005:

Dollars in thousands, except per share data

	Quarter ended

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,

	2007	2007	2007	2006	2006	2006	2006	2005	2005	2005	2005

Total interest income	$6,337	$6,199	$5,894	$5,645	$5,342	$4,705	$4,257	$3,693	$3,005	$2,425	$1,857
Total interest expense	2,364	2,343	2,326	2,010	1,802	1,322	1,098	946	823	632	413

Net interest income	3,973	3,856	3,568	3,635	3,540	3,383	3,159	2,747	2,182	1,793	1,444
Provision for loan losses	—	85	60	46	35	—	100	150	40	—	4
Net interest income after provision for loan losses	3,973	3,771	3,508	3,589	3,505	3,383	3,059	2,597	2,142	1,793	1,440

Total non interest income	446	615	482	442	365	232	381	343	498	427	389

Total non interest expense	4,448	4,305	3,985	4,101	3,828	3,566	3,396	2,909	2,648	2,333	2,294

Net income (loss)	$(29)	$81	$5	$(70)	$42	$49	$44	$31	$(8)	$(113)	$(465)

Basic and diluted earnings (loss) per share	$(0.01)	$0.02	$0.00	$(0.01)	$0.01	$0.01	$0.01	$0.01	$0.00	$(0.04)	$(0.18)

          Effect of New Pronouncements

          In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 had no affect on Bancorp’s financial statements. Bancorp has no unrecognized tax benefits and does not anticipate any increase in unrecognized benefits during 2007 relative to any tax positions taken prior to September 30, 2007. Should the accrual of any interest or penalties relative to unrecognized tax benefits be necessary, it is Bancorp’s policy to record such accruals in its income taxes accounts; no such accruals exist as of January 1, 2007. Bancorp and its subsidiary file a consolidated U.S. federal income tax return and corporate income tax return in the State of Florida. These returns are subject to examination by taxing authorities for all years after 2003.

          In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This Issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This Issue is effective for fiscal years beginning after December 15, 2006. The adoption of this Issue did not have a material impact on the financial statements.

          Effect of Newly Issued But Not Yet Effective Accounting Standards:

          In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The Statement is effective for fiscal years beginning after November 15, 2007. Bancorp has not completed its evaluation of the impact of the adoption of this Statement.

          In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective for fiscal years beginning after November 15, 2007. Bancorp has not completed its evaluation of the impact of the adoption of this Statement.

          In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This Issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This Issue is effective for fiscal years beginning after December 15, 2007. Under the current agreements, adoption of this Issue will have no impact on Bancorp’s financial statements.

          Liquidity

          Bancorp manages its liquidity position with the objective of maintaining sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. In addition to the normal inflow of funds from core-deposit growth together with repayments and maturities of loans and investments, Bancorp utilizes other short-term funding sources such as brokered time deposits, securities sold under agreements to repurchase, overnight federal funds purchased from correspondent banks and the acceptance of short-term deposits from public entities, and Federal Home Loan Bank advances.

          Bancorp monitors and manages it liquidity position on several bases, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated depository buildups or runoffs.

          Bancorp classifies all of its securities as available-for-sale, thereby maintaining significant liquidity. Bancorp’s liquidity position is further enhanced by structuring its loan portfolio interest payments as monthly complemented by retail credit and residential mortgage loans in Bancorp’s loan portfolio, resulting in a steady stream of loan repayments. In managing its investment portfolio, Bancorp provides for staggered maturities so that cash flows are provided as such investments mature.

          Bancorp’s cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash flows used in investing activities offset by those provided by operating activities and financing activities, resulted in a net increase in cash and cash equivalents of $14.7 million from December 31, 2005 to December 31, 2006.

          During 2006, Bancorp experienced net cash inflows of $84.7 million in financing activities primarily due to an increase in deposits $54.2 million and $17.5 million from borrowings from the FHLB. In contrast, net cash outflows of $64.0 million were used in funding of loans.

          Bancorp’s securities portfolio, federal funds sold, and cash and due from bank deposit balances serve as primary sources of liquidity for 1st United.

          At September 30, 2007, Bancorp had commitments to originate loans totaling $84.6 million. Scheduled maturities of certificates of deposit during the twelve months following September 30, 2007 totaled $66.7 million.

          Management believes that Bancorp has adequate resources to fund all its commitments, that substantially all of its existing commitments will be funded in the subsequent twelve months and, if so desired, that it can adjust the rates on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment. At September 30, 2007, Bancorp had short term lines available from correspondent banks totaling $ 16.2 million, and a borrowing capacity from the FHLB (20% of assets) of $40.2 million, for a total credit available of $56.4 million.

          Contractual agreements at September 30, 2007 are as follows.

(Dollars in thousands)	Within 1 year	1-5 years	After 5 years	Total

FHLB advances	$30,000	$—	$—	$30,000
Certificate of deposits	66,691	10,117	—	76,808
Loan Participation payable	735	—	—	735
Operating leases	2,078	5,964	7,102	15,144

Total contractual obligations	$99,504	$16,081	$7,102	$122,687

          Asset Liability Management

          Bancorp manages its assets and liabilities through 1st United’s ALCO Board Committee which meets monthly. Management closely monitors 1st United’s three interest risk calculations reporting the results of its rate stress testing to ALCO on a quarterly basis. 1st United has been consistently within policy limits on rates stress test up and down 100, 200, and 300 basis points, both for net interest margin and EVE (Economic Value of Equity). Management has closely monitored 1st United’s gap position which for the most part has been asset sensitive during a rising rate environment. Variations on EVE have consistently shown low volatility.

          The following tables illustrate the above measurements at year end December 31, 2006:

Net Interest Margin

Actual Change at (+ or -) hundred-basis change in interest rates

(Dollars in thousands)	-300	-200	-100	0	100	200	300

Total Interest at:	$12,951	$13,486	$14,007	$14,519	$15,027	$15,526	$16,016
Interest change at:	(1,568)	(1,033)	(512)	—	508	1,007	1,497
% change at:	—	(7.11)%	(3.53)%	—	3.50%	6.94%	10.31%
Policy Approved Limits
Less than:	(20.00)%	(15.00)%	(10.00)%	0	10.00%	15.00%	20.00%

Economic Value of Equity

Actual Change at (+ or -) hundred-basis change in interest rates

(Dollars in thousands)	-300	-200	-100	0	100	200	300

Equity value at:	$31,266	$32,029	$32,793	$33,295	$33,522	$33,443	$33,507
Value change at:	(2,029)	(1,266)	(502)	—	227	148	212
% change at:	(6.00)%	(4.00)%	(2.00)%	—	1.00%	0%	1.00%
Policy Approved Limits
Less than:	(30.00)%	(25.00)%	(10.00)%	0	10.00%	25.00%	30.00%

The measurements at September 30, 2007 were not substantially different from December 31, 2007.

Rate Sensitive Assets over Rate Sensitive Liabilities

          At December 31, 2006 the twelve month gap position was at 1.25.

(Dollars in thousands)	Up to 3 months	>3 months <1 year	>1 year <3 years	>3 years <5 years	>5 years	Total

Interest bearing deposits	$361	$75	$—	$—	$—	$436
Federal funds sold	500	—	—	—	—	500
Available for sale securities	2,663	9,186	13,354	4,226	3,438	32,867
FHLB stock	1,281	—	—	—	—	1,281
FRB Stock	1,150	—	—	—	—	1,150
Loans	187,209	34,372	17,433	7,084	10,830	256,928

Total interest earning assets	$193,164	$43,633	$30,787	$11,310	$14,268	$293,162

NOW accounts	$19,823	$—	$—	$—	$—	$19,823
IOTA accounts	13,336	—	—	—	—	13,336
Money market accounts	56,002	—	—	—	—	56,002
Regular savings accounts	3,288	—	—	—	—	3,288
Certificate of deposit	16,292	42,126	11,150	6,871	—	76,439
Repurchase agreements	18,859	—	—	—	—	18,859
Federal funds purchased & FHLB Advances	20,376	—	—	—	—	20,376

Total interest bearing liabilities	$147,976	$42,126	$11,150	$6,871	$—	$208,123

Gap	45,188	1,507	19,637	4,439	14,268	$85,039

Cumulative gap	$45,188	$46,695	$66,332	$70,771	$85,039

Cumulative gap ratio	1.31	1.25	1.33	1.34	1.41

ALCO Policy limit		1.50

          With market expectations of a potential down swing in interest rates, management has taken appropriate measures to reduce 1st United Bank’s asset sensitive position by offering fixed rate loans and extending the duration of the investment portfolio.

          Critical Accounting Policies

               Allowance for Loan Losses

          The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

          The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

          A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

               Income Taxes

          Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.

          The realization of deferred tax assets associated with the net operating loss carryforward, which expire in 2025, as well as other deductible temporary differences is dependent upon generating sufficient future taxable income. A valuation allowance has been recorded to offset the net deferred tax assets to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization.

Employees

          As of September 30 2007, Bancorp employed 109 full-time employees and two part-time employees. The employees are not represented by a collective bargaining unit. Bancorp considers relations with employees to be good.

Properties

          Bancorp’s operations are conducted from its main office located in Boca Raton, Florida, with four branches and an operations center in Palm Beach County and four branches and an executive center in Broward County, Florida. All locations are leased by the company. The main office of Bancorp is located at One North Federal Highway, Boca Raton, Florida, in a three-story building, of which two floors are leased by Bancorp.

Legal Proceedings

          Bancorp is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Bancorp which, if determined adversely, would have a material adverse effect on Bancorp’s financial position, liquidity, or results of operations.

Market Price and Dividends on Bancorp Common Stock

          There is no established public trading market for shares of Bancorp common stock. As a result, any market in Bancorp common stock prior to the Merger should be characterized as illiquid and irregular. The last known sale of Bancorp common stock of which management is aware occurred on July 11, 2007 at a price of $14.50 per share, which was also the last known sale prior to the public announcement of the Merger. The table below sets forth the high and low trade prices for Bancorp common stock of which its management is aware for the periods indicated. A dash indicates periods during which management was unaware of any trades. Bancorp has never declared a cash dividend on its common stock. As of the record date, Bancorp common stock was held by approximately 440 shareholders of record.

	High	Low
2007
First Quarter	$14.50	$14.50
Second Quarter	14.50	14.50
Third Quarter	14.50	14.50
Fourth Quarter (through November 1, 2007)	—	—

2006
First Quarter	$14.50	$13.50
Second Quarter	—	—
Third Quarter	17.00	17.00
Fourth Quarter	13.50	13.50

2005
First Quarter	$—	$—
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	14.50	13.50

          In the fourth quarter of 2005 and the first quarter of 2006, Bancorp sold an aggregate of 1,966,810 shares of its common stock at $13.50 per share for an aggregate gross proceeds of $26.6 million. In 2004, Bancorp sold 1,600,000 shares of its common stock at $12.50 per share for gross proceeds of $20.0 million. In 2003, Bancorp sold 943,430 shares of its common stock at $10.50 per share for gross proceeds of $9.9 million. In each of these offerings, Bancorp sold its common stock under the exemption from registration provided by Section 4(2) of the Securities Act and the rules, including Rule 506 of Regulation D, promulgated thereunder.

          This proxy statement/prospectus is part of a registration statement on Form S-4 that Bancorp is filing in connection with the Merger. The Form S-4 registers the issuance of the shares of Bancorp common stock to Equitable shareholders under the Securities Act. Because these shares will be issued in connection with a registered offering, unless you are an affiliate of Equitable, the shares of Bancorp common stock that you receive in the Merger will be freely tradable. “Affiliates” typically include directors, executive officers and beneficial owners of 10% or more of Bancorp’s common stock. See “TRANSER RESTRICTIONS”.

          Filing the registration statement on Form S-4, however, does not create a public market for the shares of Bancorp common stock received as merger consideration or that the shares will be permitted to be listed on an exchange or quoted in an over the counter market. The shares of Bancorp common stock are not currently traded on any securities exchange and do not have an established trading market.

          Once the SEC declares the Form S-4 effective, Bancorp will be subject to the periodic reporting requirements of Section 15(d) of the Exchange Act and will be required to file periodic and current reports with the SEC. Further, Bancorp intends to file a registration statement under the Exchange Act in connection with the Form S-4. That registration statement will register Bancorp’s class of common stock under Section 12 of the Exchange Act and permit Bancorp to apply to list its common stock on a securities exchange. Bancorp intends to file a listing application with NASDAQ at or around the time the Merger is completed.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          None.

REGULATORY CONSIDERATIONS

          Bancorp must comply with state and federal banking laws and regulations that control virtually all aspects of its operations. These laws and regulations generally aim to protect its depositors, not its shareholders or its creditors. Any changes in applicable laws or regulations may materially affect its business and prospects. Such legislative or regulatory changes may also affect its operations. The following description summarizes some of the laws and regulations to which Bancorp is subject. References to applicable statutes and regulations are brief summaries, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

Bancorp

          Bancorp is registered with the Board of Governors of the Federal Reserve System as a financial holding company under the Gramm-Leach-Bliley Act and is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956 or BHCA. As a result, Bancorp is subject to supervisory regulation and examination by the Federal Reserve. The Gramm-Leach-Bliley Act, the BHCA, and other federal laws subject financial holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

          Permitted Activities

          The Gramm-Leach-Bliley Act, enacted on November 12, 1999, amended the BHCA by: (i) allowing bank holding companies that qualify as “financial holding companies” to engage in a broad range of financial and related activities; (ii) allowing insurers and other financial service companies to acquire banks; (iii) removing restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and (iv) establishing the overall regulatory scheme applicable to bank holding companies that also engage in insurance and securities operations. The general effect of the law was to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers. Activities that are financial in nature are broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

          In contrast to financial holding companies, bank holding companies are limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Except for the activities relating to financial holding companies permissible under the Gramm-Leach-Bliley Act, these restrictions apply to Bancorp. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition, and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such an activity.

          Changes in Control

          Subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with the applicable regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution. A rebuttable presumption of control exists if a person or company acquires 10% or more but less than 25% of any class of voting securities of an insured depository institution and either the institution has registered securities under Section 12 of the Securities Exchange Act of 1934 or as we will refer to as the Exchange Act, or no other person will own a greater percentage of that class of voting securities immediately after the acquisition.

          As a bank holding company, Bancorp is required to obtain prior approval from the Federal Reserve before (i) acquiring all or substantially all of the assets of a bank or bank holding company, (ii) acquiring direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank or bank holding company (unless Bancorp owns a majority of such bank’s voting shares), or (iii) merging or consolidating with any other bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution’s record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

          Under Florida law, a person or entity proposing to directly or indirectly acquire control of a Florida bank must first obtain permission from the Florida Office of Financial Regulation. Florida statutes define “control” as either (a) indirectly or directly owning, controlling or having power to vote 25% or more of the voting securities of a bank; (b) controlling the election of a majority of directors of a bank; (c) owning, controlling, or having power to vote 10% or more of the voting securities as well as directly or indirectly exercising a controlling influence over management or policies of a bank; or (d) as determined by the Florida Office of Financial Regulation. These requirements affect Bancorp because 1st United Bank is chartered under Florida law and changes in control of Bancorp are indirect changes in control of the 1st United Bank.

          Tying

          Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extending credit, to other services or products offered by the holding company or its affiliates, such as deposit products.

          Capital; Dividends; Source of Strength

          The Federal Reserve imposes certain capital requirements on bank holding companies under the BHCA, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “Capital Regulations.” Subject to its capital requirements and certain other restrictions, Bancorp is able to borrow money to make a capital contribution to 1st United Bank, and such loans may be repaid from dividends paid from 1st United Bank to Bancorp.

          The ability of 1st United Bank to pay dividends, however, is subject to regulatory restrictions which are described below under “Dividends.” Bancorp is also able to raise capital for contributions to 1st United Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

          In accordance with Federal Reserve policy, Bancorp is expected to act as a source of financial strength to 1st United Bank and to commit resources to support 1st United Bank in circumstances in which Bancorp might not otherwise do so. In furtherance of this policy, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the financial holding company. Further, federal bank regulatory authorities have additional discretion to require a financial holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

1st United Bank

          1st United Bank is a banking institution that is chartered by and headquartered in the State of Florida, and it is subject to supervision and regulation by the Florida Office of Financial Regulation. The Florida Office of Financial Regulation supervises and regulates all areas of 1st United Bank’s operations including, without limitation, the making of loans, the issuance of securities, the conduct of 1st United Bank’s corporate affairs, the satisfaction of capital adequacy requirements, the payment of dividends, and the establishment or closing of branches. 1st United Bank is also a member bank of the Federal Reserve System, which makes 1st United Bank’s operations subject to broad federal regulation and oversight by the Federal Reserve. In addition, 1st United Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law, and the FDIC has certain enforcement powers over 1st United Bank.

          As a state chartered banking institution in the State of Florida, 1st United Bank is empowered by statute, subject to the limitations contained in those statutes, to take and pay interest on savings and time deposits, to accept demand deposits, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and in debt obligations of banks and corporations and to provide various other banking services on behalf of 1st United Bank’s clients. Various consumer laws and regulations also affect the operations of 1st United Bank, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit opportunity laws, and fair credit reporting. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) prohibits insured state chartered institutions from conducting activities as principal that are not permitted for national banks. A bank, however, may engage in an otherwise prohibited activity if it meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the deposit insurance fund.

          Reserves

          The Federal Reserve requires all depository institutions to maintain reserves against some transaction accounts (primarily NOW and Super NOW checking accounts). The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements. An institution may borrow from the Federal Reserve Bank “discount window” as a secondary source of funds, provided that the institution meets the Federal Reserve Bank’s credit standards.

          Dividends

          1st United Bank is subject to legal limitations on the frequency and amount of dividends that can be paid to Bancorp. The Federal Reserve may restrict the ability of bank to pay dividends if such payments would constitute an unsafe or unsound banking practice. These regulations and restrictions may limit Bancorp’s ability to obtain funds from 1st United Bank for Bancorp’s cash needs, including funds for acquisitions and the payment of dividends, interest, and operating expenses.

          In addition, Florida law also places certain restrictions on the declaration of dividends from state chartered banks to their holding companies. Pursuant to the Florida Banking Code, the board of directors of state chartered banks, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, may quarterly, semi-annually or annually declare a dividend of up to the aggregate net profits of that period combined with 1st United Bank’s retained net profits for the preceding two years and, with the approval of the Florida Office of Financial Regulation, declare a dividend from retained net profits which accrued prior to the preceding two years. Before declaring such dividends, 20% of the net profits for the preceding period as is covered by the dividend must be transferred to the surplus fund of 1st United Bank until this fund becomes equal to the amount of 1st United Bank’s common stock then issued and outstanding. A state chartered bank may not declare any dividend if (i) its net income from the current year combined with the retained net income for the preceding two years is a loss or (ii) the payment of such dividend would cause the capital account of 1st United Bank to fall below the minimum amount required by law, regulation, order or any written agreement with the Florida Office of Financial Regulation or a federal regulatory agency.

          Insurance of Accounts and Other Assessments

          The FDIC merged the Bank Insurance Fund and the Savings Association Insurance Fund to form the Deposit Insurance Fund (the “DIF”) on March 31, 2006. The deposit accounts of 1st United Bank are currently insured by the DIF generally up to a maximum of $100,000 per separately insured depositor, except for retirement accounts, which are insured up to $250,000. 1st United Bank pays its deposit insurance assessments to the DIF.

          Effective January 1, 2007, the FDIC established a risk-based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. Under the assessment system, the FDIC assigns an institution to one of four risk categories, with the first category having two sub-categories based on the institution’s most recent supervisory and capital evaluations, designed to measure risk. Assessment rates currently range from 0.05% of deposits for an institution in the highest sub-category of the highest category to 0.43% of deposits for an institution in the lowest category. The FDIC is authorized to raise the assessment rates as necessary to maintain the minimum required 1.25% reserve ratio of premiums held to deposits insured. The FDIC allows the use of credits for assessments previously paid.

          In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately 0.0122% of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.

          Transactions With Affiliates

          Pursuant to Sections 23A and 23B of the Federal Reserve Act and Regulation W, the authority of 1st United Bank to engage in transactions with related parties or “affiliates” or to make loans to insiders is limited. Loan transactions with an “affiliate” generally must be collateralized and certain transactions between 1st United Bank and its “affiliates”, including the sale of assets, the payment of money or the provision of services, must be on terms and conditions that are substantially the same, or at least as favorable to 1st United Bank, as those prevailing for comparable nonaffiliated transactions. In addition, 1st United Bank generally may not purchase securities issued or underwritten by affiliates.

          Loans to executive officers, directors or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank, which we refer to as 10% Shareholders, or to any political or campaign committee the funds or services of which will benefit such executive officers, directors, or 10% Shareholders or which is controlled by such executive officers, directors or 10% Shareholders, are subject to Sections 22(g) and 22(h) of the Federal Reserve Act and the regulations promulgated thereunder (Regulation O) and Section 13(k) of the Exchange Act relating to the prohibition on personal loans to executives which exempts financial institutions in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act. Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to such persons must first be approved in advance by a disinterested majority of the entire board of directors. Section 22(h) of the Federal Reserve Act prohibits loans to any such individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all such extensions of credit outstanding to all such persons would exceed 1st United Bank’s unimpaired capital and unimpaired surplus. Section 22(g) identifies limited circumstances in which 1st United Bank is permitted to extend credit to executive officers.

          Community Reinvestment Act

          The Community Reinvestment Act and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations provide for regulatory assessment of a bank’s record in meeting the needs of its service area. Federal banking agencies are required to make public a rating of a bank’s performance under the Community Reinvestment Act. The Federal Reserve considers a bank’s Community Reinvestment Act when the bank submits an application to establish branches, merge, or acquire the assets and assume the liabilities of another bank. In the case of a financial holding company, the Community Reinvestment Act performance record of all banks involved in the Merger or acquisition are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other financial holding company. An unsatisfactory record can substantially delay or block the transaction.

          Capital Regulations

          The Federal Reserve has adopted risk-based, capital adequacy guidelines for financial holding companies and their subsidiary state-chartered banks that are members of the Federal Reserve System. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and financial holding companies, to account for off-balance sheet exposure, to minimize disincentives for holding liquid assets and to achieve greater consistency in evaluating the capital adequacy of major banks throughout the world. Under these guidelines assets and off-balance sheet items are assigned to broad risk categories each with designated weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

          The current guidelines require all financial holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I Capital. Tier I Capital, which includes common shareholders’ equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock and trust preferred securities, less certain goodwill items and other intangible assets, is required to equal at least 4% of risk-weighted assets. The remainder (“Tier II Capital”) may consist of (i) an allowance for loan losses of up to 1.25% of risk-weighted assets, (ii) excess of qualifying perpetual preferred stock, (iii) hybrid capital instruments, (iv) perpetual debt, (v) mandatory convertible securities, and (vi) subordinated debt and intermediate-term preferred stock up to 50% of Tier I Capital. Total capital is the sum of Tier I and Tier II Capital less reciprocal holdings of other banking organizations’ capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the appropriate regulator (determined on a case by case basis or as a matter of policy after formal rule making).

          In computing total risk-weighted assets, bank and financial holding company assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. Most loans will be assigned to the 100% risk category, except for performing first mortgage loans fully secured by 1- to 4-family and certain multi-family residential property, which carry a 50% risk rating. Most investment securities (including, primarily, general obligation claims on states or other political subdivisions of the United States) will be assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In covering off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% conversion factor. Transaction-related contingencies such as bid bonds, standby letters of credit backing non-financial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% conversion factor. Short-term commercial letters of credit are converted at 20% and certain short-term unconditionally cancelable commitments have a 0% factor.

          The federal bank regulatory authorities have also adopted regulations which supplement the risk-based guideline. These regulations generally require banks and financial holding companies to maintain a minimum level of Tier I Capital to total assets less goodwill of 4% (the “leverage ratio”). The Federal Reserve permits a bank to maintain a minimum 3% leverage ratio if the bank achieves a 1 rating under the CAMELS rating system in its most recent examination, as long as the bank is not experiencing or anticipating significant growth. The CAMELS rating is a non-public system used by bank regulators to rate the strength and weaknesses of financial institutions. The CAMELS rating is comprised of six categories: capital adequacy, asset quality, management, earnings, liquidity, and sensitivity to market risk.

          Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not satisfy the criteria described above, will be required to maintain a minimum leverage ratio ranging generally from 4% to 5%. The bank regulators also continue to consider a “tangible Tier I leverage ratio” in evaluating proposals for expansion or new activities. The tangible Tier I leverage ratio is the ratio of a banking organization’s Tier I Capital, less deductions for intangibles otherwise includable in Tier I Capital, to total tangible assets.

          Federal law and regulations establish a capital-based regulatory scheme designed to promote early intervention for troubled banks and require the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well-capitalized” institution, a bank must have a leverage ratio of no less than 5%, a Tier I risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Generally, a financial institution must be “well capitalized” before the Federal Reserve will approve an application by a financial holding company to acquire or merge with a bank or bank holding company.

          Under the regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Financial holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans.

          It should be noted that the minimum ratios referred to above are merely guidelines and the bank regulators possess the discretionary authority to require higher ratios.

          Interstate Banking and Branching

          The BHCA was amended by the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Act”). The Interstate Banking Act provides that adequately capitalized and managed financial and bank holding companies are permitted to acquire banks in any state.

          State laws prohibiting interstate banking or discriminating against out-of-state banks are preempted. States are not permitted to enact laws opting out of this provision; however, states are allowed to adopt a minimum age restriction requiring that target banks located within the state be in existence for a period of years, up to a maximum of five years, before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that result in the acquiring company controlling 30% or more of the deposits of insured banks and thrift institutions held in the state in which the target maintains a branch or 10% or more of the deposits nationwide. States have the authority to waive the 30% deposit cap. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state companies, and the federal deposit caps apply only to initial entry acquisitions.

          The Interstate Banking Act also provides that adequately capitalized and managed banks are able to engage in interstate branching by merging with banks in different states. Unlike the interstate banking provision discussed above, states were permitted to opt out of the application of the interstate merger provision by enacting specific legislation.

          Florida responded to the enactment of the Interstate Banking Act by enacting the Florida Interstate Branching Act (the “Florida Branching Act”). The purpose of the Florida Branching Act was to permit interstate branching through merger transactions under the Interstate Banking Act. Under the Florida Branching Act, with the prior approval of the Florida Office of Financial Regulation, a Florida bank may establish, maintain and operate one or more branches in a state other than the State of Florida pursuant to a merger transaction in which the Florida bank is the resulting bank. In addition, the Florida Branching Act provides that one or more Florida banks may enter into a merger transaction with one or more out-of-state banks, and an out-of-state bank resulting from such transaction may maintain and operate the branches of the Florida bank that participated in such merger. An out-of-state bank, however, is not permitted to acquire a Florida bank in a merger transaction unless the Florida bank has been in existence and continuously operated for more than three years.

          Anti-money Laundering

          The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT ACT”) was enacted in response to the terrorist attacks occurring on September 11, 2001. The USA PATRIOT ACT is intended to strengthen the U.S. law enforcement and intelligence communities’ ability to work together to combat terrorism. Title III of the USA PATRIOT ACT, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, amended the Bank Secrecy Act and adopted additional provisions that increased the obligations of financial institutions, including 1st United Bank, to identify their clients, watch for and report upon suspicious transactions, respond to requests for information by federal banking and law enforcement agencies, and share information with other financial institutions. In addition, the collected customer identification information must be verified within a reasonable time after a new account is opened through documentary or non-documentary methods. All new clients must be screened against any government lists of known or suspected terrorists within a reasonable time after opening an account.

          On July 19, 2007, the Federal Reserve and the other federal financial regulatory agencies issued an interagency policy on the application of section 8(s) of the Federal Deposit Insurance Act. This provision generally requires each federal banking agency to issue an order to cease and desist when a bank is in violation of the requirement to establish and maintain a Bank Secrecy Act/anti-money laundering (BSA/AML) compliance program. The policy statement provides that, in addition to the circumstances where the agencies will issue a cease and desist order in compliance with section 8(s), they may take other actions as appropriate for other types of BSA/AML program concerns or for violations of other BSA requirements. The policy statement also does not address the independent authority of the U.S. Department of the Treasury’s Financial Crimes Enforcement Network to take enforcement action for violations of the BSA.

          Securities Activities

          On September 19, 2007, the SEC adopted Regulation R, which implements the bank broker-dealer exceptions enacted in the Gramm-Leach-Biley Act. Regulation R impacts the way 1st United Bank’s employees who are not registered with the SEC may be compensated for referrals to a third-party broker-dealer for which 1st United Bank has entered into a networking arrangement. In addition, Regulation R broadens the ability of 1st United Bank to effect securities transactions in a trustee or fiduciary capacity without registering as a broker, to effect certain sweep account transactions, and to accept orders for securities transactions from employee plan accounts, individual retirement plan accounts, and other similar accounts. Banks are expected to comply on the first day of their fiscal year beginning on or after September 1, 2008.

          Privacy

          Under the Gramm-Leach-Bliley Act, federal banking regulators adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties.

          Consumer Laws and Regulations

          The Check Clearing for the 21st Century Act, or “Check 21” as it is commonly known, became effective in October 2004. Check 21 facilitates check collection through a new negotiable instrument called a “substitute check,” which permits, but does not require, banks to replace original checks with substitute checks or information from the original check and process check information electronically. Banks that do use substitute checks must comply with certain notice and recredit rights. Check 21 cuts the time and cost involved in physically transporting paper items to reduce float (i.e., the time between the deposit of a check in a bank and payment) especially in cases in which items were not already being delivered same-day or overnight.

          1st United Bank is also subject to other federal and state consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with clients when taking deposits or making loans to such clients. 1st United Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

Future Legislative Developments

          Various legislative acts are from time to time introduced in Congress and the Florida legislature. Such legislation may change banking statutes and the environment in which Bancorp and 1st United Bank operate in substantial and unpredictable ways. Bancorp cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon Bancorp’s financial condition or results of operations or that of 1st United Bank.

Effect of Governmental Monetary Policies

          The commercial banking business in which 1st United Bank engages is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowing, availability of borrowing at the “discount window,” open market operations, the imposition of changes in reserve requirements against member banks’ deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the Federal Reserve. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks and are expected to do so in the future. The monetary policies of the Federal Reserve are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the U.S. Government. Future monetary policies and the effect of such policies on the future business and earnings of 1st United Bank cannot be predicted.

Income Taxes

          Bancorp is subject to income taxes at the federal level and subject to state taxation in Florida. Bancorp files a consolidated federal tax return with a fiscal year ending on December 31.

TRANSFER RESTRICTIONS

          All shares of Bancorp common stock to be issued in the Merger will be freely transferable under the Securities Act of 1933, except shares received by “affiliates” of Equitable at the time of the special meeting. These affiliates may only sell their shares in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” would typically include directors, executive officers, and beneficial owners of 10% or more of Equitable’s common stock.

          This proxy statement/prospectus does not cover resales of Bancorp common stock to be received by any person who may be deemed to be an affiliate of Equitable. Equitable affiliates have executed and delivered to Bancorp an agreement. Under these agreements, Equitable’s affiliates have agreed not to offer to sell, transfer or otherwise dispose of any of the shares of Bancorp common stock issued to them pursuant to the Merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Bancorp may place restrictive legends on certificates representing Bancorp common stock issued to all persons who are deemed to be “affiliates” of Equitable under Rule 145.

DESCRIPTION OF BANCORP COMMON STOCK

General

          The authorized capital stock of Bancorp consisted of 15,000,000 shares of common stock, $.01 par value per share, of which 4,690,390 shares were issued outstanding as of the record date. Bancorp is also authorized to issue 5,000,000 shares of preferred stock, none of which is issued and outstanding. Additionally, as of the record date, there were exercisable options to acquire 560,305 shares of Bancorp common stock. Assuming that 2,613,624 shares of Bancorp common stock are issued in the Merger to holders of Equitable common stock, then a total of 261,362 options to acquire Bancorp common stock will be granted to the current executive officers of Bancorp, pursuant to their employment agreements.

Common Stock

          Holders of Bancorp common stock are entitled to receive such dividends as may from time to time be declared by the Bancorp board out of funds legally available for such purposes. Holders of common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of directors. Holders of common stock have no conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Bancorp, holders of common stock are entitled to share equally and ratably in the assets of Bancorp, if any, remaining after the payment of all debts and liabilities of Bancorp. Holders of common stock do not have any preemptive or other preferential rights to purchase any shares of equity securities issued by Bancorp from time to time.

          Bancorp’s Articles of Incorporation and Bylaws contain certain provisions designed to assist the Bancorp board in protecting the interests of Bancorp and its shareholders if any group or person attempts to acquire control of Bancorp. For a further discussion, see “COMPARISON OF RIGHTS OF HOLDERS OF EQUITABLE COMMON STOCK
AND BANCORP COMMON STOCK,” on page 122.

          The outstanding shares of Bancorp common stock are, and the shares of Bancorp common stock to be issued by Bancorp in connection with the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

          Under the Articles of Incorporation, the Bancorp board has the power, without further action by the holders of common stock, to designate and issue from time to time the preferred stock in series having such designations, powers, preferences, rights and limitations, and on such terms and conditions as the board shall from time to time determine. Such rights and preferences include those as to voting, dividends (including whether dividends are cumulative), redemption (including sinking fund provisions), liquidation preferences and conversion.

Indemnification of Directors, Officers, and Employees

          The Florida Business Corporation Act authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he: (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

          A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act); or (iv) willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder. A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

          Under Bancorp’s Bylaws, Bancorp may indemnify its directors, officers, and so on to the fullest extent permitted by applicable law. Bancorp has entered into Indemnification Agreements with each member of the board of Directors which provide that Bancorp and 1st United Bank will indemnify each such person to the fullest extent permitted by applicable law.

Registrar

          American Stock Transfer & Trust Company is the transfer agent and registrar for Bancorp common stock.

COMPARISON OF RIGHTS OF HOLDERS OF EQUITABLE COMMON STOCK
AND BANCORP COMMON STOCK

          Bancorp and Equitable are both organized under the laws of the state of Florida. Any differences, therefore, in the rights of holders of Bancorp capital stock and Equitable capital stock arise primarily from differences in their respective Articles of Incorporation and Bylaws. Upon completion of the Merger, the Articles of Incorporation and Bylaws of Bancorp in effect immediately prior to the effective time of the Merger will be the Articles of Incorporation and Bylaws of the surviving corporation in the Merger. Consequently, after the effective time of the Merger, the rights of the shareholders of Equitable who become shareholders of Bancorp will be determined by reference to the Bancorp Articles of Incorporation and Bylaws.

          Set forth below is a summary comparison of the rights of an Equitable shareholder under the Equitable Articles of Incorporation and the Equitable Bylaws (left) and the rights of a shareholder under the Bancorp Articles of Incorporation and the Bancorp Bylaws (right column). The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Bancorp Articles of Incorporation and Bancorp Bylaws, and the Equitable Articles of Incorporation and Equitable Bylaws.

Equitable	Bancorp

Authorized Capital

1,000,000 shares of common stock, $7.00 per share par value.	15,000,000 shares of common stock, $0.01 per share par value

5,000,000 shares of blank check preferred stock

Number of Directors

The Equitable Bylaws fix the required number of directors at not less than five, with the actual number determined by the shareholders. A majority of the board of directors may, at any time during the year following an annual meeting at which the shareholders fixed the number of directors, increase the number of directors by not more than two and fill the resulting vacancies.

The Bancorp Articles of Incorporation fix the required number of directors at not less than one, with the actual number determined by the board of directors according to the Bancorp Bylaws.

A majority of the directors must be United States citizens and at least three-fifths of the directors must have resided in Florida at least one year preceding their election and be Florida residents during their term in office.

Vacancies and Newly Created Directorships

Vacancies are filled by a vote of the directors then in office. The person who fills any such vacancy holds office until the next annual meeting of shareholders and until their successors have been elected and qualified.

Vacancies are filled by a vote of the directors then in office. The person who fills any such vacancy holds office until the next election of directors by the shareholders.

Special Meeting of the Board

Special meetings of the board of directors may be called by the Chairman of the board or the President and shall be called by the Chairman on the written request by a majority of the entire board, upon at least two days written notice.

Special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, or the President or by the request of a majority of the board members, upon at least two days written notice.

Special Meeting of Shareholders

Special meetings of the shareholders may be called by the board of directors or by shareholders owning at least 10% of the outstanding shares of any voting class upon at least 10 days but not more than 60 days written notice prior to the date of the meeting. Such notice must state the purpose or purposes for which the meeting is called.

Special meetings of the shareholders may be called by the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or by a request in writing by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. A meeting requested by shareholders shall be held not less than 10 days nor more than 60 days after the request is made. All shareholder requests must state the purpose or purposes for which the meeting is called.

Cumulative Voting

No cumulative voting for election of directors is provided for shareholders of Equitable.	No cumulative voting for election of directors is provided for shareholders of Bancorp.

Classes of Directors

Neither the Equitable Articles of Incorporation nor Bylaws provide for a staggered board of directors.	Neither the Bancorp Articles of Incorporation nor Bylaws provide for a staggered board of directors.

Removal of Directors

The Equitable Bylaws provide that any and all directors may be removed from office, with or without cause, by a majority of voting shares of the shareholders entitled to vote for election of directors at any annual meeting or at any Special Meeting called for that purpose.

The Bancorp Bylaws provide that one or more directors may be removed by the shareholders, with or without cause, at a meeting of shareholders if, assuming a quorum is present, the votes cast favoring the action exceed the votes opposing the action. The notice of meeting must state that the purpose or one of the purposes of the meeting is removal of the director or directors.

Control Share Acquisitions

Equitable elected in its Bylaws not to be subject to the Florida Control Share Acquisitions statute.	Bancorp is subject to the Florida Control Share Acquisitions statute.

The Florida Control Share Acquisitions statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director.

A corporation in its articles of incorporation or bylaws can elect not to be subject to this statute.

Consent Action by Shareholders

Under the Equitable Bylaws, Equitable’s shareholders are entitled to take action without a meeting if the minimum number of voting shares required to approve such action consent to taking such action in writing.

Under Bancorp’s Bylaws, Bancorp’s shareholders are entitled to take action without a meeting if the minimum number of voting shares required to approve such action consent to taking such action in writing.

Indemnification

Under the Equitable Bylaws, Equitable may indemnify its directors, officers, employees, representatives and so on to the fullest extent permitted by The Florida Business Corporation Act, or FBCA.	Under the Bancorp Bylaws, Bancorp may indemnify its directors, officers, employees, representatives and so on to the fullest extent permitted by The Florida Business Corporation Act, or FBCA.

Amendments to Governing Instruments

The Equitable Articles of Incorporation may generally be amended by an affirmative vote of a majority of the issued and outstanding shares. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

The Bancorp Articles of Incorporation may generally be amended by an affirmative vote of the issued and outstanding shares. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

Under the Equitable Bylaws, the Bylaws may be amended by the entire board of directors at any regular or Special Meeting. Under the FBCA, the directors could also amend the Equitable bylaws without a meeting by the unanimous written consent of all the board members. Under the FBCA, a corporation’s shareholders may also amend or repeal a corporation’s bylaws at an annual meeting provided the notice provisions described below are met, at a Special Meeting or by consent.

Under the Bancorp Bylaws, the Bylaws may, if a quorum is present when a vote is taken, be amended by the affirmative vote of a majority of directors present. Under the FBCA, the directors could also amend the Bancorp bylaws without a meeting by the unanimous written consent of all the board members. Under the FBCA, a corporation’s shareholders may also amend or repeal a corporation’s bylaws at an annual meeting provided the notice provisions described below are met, or at a Special Meeting.

Advance Notice for New Business and Director Nominations

Under the Equitable Bylaws, any new business to be taken up at the annual meeting must be stated in writing and filed with the corporate secretary at least five days before the date of the annual meeting. Any shareholder may make a proposal at the annual meeting, but unless stated in writing and filed with the corporate secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the

Under the Bancorp Bylaws, to be properly brought before an annual meeting or special meeting, nominations for the election of directors or other business must be:

specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, otherwise properly brought before the meeting by or at the

shareholders taking place 30 days or more thereafter.	direction of the board of directors, or otherwise properly brought before the meeting by a shareholder.

All nominations made by any shareholder must be made in writing, delivered by hand or mailed by registered or certified mail, postage prepaid, return receipt requested, to the corporate secretary not less than 30 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors. If less than 30 days notice is given to shareholders, then the nominations shall be hand delivered or mailed to the corporate secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to shareholders.

Every nomination shall include:

the written consent of the person nominated to serve as a director,

For such shareholder nominations or other business to be considered properly brought before the meeting by a shareholder, such shareholder must have given timely notice and in proper form of his intent to bring such business before such meeting.

To be timely, such shareholder’s notice must be delivered to or mailed and received by the corporate secretary not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days notice of prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

the name, age, business address and residence address of the nominee,	To be in proper form, a shareholder’s notice to the secretary shall set forth:
the principal occupation of the nominee, and
the number of shares of common stock in Equitable owned by the nominee and by the nominating shareholder.

the name and address of the shareholder who intends to make the nominations, propose the business, and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed, a representation that the shareholder is a holder of record of stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified or introduce the business specified in the notice, if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

such other information regarding each nominee or matter of business to be proposed by such shareholder as would be required to be included in a proxy statement pursuant rules of the United States Securities and Exchange; and

if applicable, the consent of each nominee to serve as director of the company if so elected. [subject to change]

Preemptive Rights

The Equitable Articles of Incorporation do not provide for preemptive rights.	The Bancorp Articles of Incorporation do not provide for preemptive rights.

MANAGEMENT FOLLOWING THE MERGER

Directors and Executive Officers After the Merger

          The directors and executive officers of Bancorp after the Merger will be:

Name	Age	Position

Paula Berliner(1)	64	Director
Jeffery L. Carrier(2)	56	Director
Ronald A. David(2)	56	Director
James Evans	70	Director
Arthur S. Loring(1)(3)(4)	60	Director
Thomas E. Lynch(2)(3)	60	Director
John Marino	44	President and Chief Operating Officer and Director
Carlos Morrison(1)	53	Director
Warren S. Orlando	65	Chairman of the Board and Director
Rudy E. Schupp	57	Chief Executive Officer and Director
H. William Spute, Jr.	66	Executive Vice President and Director
Joseph W. Veccia, Jr.(1)(3)	50	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Governance Committee

(4)	Lead Independent Director

          Paula Berliner has served as director of Bancorp since July, 2003. Since 1989, Ms. Berliner has been an officer and director of Berliner Classic Motorcars, Inc., a dealer in classic pre-owned vintage automobiles, muscle cars, and motorcycles. In addition, Ms. Berliner has over 15 years of banking experience serving the South Florida market. Ms. Berliner was on the Board of Directors of Family Bank, based in Hallandale Beach, Florida, from its establishment in 1987 to its sale to Republic Security Bank in 1997. Ms. Berliner served on the Boards of Directors of Republic Security Financial Corp. from 1997 to 2001, Republic Security Bank from 1997 to 2001 and Wachovia Bank’s Advisory Board from 2001 to 2002. Ms. Berliner holds a Masters degree in Admissions and Supervision from Florida Atlantic University.

          Jeffery L. Carrier has served as director of Bancorp since July 2003. Since March 2004, Mr. Carrier has been President of the Board Advisory Group, a consulting firm to bank boards and audit committees. From 1984 to March 2004, he was President of Carrier Financial Group, Inc., a consulting firm providing outsourcing services for internal audit and compliance for the banking industry serving over 400 financial institution clients throughout Florida and the Southeast United States ranging in asset size from the denovo to the multi-billion dollar complex organization. Prior to establishing Carrier Financial Group, Mr. Carrier served from 1978 through 1984 in the capacity as chief financial officer, treasurer and controller of NYSE and NASDAQ listed financial institutions. From 1973 to 1978, Mr. Carrier worked as a CPA with Haskins & Sells (now Deloitte & Touche). Mr. Carrier holds a B.S. in accounting from Florida State University and is a licensed Certified Public Accountant in Florida.

          Ronald A. David has been a director of Bancorp since July 2003. Since 1990, Mr. David, a board certified civil trial lawyer since 1986, has practiced civil litigation at his law firm, Ronald A. David, P.A., and has practiced law in Florida since 1975. In addition, Mr. David has 10 years of banking experience serving the South Florida market. Mr. David served on the Board of Directors of Former 1st United Bancorp, and its wholly owned subsidiary Former 1st United Bank, based in Boca Raton, Florida, from 1992 to its sale to Wachovia Bank in 1998. Mr. David holds a B.A. in Political Science and a J.D., both from the University of Florida.

          James Evans will join the Board of Directors of Bancorp and 1st United following the Merger. Mr. Evans is currently the Chairman of the Board of Directors of Equitable Financial Group, Inc. and has been a director of Equitable Bank since 1987. Mr. Evans is also currently the President of Evans Financial Services, Ltd., which is engaged in land sales and residential construction (since 1998). He also has various interests in equity lending, niche and real estate financing, and venture capital providers. From 1953 to 1998, Mr. Evans was the owner and President at two Nissan dealerships and one of the largest Mercedes-Benz dealerships in the United States. Mr. Evans sold all three dealerships in 1998. Mr. Evans holds a B.B.A. from the University of Florida.

          Arthur S. Loring has been a director of Bancorp since 2005. He had previously been a director of Bancorp from its inception in 2000 until the change of control of Bancorp in 2003. From 1972 until his retirement in 1998, Mr. Loring was an attorney with Fidelity Management & Research Company and employed in numerous positions, including Senior V.P. and General Counsel. Mr. Loring serves as Chairman of MorseLife, Inc., a senior health care facility, President-elect of the Jewish Federation of Palm Beach County and on the Board of Directors of New River, Inc., a private electronics delivery firm. Mr. Loring holds a B.S. in Commerce from Washington and Lee University and a J.D., cum laude, from Boston University.

          Thomas E. Lynch has been a director of Bancorp since July 2004. Since 1969, Mr. Lynch has been President of The Plastridge Agency, Inc., an insurance agency. From November 1998 to November 2006, he was Chairman of the Palm Beach County Public Schools. Since March 2007, he has been mayor of the Village of Golf, Florida. Mr. Lynch has been involved in community service for over 30 years. He is also a Board Member of the Children’s Services Council of Palm Beach County, the Economic Council of Palm Beach County, Florida Atlantic University Foundation, Business Development Board, Old School Square, Boca Raton Chamber, the Florida Education Standards Commission. He has also served as Mayor of Delray Beach from 1990 to 1996. Mr. Lynch holds a joint B.A. in Philosophy and Psychology from Loyola University and received his CPCU insurance designation in 1978, which is the highest designation attained in the insurance industry.

          John Marino has been President and Director of Bancorp and Chief Operating Officer, Chief Financial Officer, and Director of 1st United Bank since July 2003. From January 2002, until March 2003, Mr. Marino served as Chief Financial Officer of SBA Communications, a publicly traded telecommunications company, headquartered in Boca Raton, Florida. Mr. Marino acted as a consultant to SBA Communications from 1999 to 2002. From 1992 through 1998, Mr. Marino served as Chief Financial Officer of Former 1st United Bank and Former 1st United Bancorp, headquartered in Boca Raton, Florida. Mr. Marino was employed in a variety of positions with Ernst & Young, with his final position as audit manager, from 1986 to 1992. Mr. Marino holds a BBA in Accounting from Stetson University and is a licensed Certified Public Accountant in Florida.

          Carlos Gil Morrison has been a Director of Bancorp since 2006. From 1976 until 1992 Mr. Morrison was employed as a broker with Smith Barney. Since 1992, Mr. Morrison has managed his personal investments. Mr. Morrison, a resident of the Town of Palm Beach, is a well known businessman in South Florida managing his many family-owned real estate and financial investments. Mr. Morrison is very active and philanthropic in the Palm Beach community. Mr. Morrison holds a BBA in Business from Hillsdale College.

          Warren S. Orlando has been Chairman of the Board and Director of Bancorp since July 2003. From April 1999 to June 2003, Mr. Orlando was retired. From September 1997 to March 1999, Mr. Orlando served as Chairman and CEO of Wachovia - Florida Banking. Mr. Orlando co-founded and served as Chief Executive Officer and President of Former 1st United Bank and Former 1st United Bancorp, an approximately $1 billion bank holding company (which grew through internal growth and 11 merger and acquisition transactions), headquartered in Boca Raton, Florida from its inception in 1987 and until its merger with Wachovia Corporation in 1998. Mr. Orlando holds a BS in Economics from St. Peters College and a graduate degree from Stonier Graduate School of Banking, Rutgers University.

          Rudy E. Schupp has been Chief Executive Officer and Director of Bancorp and 1st United Bank since July 2003. From March 2001 to June 2003, Mr. Schupp was a managing director for Ryan Beck & Co., an investment bank. Also from December 2001 to March 2003, he served as a consultant to Wachovia Corporation – Florida. From March 2001 until December 2001, Mr. Schupp served as Chairman – Florida Banking for Wachovia Corporation. From April 1984 through February 2001, he co-founded and served as Chairman, Chief Executive Officer and President of Republic Security Financial Corporation, a $3.4 billion bank holding company (which grew through internal growth and through 16 merger and acquisition transactions), headquartered in West Palm Beach, Florida. Republic Security Financial Corporation merged with Wachovia Corporation in 2001. Mr. Schupp is also a director with FPL Group. Mr. Schupp holds a BD in Economics from the University at Albany, and an MBA from Syracuse University.

          H. William Spute, Jr. will become an executive officer of Bancorp and will join the Board of Directors of Bancorp and 1st United following the Merger. Since Equitable’s inception in 1998, Mr. Spute has been President and Chief Executive Officer of Equitable Financial Group, Inc. and since Equitable Bank’s inception in 1987, he has been Chairman, President & CEO of Equitable Bank. From 1983 to 1986, Mr. Spute was a SVP and Professional Banker with Barnett Bank. Mr. Spute holds a BA in business and finance from Michigan State University and an MBA from the University of Miami.

          Joseph W. Veccia, Jr. has been a Director of Bancorp since May 2004. Since 1996, Mr. Veccia has been a private investor with investments in real estate, funeral business and cemeteries, and stocks. Mr. Veccia is a former board member of Admiralty Bank which was sold to RBC in January 2003. He is also a member of the Board of Trustees of the George Snow Scholarship Fund, the Lynn University Board of Overseers, the Board of Directors of the Boca Raton Chamber of Commerce, the Board of Trustees of Pope John Paul High School and the Boca Raton Community Hospital Board of Trustees. Mr. Veccia holds an AS degree in Mortuary Science from Lynn University.

Directors’ Fees

          Non-employee directors received no cash compensation and received no stock awards (options or otherwise) during 2006. The directors also received no perquisites or other personal benefits during 2006. On January 1, 2007, each non-employee director received an option grant to purchase 500 shares of common stock of Bancorp. Effective January 1, 2007, non-employee directors of Bancorp received an annual retainer of $1,000, plus an attendance fee of $100 for each board committee meeting attended by a director. The Chairman of the Asset and Liability Committee and Audit Committee each received $300 per meeting in lieu of the $100 paid for attendance to those committee meetings by committee members other than the chairman. Bancorp directors who are salaried employees of Bancorp or any of its subsidiaries do not receive any additional compensation for serving as a director. The board Compensation Committee operates under a charter which will cause this committee to conduct a comprehensive review of non-employee director compensation in 2008.

EXECUTIVE COMPENSATION

Compensation Committee Process and Procedures

          Compensation Committee Members and the Compensation Committee Charter

          The Compensation Committee is comprised of independent directors, as determined by the board of directors under the NASDAQ listing standards. The members of the Compensation Committee are Ms. Paula Berliner, (Chairman) and Messrs. Arthur S. Loring, Carlos Morrison and Joseph W. Veccia, Jr.

          While the Compensation Committee has for years overseen and provided recommendations to the board of directors on matters related to officer and non-employee director compensation, a formal charter was not adopted until November 16, 2007. Specific duties of the Compensation Committee are detailed in its charter, which is posted on Bancorp’s website at www.1stunitedbankfl.com. The Compensation Committee’s responsibilities include:

•	recommending to the board of directors the compensation of the Chairman, the CEO, the President and any other executive officers;

•

reviewing benefits, including retirement benefits, and perquisites of the Chairman, CEO, President and any other executive officers, to determine whether such benefits and perquisites are reasonable, competitive, and consistent with Bancorp’s overall executive compensation program;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and providing oversight of Bancorp’s compensation philosophy;

•	evaluating Bancorp’s equity and cash incentive compensation plans to determine whether the plans are adequately designed to meet Bancorp’s goal of attracting and retaining talented executives;

•	reviewing and approving any material amendment of any equity compensation plans;

•

serving as the administrative committee for the equity-based plans, which includes approving and recommending to the board of directors for ratification the grant and issuance of stock options, stock awards, and other equity awards;

•	reviewing and recommending employment agreements, severance agreements, and change in control agreements with the Chairman, CEO, President and any other executive officers to the board of directors;

•	evaluating and recommending non-employee director compensation to the board of directors;

•	establishing and periodically reviewing stock ownership guidelines for directors and officers;

•	reviewing and assessing the adequacy of the Compensation Committee Charter and recommending any modifications to the board of directors for its approval;

•

monitoring compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws, regulations and rules relating to compensation arrangements for directors, the Chairman, CEO, President, and any other executive officers, including monitoring the disclosure of compensation in Bancorp’s filings with the SEC and overseeing the preparation of this Compensation Discussion & Analysis section;

•	making an annual report on executive compensation for inclusion in Bancorp’s annual proxy statement as required by the rules or regulations promulgated by any regulatory authority; and

•

having authority to engage and terminate outside counsel and/or independent consultants, including executive compensation consultants, on such terms and at such expense as the Compensation Committee shall deem appropriate.

          The Compensation Committee uses its business judgment and other resources it deems appropriate in executing its duties, including establishing Bancorp’s compensation philosophy and policies, overseeing the implementation of executive officer and non-employee director compensation programs and overseeing disclosures regarding compensation in Bancorp’s SEC filings. In executing its duties, the Compensation Committee considers many factors, including market comparisons using data derived from third party resources, competitive considerations, executive expectations and executive performance. As of the date of this registration statement, the Compensation Committee has not delegated any of its responsibilities to other parties.

          The compensation discussion and analysis should be read in conjunction with the tables and accompanying narrative under “INFORMATION ABOUT EXECUTIVE COMPENSATION” beginning on page 139 of this proxy statement/prospectus.

          Role of Executive Officers in Establishing Compensation

          The Compensation Committee reviews and recommends to the board of directors for determination the compensation of the executive officers, including the Chairman, the Chief Executive Officer and the President. Each director, including those who are executive officers, annually complete an evaluation form with respect to the Chairman, the Chief Executive Officer and the President and submit them to the Chairman of the Compensation Committee for use in evaluating the performance and determining the overall compensation level of the Chairman, the Chief Executive Officer and President. In addition, the Chief Executive Officer separately submits recommendations to the Compensation Committee regarding all other executive officers for use by the Compensation Committee in making recommendations to the board of directors concerning the base salary, short-term incentive compensation and long term incentive compensation of such other executive officers. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being discussed.

Compensation Discussion and Analysis

          Compensation Philosophy

          Bancorp’s executive compensation program is formulated and administered by the Compensation Committee and is designed to:

support the creation of long-term shareholder value; and
attract, retain and motivate high-quality, high-performing executive leadership with the talent and expertise to foster strong business results and enhance shareholder value.

          Bancorp’s principal business requires a careful balance between the interests of strict regulatory entities and the sometimes diverse interests of shareholders and customers. This complexity is compounded because Bancorp’s subsidiary, 1st United Bank, is a high growth, emerging commercial bank situated in fast-growing banking markets where it must, among other things, compete with the operations of sophisticated financial service providers while navigating through the challenges of a weaker regional economy and the elements of an emerging business. Significant, often irreversible, decisions affecting the intermediate and long-term future of the business are a consistent part of executive officer decision-making. It is difficult in the short term to measure precisely the impact that good and bad decisions in these areas will have on long-term prospects, particularly as so many impinging factors are external to Bancorp. As a result, it is extremely important for Bancorp to attract, develop and retain executive officers with strong business acumen and commercial banking skills, which may not have been necessary to run a “traditional, mature” bank in years past, but are imperative in light of the Company’s current strategy, economic environment and circumstances.

          As a consequence of the need to attract and retain its executive officers, it is vital that Bancorp provide its executive officers with total compensation that encourages them to make decisions that are designed to support long-term value creation, which will often require substantial outlays of capital, the avoidance of which would otherwise result in the attainment of higher short-term financial results while sacrificing the achievement of long term shareholder value. Executive officers with proven track records who know the South Florida banking industry are extremely valuable and are a limited resource. These individuals are sought after by competitors. The risks and costs to identify and recruit successor executive officers would be significant.

          Benchmarking

          In making compensation decisions with respect to each executive officer’s total compensation opportunity, the Compensation Committee considers the competitive market for executives and compensation opportunities provided by comparable companies in its market. However, it does not target specific levels relative to industry norms (the so-called “percentile” approach). The Compensation Committee utilizes its business judgment in assessing and using the information.

Bancorp obtains market comparison information from publicly available information for peer and non-peer banking institutions comprised of a set of publicly held banks in the Florida banking industry as one source of information for consideration in setting some elements of compensation. These banks include:

•	Atlantic BancGroup, Inc.

•	Bank of Florida Corporation

•	Sun American Bancorp

•	Seacoast Banking Corporation of Florida

•	Federal Trust Corporation

•	Florida Community Banks, Inc.

•	TIB Financial Corp.

•	CenterState Banks of Florida, Inc.

•	Great Florida Bank

•	Optimum Bank Holdings

          Data was compiled from publicly available proxy statements. Bancorp considers these institutions to share some or all of the following characteristics with Bancorp - corporate cultures, requisite skill bases, competitive intensity, degree of regulation, operating requirements and capital intensity.

          Compensation Policies

          Bancorp believes that it is most appropriate to focus primarily on each executive officer’s total compensation opportunity, ensuring that it is competitive with other similar opportunities, taking into consideration factors such as the embryonic and emerging character, size, scope, and performance of Bancorp and 1st United Bank, as well as the percentage of compensation that is performance-based. In addition, although executive officers have somewhat different views about the value they attach to the various elements of compensation, in general they must place their highest value on future compensation while understanding that current period cash compensation is intended to meet core needs.

          Bancorp also believes that a significant portion of each executive officer’s total compensation opportunity should be performance-based, reflecting both upside potential and downside risk. In addition, as a means of ensuring that management’s interests are aligned with those of shareholders, Bancorp believes that executive officers should have a significant and continuing equity interest in Bancorp.

          Bancorp further believes that there needs to be clarity in the underlying measures that give rise to total compensation for executive officers while striking a balance between strictly formula-driven measures and subjective measures, as a strict focus on the quantitative measures can lead to unintended consequences. The Compensation Committee therefore uses its judgment in recommending executive officer compensation to the board of directors.

          Compensation Programs Design

               Goals

          Bancorp’s executive compensation program is designed to:

•	attract, retain and motivate senior executives and other key employees who are vulnerable to overtures from key competitors;

•	motivate skilled executive officers through compensation plans that promote decisions which are aligned with the long-term interests of shareholders and non-shareholder constituencies;

•

ensure that executive officers’ efforts (a) represent an appropriate balance between short and long-term goals, as well as between operational and financial measurements, and (b) focus on meeting the needs of important non-shareholder parties, such as customers, bank regulators and employees, in ways that build long-term value; and

•	encourage executive officers to act in ways that are consistent with Bancorp’s strategies, interests and core values.

               Impact of Performance on Compensation

          In mid-2003, Messrs. Marino, Orlando and Schupp, the founding executive officers, formed an entity to enter into a definitive agreement to effectuate the change of control of a $45 million asset troubled bank with a history of losses, which was operating under a regulatory Memorandum of Understanding. As a result of the change of control, Messrs. Marino, Schupp and Orlando changed the management, the board of directors and the overall business plan of the troubled bank, resulting in the elimination of the Memorandum of Understanding. A significant portion of Bancorp’s losses during 2003 and 2004 resulted from the poor quality of the loan portfolio of the troubled bank, which potential costs were reflected in earnings over this period and in the pricing of the common stock at the change of control.

          Messrs. Marino, Orlando, and Schupp have extensive experience in buying, turning-around and growing troubled banks. They also have extensive public company experience, including with public banks. Messrs. Marino and Schupp left their prior employment and then, with Mr. Orlando, took over the troubled bank, undertook the formation of a bank holding company and initiated the raising of $54 million of equity capital over the past four years, to found and expand Bancorp and 1st United Bank. Bancorp believes the founding executive officers were and are central to Bancorp’s ability to create value, and the Compensation Committee believes it is in shareholders’ interests that their compensation be structured in a manner which most appropriately encourages desired behaviors in order to reach desired results.

          Initially, as the executive officers focused on turning around the bank after the change of control, their compensation consisted of relatively low base pay and performance pay and a greater amount of value sharing, as evidenced by executive compensation being structured such that:

•	Base salaries were relatively low, and would only increase upon Bancorp reaching $150 million in assets;

•

The executive officers’ cash incentive, based on a percentage of net income, did not result in any compensation because the bank had a history of loan losses, which, as described above, the executive officers inherited during the first two years of operations.

•

Automatic stock option grants, based on a percentage of outstanding shares, would only have significant value if and when the bank was turned around, thereby increasing the value of shares underlying such options; and

•	The supplemental executive retirement program would only begin to accrue when Bancorp reached $250 million in assets.

          During the turn-around phase, a significant portion of the executive officers’ compensation was based on the potential future value of Bancorp and the executive officers’ achievement of certain milestones.

          As the executive officers turned-around the bank and the focus shifted from turn-around mode to one of strategic growth, the base pay and performance pay adjusted as follows:

•	Per their employment agreements, once Bancorp achieved $150 million in assets and became profitable, the executive officers’ base salaries were increased to achieve a more competitive base pay level;

•	Once Bancorp achieved $250 million in assets, Bancorp began to accrue the supplemental executive retirement program;

•

Though the amount of cash incentive compensation received up to the date of this registration statement has been minimal, assuming Bancorp becomes more successful, this amount is expected to increase; and

•	Assuming Bancorp becomes more successful, the value of the common stock underlying the options granted to the executive officers is expected to increase.

          The executive officers’ total compensation increased upon the achievement of the milestones described above. Bancorp believes that, now that these initial milestones have been reached, future increases in executive compensation should be tied to the success of Bancorp through both the cash incentive compensation and the potential value of the common stock underlying the executive officers’ options.

          For details of each executive officer’s employment agreement with Bancorp, see the section of this registration statement entitled “INFORMATION ABOUT EXECUTIVE COMPENSATION.”

          Elements of Compensation

               Total Compensation

          Bancorp’s total compensation consists of four components:

•	Base salary;

•	Annual cash incentive compensation;

•	Stock options; and

•	Other benefits and perquisites.

               Base Pay

          Bancorp provides its executive officers with base pay because Bancorp recognizes that cash is an important component of compensation and is highly-valued by executive officers. Based upon factors such as market comparison data, regional competition and business judgment, Bancorp believes it provides its executive officers with base pay that is not superior to their base pay opportunity at comparable companies doing business in Bancorp’s markets.

          Upon their hire in mid-2003, Messrs. Orlando, Marino and Schupp received an annual base salary of $62,500, $125,000 and $125,000, respectively. This base pay remained unchanged until April 1, 2005 when Bancorp first achieved $150 million in assets and profitability. Upon reaching these benchmarks, the base pay for Messrs. Orlando, Marino and Schupp was increased to $125,000, $250,000 and $250,000, respectively, in accordance with the terms of their respective employment agreements. The base pay has remained unchanged since then and their respective employment agreements contain no stipulated increases to base pay.

               Cash Incentive Compensation

          Messrs. Orlando, Marino and Schupp each receive a cash incentive earning opportunity equal to one percent, two percent and two percent, respectively, of Bancorp’s consolidated pre-tax earnings on an annual basis, paid quarterly, excluding extraordinary items as defined in Accounting Principles Board Opinion No. 30 (or any successor bulletin) and excluding restructuring charges and other charges relating to mergers, acquisitions or transactions of similar effect, for financial reporting purposes. From July 2003 through December 31, 2006, Mr. Orlando has received $1,110 of total cash incentive compensation, Mr. Marino has received $2,220 of total cash incentive compensation and Mr. Schupp has received $2,220 of total cash incentive compensation.

          The amounts set forth above include the cash incentive compensation that the executive officers earned in 2006, which incentive awards are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

               Equity-Based Compensation

          The portion of the executive officers’ total compensation comprised of equity-based compensation is intended to reward longer-term performance, retain the executive officers and more closely align the interests of Bancorp’s executive officers with the interests of its shareholders, all of which are intended to support the creation of long-term shareholder value.

          Messrs. Orlando, Marino and Schupp each receive equity awards in the form of non-qualified stock options that vest one year from the date of grant as provided for in their employment agreements, in an amount equal to 3.33% of Bancorp’s total stock outstanding at any point in time, excluding shares of common stock outstanding as a result of exercised stock options. Any options granted under the employment agreements prior to January 1, 2007 vest immediately and are immediately exercisable. Options granted on or after January 1, 2007 shall vest 20% on each of the first five anniversaries of the grant date. All outstanding options immediately vest and become exercisable upon (i) termination not for cause, (ii) change of control, or (iii) death or disability. For details of the option grants, see the footnotes to the Summary Compensation Table in the section of this registration statement entitled “INFORMATION ABOUT EXECUTIVE COMPENSATION.”

               Other Benefits and Perquisites

          General. Bancorp provides its executive officers with a comprehensive benefits program, which includes health, major medical, life insurance and other personal benefits (perquisites) provided in the employment agreements. Retirement and other post-employment benefits are discussed below under “EXECUTIVE COMPENSATION- Compensation Discussion and Analysis-Elements of Compensation-Elements of Post-Employment Compensation.” These benefits are an integral part of the total compensation package for the executive officers, and the aggregate value is included in the information reviewed by the Compensation Committee. In addition, Bancorp believes that the intrinsic value placed on personal benefits by the executive officers is generally greater than the incremental cost of these benefits to Bancorp.

          Benefits Generally Available to Active Employees. Executives are eligible for all health and major medical programs offered to exempt employees, including medical, dental and vision coverage, use of Bancorp’s employee assistance program, short and long-term disability, and paid time off.

          Bancorp maintains one retirement plan, which qualifies for favorable tax treatment under the Internal Revenue Code: a defined contribution 401(k) plan. This plan is available to all Bancorp and 1st United Bank employees. Each of the founding executive officers participates in the 401(k) plan.

          Additional Personal Benefits. Bancorp provides its founding executive officers with certain perquisites not generally available to other employees, including:

•	Supplemental Executive Retirement Plan (See “INFORMATION ABOUT EXECUTIVE COMPENSATION—Pension Benefits” for additional information on this plan;

•	club memberships;

•	automobile privileges; and

•	family health and dental benefits.

          The personal benefits are considered part of the overall executive compensation program and are presented in this light: (i) as part of the total compensation package recommended by the Compensation Committee and approved by the board, (ii) as part of the Compensation Committee’s review of each executive officer’s annual total compensation, and (iii) in compensation discussions with executive officers. The Compensation Committee believes the benefits Bancorp and the individual derive from these perquisites more than offset their costs.

               Elements of Post-Employment Compensation

          Bancorp and 1st United Bank have entered into certain agreements and maintain certain plans that will require Bancorp and 1st United Bank to provide compensation to named executive officers of Bancorp in the event of a termination of employment or a change in control of Bancorp or 1st United Bank. The compensation payable to each named executive officer in each situation is listed in the tables below.

Termination and Change of Control for John Marino

Executive Benefits and Payments Upon Termination	Voluntary Resignation (1)		Early Retirement Prior to Age 55 (1) (3)		Normal Retirement at Age 55 (1) (4)		Without Cause or Good Reason Termination (1)		Change of Control (1) (11)		For Cause Termination (1)	Death (1)		Disability (1)

Compensation

Base Salary ($250,000)	$—		$—		$—		$750,000	(8)	$750,000	(8)	$—	$62,500	(13)	$—

Cash Incentive (2% of the consolidated net income before taxes	—		—		—		6,660	(8)	6,660	(8)	—	555	(13)

Benefits and Perquisites

Supplemental Executive Retirement Plan	61,949	(2)	61,949	(2)	978,339	(5)	978,339	(5)	2,282,791	(12)		978,339	(14)	568,637	(5)

Life Insurance and Disability	—		—		16,751	(6)	16,751	(6)	16,751	(6)	—	—

Health Care	—		—		228,266	(7)	228, 266	(9)	228,266	(9)	—	149,095	(10)

Dental Care	—		—		—		10,834	(10)	10,834	(10)	—	10,834	(10)

280G Tax Gross-Up	—		—		—		—		860,414		—	—

Total	$61,949		$61,949		$1,223,356		$1,990,850		$4,155,676		$—	$1,201,323		$568,637

Termination and Change of Control for Rudy Schupp

Executive Benefits and Payments Upon Termination	Voluntary Resignation (1)		Early Retirement Prior to Age 65(1)(3)		Normal Retirement at Age 65 (1)(4)		Without Cause or Good Reason Termination (1)		Change of Control (1) (11)		For Cause Termination (1)	Death (1)		Disability (1)

Compensation

Base Salary ($250,000)	$—		$—		$—		$750,000	(8)	$750,000	(8)	$—	$62,500	(13)	$—

Cash Incentive (2% of the consolidated net income before taxes)	—		—		—		6,660	(8)	6,660	(8)	—	555	(13)	—

Benefits and Perquisites

Supplemental Executive Retirement Plan	70,402	(2)	70,4025	(2)	978,339	(5)	978,339	(5)	2,282,791	(12)	—	978,339	(14)	646,223	(5)

Life Insurance and Disability	—		—		16,751	(6)	16,751	(6)	16,751	(6)	—	—		—

Health Care	—		—		129,624	(7)	129,624	(9)	129,624	(9)	—	149,095	(10)	—

Dental Care	—		—		—		10,834	(10)	10,834	(10)	—	10,834	(10)	—

280G Tax Gross-Up	—		—		—		—		860,414		—	—		—

Total	$70,402		$70,402		$1,124,714		$1,892,208		$4,057,074		$—	$1,201,323		$646,223

Termination and Change of Control for Warren Orlando

Executive Benefits and Payments Upon Termination	Voluntary Resignation (1)		Early Retirement Prior to Age 75 (3)		Normal Retirement at Age 75 (4)		Without Cause or Good Reason Termination (1)		Change of Control (1) (11)		For Cause Termination (1)	Death		Disability

Compensation

Base Salary ($125,000)	$—		$—		$—		$750,000	(8)	$750,000	(8)	$—	$2,500	(13)	$—

Cash Incentive (2% of the consolidated net income before taxes)	—		—		—		6,660	(8)	6,660	(8)	—	185	(13)	—

Benefits and Perquisites

Supplemental Executive Retirement Plan	64,148	(2)	64,148	(2)	978,339	(5)	978,339	(5)	2,282,791	(12)	—	978,339	(14)	588,882	(5)

Life Insurance and Disability	—		—		9,433	(6)	9,433	(6)	9,433	(6)	—	—		—

Health Care	—		—		71,605	(7)	71,605	(9)	71,605	(9)	—	71,605	(10)	—

Dental Care	—		—		—		6,511	(10)	6,511	(10)	—	6,511	(10)	—

280G Tax Gross-Up	—		—		—		—		903,468		—	—		—

Total	$64,148		$64,148		$1,059,377		$1,822,548		$4,030,468		$—	$1,119,140		$588,882

(1)	Assumes event indicated in the column heading occurred on December 31, 2006.

(2)

The estimated present value amount relating to the Supplemental Executive Retirement Plan or SERP in the above tables is based on (i) 20% vesting of the benefits, (ii) an annual benefit equal to 30% of the average annual salary (except in the case of Mr. Orlando which is two times 30% of the average annual salary) of the highest three of the last five years the executive is employed, (iii) an assumed discount rate of 4.66%, and (iv) payments continuing for 20 years.

(3)	Assumes the executive retires prior to the age indicated in the column.

(4)

Assumes the executives were the age indicated in the column heading on December 31, 2006. In addition, under Mr. Marino’s employment agreement, 55 is considered early retirement age but normal retirement age under the SERP. However, under Mr. Marino’s employment agreement, the board of directors can decide that retirement at 55 will be considered normal retirement age. Mr. Marino’s normal retirement column assumes the board of directors has made this determination.

(5)

The estimated present value amount relating to the SERP in the above table is based on (i) an annual benefit equal to 30% of the average annual salary (except in the case of Mr. Orlando which is two times 30% of the average annual salary) of the highest three of the last five years the executive is employed, (ii) an assumed discount rate of 4.66%, and (iii) payments continuing for 20 years.

(6)	Assumes (i) insurance will be continued for the executive for a period of 15 years, (ii) the current cost for such insurance, and (iii) an assumed discount rate of 4.66%.

(7)

Assumes the board of directors has determined to continue provide health care benefits to the executive and that he is eligible for Medicare supplemental insurance upon retirement. The executive and his spouse shall be provided healthcare benefits until the executive becomes Medicare eligible, at which time he and his spouse shall be provided Medicare supplemental insurance for life with the same level of benefits as before. Any of the executive’s dependents shall receive healthcare benefits for 15 years from the date of the executive’s early retirement.

(8)

In the event of a without cause termination, a good reason termination by the executive officer or a change of control, the underlying employment agreements provide for severance payments for each of the three executive officers equivalent to the amount shown.

(9)

The executive and his spouse shall be provided healthcare benefits until the executive becomes Medicare eligible, at which time he and his spouse shall be provided Medicare supplemental insurance for life with the same level of benefits as before. Any of the executive’s dependents shall receive health care benefits for 15 years from the date of the executive’s early retirement.

(10)	Assumes this benefit will be continued for the executive, his spouse and his dependents for a period of 15 years.

(11)

Even though the term “change of control” is defined differently in the executive’s employment agreement and the SERP, this table assumes the change of control event meets the requirements of both definitions.

(12)

The estimated present value amount relating to the SERP in the above table is based on (i) an annual benefit equal to 70% of the average annual salary (except in the case of Mr. Orlando, which is two times 30% of the average normal salary) of the highest three of the last five years the executive is employed, (ii) an assumed discount rate of 4.66%, and (iii) payments continuing for 20 years.

(13)	The executive will receive pay equal to three months of his base salary and three months of his cash incentive compensation.

(14)

The estimated present value amount relating to the SERP in the above table is based (i) an annual benefit equal to 30% of the average annual salary (except in the case of Mr. Orlando which is two times 30% of the average annual salary) of the highest three of the last five years the executive is employed and (ii) an assumed discount rate of 4.66%. The annual benefit shall be paid to the executive’s beneficiary in twelve equal monthly installments and shall continue until 240 total payments have been made. If at the time of death, the total years employed is less than five years, then the average annual salary shall be based on the three highest years. If at the time of death, the total years employed is less than three years, then the average annual salary shall be based on the highest base salary in any year employed.

          Below is a description of the assumptions that were used in creating the tables above. Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination or change in control.

          Involuntary Not For Cause Termination or Termination for Good Reason. The executive will be entitled to certain benefits as described in the table above if his employment is terminated by Bancorp for reasons other than cause or by the executive for good reason. A termination is for cause if it is for any of the following reasons:

•	the executive intentionally engages in dishonest conduct in connection with his performance of services for Bancorp or 1st United Bank resulting in his conviction of a felony;

•	the executive is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude;

•	the executive willfully fails or refuses to perform his duties under his employment agreement;

•	the executive breaches his fiduciary duties to Bancorp or 1st United Bank for personal profit; or

•

the executive willfully breaches or violates any law, rule or regulation (other than traffic or boating violations or similar offenses), or a final cease and desist order in connection with his performance of services for Bancorp or 1st United Bank.

          A termination by the executive is for good reason if it is for any of the following reasons:

•

the failure of the board of directors of either Bancorp or 1st United Bank to appoint or re-appoint or elect or re-elect the executive to the offices he currently holds (or a more senior office, if any);

•	the failure of the shareholders of Bancorp or 1st United Bank to elect or re-elect the executive to the board of directors of Bancorp or 1st United Bank;

•	the failure of the board of directors or the governance committee of Bancorp or 1st United Bank to nominate the executive for such election or re-election;

•	a material diminution in the executive’s duties, functions and responsibilities;

•	a material breach of the executive’s employment agreement or as to any other compensation or benefit program in which the executive participates; or

•	the relocation of the executive’s principal place of employment, without his written consent, to a location outside of Palm Beach County, Florida.

          Payments upon a Termination in Connection with a Change of Control. The executive will be entitled to certain benefits as described in the tables above if the executive’s employment is terminated by Bancorp after a change of control. The definition of change of control is different under the executive employment agreements and the supplemental executive retirement program agreements.

          Under the employment agreements, a change of control means:

1.	approval by the shareholders of Bancorp of a transaction that would result in the reorganization, merger or consolidation of Bancorp with one or more other persons, other than a transaction:

(a)

following which at least 50.1% of the common stock, equity ownership interests, or combined voting power of the surviving entity are beneficially owned in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned at least 50.1% of the outstanding common stock, equity ownership interests or combined voting power in Bancorp as appropriate;

(b)

in which no person, or persons acting in concert, beneficially own 20% or more of the outstanding common stock or equity ownership interests in, or 20% or more of the combined voting power of the securities entitled to vote generally in the election of directors of, the surviving entity; and

(c) in which at least a majority of the members of the board of directors of the entity resulting from such transaction were members of the board of directors of Bancorp;

2.

the acquisition of all or substantially all of the assets of Bancorp or beneficial ownership of 20% or more of the outstanding securities or of the combined voting power of the outstanding securities of Bancorp entitled to vote generally in the election of directors or approval by the shareholders of Bancorp of any transaction which would result in such an acquisition;

3.	a complete liquidation or dissolution of Bancorp or approval by the shareholders of Bancorp of such a liquidation or dissolution;

4.	the occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of Bancorp (or its successor) were not members prior to the transaction; or

5.	the occurrence of any of the prior listed events involving 1st United Bank.

A change of control under the supplemental executive retirement program agreement occurs when:

•	one person or a group acquires stock that, combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Bancorp;

•

during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of Bancorp or 1st United Bank, or (y) the majority of the board of directors of Bancorp or 1st United Bank is replaced by persons whose appointment or election is not endorsed by a majority of the board; or

•

a person or a group acquires, during any 12-month period, assets of Bancorp or 1st United Bank having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the respective corporation’s assets.

          280G Tax Gross-up

          Upon a change of control of Bancorp or 1st United Bank, the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Bancorp has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes.

          Tax and Accounting Considerations

          The Compensation Committee carefully considers the tax impact of Bancorp’s compensation programs on Bancorp as well as on the founding executive officers. The Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for Bancorp’s shareholders, customers, employees and other important stakeholders. However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that the founding executive officers remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Summary Compensation Table for 2006

          The following summary compensation table shows compensation information for Bancorp’s principal executive officer and principal financial officer for the fiscal year ended December 31, 2006. Also included is Bancorp’s only other executive officers as of December 31, 2006 (other than the principal executive and principal financial officers). In addition, Mr. Spute, the President and Chief Executive Officer of Equitable, will be an executive officer of Bancorp after the Merger. Bancorp refers to each of the individuals named in the table below as “named executive officers.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)

Warren Orlando, Chairman of the Board	2006	$125,000	$1,110	—	—	—	$49,860	$37,241	$213,211

Rudy Schupp, Chief Executive Officer	2006	250,000	2,220	—	—	—	56,199	38,578	346,997

John Marino, President	2006	250,000	2,220	—	—	—	47,671	15,566	315,457

          (1) The amounts in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under Bancorp’s SERP determined using the assumptions consistent with those used in Bancorp’s financial statements. For more information regarding these assumptions, refer to “INFORMATION ABOUT EXECUTIVE COMPENSATION-Pension Benefits.”

          (2) The amounts reported reflect, for each named executive officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; and (ii) amounts contributed by Bancorp to the 401(k) plan. The following table outlines those (i) perquisites and other personal benefits and (ii) additional all other compensation required by the SEC rules to be separately quantified:

Name	401(k) Contribution by Bancorp	Club Dues	Automobile

Warren Orlando	$—	$23,095	$14,146
Rudy Schupp	5,625	16,296	16,657
John Marino	5,625	925	9,849

          Bancorp has entered into a written employment agreement with each of its three executive officers.

          Warren Orlando. On March 4, 2004, Bancorp and 1st United Bank entered into an Employment Agreement with Warren Orlando. That agreement was amended on November 16, 2007. Mr. Orlando serves as Chairman of Bancorp and 1st United Bank. His agreement is for a continuously renewing three-year period and provides for a minimum annual base salary of $62,500. Upon Bancorp and 1st United Bank (i) having consolidated total assets of $150 million and (ii) achieving the first month of profitability on a consolidated basis, the base salary increased to $125,000. In addition, Mr. Orlando is entitled to an additional one percent of Bancorp’s consolidated net income (before taxes for each fiscal quarter (excluding certain items classified as “extraordinary” under generally accepted accounting principles in the United States) and excluding restructuring charges and other charges relating to mergers, acquisitions or other similar transactions) beginning with the first fiscal quarter that Bancorp achieves its first month of profitability on a consolidated basis, and each fiscal quarter thereafter.

          Mr. Orlando is entitled to participate in all of the employee benefit programs and perquisites generally available to the executive officers of Bancorp, including the following benefits:

•	Stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding common stock of Bancorp. Net share settlement of the options is permitted.

•	Benefits under Bancorp’s SERP.

          Mr. Orlando is entitled to grants of stock options in an amount equal to three and one-third percent (3 1/3%) of the issued and outstanding shares of common stock of Bancorp from time to time, excluding any shares of common stock outstanding as a result of Mr. Orlando’s exercise of options. Any options granted to Mr. Orlando prior to January 1, 2007 pursuant to this provision of his employment shall vest immediately and are exercisable on the grant date. Any options granted after January 1, 2007 shall vest in equal installments over a 5-year period, or 20% each year, from the date of grant. All unvested options become immediately vested and exercisable upon (i) Mr. Orlando’s termination not for cause, (ii) a change of control, (iii) Mr. Orlando’s death or disability. See “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Elements of Compensation-Elements of Post-Employment Compensation” for a discussion of not for cause termination.

          All decisions concerning Mr. Orlando’s employment and/or termination shall require the prior written consent of at least eighty percent of the entire board of directors (not including Mr. Orlando). Mr. Orlando is entitled to certain severance benefits if his employment is terminated upon a change of control or if he resigns within 90 days of any of the following (“without cause”): (a) failure of the board of either Bancorp or 1st United Bank to re-elect him as Chairman; (b) failure to be re-elected to the board of Bancorp or 1st United Bank; (c) material failure (after proper notice and failure to cure) by Bancorp or 1st United Bank with respect to Mr. Orlando’s duties; (d) material breach by Bancorp or 1st United Bank of the terms of his employment agreement (including salary and benefits having a material adverse effect on Mr. Orlando’s compensation); (e) relocation of principal place of employment outside of Palm Beach County, Florida; or (f) any other reason that is not a “for cause” termination. For more information regarding these benefits, refer to “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Elements of Compensation-Elements of Post-Employment Compensation.”

          Rudy Schupp. On March 4, 2004, Bancorp and 1st United Bank entered into an Employment Agreement with Mr. Schupp. That agreement was amended on November 16, 2007. Mr. Schupp serves as the Chief Executive Officer of Bancorp and as Chief Executive Officer and President of 1st United Bank. His agreement is for a continuously renewing three-year period and provides for a minimum annual base salary of $125,000. Upon Bancorp and 1st United Bank (i) having consolidated total assets of $150 million and (ii) achieving the first month of profitability on a consolidated basis, the base salary increased to $250,000. In addition, Mr. Schupp is entitled to an additional two percent of Bancorp’s consolidated net income (before taxes) for each fiscal quarter (excluding certain items classified as “extraordinary” under generally accepted accounting principles in the United States) and excluding restructuring charges and other charges relating to mergers, acquisitions or other similar transactions) beginning with the first fiscal quarter that Bancorp achieves its first month of profitability on a consolidated basis, and each fiscal quarter thereafter.

          Mr. Schupp is entitled to participate in all of the employee benefit programs and perquisites generally available to the executive officers of Bancorp. In addition, Mr. Schupp is entitled to the following benefits:

•	Stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding common stock of Bancorp. Net share settlement of the options is permitted.

•	Benefits under Bancorp’s SERP.

          Mr. Schupp is entitled to grants of stock options in an amount equal to three and one-third percent (3 1/3%) of the issued and outstanding shares of common stock of Bancorp from time to time, excluding any shares of common stock outstanding as a result of Mr. Schupp’s exercise of options. Any options granted to Mr. Schupp prior to January 1, 2007 pursuant to this provision of his employment shall vest immediately and are exercisable on the grant date. Any options granted after January 1, 2007 shall vest in equal installments over a 5-year period, or 20% each year, from the date of grant. All unvested options become immediately vested and exercisable upon (i) Mr. Schupp’s termination not for cause, (ii) a change of control, (iii) Mr. Schupp’s death or disability. See

“EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Elements of Compensation-Elements of Post-Employment Compensation” for a discussion of not for cause termination.

          All decisions concerning Schupp’s employment and/or termination shall require the prior written consent of at least eighty percent of the entire board of directors (not including Mr. Schupp). Mr. Schupp is entitled to certain severance benefits if his employment is terminated upon a change of control or if he resigns within 90 days of any of the following (“without cause”): (a) failure of the board of either Bancorp or 1st United Bank to re-elect him as Chief Executive Officer or President; (b) failure to be re-elected to the board of Bancorp or 1st United Bank; (c) material failure (after proper notice and failure to cure) by Bancorp or 1st United Bank with respect to Mr. Schupp’s duties; (d) material breach by Bancorp or 1st United Bank of the terms of his employment agreement (including salary and benefits having a material adverse effect on Mr. Schupp’s compensation); (e) relocation of principal place of employment outside of Palm Beach County, Florida; or (f) any other reason that is not a “for cause” termination. For more information regarding these benefits, refer to “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Elements of Compensation-Elements of Post-Employment Compensation.”

          John Marino. On March 4, 2004, Bancorp and 1st United Bank entered into an Employment Agreement with John Marino. That agreement was amended on November 16, 2007. Mr. Marino serves as the President and Chief Operating Officer of Bancorp and as Chief Operating Officer and Chief Financial Officer of 1st United Bank. His agreement is for a continuously renewing three-year period and provides for a minimum annual base salary of $125,000. Upon Bancorp and 1st United Bank (i) having consolidated total assets of $150 million and (ii) achieving the first month of profitability on a consolidated basis, the base salary increased to $250,000. In addition, Mr. Marino is entitled to an additional two percent of Bancorp’s consolidated net income (before taxes for each fiscal quarter (excluding certain items classified as “extraordinary” under generally accepted accounting principles in the United States) and excluding restructuring charges and other charges relating to mergers, acquisitions or other similar transactions) beginning with the first fiscal quarter that Bancorp achieves its first month of profitability on a consolidated basis, and each fiscal quarter thereafter.

          Mr. Marino is entitled to participate in all of the employee benefit programs and perquisites generally available to the executive officers of Bancorp, including the following benefits:

•	Stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding common stock of Bancorp. Net share settlement of the options is permitted.

•	Benefits under Bancorp’s SERP.

          Mr. Marino is entitled to grants of stock options in an amount equal to three and one-third percent (3 1/3%) of the issued and outstanding shares of common stock of Bancorp from time to time, excluding any shares of common stock outstanding as a result of Mr. Marino’s exercise of options. Any options granted to Mr. Marino prior to January 1, 2007 pursuant to this provision of his employment shall vest immediately and are exercisable on the grant date. Any options granted after January 1, 2007 shall vest in equal installments over a 5-year period, or 20% each year, from the date of grant. All unvested options become immediately vested and exercisable upon (i) Mr. Marino’s termination not for cause, (ii) a change of control, (iii) Mr. Marino’s death or disability. See “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Elements of Compensation-Elements of Post-Employment Compensation” for a discussion of not for cause termination.

          All decisions concerning Mr. Marino’s employment and/or termination shall require the prior written consent of at least eighty percent of the entire board of directors (not including Mr. Marino). Mr. Marino is entitled to certain severance benefits if his employment is terminated upon a change of control or if he resigns within 90 days of any of the following (“without cause”): (a) failure of the board of either Bancorp or 1st United Bank to re-elect him as Chief Executive Officer or President; (b) failure to be re-elected to the board of Bancorp or 1st United Bank; (c) material failure (after proper notice and failure to cure) by Bancorp or 1st United Bank with respect to Mr. Marino’s duties; (d) material breach by Bancorp or 1st United Bank of the terms of his employment agreement (including salary and benefits having a material adverse effect on Mr. Marino’s compensation); (e) relocation of principal place of employment outside of Palm Beach County, Florida; or (f) any other reason that is not a “for cause” termination. For more information regarding these benefits, refer to “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Elements of Compensation-Elements of Post-Employment Compensation.”

Option Exercises for 2006

          There were no exercises of stock options by any of our named executive officers during the 2006 fiscal year.

Outstanding Equity Awards at Fiscal Year-End 2006

          The following table provides information, for Bancorp’s named executive officers, on stock option holdings at the end of 2006.

	Option Awards

	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)

Name	Exercisable	Unexercisable		Option Exercise Price ($)	Option Expiration Date

Warren Orlando	34,448	—	—	$10.60	7/1/13
	53,333	—	—	12.50	4/30/14
	69,335	—	—	13.50	12/19/15

Rudy Schupp	34,448	—	—	$10.60	7/1/13
	53,333	—	—	12.50	4/30/14
	69,335	—	—	13.50	12/19/15

John Marino	34,448	—	—	$10.60	7/1/13
	53,333	—	—	12.50	4/30/14
	69,335	—	—	13.50	12/19/15

Pension Benefits

          Bancorp provides to its named executive officers retirement benefits under its SERP, a non-qualified plan. The key provisions of the SERP are as follows:

          Monthly Benefit For Rudy Schupp and John Marino, upon separation from service on or after their normal retirement age, which for Rudy Schupp means his sixty-fifth birthday and for John Marino his fifty-fifth birthday, for reasons other than death, each will receive thirty percent of his average base annual salary, excluding bonuses, commissions, fringe and incentive compensation but including deferrals under any retirement or cafeteria plan, of the highest three of the last five years in which he is employed by Bancorp or 1st United Bank. In the case of Warren Orlando, upon separation from service on or after his normal retirement age of seventy-five for reasons other than death, he will receive thirty percent of two times his average base annual salary, excluding bonuses, commissions, fringe and incentive compensation but including deferrals under any retirement or cafeteria plan, of the highest three of the last five years in which he is employed by Bancorp or 1st United Bank. For purposes of the description of the SERP, these calculations will be referred to as the Final Base Salary.

          Early Retirement Benefit If the named executive officer elects to retire prior to normal retirement age for any reason other than a change of control, death, constructive early termination or disability, the named executive officer shall receive thirty percent of Final Base Salary subject to the following vesting schedule:

Full Calendar Years Subsequent to the Vesting Commencement Date	Vested Portion of Benefit

1	20%
2	40%
3	60%
4	80%
5 or more	100%

          Change in Control Benefit. Upon a change in control, the named executive officer will receive seventy percent of Final Base Salary.

          Death Benefit. If the named executive officer dies while in the active service of Bancorp and 1st United Bank, the named executive officer will receive thirty percent of the named executive officer’s Final Base Salary. For purposes of determining Final Base Salary, if at the time of his death the named executive officer was employed by Bancorp or 1st United Bank for (i) less than five (5) years, the average base salary shall be based on the highest three of the total years employed or (ii) less than three years, the average base salary shall be the highest base salary in any year employed.

          Vesting. Vesting occurred on the first day of the calendar month following the calendar quarter in which the Company and the Bank first have consolidated total assets of at least $250.0 million, as reported by the Company and the Bank to their banking regulators.

2006 Pension Benefit Table

          The following table shows the present value of the accumulated benefit for the named executive officers as of December 31, 2006, assuming the Executive separated from service on December 31, 2006 and was entitled to benefits under the named plan.

Name	Plan Name	Age	Final Base Salary	Annual Benefit (30% of Final Base Salary)	Present Value of Accumulated Benefit

Warren Orlando	Supplemental Executive Retirement Plan	65	$201,172	$60,351	$49,860
Ruddy Schupp	Supplemental Executive Retirement Plan	57	$201,172	$60,351	$56,199
John Marino	Supplemental Executive Retirement Plan	44	$201,172	$60,351	$47,671

Compensation Committee Interlocks and Insider Participation

          The following non-employee directors were the members of the Compensation Committee of the board of directors of Bancorp during 2006: Paula Berliner, Lawrence Deziel, and Joseph W. Veccia, Jr. None of the members of the Compensation Committee is a current or former officer or employee of Bancorp or any of its subsidiaries. In addition, there were no “compensation committee interlocks” during 2006.

CORPORATE GOVERNANCE

          Bancorp’s common stock is not listed on any national securities exchange. Bancorp has elected to apply the independence standards of the NASDAQ Stock Market. NASDAQ requires that a majority of an issuer’s directors be “independent,” as defined by NASDAQ’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with the issuer, the issuer’s external or internal auditors, or other companies that do business with the issuer. Bancorp’s board has affirmatively determined that a majority of its directors are independent directors under the objective standards of independence set forth in the NASDAQ rules. Based on these standards, Bancorp’s board determined that its independent directors include the following current directors: Paula Berliner, Jeffery L. Carrier, Ronald A. David, Arthur S. Loring, Thomas E. Lynch, Carlos Morrison, and Joseph W. Veccia, Jr. Mr. Loring has recently been appointed by the board to serve as the lead independent director.

PRINCIPAL SHAREHOLDERS

          The following tables set forth, as of November 1, 2007, the number of shares beneficially owned by each person known by Bancorp and Equitable to be the beneficial owner of more than five percent (5%) of the shares, along with the name and stockholdings of each of its executive officers and directors, and finally by all executive officers and directors as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the shares set forth in the table.

          Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of Common Stock that a person would receive upon exercise of stock options or warrants held by that person, which are immediately exercisable or exercisable within 60 days of the determination date, which in the current case is December 31, 2007. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Bancorp

Percentage of Outstanding Common Stock Owned (1) (2)

Beneficial Owner	Number of Shares Held		Percentage

Paula Berliner	57,112	(3)	1.2%
Jeffery L. Carrier	71,952	(4)	1.5%
Ronald A. David	59,500	(5)	1.3%
Arthur S. Loring	28,473	(6)	*
Thomas E. Lynch	67,527	(7)	1.4%
John Marino	182,695	(8)	3.8%
Carlos Morrison	142,500	(9)	3.0%
Warren S. Orlando	220,519	(10)	4.5%
Rudy E. Schupp	213,506	(11)	4.4%
Joseph W. Veccia, Jr.	76,000	(12)	1.6%

All Officers and Directors as a Group (10 persons)	1,119,784		21.6%

* less than one percent

(1)	All entries based on information provided to Bancorp by its directors and executive officers.

(2)

For purposes of this table, a person is considered to beneficially own shares of common stock if he directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he/she has the right to acquire the shares under options which are exercisable currently or within 60 days of November 1, 2007. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

(3)

All shares, except for the options either owned jointly, or individually by Ms. Berliner and her spouse in Trusts. Includes 2,500 shares Ms. Berliner has the right to acquire under vested stock options that Ms. Berliner has not exercised.

(4)	Includes 2,500 shares Mr. Carrier has the right to acquire under vested stock options that Mr. Carrier has not exercised.

(5)

All of such shares, except for the options are owned jointly by Mr. David and his spouse. Includes 2,500 shares Mr. David has the right to acquire under vested stock options that Mr. David has not exercised.

(6)	Includes 2,500 shares Mr. Loring has the right to acquire under vested stock options that Mr. Loring has not exercised.

(7)

Includes 66,257 owned jointly by Mr. Lynch and his spouse and 1,000 shares owned jointly by his spouse and children. Includes 2,500 shares Mr. Lynch has the right to acquire under vested stock options that Mr. Lynch has not exercised.

(8)

Includes 12,524 owned jointly by Mr. Marino and his spouse, 12,855 shares held in an investment company, and 157,116 shares Mr. Marino has the right to acquire under vested stock options that Mr. Marino has not exercised.

(9)	Includes 2,500 shares Mr. Morrison has the right to acquire under vested stock options that Mr. Morrison has not exercised.

(10)

Includes 370 shares owned by Mr. Orlando as custodian for his grandson, 27,546 shares held in an investment company, and 157,116 shares Mr. Orlando has the right to acquire under vested stock options that Mr. Orlando has not exercised.

(11)	Includes 2,588 shares owned by Mr. Schupp jointly with his children, and 157,116 shares Mr. Schupp has the right to acquire under vested stock options that Mr. Schupp has not exercised.

(12)	Includes 73,500 shares of Mr. Veccia held in family limited partnerships and 2,500 shares Mr. Veccia has the right to acquire under vested stock options that Mr. Veccia has not exercised.

Equitable

Percentage of Outstanding Common Stock Owned (1) (2)

Beneficial Owner	Number of Shares Held		Percentage

Stuart N. Allen	2,900	(3)	*

James D. Evans	232,400	(4)	45.0%
612 SE 5th Avenue Suite 1
Fort Lauderdale, FL 33301

Walter E. Howard	7,000	(5)	1.3%
Norman S. Klein	6,000	(6)	1.2%
Wayne K. Masur	17,850	(7)	3.5%
Anne Scherer	4,977	(8)	*
Stanley J. Schwartz	4,691	(9)	*

H. William Spute, Jr. 6978 NW 62 Terrace Parkland, FL 33067	63,391	(10)	12.1%

All Officers and Directors as a Group (8 persons)	339,209		63.7%

* less than one percent

(1)	All entries based on information provided to Equitable by its directors and executive officers.

(2)

For purposes of this table, a person is considered to beneficially own shares of common stock if he directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he/she has the right to acquire the shares under options which are exercisable currently or within 60 days of November 1, 2007. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

(3)	Consists of 2,900 shares held jointly with his spouse.

(4)

Consists of 176,528 shares held by a company Mr. Evans controls; 44,084 shares held individually; 6,173 shares individually by his wife; 3,165 shares held as tenants in common with his spouse; 1,725 shares held by tenants in common with his children; and 725 shares held as guardian for his granddaughter.

(5)	Includes 4,000 shares Mr. Howard has the right to acquire under vested stock options that he has not exercised.

(6)	Consists of 6,000 shares held in an individual IRA.

(7)	Consists of 15,100 shares held jointly with his spouse; 2,150 shares held in a retirement plan; and 600 shares held by his minor children.

(8)	Consists of 3,600 shares held as tenants in common with her spouse and 1,377 shares held in an individual IRA.

(9)	Consists of 4,691 shares held jointly with his spouse.

(10)	Consists of 53,661 shares held individually; 1,730 shares held as tenants in common with his spouse; and 8,000 shares he has the right to acquire under vested stock options that he has not exercised.

EQUITY COMPENSATION PLAN INFORMATION

          Bancorp’s shareholders approved the Non-Executive Employees’ Stock Option Plan at the 2003 Special Meeting. The following table provides certain information regarding Bancorp’s equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity Compensation Plans Approved by Securities Holders	69,800	$13.02	164,719

Equity Compensation Plans Not Approved by Securities Holders	524,408	12.56	0(1)

Total	594,208	$12.61	164,719

(1) Messrs. Orlando, Schupp, and Marino are granted stock options from time to time pursuant a written employment agreement. Please see “INFORMATION ABOUT EXECUTIVE COMPENSATION.”

TRANSACTIONS WITH MANAGEMENT AND RELATED PARTIES

          Some of the directors and officers of Bancorp, and other persons and entities with which they are affiliated, are customers of, and have in the ordinary course of business, banking transactions with 1st United Bank. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. All such transactions were approved by the board of Bancorp. Additional transactions with such persons and businesses are anticipated in the future. As of December 31, 2006, the amount of credit extended to directors, executive officers and their affiliates was approximately $15.2 million.

          Bancorp recognizes that transactions between Bancorp and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Bancorp decisions are based on considerations other than the best interests of Bancorp and its shareholders. Therefore, as a general matter and in accordance with the (1) the Code of Conduct for employees, officers and directors of Bancorp and (2) Bancorp’s Code of Ethics for Senior Financial Officers, it is Bancorp’s preference to avoid such transactions. Nevertheless, Bancorp recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of Bancorp. Therefore, Bancorp has adopted formal procedures that require Bancorp’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the procedures, the Audit Committee will review any transaction in which Bancorp is or will be a participant and the amount involved exceeds $120,000, and in which any of Bancorp’s directors or executives had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of Bancorp and its shareholders, as the Committee determines in good faith.

          During the nine month period ended September 30, 2007 and for the years ended December 31, 2006 and 2005, Bancorp paid approximately $271,000, $212,000, and $146,000 to The Plastridge Agency, Inc., a company controlled by Thomas E. Lynch, a Bancorp director, for insurance services. In addition, during the nine month period ended September 30, 2007 and for the year ended December 31, 2006, Bancorp made lease payments totaling $123,000 and $139,000 to South County Road, Inc., a company controlled by Carlos Morrison, a Bancorp director, for rent on one of 1st United Bank’s branches. For the year ended December 31, 2005, Bancorp paid approximately $346,000 to Song and Associates, a company controlled by Young Song, a then current Bancorp director, for architectural design services.

SHAREHOLDER PROPOSALS

          Shareholder proposals that are to be included in the Bancorp proxy statement for the 2008 annual meeting of shareholders must have been received by December 22, 2007. Shareholder proposals for the 2008 annual meeting that are not intended to be included in the proxy statement for that meeting must have been received by January 23, 2008 or the board of directors can vote the proxies in its discretion on the proposals. Proposals must comply with the proxy rules and be submitted in writing to: Attention: Mr. John Marino, 1st United Bancorp, Inc., One North Federal Hwy., Boca Raton, Florida 33432.

LEGAL MATTERS

          Gunster, Yoakley & Stewart P.A. will pass upon the validity of the shares of Bancorp common stock offered by this proxy statement/prospectus.

EXPERTS

          The financial statements of Equitable as of December 31, 2006 and 2005, and for the three years in the period ended December 31, 2006, have been included herein and in the Registration Statement in reliance upon the report of Hacker, Johnson & Smith, P.A., independent accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Bancorp as of December 31, 2006 and 2005, and for the three years in the period ended December 31, 2006, have been included herein and in the Registration Statement in reliance upon the report of Crowe Chizek and Company LLC, an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

Equitable Financial Group, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
1st United Bancorp, Inc.
Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of 1st United Bancorp, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st United Bancorp, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC

Fort Lauderdale, Florida
March 1, 2007

1ST UNITED BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005
(Dollar amounts in thousands, except per share data)

	2006	2005

ASSETS
Cash and due from financial institutions	$24,852	$11,035
Federal funds sold	861	—

Cash and cash equivalents	25,713	11,035
Time deposits in other financial institutions	75	75
Securities available for sale	32,867	34,392
Loans held for sale	2,113	—
Loans, net of allowance of $2,149 and $1,893 at year end 2006 and 2005	252,667	188,876
Nonmarketable equity securities	2,431	937
Premises and equipment, net	4,851	4,661
Company owned life insurance	4,107	—
Goodwill	4,553	4,553
Core deposit intangible	253	371
Accrued interest receivable and other assets	2,614	1,680

	$332,244	$246,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$71,320	$51,700
Interest bearing	168,890	134,317

Total deposits	240,210	186,017
Federal funds purchased and repurchase agreements	21,735	19,624
Federal Home Loan Bank advances	17,500	—
Accrued interest payable and other liabilities	1,887	1,246

Total liabilities	281,332	206,887

Shareholders’ equity
Common stock – Class A, $0.01 par value; 7,500,000 shares authorized; 4,722,317 and 3,911,220 issued and outstanding at year end 2006 and 2005	47	39
Additional paid-in capital	65,109	54,192
Accumulated deficit	(13,919)	(13,984)
Accumulated other comprehensive income (loss)	(325)	(554)

Total shareholders’ equity	50,912	39,693

	$332,244	$246,580

See accompanying notes.

F-3

1ST UNITED BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2006, 2005 and 2004
(Dollar amounts in thousands, except per share data)

	2006	2005	2004

Interest and dividend income
Loans, including fees	$18,314	$9,447	$4,292
Securities	1,276	990	723
Federal funds sold and other	358	542	291

	19,948	10,979	5,306
Interest expense
Deposits	4,943	2,465	1,238
Federal funds purchased and repurchase agreements	771	348	58
Federal Home Loan Bank advances	519	—	—

	6,233	2,813	1,296

Net interest income	13,715	8,166	4,010

Provision for loan losses	181	194	53

Net interest income after provision for loan losses	13,534	7,972	3,957

Noninterest income
Service charges on deposit accounts	365	396	311
Net gain on sales and fees from referrals of government guaranteed loans	484	847	48
Net gain on sales of residential real estate loans	181	180	—
Increase in cash surrender value of company owned life insurance	107	—	—
Net gain (loss) on sales and calls of securities	—	—	(20)
Other	281	233	133

	1,418	1,656	472

Noninterest expense
Salaries and employee benefits	8,418	5,447	4,044
Occupancy and equipment	3,081	2,214	1,802
Data processing	680	443	322
Stationery and supplies	242	197	164
Advertising	208	198	184
Professional fees	196	167	273
Other	2,062	1,517	1,275

	14,887	10,183	8,064

Income (loss) before income taxes	65	(555)	(3,635)

Income tax expense (benefit)	—	—	—

Net income (loss)	$65	$(555)	$(3,635)

Basic earnings (loss) per share	$0.01	$(0.20)	$(1.73)

Diluted earnings (loss) per share	$0.01	$(0.20)	$(1.73)

See accompanying notes.

F-4

1ST UNITED BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2006, 2005 and 2004
(Dollar amounts in thousands, except per share data)

	Shares - Class A	Shares - Class B	Common Stock - Class A	Common Stock - Class B	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Balance at January 1, 2004	943,430	90,044	$94	$9	$17,255	$(8,479)	$(16)	$8,863

Comprehensive income (loss):
Net income (loss)						(3,635)		(3,635)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification effect							(23)	(23)

Total comprehensive income (loss)								(3,658)

Issuance of common stock	1,600,000		160		19,736			19,896

Balance at December 31, 2004	2,543,430	90,044	254	9	36,991	(12,114)	(39)	25,101

Comprehensive income (loss):
Net income (loss)						(555)		(555)
Change in net unrealized gain (loss) on securities available for sale							(515)	(515)

Total comprehensive income (loss)								(1,070)

Stock dividend		105,196		10	1,305	(1,315)		—

Conversion of Class B shares	195,240	(195,240)	19	(19)				—

10-for-1 reverse stock split			(247)		247			—

Exercise of stock options	1,913		1		22			23

Issuance of common stock	1,170,637		12		15,627			15,639

Balance at December 31, 2005	3,911,220	—	$39	—	$54,192	$(13,984)	$(554)	$39,693

(Continued)

1ST UNITED BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2006, 2005 and 2004
(Dollar amounts in thousands, except per share data)

	Shares - Class A	Shares - Class B	Common Stock - Class A	Common Stock - Class B	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Balance at January 1, 2006	3,911,220	—	$39	$—	$54,192	$(13,984)	$(554)	$39,693

Comprehensive income (loss):
Net income (loss)						65		65
Change in net unrealized gain (loss) on securities available for sale							229	229

Total comprehensive income (loss)								294

Stock-based compensation expense					25			25

Exercise of stock options	8,237				110			110

Issuance of common stock	802,860		8		10,782			10,790

Balance at December 31, 2006	4,722,317	—	$47	$—	$65,109	$(13,919)	$(325)	$50,912

See accompanying notes.

1ST UNITED BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006 and 2005
(Dollar amounts in thousands, except per share data)

	2006	2005	2004

Cash flows from operating activities
Net income (loss)	$65	$(555)	$(3,635)
Adjustments to reconcile net income (loss) to net cash from operating activities
Provision for loan losses	181	194	53
Depreciation and amortization	1,120	687	506
Net amortization of securities	(43)	12	74
Increase in cash surrender value of company owned life insurance	(107)	—	—
Stock-based compensation expense	25	—	—
Net (gain) loss on sales and calls of securities	—	—	20
Net (gain) loss on foreclosed assets	—	—	7
Net loss on premises and equipment	4	3	25
Net gain on sales of residential real estate loans	(181)	(180)	—
Residential real estate loans originated for sale	(14,554)	(13,987)	(336)
Proceeds from sales of residential real estate loans	12,622	14,503	—
Net change in:
Deferred loan fees	62	113	215
Other assets	(1,000)	(899)	(177)
Accrued expenses and other liabilities	641	(93)	(2,115)

Net cash from operating activities	(1,165)	(202)	(5,363)

Cash flows from investing activities
Proceeds from sales and calls of securities	250	2,000	5,271
Proceeds from security maturities and prepayments	8,531	3,340	7,539
Purchases of securities	(6,984)	(10,668)	(27,071)
Loan originations and payments, net	(64,034)	(101,009)	(34,329)
Purchase of nonmarketable equity securities	(1,494)	(215)	(257)
Proceeds from sale of foreclosed assets	—	—	171
Cash transferred in connection with acquisition	—	—	(843)
Additions to premises and equipment, net	(1,130)	(2,164)	(896)
Purchase of company owned life insurance	(4,000)	—	—

Net cash from investing activities	(68,861)	(108,716)	(50,415)

Cash flows from financing activities
Net increase in deposits	54,193	74,369	29,627
Net change in federal funds purchased and repurchase agreements	2,111	14,470	3,597
Net change in short-term Federal Home Loan Bank advances	17,500	—	—
Proceeds from exercise of stock options	110	23	—
Issuance of common stock	10,790	15,639	19,896

Net cash from financing activities	84,704	104,501	53,120

Net change in cash and cash equivalents	14,678	(4,417)	(2,658)
Beginning cash and cash equivalents	11,035	15,452	18,110

Ending cash and cash equivalents	$25,713	$11,035	$15,452

Supplemental cash flow information:
Interest paid	$5,994	$2,749	$1,292
Income taxes paid	—	—	—

See accompanying notes.

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include 1st United Bancorp, Inc. (“Bancorp”) and its wholly-owned subsidiary, 1st United Bank (“1st United”), together referred to as “the Company”. Intercompany transactions and balances are eliminated in consolidation.

Bancorp’s only business is the ownership and operation of 1st United. 1st United is a state chartered commercial bank that provides financial services through its four offices in Palm Beach County and three offices in Broward County, Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial and residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including commercial and residential real estate, business assets and consumer assets. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, carrying value of goodwill, carrying value of deferred tax assets and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions, interest bearing deposits in other financial institutions, and short-term borrowings.

Interest-bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Nonmarketable equity securities such as Federal Home Loan Bank and Federal Reserve Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale: Residential real estate loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Residential real estate loans held for sale are sold with servicing released. Gains and losses on sales of residential real estate loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Company periodically sells the guaranteed portion of loans originated through government guaranteed lending programs while retaining the unguaranteed portion and servicing. Gains and losses on sales of the guaranteed portion are based on the difference between the selling price and the allocated carrying value of the portion of the loan being sold. Additionally, the Company periodically refers government guaranteed loans to third parties. Fees for such loan closings are recognized into income at the time of loan closing.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value, less costs to sell, when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight line basis over the assets’ useful lives, which range from 3 to 10 years.

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value (or the amount that can be realized).

Goodwill and Core Deposit Intangible: Goodwill and core deposit intangible results from a business acquisition. Goodwill represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Core deposit intangible is initially measured at fair value and then is amortized on an accelerated method over the estimated useful life.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance has been established to reduce deferred tax assets to the amount expected to be realized.

Earnings (Loss) Per Share: Basic earnings (loss) per share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share includes the dilutive effect of additional potential common shares issuable under stock options and stock warrants. Earnings (loss) per share is restated for all stock splits and stock dividends through the date of issue of the financial statements.

The weighted average common shares outstanding in 2006, 2005 and 2004 were 4,649,502, 2,734,793 and 2,100,141 for basic earnings (loss) per share and 4,674,958, 2,734,793 and 2,100,141 for diluted earnings (loss) per share. Stock options for 9,750, 601,658 and 359,227 shares of common stock were not considered in computing diluted earnings (loss) per share for 2006, 2005 and 2004 because consideration of these instruments would be antidilutive.

Stock Compensation: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment, using the prospective transition method. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006. For 2006, adopting this Standard had an immaterial effect on income before income taxes, net income, cash flows from operations and cash flows from financing.

Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the years ending December 31, 2005 or 2004, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.

Equity: At year end 2004, the Company had two classes of common stock, each having the same rights and preferences, except that Class B shares (those shares held by shareholders of the Company immediately prior to the change in control that occurred in 2003) entitled the shareholder to a special stock dividend (“Special Dividend”).

The Special Dividend in the amount of 105,196 shares was issued to Class B shareholders in July 2005 based on the recovery, payoff and improvement of specifically identified items agreed-upon as part of the 2003 change in control. Subsequent to the issuance of the Special Dividend, the Company proceeded to convert the Class B shares into Class A shares.

Additionally, the Company effected a 10-for-1 reverse stock split in August 2005. All per-share amounts and number of shares outstanding in this report have been restated for the reverse stock split.

Lastly, the Company initiated a private stock offering during the fourth quarter of 2005, desiring to raise $26,300 in additional capital. At year end 2005, 1,163,950 shares of stock had been issued as part of the offering, resulting in additional capital, net of offering costs, of $15,569. In 2006, the remaining 802,860 shares of stock being offered were issued, resulting in additional capital of $10,790.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Adoption of New Accounting Standards: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment. See “Stock Compensation” above for further discussion of the effect of adopting this standard.

Effect of Newly Issued But Not Yet Effective Accounting Standards: New accounting standards have been issued that the Company does not expect will have a material effect on the financial statements when adopted in future years or for which the Company has not yet completed its evaluation of the potential effect upon adoption. In general, these standards revise the accounting for derivatives embedded in other financial instruments for 2007, revise the recognition and accounting for servicing of financial assets for 2007, establish a hierarchy about the assumptions used to measure fair value for 2008, change the recognition threshhold and measurement guidance for tax positions that contain significant uncertainty in 2007, revise the accrual of post-retirement benefits associated with providing life insurance for 2008, and revise the accounting for cash surrender value for 2007.

Additionally, a new accounting standard will require the company to record servicing assets at fair value instead of at allocated cost, and thereafter will allow the Company to carry new and existing classes of servicing assets at either fair value or amortized original basis, beginning in 2007. Adoption of this standard may increase servicing assets to the extent the Company elects to apply it to existing classes of servicing assets and to the extent fair value of servicing exceeds amortized costs.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

2006
U.S. Government and federal agency	$28,942	$8	$(243)
Mortgage-backed	3,673	1	(93)
Corporate	252	2	—

	$32,867	$11	$(336)

2005
U.S. Government and federal agency	$29,465	$—	$(417)
Mortgage-backed	4,424	—	(140)
Corporate	503	3	—

	$34,392	$3	$(557)

Sales and calls of available for sale securities were as follows.

	2006	2005	2004

Proceeds	$250	$2,000	$5,271
Gross gains	—	—	—
Gross losses	—	—	(20)

The fair value of debt securities at year end 2006 by contractual maturity was as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair Value

Due in one year or less	$9,660
Due from one to five years	13,274
Due from five to ten years	6,008
Due after ten years	252
Mortgage-backed	3,673

$32,867

Securities at year end 2006 and 2005 with a carrying amount of $29,632 and $14,338 were pledged to secure public deposits and repurchase agreements.

At year end 2006 and 2005, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Gross unrealized losses at year end 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows.

(continued)

1ST UNITED BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 2 – SECURITIES (Continued)

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

2006
U.S. Government and federal agency	$3,983	$(1)	$20,949	$(242)	$24,932	$(243)
Mortgage-backed	—	—	3,188	(93)	3,188	(93)

	$3,983	$(1)	$24,137	$(335)	$28,120	$(336)

2005
U.S. Government and federal agency	$14,019	$(144)	$15,445	$(273)	$29,464	$(417)
Mortgage-backed	1,155	(15)	3,269	(125)	4,424	(140)

	$15,174	$(159)	$18,714	$(398)	$33,888	$(557)

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

At December 31, 2006 and 2005, securities with unrealized losses had depreciated only 1.2% and 1.6% from the Company’s amortized cost basis. These unrealized losses related principally to changes in interest rates. As the Company has the ability and intent to hold these securities for a period sufficient to allow for the estimated recovery in fair value since they are classified as available for sale, no declines were deemed to be other than temporary.

NOTE 3 – LOANS

Loans at year end were as follows.

	2006	2005

Commercial	$50,361	$39,833
Real estate:
Residential	40,930	35,136
Commercial	87,098	46,830
Construction	72,824	60,997
Consumer and other	3,650	7,958

	254,863	190,754
Add (deduct):
Unearned income and net deferred loan (fees) costs	(47)	15
Allowance for loan losses	(2,149)	(1,893)

	$252,667	$188,876

Included above are loans originated through government guaranteed lending programs totaling $10,854 and $11,265 at year end 2006 and 2005. Of these amounts, $8,583 and $6,713 at year end 2006 and 2005 represent unguaranteed portions retained by the Company. These amounts are shown net of discounts and unearned fees of $216 and $255

(continued)

1ST UNITED BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 3 – LOANS (Continued)

at year end 2006 and 2005. During 2006, 2005 and 2004, proceeds from the sale of the guaranteed portion of loans originated through government guaranteed lending programs totaled $7,227, $12,849 and $438, resulting in net gains of $267, $835 and $48.

Activity in the allowance for loan losses was as follows:

	2006	2005	2004

Beginning balance	$1,893	$1,328	$1,021
Provision for loan losses	181	194	53
Effect of acquisition	—	—	190
Loans charged-off	(73)	(15)	(98)
Recoveries	148	386	162

Ending balance	$2,149	$1,893	$1,328

Impaired loans were as follows.

	2006	2005

Year end loans with no allocated allowance for loan losses (guaranteed portion - $ — in 2006 and 2005)	$65	$—
Year end loans with allocated allowance for loan losses (guaranteed portion - $436 in 2006 and $406 in 2005)	1,914	1,671

	$1,979	$1,671

Amount of the allowance for loan losses allocated	$905	$870

	2006	2005	2004

Average of impaired loans during the year	$1,755	$1,702	$724
Interest income recognized during impairment	21	18	12
Cash-basis interest income recognized	18	10	10

Nonperforming loans were as follows:

	2006	2005

Loans past due over 90 days still on accrual (guaranteed portion - $ — in 2006 and $406 in 2005)	$—	$541
Nonaccrual loans (guaranteed portion - $436 in 2006 and $ — in 2005)	1,112	839

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category.

(continued)

1ST UNITED BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 4 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

	2006	2005

Leasehold improvements	$4,121	$3,376
Furniture, fixtures and equipment	2,727	2,365

	6,848	5,741
Accumulated depreciation	(1,997)	(1,080)

	$4,851	$4,661

The Company leases all of its office facilities under operating leases, one of which is collateralized by a letter of credit on which a $75 time deposit is pledged. Rent expense was $1,457, $1,223 and $1,120 for 2006, 2005 and 2004.

Rent commitments under these noncancelable operating leases were as follows, before considering renewal options that generally are present.

2007	$1,858
2008	1,839
2009	1,528
2010	1,565
2011	1,414
Thereafter	5,918

$14,123

NOTE 5 - GOODWILL AND CORE DEPOSIT INTANGIBLE

Goodwill: The change in balance for goodwill during the year was as follows.

	2006	2005	2004

Beginning of year	$4,553	$4,553	$—
Effect of acquisition	—	—	4,553
Impairment	—	—	—

End of year	$4,553	$4,553	$4,553

Core Deposit Intangible: The gross carrying amount and accumulated amortization for core deposit intangible was as follows as of year end:

	2006		2005

	Gross Cost	Accumulated Amortization	Gross Cost	Accumulated Amortization

Core deposit intangible	$630	$(377)	$630	$(259)

Amortization expense was $118, $149 and $110 for 2006, 2005 and 2004.

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 5 - GOODWILL AND CORE DEPOSIT INTANGIBLE (Continued)

Estimated amortization expense for each of the next five years was as follows.

2007	$96
2008	73
2009	51
2010	28
2011	5

NOTE 6 - DEPOSITS

Time deposits of $100 or more were $66,767 and $40,631 at year end 2006 and 2005.

Scheduled maturities of time deposits for the next five years were as follows.

2007	$56,699
2008	9,771
2009	280
2010	3,924
2011	5,765

$76,439

NOTE 7 – FEDERAL HOME LOAN BANK ADVANCES

The Company has a credit line with the Federal Home Loan Bank. This credit line is collateralized by $87,965 of loans under a blanket lien arrangement of the Company’s residential first mortgage and commercial real estate loans.

At year end 2006, advances consisted of an overnight advance maturing daily, at a daily variable interest rate of 5.50% at December 31, 2006. At year end 2005 and 2004, there were no advances outstanding.

NOTE 8 - BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

401(k) Plan: A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 50% of the first 6% of the compensation contributed. Employee benefit expense related to this plan was $94 in 2006. No such expense was recorded in 2005 or 2004, as the Company provided no matching or discretionary contributions prior to 2006.

Employment Agreements: The Company has entered into rolling three-year employment agreements with three of its executive officers. The agreements provide for a base salary, cash bonuses and supplemental retirement benefits, which are tied to certain growth and/or profitability targets, and change in control provisions. Expense under the associated supplemental retirement plans is allocated over years of service and totaled $140 for 2006. No such expense was recorded in 2005 or 2004, as these plans were adopted in 2006.

The agreements also provide for the granting of stock options in an amount equal to 3.33% of the issued and outstanding common stock of the Company from time to time (not including any common stock outstanding as a result of the exercise by the executives of options granted). As of December 31, 2006 and 2005, 471,408 stock options were granted under the terms of the employment agreements.

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 9 - INCOME TAXES

Income tax expense (benefit) was as follows.

	2006	2005	2004

Current	$—	$—	$—
Deferred	26	(133)	(1,255)
Change in valuation allowance	(26)	133	1,255

Total	$—	$—	$—

Year end deferred tax assets and liabilities were due to the following.

	2006	2005

Deferred tax assets:
Net operating loss carryforward	$2,431	$2,908
Allowance for loan losses	737	641
Accrued expenses	241	—
Depreciation	97	—
Deferred compensation	53	—
Other	45	10

	3,604	3,559
Deferred tax liabilities:
Core deposit intangible	(179)	(107)
Prepaid expenses	(41)	—
Depreciation	—	(41)
Other	—	(1)
Valuation allowance	(3,384)	(3,410)

Net deferred tax asset	$—	$—

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following.

	2006	2005	2004

Federal statutory rate times financial statement income Effect of:	$22	$(189)	$(1,236)
Earnings from company owned life insurance	(37)	—	—
Change in valuation allowance	(26)	133	1,255
Other, net	(41)	56	(19)

Total	$—	$—	$—

The realization of deferred tax assets associated with the net operating loss carryforward, which expire in 2025, as well as other deductible temporary differences is dependent upon generating sufficient future taxable income. A valuation allowance has been recorded to offset the net deferred tax assets to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization.

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 10 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2006 were as follows.

Beginning balance	$19,092
New loans	2,745
Repayments	(6,630)

Ending balance	$15,207

Deposits from principal officers, directors, and their affiliates at year end 2006 and 2005 were $21,818 and $9,122.

Additionally, the Company paid $324, $492 and $271 in 2006, 2005 and 2004 to various entities owned by directors of the Company for architectural design services and furniture related to its office facilities, insurance services and legal services. Lastly, the Company entered into a five year lease that commenced in 2006 on a property owned by a director, with an annual base rent of $109.

NOTE 11 – STOCK OPTIONS

The Company has a non-executive officer stock option plan whereby up to 5% of the outstanding shares of the Company’s common stock may be issued under the plan. At year end 2006 and 2005, 80,600 and 83,350 options were issued and 155,516 and 115,211 options were available to be issued under the plan.

Additionally, as noted in a separate footnote, 471,408 options to purchase the Company’s common stock were outstanding at year end 2006 and 2005 to executive officers under employment agreements. As of year end 2006, 824 additional options were available to be issued under the agreements.

Lastly, the Company has entered into separate agreements with its non-executive directors and executive council members whereby these individuals have been granted options to purchase the Company’s common stock. At year end 2006 and 2005, 46,900 options were outstanding under these agreements.

Under each of the above plans and agreements, the exercise price is the market price at date of grant. The maximum option term is ten years and the vesting period ranges from immediate vesting to up to four years. The Company issues new shares to satisfy share option exercises. Total compensation cost that has been charged against income for this plan was $25 for 2006. No compensation cost was recorded in 2005 or 2004.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of an appropriate bank peer group. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted during 2006 was determined using the following weighted-average assumptions as of grant date.

2006

Risk-free interest rate	4.65%
Expected term	4.04 years
Expected stock price volatility	20.00%
Dividend yield	—

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 11 – STOCK OPTIONS (Continued)

The weighted-average expected term for 2006 was impacted by the granting of 7,425 options with a stated term of 60 days. Absent this grant, the weighted-average expected term for 2006 would have been 7.00 years as all other options granted in 2006, as well as all options granted prior to 2006, had stated terms of ten years.

A summary of the activity in the stock option plan for 2006 follows.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at beginning of year	601,658	$12.57
Granted	17,175	13.50
Exercised	(8,237)	13.43
Forfeited or expired	(11,688)	12.85

Outstanding at end of year	598,908	$12.58	7.96 years	$1,148

Exercisable at end of year	564,460	$12.54	7.92 years	$1,107

Information related to the stock option plan during each year follows.

	2006	2005	2004

Intrinsic value of options exercised	$1	$3	$—
Cash received from option exercises	110	23	—
Tax benefit realized from option exercises	—	—	—
Weighted average fair value of options granted	2.98	N/A	N/A

As of December 31, 2006, there was $21 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.41 years.

NOTE 12 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

1st United is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year end 2006 and 2005, the most recent regulatory notifications categorized 1st United as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 12 CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

1st United’s actual and required capital amounts and ratios are presented below at year end.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

2006
Total capital to risk weighted assets	$36,521	12.80%	$22,827	8.00%	$28,534	10.00%
Tier 1 (core) capital to risk weighted assets	34,372	12.05	11,414	4.00	17,121	6.00
Tier 1 (core) capital to average assets	34,372	11.03	12,463	4.00	15,578	5.00

2005
Total capital to risk weighted assets	$30,864	14.34%	$17,216	8.00%	$21,519	10.00%
Tier 1 (core) capital to risk weighted assets	28,971	13.46	8,608	4.00	12,912	6.00
Tier 1 (core) capital to average assets	28,971	12.35	9,382	4.00	11,727	5.00

Banking regulations require maintaining certain capital levels and restrict the payment of dividends by 1st United to Bancorp or by the Company to shareholders. These restrictions generally limit dividends to undistributed net income for the current and prior two years. At year end 2006 and 2005, 1st United was restricted from paying dividends to Bancorp as it has an accumulated deficit.

NOTE 13 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments to make loans are generally made for periods of 60 days or less and may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	2006		2005

	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to make loans	$—	$70,108	$—	$74,458
Unused lines of credit	—	14,059	280	11,776
Stand-by Letters of credit	4,847	—	3,049	—

(continued)

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year end:

	2006		2005

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets
Cash and cash equivalents	$25,713	$25,713	$11,035	$11,035
Time deposits in other financial institutions	75	75	75	75
Securities available for sale	32,867	32,867	34,392	34,392
Loans, net, including loans held for sale	254,780	254,462	188,876	188,651
Nonmarketable equity securities	2,431	2,431	937	937
Accrued interest receivable	1,560	1,560	979	979

Financial liabilities
Deposits	(240,210)	(240,796)	(186,017)	(186,305)
Federal funds purchased and repurchase agreements	(21,735)	(21,735)	(19,624)	(19,624)
Federal Home Loan Bank advances	(17,500)	(17,500)	—	—
Accrued interest payable	(411)	(411)	(172)	(172)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, time deposits in other financial institutions, nonmarketable equity securities, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The estimated fair value for standby letters of credit and off-balance-sheet loan commitments is considered nominal.

NOTE 15 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

	2006	2005	2004

Unrealized holding gains and losses on available-for-sale securities	$229	$(515)	$(43)
Less reclassification adjustments for (gains) losses later recognized in income	—	—	20

Net unrealized gains and losses	229	(515)	(23)
Tax effect	—	—	—

Other comprehensive income (loss)	$229	$(515)	$(23)

(continued)

F-21

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 16 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATON

Condensed fianancial information of Bancorp follows.

CONDENSED BALANCE SHEETS
December 31

	2006	2005

ASSETS
Cash and cash equivalents	$12,278	$6,671
Investment in banking subsidiaries	38,600	32,977
Other assets	34	45

	$50,912	$39,693

LIABILITIES AND EQUITY
Shareholders’ equity	$50,912	$39,693

CONDENSED STATEMENTS OF INCOME
Years ended December 31

	2006	2005	2004

Interest income	$—	$—	$20
Dividends from subsidiaries	—	—	—
Other income	—	1	1
Interest expense	—	—	—
Other expense	(104)	(90)	(76)

Income (loss) before income tax and undistributed subsidiary income
(loss)	(104)	(89)	(55)
Income tax expense (benefit)	—	—	—
Equity in undistributed subsidiary income (loss)	169	(466)	(3,580)

Net income (loss)	$65	$(555)	$(3,625)

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31

	2006	2005	2004

Cash flows from operating activities
Net income (loss)	$65	$(555)	$(3,635)
Adjustments:
Equity in undistributed subsidiary (income) loss	(169)	466	3,580
Change in other assets	11	286	(114)

Net cash from operating activities	(93)	207	(169)

Cash flows from investing activities Investments in subsidiaries	(5,200)	(17,500)	(12,500)

Cash flows from financing activities
Proceeds from exercise of stock options	110	23	—
Issuance of common stock	10,790	15,639	19,896

Net cash from financing activities	10,900	15,662	19,896

Net change in cash and cash equivalents	5,607	(1,631)	7,227
Beginning cash and cash equivalents	6,671	8,302	1,075

Ending cash and cash equivalents	$12,278	$6,671	$8,302

(continued)

F-22

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 17 – ACQUISITION OF FIRST WESTERN BANK

On April 7, 2004, the Company acquired all of the capital stock of First Western Bank. The assets acquired consisted principally of loans and securities and the liabilities principally of deposits. The Company accounted for the acquisition using the purchase method of accounting and has included First Western Bank’s results of operations from the effective date of the acquisition in its 2004 financial statements. The purchase price of the net assets was $6,634, which was paid in cash. The excess of the aggregate purchase price over the fair market value of net assets acquired will not be amortized but will be assessed for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

In connection with the acquisition, the Company also acquired all of the equipment and other physical property of First Western Bank. The Company has continued to use the assets acquired in this transaction in the manner utilized by First Western Bank prior to the acquisition.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

April 7, 2004

Cash	$5,791
Securities	8,869
Loans, net	15,555
Premises and equipment	30
Goodwill	4,553
Core deposit intangible	630
Other assets	297

Total assets acquired	35,725

Deposits	26,697
Repurchase agreements	189
Accrued expenses and other liabilities	2,205

Total liabilities assumed	29,091

Net assets acquired	$6,634

F-23

1ST UNITED BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 30, 2007	December 31, 2006

	(Unaudited)
ASSETS
Cash and due from banks	$8,970	$24,852
Federal funds sold	10,177	861

Cash and cash equivalents	19,147	25,713
Time deposits in other institutions	75	75
Securities available for sale	38,774	32,867
Loans held for sale	994	2,113
Loans, net of allowance of $2,359 at September 30, 2007, and $2,149 at December 31, 2006	271,437	252,667
Nonmarketable equity securities	3,111	2,431
Premises and equipment, net	5,733	4,851
Company owned life insurance (“COLI”)	4,241	4,107
Goodwill	4,553	4,553
Core deposit intangibles	180	253
Accrued interest receivable and other assets	2,934	2,614

	$351,179	$332,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$63,567	$71,320
Interest bearing deposits	179,539	168,890

Total deposits	243,106	240,210
Federal funds purchased and repurchase agreements	24,802	21,735
Federal Home Loan Bank advances	30,000	17,500
Accrued interest payable and other liabilities	2,454	1,887

Total liabilities	300,362	281,332

Shareholders’ equity
Common stock, $.01 par value; 15,000,000 shares authorized; issued and outstanding, 4,690,390 shares at September 30, 2007, and 4,722,317 shares at December 31, 2006	47	47
Additional paid-in capital	64,665	65,109
Accumulated deficit	(13,862)	(13,919)
Accumulated other comprehensive income (loss)	(33)	(325)

Total shareholders’ equity	50,817	50,912

	$351,179	$332,244

See accompanying notes.

1ST UNITED BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollar amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,

	2007	2006	2007	2006

Interest income:
Loans	$5,769	$4,894	$16,842	$13,122
Securities available for sale	431	303	1,224	945
Federal funds sold and other	137	145	366	236

	6,337	5,342	18,432	14,303

Interest expense:
Deposits	1,780	1,428	5,235	3,349
Federal funds purchased and other borrowings	584	374	1,799	874

	2,364	1,802	7,034	4,223

Net interest income	3,973	3,540	11,398	10,080

Provision for loan losses	—	35	145	135

Net interest income after provision for loan losses	3,973	3,505	11,253	9,945

Noninterest income:
Service charges and fees on deposit accounts	188	105	511	357
Net gain on sales and fees from referrals of government guaranteed loans	57	11	220	138
Net gain on sales of residential real estate loans	82	129	435	221
Other	119	120	374	260

	446	365	1,540	976

Non interest expense:
Salaries and employee benefits	2,432	2,184	7,205	6,046
Occupancy expense	1,029	808	2,733	2,319
Data processing	255	175	651	502
Advertising	208	198	148	177
Stationary and supplies	69	51	183	177
Professional fees	45	27	185	139
Other	410	385	1,631	1,426

	4,448	3,828	12,736	10,786

Income (loss) before income taxes	(29)	42	57	135

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(29)	$42	$57	$135

Basic earnings (loss) per share	$(0.01)	$0.01	$0.01	$0.03

Diluted earnings (loss) per share	$(0.01)	$0.01	$0.01	$0.03

See accompanying notes.

1ST UNITED BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
(Dollar amounts in thousands)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock		Additional Paid-In Capital
				Accumulated Deficit
	Shares	Amount				Total

Balance at July 1, 2006	4,714,892	$47	$64,983	$(13,891)	$(707)	$50,432

Comprehensive income (loss):
Net income (loss)				42		42
Change in net unrealized gain (loss) on securities available for sale, net of reclassification effect					207	207

Total comprehensive income (loss)						249

Exercise of stock options	7,425		100			100

Balance at September 30, 2006	4,722,317	$47	$65,083	$(13,849)	$(500)	$50,781

Balance at July 1, 2007	4,719,390	$47	$65,064	$(13,833)	$(648)	$50,630

Comprehensive income (loss):
Net income (loss)				(29)		(29)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification effect					615	615

Total comprehensive income (loss)						586

Stock-based compensation expense			21			21

Repurchase and retirement of common stock	(29,000)		(420)			(420)

Balance at September 30, 2007	4,690,390	$47	$64,665	$(13,862)	$(33)	$50,817

(Continued)

1ST UNITED BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
(Dollar amounts in thousands)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock		Additional Paid-In Capital
				Accumulated Deficit
	Shares	Amount				Total

Balance at January 1, 2006	3,911,220	$39	$54,192	$(13,984)	$(554)	$39,693

Comprehensive income (loss):
Net income (loss)				135		135
Change in net unrealized gain (loss) on securities available for sale, net of reclassification effect					54	54

Total comprehensive income (loss)						189

Exercise of stock options	8,237		110			110

Issuance of common stock	802,860	8	10,781			10,789

Balance at September 30, 2006	4,722,317	$47	$65,083	$(13,849)	$(500)	$50,781

Balance at January 1, 2007	4,722,317	$47	$65,109	$(13,919)	$(325)	$50,912

Comprehensive income (loss):
Net income (loss)				57		57
Change in net unrealized gain (loss) on securities available for sale, net of reclassification effect					292	292

Total comprehensive income (loss)						349

Stock-based compensation expense			21			21

Exercise of stock options	776		9			9

Repurchase and retirement of common stock	(32,703)		(474)			(474)

Balance at September 30, 2007	4,690,390	$47	$64,665	$(13,862)	$(33)	$50,817

See accompanying notes.

1ST UNITED BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine months ended September 30,

	2007	2006

Cash flows from operating activities
Net income (loss)	$57	$135
Adjustments to reconcile net income (loss) to net cash from operating activities
Provision for loan losses	145	135
Depreciation and amortization	1,075	1,092
Net amortization of securities	48	(44)
Increase in cash surrender value of COLI	(134)	(61)
Stock-based compensation expense	21	—
Net loss on premises and equipment	—	4
Net gain on sale of residential real estate loans	(435)	(221)
Residential real estate loans originated for sale	(27,799)	(9,422)
Proceeds from sales of residential real estate loans	29,353	9,643
Net change in:
Deferred loan fees	(10)	(10)
Other assets	(386)	(791)
Accrued expenses and other liabilities	567	498

Net cash from operating activities	2,502	958

Cash flows from investing activities
Proceeds from sales and calls of securities	—	250
Proceeds from security maturities and prepayments	5,773	4,127
Purchases of securities	(11,436)	—
Loan originations and payments, net	(18,905)	(52,104)
Purchase of nonmarketable equity securities	(680)	(1,019)
Purchase of COLI	—	(4,000)
Additions to premises and equipment, net	(1,818)	(1,165)

Net cash from investing activities	(27,066)	(53,911)

Cash flows from financing activities
Net increase in deposits	2,896	42,380
Net change in short-term borrowings	15,567	8,244
Proceeds from exercise of stock options	9	110
Repurchase and retirement of common stock	(474)	—
Issuance of common stock	—	10,789

Net cash from financing activities	17,998	61,523

Net change in cash and cash equivalents	(6,566)	8,570
Beginning cash and cash equivalents	25,713	11,035

Ending cash and cash equivalents	$19,147	$19,605

Supplemental cash flow information:
Interest paid	$7,100	$4,022
Income taxes paid	20	—

See accompanying notes.

F-28

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Dollars in thousands, except per share amounts)

NOTE 1 – BASIS OF PRESENTATION

The consolidated financial statements include 1st United Bancorp, Inc. (“Bancorp”) and its wholly-owned subsidiary, 1st United Bank (“1st United”), together referred to as “the Company”. Intercompany transactions and balances are eliminated in consolidation.

Bancorp’s only business is the ownership and operation of 1st United. 1st United is a state chartered commercial bank that provides financial services through its five offices in Palm Beach County and five offices in Broward County, Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial and residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including commercial and residential real estate, business assets and consumer assets. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

The accounting and reporting policies of the Company reflect banking industry practice and conform to generally accepted accounting principles in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances and revenue and expense amounts and the disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates.

The financial information included herein as of and for the periods ended September 30, 2007 and 2006 is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary for a fair statement of results for the interim periods. The December 31, 2006 balance sheet was derived from the Company’s December 31, 2006 audited financial statements.

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

September 30, 2007
U.S. Government and federal agency	$34,437	$102	$(72)
Mortgage-backed	4,087	4	(67)
Corporate	250	—	—

	$38,774	$106	$(139)

December 31, 2006
U.S. Government and federal agency	$28,942	$8	$(243)
Mortgage-backed	3,673	1	(93)
Corporate	252	2	—

	$32,867	$11	$(336)

(Continued)

F-29

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Dollars in thousands, except per share amounts)

NOTE 2 – SECURITIES (Continued)

No securities were sold during the three or nine months ended September 30, 2007 or 2006.

The fair value of debt securities at September 30, 2007 by contractual maturity was as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair Value

Due in one year or less	$13,896
Due from one to five years	3,985
Due from five to ten years	16,556
Due after ten years	250
Mortgage-backed	4,087

$38,774

Securities at September 30, 2007 and December 31, 2006 with a carrying amount of $31,574 and $29,632 were pledged to secure public deposits and repurchase agreements.

At September 30, 2007 and December 31, 2006, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows.

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

September 30, 2007
U.S. Government and federal agency	$999	$(1)	$15,888	$(71)	$16,887	$(72)
Mortgage-backed	890	(6)	2,707	(61)	3,597	(67)

	$1,889	$(7)	$18,595	$(132)	$20,484	$(139)

December 31, 2006
U.S. Government and federal agency	$3,983	$(1)	$20,949	$(242)	$24,932	$(243)
Mortgage-backed	—	—	3,188	(93)	3,188	(93)

	$3,983	$(1)	$24,137	$(335)	$28,120	$(336)

(Continued)

F-30

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Dollars in thousands, except per share amounts)

NOTE 2 – SECURITIES (Continued)

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

At September 30, 2007 and December 31, 2006, securities with unrealized losses had depreciated only 0.7% and 1.2% from the Company’s amortized cost basis. These unrealized losses related principally to changes in interest rates. As the Company has the ability and intent to hold these securities for a period sufficient to allow for the estimated recovery in fair value since they are classified as available for sale, no declines were deemed to be other than temporary.

NOTE 3 – LOANS

Loans were as follows.

	September 30, 2007	December 31, 2006

Commercial	$55,578	$50,361
Real estate:
Residential	47,447	40,930
Commercial	110,583	87,098
Construction	55,041	72,824
Consumer and other	5,184	3,650

	273,833	254,863
Add (deduct):
Allowance for loan losses	(2,359)	(2,149)
Net deferred (fees) cost	(37)	(47)

	$271,437	$252,667

(Continued)

F-31

1ST UNITED BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Dollars in thousands, except per share amounts)

NOTE 3 – LOANS (Continued)

Activity in the allowance for loan losses was as follows.

	Three months ended September 30,		Nine months ended September 30,

	2007	2006	2007	2006

Beginning balance	$2,172	$1,947	$2,149	$1,893
Provision for loan losses	—	35	145	135
Loans charged-off	(51)	(8)	(190)	(73)
Recoveries	238	122	255	141

Ending balance	$2,359	$2,096	$2,359	$2,096

Impaired loans were as follows.

	September 30, 2007	December 31, 2006

Period end loans with no allocated allowance for loan losses (guaranteed portion - $ — in 2007 and 2006)	$15	$65
Period end loans with allocated allowance for loan losses (guaranteed portion - $ — in 2007 and $436 in 2006)	1,275	1,914

	$1,290	$1,979

Amount of the allowance for loan losses allocated	$703	$905

Nonperforming loans were as follows.

	September 30, 2007	December 31, 2006

Loans past due over 90 days still on accrual	$—	$—
Nonaccrual loans (guaranteed portion - $ — in 2007 and $436 in 2006)	486	1,112

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category.

(Continued)

F-32

1ST UNITED BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Dollars in thousands, except per share amounts)

NOTE 4 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

1st United is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2007 and December 31, 2006, the most recent regulatory notifications categorized 1st United as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

1st United’s actual and required capital amounts and ratios are presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

September 30, 2007
Total capital to risk weighted assets	$36,708	12.16%	$24,141	8.00%	$30,176	10.00%
Tier 1 (core) capital to risk weighted assets	34,349	11.38	12,071	4.00	18,106	6.00
Tier 1 (core) capital to average assets	34,349	10.05	13,667	4.00	17,084	5.00

December 31, 2006
Total capital to risk weighted assets	$36,521	12.80%	$22,827	8.00%	$28,534	10.00%
Tier 1 (core) capital to risk weighted assets	34,372	12.05	11,414	4.00	17,121	6.00
Tier 1 (core) capital to average assets	34,372	11.03	12,463	4.00	15,578	5.00

Banking regulations require maintaining certain capital levels and restrict the payment of dividends by 1st United to Bancorp or by the Company to shareholders. These restrictions generally limit dividends to undistributed net income for the current and prior two years. At September 30, 2007 and December 31, 2006, 1st United was restricted from paying dividends to Bancorp as it had an accumulated deficit.

(Continued)

1ST UNITED BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Dollars in thousands, except per share amounts)

NOTE 5 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments to make loans are generally made for periods of 60 days or less and may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows:

	September 30, 2007		December 31, 2006

	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to make loans	$—	$36,987	$—	$70,108
Unused lines of credit	—	43,311	—	14,059
Stand-by Letters of credit	4,315	—	4,847	—

NOTE 6 – EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

	Three months ended September 30,		Nine months ended September 30,

	2007	2006	2007	2006

Basic
Net income (loss)	$(29)	$42	$57	$135
Weighted average common shares outstanding	4,696,651	4,719,573	4,713,825	4,624,963

Basic earnings (loss) per common share	$(0.01)	$0.01	$0.01	$0.03

Diluted
Net income (loss)	$(29)	$42	$57	$135
Weighted average common shares outstanding for basic earnings (loss) per share	4,696,651	4,719,573	4,713,825	4,624,963
Add: Dilutive effects of assumed exercises of stock options	—	26,765	49,704	27,013

Average shares and dilutive potential common shares	4,696,651	4,746,338	4,763,529	4,651,976

Diluted earnings (loss) per common share	$(0.01)	$0.01	$0.01	$0.03

Stock options for 594,208, 9,750, 10,950 and 9,750 shares of common stock were not considered in computing diluted earnings (loss) per share for the three or nine months ended September 30, 2007 or 2006 because consideration of these instruments would be antidilutive.

NOTE 7 – PENDING ACQUISITION

October 1, 2007, the Company entered into a definitive agreement to purchase Equitable Financial Group, Inc. (“Equitable”) for a combination of cash and stock. Each Equitable shareholder of record will have an option to elect payment in stock or a combination of stock and cash. Equitable shareholders electing stock consideration will be entitled to receive 6.986 shares of the Company’s common stock for each share of Equitable common stock exchanged. Equitable shareholders electing a combination of stock and cash will be entitled to receive 3.493 shares of the Company’s common stock and $50.65 for each share of Equitable common stock exchanged. At September 30, 2007, Equitable reported total consolidated assets of approximately $188,000, net loans of $163,000 and total deposits of $133,000. The transaction is expected to close during the first quarter of 2008, subject to Equitable shareholder approval and regulatory approval.

Independent Auditors’ Report

Equitable Financial Group, Inc.
Fort Lauderdale, Florida:

          We have audited the accompanying consolidated balance sheets of Equitable Financial Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
March 16, 2007

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	At December 31,

	2006	2005

Assets

Cash and due from banks	$5,857	6,283
Federal funds sold	11,100	8,000

Total cash and cash equivalents	16,957	14,283

Securities held to maturity	12,109	12,362
Loans, net of allowance for loan losses of $2,065 in 2006 and $1,830 in 2005	159,264	139,400
Premises and equipment, net	513	570
Federal Home Loan Bank stock, at cost	310	291
Federal Reserve Bank stock, at cost	216	187
Accrued interest receivable	904	818
Deferred tax asset	753	601
Other assets	208	331

Total assets	$191,234	168,843

Liabilities and Stockholders’ Equity

Deposits:

Noninterest-bearing demand deposits	35,235	43,383
Savings, NOW and money-market deposits	40,796	58,998

Time deposits	68,781	23,822

Total deposits	144,812	126,203

Notes payable	6,761	12,596
Other borrowings	14,765	9,319
Official checks	1,825	1,536
Other liabilities	421	619

Total liabilities	168,584	150,273

Commitments and contingencies (Notes 4 and 13)

Stockholders’ equity:
Common stock, $7 par value, 1,000,000 shares authorized, 537,710 and 490,449 shares issued	3,764	3,433
Additional paid-in capital	3,946	2,976
Retained earnings	15,524	12,745
Treasury stock, at cost (20,850 shares)	(584)	(584)

Total stockholders’ equity	22,650	18,570

Total liabilities and stockholders’ equity	$191,234	168,843

See accompanying notes to consolidated financial statements.

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands)

	Year Ended December 31,

	2006	2005	2004

Interest income:
Loans	$13,323	10,310	9,088
Securities held to maturity	439	391	205
Federal funds sold	372	471	253
Other interest-earning assets	44	22	15

Total interest income	14,178	11,194	9,561

Interest expense:
Deposits	2,863	1,744	1,629
Notes payable	567	635	543
Other borrowings	420	96	106

Total interest expense	3,850	2,475	2,278

Net interest income	10,328	8,719	7,283

Provision for loan losses	492	210	101

Net interest income after provision for loan losses	9,836	8,509	7,182

Noninterest income:
Service charges and fees on deposit accounts	741	520	500
Other service charges and fees	71	98	96
Other	21	9	11

Total noninterest income	833	627	607

Noninterest expenses:

Salaries and employee benefits	2,791	2,571	2,381
Occupancy and equipment	1,380	1,270	1,086
Data processing	394	307	228
Professional fees	423	388	346
Printing and office supplies	111	123	134
Telephone expense	98	100	97
Other	668	543	558

Total noninterest expenses	5,865	5,302	4,830

Earnings before income taxes	4,804	3,834	2,959

Income taxes	1,767	1,469	1,120

Net earnings	$3,037	2,365	1,839

See accompanying notes to consolidated financial statements.

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands)

	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Total

Balances at December 31, 2003	468,685	$3,281	2,432	8,541	(584)	13,670

Net earnings	—	—	—	1,839	—	1,839

Common stock options exercised	364	2	4	—	—	6

Balances at December 31, 2004	469,049	3,283	2,436	10,380	(584)	15,515

Net earnings	—	—	—	2,365	—	2,365

Common stock options exercised (including tax benefit of $94)	21,400	150	540	—	—	690

Balances at December 31, 2005	490,449	3,433	2,976	12,745	(584)	18,570

Net earnings	—	—	—	3,037	—	3,037

Dividends	—	—	—	(258)	—	(258)

Common stock options exercised (including tax benefit of $356)	47,261	331	970	—	—	1,301

Balances at December 31, 2006	537,710	$3,764	3,946	15,524	(584)	22,650

See accompanying notes to consolidated financial statements.

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,

	2006	2005	2004

Cash flows from operating activities:

Net earnings	$3,037	2,365	1,839
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for loan losses	492	210	101
Depreciation and amortization	185	196	190
Deferred income tax benefit	(152)	(145)	(52)
Net amortization of premiums and discounts on securities	3	3	(1)
Amortization of net deferred loan fees	(141)	(78)	(58)
(Increase) decrease in accrued interest receivable	(86)	(215)	29
Decrease in other assets	123	62	77
Increase (decrease) in official checks and other liabilities	91	1,176	(136)
Tax benefit associated with exercise of stock options	—	94	—

Net cash provided by operating activities	3,552	3,668	1,989

Cash flows from investing activities:
Purchases of securities held to maturity	(3,000)	(2,500)	(7,246)
Proceeds from maturities and calls of securities held to maturity	3,250	500	4,500
Net increase in loans	(20,215)	(15,996)	(1,064)
Purchases of premises and equipment, net	(128)	(150)	(381)
Purchase of Federal Home Loan Bank stock	(19)	(5)	(100)
Purchase of Federal Reserve Bank stock	(29)	(17)	(1)

Net cash used in investing activities	(20,141)	(18,168)	(4,292)

Cash flows from financing activities:
Net increase in deposits	18,609	225	2,030
Net increase (decrease) in other borrowings	5,446	5,943	(1,370)
Net (decrease) increase in notes payable	(5,835)	3,273	1,389
Proceeds from exercise of common stock options	945	596	6
Dividends paid	(258)	—	—
Tax benefit associated with exercise of stock options	356	—	—

Net cash provided by financing activities	19,263	10,037	2,055

(continued)

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,

	2006	2005	2004

Net increase (decrease) in cash and cash equivalents	$2,674	(4,463)	(248)

Cash and cash equivalents at beginning of year	14,283	18,746	18,994

Cash and cash equivalents at end of year	$16,957	14,283	18,746

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest	$3,540	2,462	2,277

Income taxes	$2,120	1,343	1,288

Noncash transaction-
Transfer from premises and equipment to other assets	$—	137	—

See accompanying notes to consolidated financial statements.

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2006 and 2005 and for Each of the

Three Years in the Period Ended December 31, 2006

(1)	Description of Business and Summary of Significant Accounting Policies

Business. Equitable Financial Group, Inc. (the “Holding Company”) is a one bank-holding company. The Holding Company’s principal operations are conducted through its wholly-owned subsidiaries, Equitable Bank (the “Bank”) and Equitable Equity Lending, Inc. (collectively, the “Company”). The Bank is a state-chartered commercial bank and provides a variety of community banking services to small and middle-market businesses and individuals through its five banking offices located in Broward and Miami-Dade Counties, Florida. Equitable Equity Lending, Inc. is engaged primarily in lending to borrowers with higher risk credit profiles.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

Use of Estimates. In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, balances due from banks and federal funds sold; all of which mature within 90 days.

The Bank is required by law or regulation to maintain cash reserves with the Federal Reserve Bank, in accounts with other banks or in the Bank’s vault. The reserve requirements at December 31, 2006 and 2005 were approximately $1,635,000 and $1,946,000, respectively.

Securities. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity. During 2006, 2005 and 2004, the Company’s securities were all classified as held to maturity.

Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination and commitments fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

(Continued)

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Description of Business and Summary of Significant Accounting Policies, Continued

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical industry loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Foreclosed Assets. Assets acquired through, or in lieu of, foreclosure, are initially recorded at the lower of fair value or the loan balance plus acquisition costs at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in earnings.

Premises and Equipment. Furniture and fixtures, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset or lease term, if shorter.

Advertising. The Company expenses all media advertising as incurred.

Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(Continued)

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Description of Business and Summary of Significant Accounting Policies, Continued

Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

The Holding Company and its subsidiaries file a consolidated income tax return. Income taxes are allocated to the Holding Company and its subsidiaries as though separate income tax returns were filed.

Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Stock-Based Compensation. Prior to January 1, 2006, the Company’s stock option plans were accounted for under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation (as amended by Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s consolidated statements of earnings through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), and is required to expense the fair value of any stock options granted after January 1, 2006. No stock options were granted in 2006.

In addition, prior to the adoption of SFAS 123(R), the tax benefits of stock options exercised were classified as operating cash flows. Since the adoption of SFAS 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for options are classified as financing cash flows. As the Company adopted the modified-prospective- transition method, the prior period cash flow statements were not adjusted to reflect current period presentation.

Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.

Securities Held to Maturity. Fair values for securities held to maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Home Loan Bank Stock. Federal Home Loan Bank stock is stated at redemption value which approximates fair value.

(Continued)

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Description of Business and Summary of Significant Accounting Policies, Continued Fair Values of Financial Instruments, Continued.

Federal Reserve Bank Stock. Federal Reserve Bank stock is stated at redemption value which approximates fair value.

Loans. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued Interest Receivable. The carrying amount of accrued interest receivable approximates fair value.

Deposit Liabilities. The fair values disclosed for demand, NOW, money market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

Notes Payable. The fair value of notes payable are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowings.

Other Borrowings. The carrying amount of other borrowings, which consist of repurchase agreements, approximates fair value.

Off-Balance Sheet Instruments. Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Comprehensive Income. The Company has no items of other comprehensive income therefore net earnings and comprehensive income are the same.

Recent Accounting Pronouncements. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. SFAS 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Company’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. The adoption of SFAS 157 is not expected to have a material impact on the Company.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 had no effect on the Company.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 133 and 140 (SFAS 156), which permits, but does not require, an entity to account for one or more classes of servicing rights (i.e., mortgage servicing rights) at fair value, with the changes in fair value recorded in the consolidated statement of earnings. This Statement was effective as of January 1, 2007. The adoption of SFAS 156 had no effect on the Company.

(Continued)

F-44

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Description of Business and Summary of Significant Accounting Policies, Continued

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments (SFAS 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS 133. The statement was effective as of January 1, 2007. The adoption of SFAS 155 had no effect on the Company.

(2)	Securities Held to Maturity

Securities held to maturity have been classified according to management’s intent. The carrying amount of securities held to maturity and their approximate fair values are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

At December 31, 2006:
U.S. Treasury securities	$502	—	(7)	495
U.S. Government Agency securities	11,348	1	(56)	11,293
Municipal obligations	259	5	—	264

	$12,109	6	(63)	12,052

At December 31, 2005:
U.S. Treasury securities	756	—	(18)	738
U.S. Government Agency securities	11,347	—	(181)	11,166
Municipal obligations	259	9	—	268

	$12,362	9	(199)	12,172

          The scheduled maturities of securities held to maturity at December 31, 2006 were as follows (in thousands):

	Amortized Cost	Fair Value

Due after one year through five years	$11,850	11,788
Due after five years through ten years	259	264

	$12,109	12,052

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities held to maturity with a carrying value of approximately $3,907,000 and $2,417,000 are pledged as collateral for repurchase agreements and other deposits for purposes required by law at December 31, 2006 and 2005, respectively.

There were no sales of securities during 2006, 2005 or 2004.

(Continued)

F-45

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2)	Securities Held to Maturity, Continued

Securities with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months

Gross Unrealized	Fair Losses	Gross Unrealized Value	Fair Losses	Value

U.S. Treasury securities	$—	—	(7)	495
U.S. Government Agency securities	(5)	1,996	(51)	8,297

Total securities held to maturity	$(5)	1,996	(58)	8,792

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses on investment securities held to maturity were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3)	Loans
The components of loans are summarized as follows (in thousands):

	At December 31,

	2006	2005

Commercial real estate	$97,692	74,643
Residential real estate	23,057	25,917
Commercial	39,582	39,189
Consumer and other	1,278	1,704

	161,609	141,453
Deduct:
Deferred loan fees, net	(280)	(223)
Allowance for loan losses	(2,065)	(1,830)

Loans, net	$159,264	139,400

(Continued)

F-46

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued
An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,

	2006	2005	2004

Beginning balance	$1,830	1,634	1,498
Provision for loan losses	492	210	101
Loans charged-off	(258)	(17)	(1)
Recoveries	1	3	36

	$2,065	1,830	1,634

The Company had no impaired loans in 2005 or 2004. The following summarizes the amount of impaired loans at December 31, 2006, all of which are collateral dependent (in thousands):

Amount

Loans identified as impaired:
Gross loans with related allowance for losses recorded	$1,879
Less: Allowances on these loans	(250)

$1,629

The average net investment in impaired loans and interest income recognized and received on impaired loans in 2006 was as follows (in thousands):

Amount

Average net investment in impaired loans	$470

Interest income recognized on impaired loans	$32

Interest income received on impaired loans	$32

Nonaccrual and past due loans were as follows (in thousands):

	At December 31,

	2006	2005	2004

Nonaccrual loans	$2,071	1,875	792

Past due ninety days or more, but still accruing interest	$—	—	—

(Continued)

F-47

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment
Components of premises and equipment are summarized as follows (in thousands):

	At December 31,

	2006	2005

Equipment	$881	853
Furniture and fixtures	470	377
Leasehold improvements	341	334

Total, at cost	1,692	1,564

Less accumulated depreciation and amortization	(1,179)	(994)

Premises and equipment, net	$513	570

The Company leases all of its banking facilities under operating leases. The leases have expiration dates ranging from 2009 through 2012 and contain escalation clauses providing for increased rent based primarily on increases in the average consumer price index or percentages stipulated in the agreements. One of the facilities is leased from a related party of the Company. Rent expense in connection with this lease was approximately $173,000, $166,000 and $151,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Rental expense in connection with all operating leases was approximately $970,000, $849,000 and $719,000 during the years ended December 31, 2006, 2005 and 2004, respectively. Estimated future rentals at December 31, 2006 over the remaining noncancellable lease terms are as follows (in thousands):

Year Ending December 31,	Amount

2007	$889
2008	920
2009	877
2010	792
2011	548
Thereafter	73

Total	$4,099

(Continued)

F-48

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(5)	Deposits
The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was approximately $25.3 million and $13.2 million at December 31, 2006 and 2005, respectively.

A schedule of maturities of time deposits at December 31, 2006 follows (in thousands):

Year Ending December 31:	Amount

2007	$25,129
2008	37,354
2009	2,185
2010	1,498
2011	2,615

$68,781

(6)	Other Borrowings

The Company enters into repurchase agreements with customers. Some agreements require the Company to pledge securities as collateral for borrowings under these agreements. At December 31, 2006 and 2005, the outstanding balance of such borrowings totaled approximately $14,765,000 and $9,319,000, respectively and the Company pledged securities with a carrying value of approximately $157,000 and $2,417,000, respectively as collateral for these agreements.

(7)	Notes Payable to Related Parties

At December 31, 2006 and 2005, notes payable totaled approximately $6,761,000 and $12,596,000, respectively. At December 31, 2006 and 2005, approximately $4,563,000 and $10,867,000 were due to certain stockholders who are also directors of the Company. The notes are unsecured and interest is payable monthly at 5.50%. Principal at December 31, 2006 is due at various times from January 2007 to September 2007. The proceeds obtained from these notes payable were used by Equitable Equity Lending, Inc. to originate loans.

(Continued)

F-49

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(8)	Income Taxes
Income taxes consisted of the following (in thousands):

	Current	Deferred	Total

Year Ended December 31, 2006:
Federal	$1,638	(130)	1,508
State	281	(22)	259

Total	$1,919	(152)	1,767

Year Ended December 31, 2005:
Federal	1,378	(124)	1,254
State	236	(21)	215

Total	$1,614	(145)	1,469

Year Ended December 31, 2004:
Federal	1,000	(44)	956
State	172	(8)	164

Total	$1,172	(52)	1,120

The effective tax rate was different than the statutory Federal income tax rate. A summary and the reasons for the difference are as follows (dollars in thousands):

	Year Ended December 31,

	2006		2005		2004

	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings

Income taxes at statutory rate	$1,633	34.0%	$1,304	34.0%	$1,006	34.0%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	171	3.6	142	3.7	108	3.6
Other, net	(37)	(.8)	23.6		6.2

	$1,767	36.8%	$1,469	38.3%	$1,120	37.8%

(Continued)

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(8)	Income Taxes, Continued
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets relate to the following (in thousands):

	At December 31,

	2006	2005

Allowance for loan losses	$615	487
Deferred loan origination fees	105	84
Depreciation	10	(21)
Nonaccrual loan interest	24	42
Other, net	(1)	9

Deferred tax assets, net	$753	601

(9)	Regulatory Matters
Banking regulations place certain restrictions on dividends paid by the Bank to the Holding Company and loans or advances made by the Bank to the Holding Company.

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Bank met all capital adequacy requirements to which they are subject.

(Continued)

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(9)	Regulatory Matters, Continued

As of December 31, 2006, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		Minimum For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Percent	Amount	Percent	Amount	Percent

As of December 31, 2006:
Total Capital (to Risk-Weighted Assets)	$22,300	14.75%	$12,094	8.00	$15,117	10.00%
Tier I Capital (to Risk-Weighted Assets)	20,409	13.50	6,047	4.00	9,070	6.00
Tier I Capital (to Average Assets)	20,409	11.44	7,139	4.00	8,923	5.00

As of December 31, 2005:
Total Capital (to Risk-Weighted Assets)	18,650	14.76	10,106	8.00	12,633	10.00
Tier I Capital (to Risk-Weighted Assets)	17,070	13.51	5,053	4.00	7,580	6.00
Tier I Capital (to Average Assets)	17,070	11.07	6,168	4.00	7,709	5.00

(10)	Related Parties
In the ordinary course of business, the Company has granted loans to and accepted deposits from principal officers and directors and their affiliates. These are summarized as follows (in thousands):

	Year Ended December 31,

	2006	2005	2004

Loans:
Beginning balance	$3,235	2,496	2,495
Principal additions	3,664	2,817	418
Principal reductions	(2,037)	(2,078)	(417)

Ending balance	$4,862	3,235	2,496

Deposits	$15,333	525	1,031

(Continued)

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11)	Stock Option Plans

The Company had a stock option plan for the benefit of directors, officers and employees (the “1996 Plan”). A total of 80,000 shares of common stock had been reserved for the Plan. The exercise price of the stock options was always greater than or equal to the fair market value of the common stock on the date of grant. The options vested at various terms up to a maximum of three years. All the outstanding options had terms of five to nine years from the date of grant. As of December 31, 2005, this Plan had expired. A summary of the Plan is as follows:

	Number of Options	Weighted- Average Exercise Price

Outstanding at December 31, 2003	70,225	$22.55
Options exercised	(364)	20.00
Options forfeited	(1,200)	28.00

Outstanding at December 31, 2004	68,661	22.45
Options exercised	(21,400)	27.85

Outstanding at December 31, 2005	47,261	20.00
Exercised	(47,261)	20.00

Outstanding at December 31, 2006	—	$—

The total intrinsic value of options exercised during the year ended December 31, 2006 was approximately $945,000 and the tax benefit relating to the stock options exercised was approximately $356,000.

In December 2005, the Board of Directors adopted a new stock option plan (“2005 Plan”) for the benefit of officers and employees. The Board authorized 200,000 shares of common stock to be reserved for the plan at an exercise price equal to the fair market value of the common stock on the date of grant. The options vest 33% each year over a three year period. The term of the options is 5 years from the date of grant. A summary of the plan is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term

Options granted and outstanding at December 31, 2006 and 2005	59,600	$40.00	9.0 years

(12)	Retirement Plan

The Company participates in a multi-employer 401(k) plan covering all employees who have completed one year of service and attained age twenty-one. The Company’s contributions to the plan are discretionary and based on a percentage of the employees’ contributions. Employees may optionally contribute to the plan via salary deferrals and are limited only by certain provisions of the Internal Revenue Code. The Company made matching contributions totaling approximately $44,000, $38,000 and $38,000 during the years ended December 31, 2006, 2005 and 2004, respectively.

(13)	Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused lines of credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

(Continued)

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(13)	Financial Instruments, Continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments general have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. All outstanding letters of credit at December 31, 2006 expire in 2007 and the Company has not recorded a liability for these letters of credit. The Company has collateral securing these agreements or guarantees, which in the event that the Company is required to fund the letters of credit, is not expected to result in any loss to the Company.

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2006		At December 31, 2005

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$16,957	16,957	14,283	14,283
Securities held to maturity	12,109	12,052	12,362	12,172
Loans	159,264	158,781	139,400	139,345
Accrued interest receivable	904	904	818	818
Federal Home Loan Bank stock	310	310	291	291
Federal Reserve Bank stock	216	216	187	187

Financial liabilities:
Deposits	144,812	144,876	126,203	126,180
Other borrowings	14,765	14,765	9,319	9,319
Notes payable	6,761	6,761	12,596	12,596
Off-balance sheet financial instruments	—	—	—	—

(Continued)

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(13)	Financial Instruments, Continued
A summary of the amounts of the Company’s financial instruments with off-balance sheet risk at December 31, 2006, follows (in thousands):

Contract Amount

Commitments to extend credit	$2,599

Unused lines of credit	$43,755

Standby letters of credit	$2,010

(14)	Significant Group Concentration of Credit Risk

Most of the Company’s business activity is with customers located within the Broward and Miami-Dade Counties, Florida area. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy of those counties in Florida. The loan portfolio is diversified among individuals and types of industries. Loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The contractual amounts of credit related financial instruments such as commitments to extend credit and standby letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

(Continued)

F-55

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	September 30, 2007	December 31, 2006

	(Unaudited)

Assets

Cash and due from banks	$4,596	5,857
Federal funds sold	5,200	11,100

Total cash and cash equivalents	9,796	16,957

Securities held to maturity	11,600	12,109
Loans, net of allowance for loan losses of $2,103 in 2007 and $2,065 in 2006	163,273	159,264
Premises and equipment, net	459	513
Federal Home Loan Bank stock, at cost	554	310
Federal Reserve Bank stock, at cost	216	216
Accrued interest receivable	931	904
Other assets	1,364	961

Total assets	$188,193	191,234

Liabilities and Stockholders’ Equity

Deposits:

Noninterest-bearing demand deposits	29,725	35,235
Savings, NOW and money-market deposits	34,849	40,796
Time deposits	68,551	68,781

Total deposits	133,125	144,812

Notes payable	3,741	6,761
Other borrowings	24,028	14,765
Official checks	1,250	1,825
Other liabilities	1,118	421

Total liabilities	163,262	168,584

Stockholders’ equity:
Common stock, $7 par value, 1,000,000 shares authorized, 537,710 shares issued	3,764	3,764
Additional paid-in capital	3,946	3,946
Retained earnings	17,805	15,524
Treasury stock, at cost (20,850 shares)	(584)	(584)

Total stockholders’ equity	24,931	22,650

Total liabilities and stockholders’ equity	$188,193	191,234

F-56

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands)

	Nine Months Ended September 30,

	2007	2006

Interest income:
Loans	$10,716	9,718
Securities held to maturity	453	315
Federal funds sold	250	311
Other interest-earning assets	34	34

Total interest income	11,453	10,378

Interest expense:
Deposits	3,424	1,823
Notes payable	188	451
Other borrowings	295	386

Total interest expense	3,907	2,660

Net interest income	7,546	7,718

Provision for loan losses	33	319

Net interest income after provision for loan losses	7,513	7,399

Noninterest income:
Service charges and fees on deposit accounts	554	522
Other service charges and fees	113	54
Other	21	15

Total noninterest income	688	591

Noninterest expenses:

Salaries and employee benefits	2,210	2,136
Occupancy and equipment	898	966
Data processing	220	306
Professional fees	335	308
Printing and office supplies	90	84
Telephone expense	79	75
Other	446	454

Total noninterest expenses	4,278	4,329

Earnings before income taxes	3,923	3,661

Income taxes	1,482	1,394

Net earnings	$2,441	2,267

F-57

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Stockholders’ Equity

Nine Months Ended September 30, 2007 and 2006

(Dollars in thousands)

	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Total

Balances at December 31, 2005	490,449	$3,433	2,976	12,745	(584)	18,570

Net earnings (unaudited)	—	—	—	2,267	—	2,267

Dividends (unaudited)	—	—	—	(258)	—	(258)

Common stock options exercised (including tax benefit of $356) (unaudited)	47,261	331	970	—	—	1,301

Balance at September 30, 2006 (unaudited)	537,710	$3,764	3,946	14,754	(584)	21,880

Balances at December 31, 2006	537,710	3,764	3,946	15,524	(584)	22,650

Net earnings (unaudited)	—	—	—	2,441	—	2,441

Dividends (unaudited)	—	—	—	(160)	—	(160)

Balances at September 30, 2007 (unaudited)	537,710	$3,764	3,946	17,805	(584)	24,931

F-58

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended September 30,

	2007	2006

Cash flows from operating activities:
Net earnings	$2,441	2,267
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for loan losses	33	319
Depreciation and amortization	123	143
Net amortization of premiums and discounts on securities	9	3
Amortization of net deferred loan fees	(110)	(108)
(Increase) decrease in accrued interest receivable	(27)	36
(Increase) decrease in other assets	(403)	48
Increase in official checks and other liabilities	122	344

Net cash provided by operating activities	2,188	3,052

Cash flows from investing activities:
Purchases of securities held to maturity	(5,500)	(1,000)
Proceeds from maturities and calls of securities held to maturity	6,000	1,250
Net increase in loans	(3,932)	(23,098)
Purchases of premises and equipment, net	(69)	(120)
Purchase of Federal Home Loan Bank stock	(244)	(469)
Purchase of Federal Reserve Bank stock	—	(29)

Net cash used in investing activities	(3,745)	(23,466)

Cash flows from financing activities:
Net (decrease) increase in deposits	(11,687)	21,642
Net increase in Federal Home Loan Bank advances	5,000	10,000
Net increase (decrease) in other borrowings	4,263	(1,580)
Net decrease in notes payable	(3,020)	(4,013)
Proceeds from exercise of common stock options	—	945
Dividends paid	(160)	(258)
Tax benefit associated with exercise of stock options	—	356

Net cash (used in) provided by financing activities	(5,604)	27,092

Net (decrease) increase in cash and cash equivalents	$(7,161)	6,678

Cash and cash equivalents at beginning of period	16,957	14,283

Cash and cash equivalents at end of period	$9,796	20,961

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4,037	2,466

Income taxes	$1,168	1,593

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

At September 30, 2007 and the Nine Months Ended September 30, 2007 and 2006

(1)

General. Equitable Financial Group, Inc. (the “Holding Company”) is a one bank-holding company. The Holding Company’s principal operations are conducted through its wholly-owned subsidiaries, Equitable Bank (the “Bank”) and Equitable Equity Lending, Inc. (collectively, the “Company”). The Bank is a state-chartered commercial bank and provides a variety of community banking services to small and middle-market businesses and individuals through its five banking offices located in Broward and Miami-Dade Counties, Florida. Equitable Equity Lending, Inc. is engaged primarily in lending to borrowers with higher risk credit profiles.

In the opinion of the management, the accompanying condensed consolidated financial statements of the Company contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at September 30, 2007, and the results of operations and cash flows for the nine-month periods ended September 30, 2007 and 2006. The results of operations for the nine months ended September 30, 2007, are not necessarily indicative of the results to be expected for the full year.

(2)

Securities Held to Maturity. Securities held to maturity have been classified according to management’s intent. The carrying amount of securities held to maturity and their approximate fair values are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

At September 30, 2007:
U.S. Treasury securities	$495	—	(2)	493
U.S. Government Agency securities	10,846	22	(11)	10,857
Municipal obligations	259	4	—	263

	$11,600	26	(13)	11,613

At December 31, 2006:
U.S. Treasury securities	502	—	(7)	495
U.S. Government Agency securities	11,348	1	(56)	11,293
Municipal obligations	259	5	—	264

	$12,109	6	(63)	12,052

EQUITABLE FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3)	Loan Impairment and Credit Losses. The activity in the allowance for loan losses was as follows (in thousands):

	Nine Months Ended September 30,

	2007	2006

Balance at beginning of period	$2,065	1,830
Provision for loan losses	33	319
Recoveries, net of (charge-offs)	5	(156)

Balance at end of period	$2,103	1,993

At September 30, 2007, the Company had no impaired loans. At September 30, 2006, impaired collateral dependent loans were as follows (in thousands):

Balance at end of period	$84

Total related allowance for losses at end of period	$43

Average net investment in impaired loans	$19

Interest income recognized on impaired loans	$1

Interest income received on impaired loans	$1

At September 30, 2007, the Company had no nonaccrual loans or loans past due over 90 days still accruing interest.

(4)

Regulatory Capital. The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at September 30, 2007 of the regulatory capital requirements and the Bank’s capital on a percentage basis:

	Bank	Regulatory Requirement

Tier I capital to total average assets	12.46%	4.00%

Tier I capital to risk-weighted assets	14.52%	4.00%

Total capital to risk-weighted assets	15.77%	8.00%

(5)

Acquisition. On October 1, 2007, the Company entered into a merger agreement with 1st United Bancorp, Inc. (“1st United”). The total purchase price is $55.6 million which will be paid in a combination of cash and 1st United common stock. The agreement is subject to shareholder and regulatory approval.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

1ST UNITED BANCORP, INC.,

EQUITABLE FINANCIAL GROUP, INC.

AND

EQUITABLE BANK

Dated as of October 1, 2007

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 1 2007, by and among 1ST UNITED BANCORP, INC., a Florida corporation (“Bancorp”), EQUITABLE FINANCIAL GROUP, INC., a Florida corporation (“EFGI”), and EQUITABLE BANK, a Florida chartered commercial bank and subsidiary of EFGI (“Equitable Bank”).

PREAMBLE

          The respective Boards of Directors of Bancorp, EFGI, and Equitable Bank are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of EFGI by Bancorp pursuant to the merger of (i) EFGI with and into Bancorp (the “Holding Company Merger”) and (ii) Equitable Bank with and into a Florida chartered bank subsidiary of Bancorp, 1st United Bank (“1st United”) (the “Bank Merger”) (collectively, the “Mergers”). At the effective time of the Holding Company Merger, the outstanding shares of the capital stock of EFGI shall be converted into the right to receive a combination of shares of the common stock of Bancorp and cash as described in this Agreement. As a result, shareholders of EFGI shall become shareholders of Bancorp and Bancorp shall conduct the business and operations of EFGI and 1st United shall conduct the business and operations of Equitable Bank. The transactions described in this Agreement are subject to the approvals of the shareholders of EFGI, the Board of Governors of the Federal Reserve System, the Florida Office of Financial Regulation, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that the Mergers, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

          Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1.

TRANSACTIONS AND TERMS OF MERGERS

          1.1 HOLDING COMPANY MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, EFGI shall be merged with and into Bancorp in accordance with the provisions of, and with the effect provided in, Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA. Bancorp shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of EFGI and Bancorp.

          1.2 BANK MERGER. Subsequent to the consummation of the Holding Company Merger, Equitable Bank shall be merged with and into 1st United in accordance with the provisions of and with the effect provided in Section 658.41 of the Florida Statutes on terms and subject to the provisions of the Bank Plan of Merger and Merger Agreement (“Bank Plan”), attached hereto as Exhibit 1. EFGI shall vote the shares of Equitable Bank Capital Stock in favor of the Bank Plan and the Bank Merger provided therein.

          1.3 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the “Closing”) will take place at the close of business on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or facsimile as may be mutually agreed upon by the Parties.

          1.4 EFFECTIVE TIME. The Holding Company Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Holding Company Merger shall become effective with the Secretary of State of the State of Florida (the “Effective Time”).

Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 60 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of EFGI approve this Agreement to the extent such approval is required by applicable Law. The actual Effective Time within the 60-day period shall be mutually agreed upon by Bancorp and EFGI.

          1.5 ARTICLES OF INCORPORATION. The Articles of Incorporation of Bancorp in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed, and the Articles of Incorporation of 1st United in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until duly amended or repealed.

          1.6 BYLAWS. The Bylaws of Bancorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed, and the Bylaws of 1st United in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until duly amended or repealed.

          1.7 DIRECTORS AND OFFICERS.

                    (a) Subject to Section 7.19, the directors of Bancorp in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Bancorp in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                    (b) Subject to Section 7.19, the directors of 1st United in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of 1st United in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

ARTICLE 2.

MANNER OF CONVERTING SHARES

          2.1 CONVERSION OF SHARES. Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Mergers and without any action on the part of Bancorp, 1st United, EFGI, or Equitable Bank or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

                    (a) Each share of Bancorp Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                    (b) Each share of EFGI Capital Stock, excluding shares held by any EFGI Entity or any Bancorp Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters’ rights as provided in Section 2.3, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive consideration valued at $101.29 (the “Per Share Consideration”) for each such share, such consideration to be paid, at the election of the holder of EFGI Capital Stock, as provided in Section 3.1, in one of the following manners:

                              (1) if Bancorp raises at least $11,500,000 of additional capital for the sole purpose of purchasing shares of EFGI Capital Stock from the Evans Family (the “Bancorp Capital Offering”) prior to the mailing of the Proxy Statement to the shareholders of EFGI, then each shareholder of EFGI shall be given the option to receive the Per Share Consideration in the form of either: (A) solely Bancorp Capital Stock (approximately 6.99 shares of Bancorp Capital Stock for each share of EFGI Common Stock), (B) fifty percent (50%) in Bancorp Capital Stock and fifty percent (50%) in cash (i.e., approximately 3.49 shares of Bancorp Capital Stock plus $50.69 in cash), or (C) thirty-five percent (35%) in Bancorp Capital Stock and sixty-five percent (65%) in cash (i.e., approximately 2.44 shares of Bancorp Capital Stock plus $65.91 in cash); provided, however, that each member of the Evans Family shall receive all of his, her or its Per Share Consideration solely in the form of Bancorp Capital Stock (i.e., approximately 6.99 shares of Bancorp Capital Stock for each share of EFGI Common Stock owned by any of them); or

                              (2) if Bancorp is unable to consummate the Bancorp Capital Offering prior to the mailing of the Proxy Statement to the shareholders of EFGI, then each shareholder of EFGI shall be given the option to receive the Per Share Consideration in the form of either: (A) solely Bancorp Capital Stock (approximately 6.99 shares of Bancorp Capital Stock for each share of EFGI Common Stock), or (B) fifty percent (50%) in Bancorp Capital Stock and fifty percent (50%) in cash (i.e. approximately 3.49 shares of Bancorp Capital Stock plus $50.69 in cash); provided, however, if no election is made by a shareholder of EFGI, such shareholder shall receive the Per Share Consideration only in the form of Bancorp Capital Stock; and provided further, that the total aggregate Per Share Consideration to be paid in cash for all shares of EFGI Capital Stock shall not exceed more than fifty percent (50%) of the total Merger Consideration, in all events and after taking into account any consideration paid or to be paid for fractional shares under Section 2.4, Equity Rights under Section 2.5, and cash paid to members of the Evans Family to redeem shares of Bancorp Capital Stock received for EFGI Capital Stock in the Mergers.

                    (c) The “Merger Consideration” shall be equal to $55,600,000. At no time shall the aggregate consideration to be paid by Bancorp to holders of EFGI Capital Stock and holders of Equity Rights to acquire shares of EFGI Common Stock exceed the Merger Consideration.

                    (d) Each share of 1st United Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                    (e) Each share of Equitable Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be extinguished from and after the consummation of the Bank Merger.

          2.2 SHARES HELD BY EFGI SHAREHOLDERS OR BANCORP. Each of the shares of EFGI Common Stock held by any EFGI Entity or any Bancorp Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          2.3 DISSENTING SHAREHOLDERS. Any holder of shares of EFGI Common Stock who perfects his or her dissenters’ rights in accordance with and as contemplated by Sections 607.1301-1333 of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to EFGI the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of EFGI fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares subject to Bancorp’s consent in its sole discretion, Bancorp shall issue and deliver the consideration to which such holder of shares of EFGI Common Stock is entitled under this ARTICLE 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of EFGI Common Stock held by him or her.

          2.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of EFGI Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Bancorp Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Bancorp Common Stock multiplied by $14.50 (which shall be the deemed value of each share of Bancorp Common Stock for the purposes of this Agreement). No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          2.5 EQUITY RIGHTS. At any time prior to the date on which the Effective Time occurs, each Equity Right to acquire shares of EFGI Common Stock may be purchased or acquired by EFGI or exercised for cash by the holder of such option in accordance with its terms. Notwithstanding anything in any EFGI Stock Plan to the contrary, at the Effective Time each Equity Right to purchase EFGI Common Stock which is outstanding and unexercised immediately prior thereto shall automatically become vested and shall be cancelled and converted into the right to receive the Cash Equity Right Consideration.

          2.6 ANTI-DILUTION PROVISIONS. In the event Bancorp changes the number of shares of Bancorp Common Stock issued and outstanding prior to the Effective Time as a result of the stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the share and dollar amounts set forth in this Article 2 shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.

ARTICLE 3.

CONSIDERATION ELECTION AND EXCHANGE OF SHARES

          3.1 ELECTION AND EXCHANGE PROCEDURES.

                    (a) Concurrently with the mailing of the Proxy Statement to the shareholders of EFGI (which date shall be referred to as the “Mailing Date”), Bancorp and EFGI shall mail an election form (the “Election Form”) to each holder of record of a certificate or certificates which represent shares of EFGI Common Stock as of the record date for the Shareholders’ Meeting (the “Record Date”).

                    (b) Subject to the limitations contained in this Section 3.1, each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through appropriate and customary documentation and instructions) to elect to receive Bancorp Common Stock with respect to each share of such holder’s EFGI Common Stock (“Stock Election Shares”), to elect to receive a combination of Bancorp Common Stock and cash in accordance with the alternatives specified in Section 2.1(b) (“Mixed Election Shares”), or to indicate that such holder makes no election (“No Election Shares”). Any shares of EFGI Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to Bancorp, an effective, properly completed Election Form on or before 5:00 p.m., on the day of the Shareholders’ Meeting (the “Shareholder Meeting Date”) (or such other time and date as Bancorp and EFGI may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

                              Any such election shall have been properly made only if Bancorp or EFGI shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if one or more Certificates representing all shares of EFGI Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form, are received by the Exchange Agent by the Transmittal Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline by written notice to Bancorp, which notice must be received by the Bancorp at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of EFGI Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, Bancorp shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of Bancorp regarding such matters shall be binding and conclusive. Bancorp shall be under no obligation to notify any person of any defect in an Election Form.

                              Within five (5) business days after the Election Deadline, Bancorp shall allocate among holders of EFGI Common Stock the right to receive, with respect to each such share, Bancorp Common Stock or cash in the Merger in accordance with the terms of ARTICLE 2.

                    (c) Bancorp and EFGI shall cause the exchange agent selected by Bancorp (the “Exchange Agent”) to mail within five (5) days after the Effective Time (which date shall be referred to as the “Transmittal Date”), to each holder of record of a certificate or certificates which represented shares of EFGI Common Stock immediately prior to the Effective Time (the “Certificates”) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the EFGI stock certificates. The Certificate or Certificates of EFGI Common Stock so delivered shall be duly endorsed as the Exchange Agent may require.

                    (d) Upon surrender of a Certificate for exchange and cancellation to Bancorp, together with the Election Form, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Bancorp Common Stock, if any, to which such holder of EFGI Common Stock shall have become entitled pursuant to the provisions of ARTICLE 2 hereof, and (y) a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of ARTICLE 2 and the Certificate so surrendered shall forthwith be canceled.

                    (e) In the event of a transfer of ownership of shares of EFGI Common Stock represented by Certificates that are not registered in the transfer records of EFGI, the consideration provided in Section 2.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Bancorp and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of EFGI Common Stock (other than shares to be canceled pursuant to Section 2.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 2.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2. To the extent required by Section 2.4, each holder of shares of EFGI Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Bancorp Common Stock to which such holder may be otherwise entitled (without interest). Bancorp shall not be obligated to deliver the consideration to which any former holder of EFGI Common Stock is entitled as a result of the Mergers until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.1. Any other provision of this Agreement notwithstanding, neither Bancorp nor the Exchange Agent shall be liable to a holder of EFGI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of EFGI shall constitute ratification of the appointment of the Exchange Agent.

          3.2 RIGHTS OF FORMER EFGI SHAREHOLDERS. At the Record Date, the stock transfer books of EFGI shall be closed as to holders of EFGI Common Stock immediately prior to the Record Date and no transfer of EFGI Common Stock by any such holder shall thereafter be made or recognized. Assuming the Mergers are consummated, until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate therefor representing shares of EFGI Common Stock (other than shares to be canceled pursuant to Sections 2.2 and 2.3) shall from and after the Record Date represent for all purposes only the right to receive the consideration provided in Section 2.3, or in Sections 2.1 and 2.4 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Record Date which have been declared or made by EFGI in respect of such shares of EFGI Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Bancorp on the Bancorp Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Bancorp Common Stock issuable pursuant to this Agreement. No dividend or other distribution payable to the holders of record of Bancorp Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 3.1. However, upon surrender of such Certificate, both the Bancorp Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF EFGI AND EQUITABLE BANK

          EFGI and Equitable Bank hereby jointly and severally represent and warrant to Bancorp as follows:

          4.1 ORGANIZATION, STANDING, AND POWER.

                    (a) EFGI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. EFGI is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect. The minute books and other organizational documents and corporate records (including EFGI’s Articles of Incorporation and Bylaws) for EFGI have been made available to Bancorp for its review and, except as disclosed in Section 4.1 of the EFGI Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

                    (b) Equitable Bank is a state chartered bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Equitable Bank is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect. The minute books and other organizational documents and corporate records (including Equitable Bank’s Articles of Incorporation and Bylaws) for Equitable Bank have been made available to Bancorp for its review and, except as disclosed in Section 4.1 of the EFGI Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

          4.2 AUTHORITY OF EFGI AND EQUITABLE BANK; NO BREACH BY AGREEMENT.

                    (a) Each of EFGI and Equitable Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of EFGI and Equitable Bank, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of EFGI Common Stock and a majority of the outstanding shares of Equitable Bank Common Stock, which are the only shareholder votes required for approval of this Agreement and consummation of the Mergers by EFGI and Equitable Bank, and subject to receipt of the requisite Consents referred to in Section 8.1(b). Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of EFGI and Equitable Bank, enforceable against EFGI and Equitable Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by EFGI and Equitable Bank, nor the consummation by EFGI and Equitable Bank of the transactions contemplated hereby, nor compliance by EFGI and Equitable Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of EFGI’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation of any EFGI Subsidiary or any resolution adopted by the board of directors or the shareholders of any EFGI Entity, or (ii) except as disclosed in Section 4.2 of the EFGI Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any EFGI Entity under, any Contract or Permit of any EFGI Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any EFGI Entity or their respective Material Assets (including any Bancorp Entity or any EFGI Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Bancorp Entity or any EFGI Entity being reassessed or revalued by any taxing authority).

                    (c) Other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by EFGI or Equitable Bank of the Mergers and the other transactions contemplated in this Agreement.

          4.3 CAPITAL STOCK.

                    (a) The authorized capital stock of EFGI consists of (i) 1,000,000 shares of EFGI Common Stock, of which 516,860 shares are issued and outstanding as of the date of this Agreement and not more than 516,860 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of EFGI Capital Stock of are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of EFGI Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of EFGI.

                    (b) The authorized capital stock of Equitable Bank consists of (i) 1,000,000 shares of Equitable Bank Common Stock, of which one share is issued and outstanding as of the date of this Agreement and not more than one share will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of Equitable Bank Capital Stock of are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of Equitable Bank Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Equitable Bank.

                    (c) Except as set forth in Sections 4.3(a) and 4.3(b), or as disclosed in Section 4.3 of the EFGI Disclosure Memorandum, there are no shares of EFGI Capital Stock, Equitable Bank Capital Stock, or other equity securities of EFGI or Equitable Bank outstanding and no outstanding Equity Rights relating to EFGI Capital Stock or Equitable Bank Capital Stock.

          4.4 INVESTMENTS; SUBSIDIARIES.

                    (a) EFGI and Equitable Bank have disclosed in Section 4.4 of the EFGI Disclosure Memorandum all of the EFGI Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the EFGI Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity and the amount and nature of the ownership interest therein). EFGI or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each EFGI Subsidiary.

                    (b) No capital stock (or other equity interest) of any EFGI Subsidiary is or may become required to be issued (other than to another EFGI Entity) by reason of any Equity Rights, and there are no Contracts by which any EFGI Subsidiary is bound to issue (other than to another EFGI Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any EFGI Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any EFGI Subsidiary (other than to another EFGI Entity).

                    (c) There are no Contracts relating to the rights of any EFGI Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any EFGI Subsidiary.

                    (d) All of the shares of capital stock (or other equity interests) of each EFGI Subsidiary held by a EFGI Entity are fully paid and (except pursuant to 12 U.S.C. § 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the EFGI Entity free and clear of any Lien.

                    (e) Except as disclosed in Section 4.4 of the EFGI Disclosure Memorandum, each EFGI Subsidiary is either a bank, a savings association, or a corporation, and each such subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each EFGI Subsidiary is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect. Each EFGI Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Deposit Insurance Fund.

                    (f) The minute books, and other organizational and corporate documents for each EFGI Subsidiary have been made available to Bancorp for its review, and, except as disclosed in Section 4.4 of the EFGI Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

          4.5 FINANCIAL STATEMENTS. Each of the EFGI Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presents in all Material respects the consolidated financial position of EFGI and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

          4.6 ABSENCE OF UNDISCLOSED LIABILITIES. No EFGI Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of EFGI as of December 31, 2006, included in the EFGI Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as set forth in Section 4.6 of the EFGI Disclosure Memorandum, no EFGI Entity has incurred or paid any Liability since December 31, 2006, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

          4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2006, except as disclosed in the EFGI Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the EFGI Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect, and (ii) the EFGI Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of EFGI provided in ARTICLE 6.

          4.8 TAX MATTERS.

                    (a) Filing of Tax Returns. Each EFGI Entity has timely filed with the appropriate taxing authorities all Returns (including, without limitation, information returns and other Material information) in respect of Taxes that it is required to file through the date hereof. All such Returns are, and the information contained therein is, complete and accurate in all Material respects. Except as specified in Section 4.8(a) of the EFGI Disclosure Memorandum, no EFGI Entity has requested any extension of time within which to file Returns (including, without limitation, information returns) in respect of any Taxes. EFGI and Equitable Bank have made available to Bancorp copies of such portions of the federal, state, foreign and local income tax returns of each EFGI Entity for the last four years that relate to such EFGI Entity. Except as set forth in Section 4.8(a) of the EFGI Disclosure Memorandum, no EFGI Entity has derived income from or operated a trade or business in any foreign country, state or locality.

                    (b) Payment of Taxes. All Taxes in respect of periods beginning before the date hereof (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with GAAP, as set forth in Section 4.8(b) of the EFGI Disclosure Memorandum, or (iii) are being contested in good faith by an EFGI Entity pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP, as set forth in Section 4.8(b) of the EFGI Disclosure Memorandum. No EFGI Entity has any Material Liability for Taxes in excess of the amounts so paid or reserves so established. Each EFGI Entity has, within the time and manner prescribed by applicable Law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities, (ii) to the extent relating to income an EFGI Entity receives after the Closing, or (iii) as set forth in Section 4.8(b) of the EFGI Disclosure Memorandum, no acts, events or omissions have occurred on or before the Closing Date that would result in Material Taxes for which any EFGI Entity is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

                    (c) Audit History. Except as set forth in Section 4.8(c) of the EFGI Disclosure Memorandum, there are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in Section 4.8(c) of the EFGI Disclosure Memorandum, there are no pending or, to EFGI’s Knowledge or to Equitable Bank’s Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes, in each case, that, in the reasonable judgment of EFGI and Equitable Bank or their respective tax advisers, are likely to result in a Material additional amount of Taxes. Audits of federal, state, foreign and local Returns for Taxes of any EFGI Entity by the relevant taxing authorities have been completed for each period set forth in Section 4.8(c) of the EFGI Disclosure Memorandum. Except as set forth in Section 4.8(c) of the EFGI Disclosure Memorandum, no extension of a statute of limitations relating to Taxes is in effect with respect to any EFGI Entity.

                    (d) Tax Elections.

                              (1) All Material elections with respect to Taxes affecting any EFGI Entity that are effective as of the date hereof are set forth in Section 4.8(d) of the EFGI Disclosure Memorandum.

                              (2) No EFGI Entity: (i) has agreed, or is required, to make any adjustment under § 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election or is required, to treat any Asset of any EFGI Entity as owned by another person pursuant to the provisions of § 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986, (iii) owns tax-exempt bond financed property within the meaning of § 168(g) of the Code, or (iv) owns tax-exempt use property within the meaning of § 168(h)(1) of the Code.

                    (e) Asset Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any Assets of any EFGI Entity.

                    (f) Tax Rulings/Binding Agreement. No EFGI Entity has requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would affect the amount of Taxes after the Closing Date.

                    (g) Power of Attorney. Except as set forth in Section 4.8(g) of the EFGI Disclosure Memorandum, there is no power of attorney currently in force granted by any EFGI Entity relating to Taxes.

                    (h) Prior Affiliated Groups. Section 4.8(h) of the EFGI Disclosure Memorandum lists all combined consolidated or unitary groups of which each EFGI Entity has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign tax purposes.

                    (i) Tax-Sharing Agreements. Except as set forth in Section 4.8(i) of the EFGI Disclosure Memorandum), no EFGI Entity is a party to a tax-sharing agreement or any similar arrangement.

                    (j) Existing Partnerships and Single Member LLCs. Except as set forth in Section 4.8(j) of the EFGI Disclosure Memorandum, no EFGI Entity (i) is subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, or (iii) owns a qualified Subchapter S subsidiary which is treated as a disregarded entity under the Code.

                    (k) Parachute Payments. Except as set forth in Section 4.8(k) of the EFGI Disclosure Memorandum, no EFGI Entity has made or become obligated to make, or will, as a result of any event connected with the merger of EFGI with Bancorp or any other transaction contemplated herein, make or become obligated to make, any “excess parachute payment” as defined in § 280G of the Code (without regard to subsection (b)(4) thereof).

                    (l) Balance of Intercompany Items. Except as set forth in Section 4.8(l) of the EFGI Disclosure Memorandum, all items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg. § 1.1502-13.

                    (m) Debt or Stock of Acquiring Group. No EFGI Entity owns any debt obligation of a Bancorp Entity or any Bancorp Capital Stock.

                    (n) Compliance with § 6038A. Each EFGI Entity has complied with all reporting and record-keeping requirements under § 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

                    (o) FIRPTA. No EFGI Entity is a “foreign person” as defined in § 1445(f)(3) of the Code.

                    (p) Permanent Establishment. No EFGI Entity has, or has had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and any such foreign country.

                    (q) Security for Tax-Exempt Obligations. None of the Assets of any EFGI Entity directly or indirectly secures any debt, the interest on which is tax-exempt under § 103(a) of the Code.

                    (r) U.S. Real Property Holding Corporation. No EFGI Entity is, or has been, a United States real property holding corporation (as defined in § 897(c)(2) of the Code) during the applicable period specified in § 897(c)(1)(A)(ii) of the Code.

                    (s) Tax Basis and Tax Attributes. Section 4.8(s) of the EFGI Disclosure Memorandum sets forth as of the date hereof (i) the basis of each EFGI Entity in its Assets, (ii) the current and accumulated earnings and profits of each EFGI Entity, and (iii) the amount of any net operating loss, net capital loss, unused investment credit or other credit, unused foreign tax, or excess charitable contribution allocable to each EFGI Entity.

                    (t) Unpaid Tax. The unpaid Taxes of each EFGI Entity do not exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent EFGI Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of EFGI.

                    (u) Tax Ownership. Each Asset with respect to which each EFGI Entity claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such EFGI Entity.

                    (v) Timing Differences. No item of income or gain reported by any EFGI Entity for financial accounting purposes in any pre-Closing period is required to be included in taxable income for a post-Closing period.

                    (w) Section 197 Elections. No EFGI Entity has made or is bound by any election under § 197 of the Code.

                    (x) Section 368(a). No EFGI Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          4.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. In the opinion of management of EFGI, the allowances for possible loan and lease credit losses (collectively, the “Allowance”) shown on the EFGI Financial Statements immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the EFGI Entities and other extensions of credit (including letters of credit) by the EFGI Entities as of the dates thereof.

          4.10 ASSETS.

                    (a) Except as disclosed in Section 4.10 of the EFGI Disclosure Memorandum or as disclosed or reserved against in the EFGI Financial Statements delivered prior to the date of this Agreement, each EFGI Entity has good, marketable, and insurable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of each EFGI Entity are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such EFGI Entity’s past practices.

                    (b) All Assets which are Material to the business of either EFGI or and Equitable Bank, held under leases or subleases by any EFGI Entity, are held under valid Contracts enforceable by an EFGI Entity and to the Knowledge of EFGI or to the Knowledge of and Equitable Bank as to the counterparty to such Contracts in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), there are no defaults underneath such Contract and no event(s) has occurred, which with the giving of notice or passage of time would cause such a default to occur, and each such Contract is in full force and effect.

                    (c) Each EFGI Entity currently maintains the insurance coverage set forth in Section 4.10(c) of the EFCI Disclosure Memorandum. None of the EFGI Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $25,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any EFGI Entity under such policies.

                    (d) The Assets of each EFGI Entity include all Assets required to operate the business of the EFGI Entities as presently conducted.

                    (e) Except as disclosed and described in detail in Section 4.10(e) of the EFGI Disclosure Memorandum, neither EFGI nor any EFGI Subsidiary holds any deposits or has made any loans to any individuals or related group of individuals which (i) in the case of deposits, individually or in the aggregate exceed $1 million, or (ii) in the case of loans, individually or in the aggregate exceed $1million.

                    (f) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any real property owned or leased by any EFGI Entity, including EFGI’s and Equitable Bank’s banking facilities and all other real estate or foreclosed properties and any improvements thereon (collectively, the “Real Property”), except as set forth in Section 4.10(f) of the EFGI Disclosure Memorandum.

                    (g) Except as set forth in Section 4.10(g) of the EFGI Disclosure Memorandum, there are no outstanding contracts for sale, options or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.

                    (h) There are no parties (other than any EFGI Entities) in possession of any Real Property, other than tenants under any leases disclosed in Section 4.10(h) of the EFGI Disclosure Memorandum who are in possession of space to which they are entitled.

                    (i) Each real property owned or leased by any EFGI Entities and which is used in the ordinary course of EFGI’s or Equitable Bank’s banking business is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Law and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such property.

                    (j) Except as set forth in the EFGI Disclosure Memorandum, each real property owned or leased by EFGI or Equitable Bank and which is used in the ordinary course of EFGI’s or Equitable Bank’s banking business has direct vehicular access to a public road, or has access to a public road via permanent, irrevocable, appurtenant easements benefiting the parcel of real property.

          4.11 INTELLECTUAL PROPERTY. Each EFGI Entity owns or has a license to use all of the Intellectual Property used by such EFGI Entity in the course of its business. Each EFGI Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such EFGI Entity in connection with such EFGI Entity’s business operations, and such EFGI Entity has the right to convey by sale or license any Intellectual Property so conveyed. No EFGI Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of EFGI threatened, which challenge the rights of any EFGI Entity with respect to Intellectual Property used, sold or licensed by such EFGI Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of any EFGI Entity does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the EFGI Disclosure Memorandum, no EFGI Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.11 of the EFGI Disclosure Memorandum, every officer, director, or employee of any EFGI Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to an EFGI Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of any EFGI Entity, and to the Knowledge of EFGI or to the Knowledge of Equitable Bank, no such officer, director or employee is party to any Contract with any Person other than any EFGI Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than EFGI or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than any EFGI Entity. Except as disclosed in Section 4.11 of the EFGI Disclosure Memorandum, no officer, director or, to the Knowledge of EFGI or to the Knowledge of Equitable Bank, any employee of any EFGI Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any EFGI Entity.

          4.12 ENVIRONMENTAL MATTERS.

                    (a) Each EFGI Entity, its Participation Facilities, and its Operating Properties, including any of its respective predecessors, and each of its respective current and former properties, are and have been, at all times, in compliance in all Material Respects with all Environmental Laws.

                    (b) Each EFGI Entity, its Participation Facilities, and its Operating Properties, including any of its respective predecessors, and each of its respective current and former properties, have not, at any time, generated, manufactured, processed, distributed, treated, stored, transported, used, or handled any Hazardous Material or disposed of, or arranged for the disposal of, any Hazardous Material.

                    (c) There has not occurred, nor is there presently occurring, nor is there any basis for the occurrence of, any emission, release, discharge, spill, or disposal, or any threatened emission, release, discharge, spill, or disposal, of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) any property located adjacent to, or otherwise in close physical proximity to, any respective current or former properties of any EFGI Entity, or that of any of its Operating Properties or Participation Facilities, including that of any of its respective predecessors, that was caused by, contributed to, exacerbated by, or otherwise affected or adversely affected by (or potentially affected or adversely affected by), the acts or omissions of an EFGI Entity or any of its Participation Facilities or its Operating Properties, including by the acts or omissions of any of their respective predecessors, including, but not limited to, (i) in an amount requiring, or reasonably requiring, a notice, notification, or report to be made to a governmental agency or authority pursuant to Environmental Laws or (ii) in violation or noncompliance, or alleged violation or noncompliance, of Environmental Laws.

                    (d) Each EFGI Entity, its Participation Facilities, and its Operating Properties, including any of its respective predecessors, and each of its respective current and former properties, have not, at any time, disposed of or arranged for the disposal of Hazardous Material at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Material or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, or (y) the United States Environmental Protection Agency or the relevant state agency or other governmental agency or authority has notified any EFGI Entity or any of its Participation Facilities or Operating Properties (including any of its respective predecessors) that such governmental agency or authority has proposed or is proposing to place such site on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, nor is there any basis for the above.

                    (e) There is no Litigation pending or threatened to occur, nor is there a basis for any Litigation to occur, before any court, governmental agency or authority, or any other forum, in which any EFGI Entity or any of its Operating Properties or Participation Facilities (or any EFGI Entity in respect of such Operating Property or Participation Facility), including any of its respective predecessors, and any of its respective current and former properties, has been or, with respect to threatened Litigation, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws, including by any of its respective predecessors, or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, into, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any EFGI Entity or any of its Operating Properties or Participation Facilities.

                    (f) There are no non-compliance orders, warning letters, or notices of violation (collectively, “Notices”) pending or, to the Knowledge of EFGI or Equitable Bank, threatened, nor there is a basis for any Notices, before any court, governmental agency or authority, or any other forum, in which any EFGI Entity or any of its Operating Properties or Participation Facilities (or any EFGI Entity in respect of such Operating Property or Participation Facility), including any of its respective predecessors, and any of its respective current and former properties, has been or, with respect to threatened Notices, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws, including by any of its respective predecessors, or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any EFGI Entity or any of its Operating Properties or Participation Facilities.

                    (g) During the period of (i) any EFGI Entity’s ownership or operation of any of its respective current or former properties, (ii) any EFGI Entity’s participation in the management of any Participation Facility, or (iii) any EFGI Entity’s holding of a security interest in an Operating Property, there have been no emissions, releases, discharges, spills, or disposals, or threatened emissions, releases, discharges, spills, or disposals, of

Hazardous Material at, in, on, upon, into, beneath, about, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any EFGI Entity’s ownership or operation of any of its respective current or former properties, (ii) any EFGI Entity’s participation in the management of any Participation Facility, or (iii) any EFGI Entity’s holding of a security interest in an Operating Property, there were no emissions, releases, discharges, spills, or disposal of Hazardous Material, or threatened emissions, releases, discharges, spills, or disposal, at, in, on, upon, into, beneath, about, adjacent to, or affecting (or potentially affecting) any such property, Participation Facility, or Operating Property.

          4.13 COMPLIANCE WITH LAWS.

                    (a) EFGI is duly registered as a bank holding company under the BHC Act. Each EFGI Entity has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect. Except as disclosed in Section 4.13 of the EFGI Disclosure Memorandum, none of the EFGI Entities: (i) is in Default under or in violation of any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect; or (iii) since January 1, 2004, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any EFGI Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such non-compliance is reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect, or (C) requiring any EFGI Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                    (b) Copies of all Material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Bancorp.

                    (c) Equitable Bank is “well-capitalized” and “well managed” under applicable Law, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.”

                    (d) The business and operations of EFGI and Equitable Bank have been conducted in compliance with all applicable Law regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, an EFGI Material Adverse Effect. In addition, there is no pending or, to the Knowledge of EFGI or Equitable Bank, threatened charge by Regulatory Authorities that any EFGI Entity has violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, an EFGI Material Adverse Effect.

                    (e) Since January 1, 2002, no EFGI Entity or any other Person acting on behalf of any EFGI Entity that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws, has (i) knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), or (ii) knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains, except insofar as would not reasonably be likely to have, individually or in the aggregate, an EFGI Material Adverse Effect. Each EFGI Entity that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws has, during the past three years, implemented such anti-

money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and, except as set forth on 4.13(e) of the EFGI Disclosure Memorandum, otherwise complied with, the U.S. Anti-Money Laundering Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, an EFGI Material Adverse Effect.

          4.14 LABOR RELATIONS. No EFGI Entity is the subject of any Litigation asserting that it or any other EFGI Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other EFGI Entity to bargain with any labor organization as to wages or conditions of employment, nor is any EFGI Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any EFGI Entity, pending or, to the Knowledge of EFGI or Equitable Bank, threatened, or to the Knowledge of EFGI or to the Knowledge of Equitable Bank is there any activity involving any EFGI Entity’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          4.15 EMPLOYEE BENEFIT PLANS.

                    (a) EFGI and Equitable Bank have listed in Section 4.15 of the EFGI Disclosure Memorandum, and, in addition thereto, have delivered or made available to Bancorp prior to the execution of this Agreement copies (and will continue to make same available to Bancorp after execution and prior to Closing, where necessary) of any and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all payroll practices, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA (generally referred to as “Benefit Plans”), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by EFGI or ERISA Affiliate (as defined below) thereof for the benefit of EFGI’s or any ERISA Affiliate’s employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively “Participants”) under which such Participants are eligible to participate or receive benefits (collectively, the “EFGI Benefit Plans”). The EFGI Benefit Plans documents delivered or made available to Bancorp by EFGI include true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with an EFGI Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any EFGI Benefit Plan, all corporate resolutions with respect to any EFGI Benefit Plan, all summary plan descriptions with respect to any EFGI Benefit Plan together with an amendments thereto, all Internal Revenue Service (“IRS”) Forms 5500 (or variations thereof) together with any Schedule B and any other attachment thereto filed with respect to any EFGI Benefit Plan (for each of the three most recent plan years), all certified actuarial statements (for each of the three most recent plan years) with respect to any EFGI Benefit Plan, any auditor’s reports (for each of the three most recent plan years) with respect to any EFGI Benefit Plan, all agreements or Contracts entered into with any third party administrator or trustee with respect to any EFGI Benefit Plan, and all agreements or contracts with any investment manager, investment advisor or third party administrator with respect to any EFGI Benefit Plan. EFGI has further provided Bancorp with a list of each pension consultant, actuary, attorney, and accountant providing professional services with respect to any EFGI Benefit Plan or the fiduciaries of any EFGI Benefit Plan, as well as the location of all other records and the name of the individual responsible for such records with respect to any EFGI Benefit Plan. Any of the EFGI Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “EFGI ERISA Plan.” Each EFGI ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Code) is referred to herein as a “EFGI Pension Plan.” No EFGI Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) EFGI, Equitable Bank, their agents, the trustees and other fiduciaries of the EFGI Benefit Plans have, at all times, complied in all respects with the applicable provisions of the EFGI Benefit Plans, the Code and ERISA, including, but not limited to, COBRA, HIPAA (as those terms are defined below) and any applicable, similar state law, and with all agreements relating to the administration of such EFGI Benefit Plans. Except as otherwise provided for or disclosed elsewhere in this Agreement, each EFGI Benefit Plan has been administered and communicated to the Participants and beneficiaries in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, or any other applicable governmental agency, in connection with each EFGI Benefit Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been made in a timely manner and no Liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the EFGI ERISA Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken. Any bonding required with respect to any EFGI Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. Each EFGI ERISA Plan, which is intended to be qualified under Section 401(a) of the Code has heretofore received a favorable determination letter from the Internal Revenue Service, and neither EFGI nor any ERISA Affiliate is aware of any circumstances likely to result in revocation of any such favorable determination letter(s).

                    (c) Except as disclosed in Section 4.15 of the EFGI Disclosure Memorandum, EFGI and each ERISA Affiliate represent and warrant that:

                              (1) There are no actions, suits, investigations, arbitrations, proceedings, or adverse Participant claims pending against any EFGI Benefit Plan, against the Assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Knowledge of EFGI and its Affiliates, against any agent or fiduciary of any EFGI Benefit Plan with respect to the operation of such plans (other than routine benefit claims);

                              (2) Neither EFGI nor any ERISA Affiliate or any disqualified person (as defined in Section 4975 of the Code) have engaged in a transaction with respect to any EFGI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject EFGI, Equitable Bank, their agents, the trustees or the other fiduciaries of the EFGI Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502(i) of ERISA;

                              (3) There have been no governmental audits of any EFGI Benefit Plan within the last six (6) years that have resulted in any penalties, fines, excise taxes, additional benefit accruals, and there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing;

                              (4) As contemplated by Section 7.13(d) below, the Equitable Bank Profit Sharing Plan shall be terminated, frozen, or merged into a Bancorp Benefit Plan on or before Closing without any additional cost, Liability or expense to Bancorp or to its Participants (except for administrative service costs and professional fees to terminate same); and

                              (5) No EFGI Entity will issue any stock, stock options or amend or terminate any EFGI Benefit Plan subsequent to the date of this Agreement without the written consent of Bancorp except as may be necessary to honor any pre-existing contract or to maintain the qualification of such EFGI Benefit Plan in which case EFGI shall promptly notify Bancorp of such issuance, amendment or termination in writing prior to its implementation.

                              (6) All nonqualified deferred compensation plans (as defined in Code §409A) sponsored by EFGI or by any ERISA Affiliate are in compliance with such Law and other IRS requirements and all such plans may be terminated at any time by EFGI (or by Bancorp after Closing) without violation of Section 409A of the Code. With respect to each nonqualified deferred compensation plan which is (or but for an exemption could be) subject to Section 409A of the Code (i) such plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code, (ii) the transactions contemplated by this Agreement will not result in such adverse tax consequences, and (iii) Section 4.15(c) of the EFGI Disclosure Memorandum contains a description of the approach taken to date with respect to each such plan to comply with (or be exempt from) Section 409A of the Code, including, as applicable a description of any transition relief utilized in connection with such plan.

                    (d) No EFGI Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions used for ongoing funding purposes, as set forth for such plan’s most recent actuarial valuation or upon termination of such plan and payment of accrued benefits using terminal funding annuities to satisfy accrued benefit obligations. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any EFGI Pension Plan, (ii) no change in the actuarial assumptions with respect to any EFGI Pension Plan, and (iii) no increase in benefits under any EFGI

ERISA Plan as a result of plan amendments or changes in applicable Law. Neither any EFGI Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by EFGI, or the single-employer plan of any entity which is considered one employer with EFGI under Section 4001 of ERISA or Section 414 of the Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither EFGI nor any ERISA Affiliate has any outstanding Liability under Section 4971 of the Code. EFGI has not provided, nor is it required to provide, security to an EFGI Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                    (e) Within the six-year period preceding the Effective Time, no Liability to the Pension Benefit Guaranty Corporation (“PBGC”) under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any EFGI Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of EFGI or an ERISA Affiliate. Neither EFGI nor any ERISA Affiliate has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any EFGI Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. All premiums due the PBGC with respect to any EFGI Pension Plan have been paid and are current.

                    (f) Except as disclosed in Section 4.15 of the EFGI Disclosure Memorandum, neither EFGI nor any ERISA Affiliate has any Liability for retiree health and life benefits under any of the EFGI Benefit Plans and if there are any such plans, there are no restrictions on the rights of EFGI or on any ERISA Affiliate to amend or terminate any such retiree health or benefit Plan without incurring any post-termination Liability thereunder (except for administrative costs and professional fees to terminate same).

                    (g) Except as disclosed in Section 4.15 of the EFGI Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of any EFGI Entity under any EFGI Benefit Plan or otherwise, or (ii) increase any benefits otherwise payable under any EFGI Benefit Plan.

                    (h) Except as disclosed in Section 4.15 of the EFGI Disclosure Memorandum, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any EFGI Entity and respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a) and/or 412 of the Code or Section 302 of ERISA, have been fully reflected on the EFGI Financial Statements to the extent required by and in accordance with GAAP.

                    (i) No contribution has been made to any Benefit Plan that has or would result in a Tax under Section 4979 of the Code.

                    (j) No Liability under any EFGI Pension Plan has been funded or satisfied with the purchase of a contract from an insurance company that is not rated “A(Excellent)” or better by A.M. Best Company, Inc.

                    (k) No stock or other security issued by any EFGI Entity forms or has formed a part of the Assets of any EFGI Benefit Plan.

                    (l) Neither EFGI, Equitable Bank, any EFGI Benefit Plan nor any employee, administrator or agent thereof, is or has been in violation of the transaction code set rules enacted by HIPAA and codified at 42 U.S.C. §§ 1320d-1 to 1320d-3 or the HIPAA privacy rules under 45 C.F.R. Part 160 and subparts A and E of Part 164. No penalties have been imposed on EFGI, Equitable Bank, any EFGI Benefit Plan, or any employee, administrator or agent thereof, under 42 U.S.C. 1320d-5 or 1320d-6 as enacted by HIPAA. For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder. For purposes of this Agreement, “HIPAA” means provisions of the Code, ERISA, and Social Security Act as enacted by the Health Insurance Portability and Accountability Act of 1996, and any regulations thereunder.

                    (m) Notwithstanding anything to the contrary herein, neither this section, nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.

          4.16 MATERIAL CONTRACTS. Except as disclosed in Section 4.16 of the EFGI Disclosure Memorandum or otherwise reflected in the EFGI Financial Statements, none of the EFGI Entities, nor any of their Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any EFGI Entity or the guarantee by any EFGI Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any EFGI Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among EFGI Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any EFGI Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract of less than $50,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 4.10 and 4.15(a), the “EFGI Contracts”). With respect to each EFGI Contract and except as disclosed in Section 4.16 of the EFGI Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no EFGI Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) no EFGI Entity has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of EFGI or to the Knowledge of Equitable Bank, in Default in any respect or has repudiated or waived any Material provision thereunder. All of the indebtedness of any EFGI Entity for money borrowed is prepayable at any time by such EFGI Entity without penalty or premium. Except as disclosed in Section 4.16 of the EFGI Disclosure Memorandum, no EFGI Entity has any obligation or Liability to any wholesale mortgage business (“Wholesale Mortgage Business”) or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons. Except as described in Section 4.16 of the EFGI Disclosure Memorandum, all Contracts to which any EFGI Entity is a party may be terminated by such EFGI Entity and its successors and assigns without penalty, charge, liability or further obligation.

          4.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of EFGI or to the Knowledge of Equitable Bank, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any EFGI Entity or any EFGI Benefit Plan, or against any director or employee of any EFGI Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any EFGI Entity. Section 4.17 of the EFGI Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any EFGI Entity is a party and which names any EFGI Entity as a defendant or cross-defendant or for which any EFGI Entity has any potential Liability.

          4.18 REPORTS. Except as set forth in Section 4.18 of the EFGI Disclosure Memorandum, since January 1, 2002, or the date of organization if later, each EFGI Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any EFGI Entity or any Affiliate thereof to Bancorp pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to an EFGI Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Bancorp with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information with respect to an EFGI Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to EFGI shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any EFGI Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of EFGI, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any EFGI Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

          4.20 INTEREST RATE RISK MANAGEMENT ARRANGMENTS. No EFGI Entity is a party to any, nor is any property bound by, any interest rate swaps, caps, floors or option agreements used to manage interest rate risk or other risk management arrangements.

          4.21 ACCOUNTING, TAX, AND REGULATORY MATTERS. No EFGI Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          4.22 STATE TAKEOVER LAWS. Each EFGI Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”), including Sections 607.0901 and 607.0902 of the FBCA.

          4.23 CHARTER PROVISIONS. Each EFGI Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any EFGI Entity or restrict or impair the ability of Bancorp or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any EFGI Entity that may be directly or indirectly acquired or controlled by them. This Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any EFGI Entity.

          4.24 OPINION OF FINANCIAL ADVISOR. EFGI has received the opinion of The Carson Medlin Company, dated the date of this Agreement, to the effect that the consideration to be received by EFGI shareholders in connection with the Holding Company Merger is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Bancorp.

          4.25 BOARD RECOMMENDATION. The Board of Directors of EFGI, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of EFGI Common Stock approve this Agreement.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BANCORP

          Bancorp hereby represents and warrants to EFGI and Equitable Bank as follows:

          5.1 ORGANIZATION, STANDING, AND POWER.

                    (a) Bancorp is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. Bancorp is duly qualified or licensed to transact business in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect.

                    (b) 1st United is a state chartered bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. 1st United is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect.

          5.2 AUTHORITY OF BANCORP; NO BREACH BY AGREEMENT.

                    (a) Bancorp has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bancorp, subject to receipt of the requisite Consents referred to in Section 8.1(b). This Agreement represents a legal, valid, and binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by Bancorp, nor the consummation by Bancorp of the transactions contemplated hereby, nor compliance by Bancorp with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Bancorp’s Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite Consents referred to Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Bancorp Entity under, any Contract or Permit of any Bancorp Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Bancorp Entity or any of their respective Material Assets (including any Bancorp Entity or any EFGI Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Bancorp Entity or any EFGI Entity being reassessed or revalued by any taxing authority).

                    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the PBGC with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Bancorp of the Mergers and the other transactions contemplated in this Agreement.

          5.3 CAPITAL STOCK.

                    (a) The authorized capital stock of Bancorp consists of (i) 15,000,000 shares of Bancorp Common Stock, of which 4,719,390 shares are issued and outstanding as of the date of this Agreement and (ii) 5,000,000 shares of Bancorp Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Bancorp Capital Stock are, and all of the shares of Bancorp Common Stock to be issued in exchange for shares of EFGI Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of Bancorp Capital Stock has been, and none of the shares of Bancorp Common Stock to be issued in exchange for shares of EFGI Common Stock upon consummation of the Mergers will be, issued in violation of any preemptive rights of the current or past shareholders of Bancorp.

                    (b) Except as set forth in Section 5.3(a), or as provided pursuant to the Bancorp Stock Plans, or as disclosed in Section 5.3 of the Bancorp Disclosure Memorandum, there are no shares of capital stock or other equity securities outstanding and no outstanding Equity Rights relating to the Bancorp Capital Stock.

          5.4 BANCORP SUBSIDIARIES. Bancorp has disclosed in Section 5.4 of the Bancorp Disclosure Memorandum all of its Significant Subsidiaries as of the date of this Agreement that are corporations and all of the Bancorp Subsidiaries that are general or limited partnerships or other non-corporate entities. Each Bancorp Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          5.5 FINANCIAL STATEMENTS. Each of the Bancorp Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all Material respects the consolidated financial position of Bancorp and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

          5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Bancorp Disclosure Memorandum, no Bancorp Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Bancorp as of December 31, 2006, included in the Bancorp Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as disclosed in the Bancorp Disclosure Memorandum, no Bancorp Entity has incurred or paid any Liability since December 31, 2006, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

          5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2006, except as disclosed in the Bancorp Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Bancorp Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, and (ii) the Bancorp Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Bancorp provided in ARTICLE 6.

          5.8 ALLOWANCE FOR POSSIBLE LOAN LOSSES. In the opinion of management of Bancorp, the Allowance shown on the consolidated balance sheets of Bancorp included in the most recent Bancorp Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Bancorp included in the Bancorp Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Bancorp Entities and other extensions of credit (including letters of credit) by the Bancorp Entities as of the dates thereof.

          5.9 INTELLECTUAL PROPERTY. Each Bancorp Entity owns or has a license to use all of the Intellectual Property used by such Bancorp Entity in the course of its business. Each Bancorp Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Bancorp Entity in connection with such Bancorp Entity’s business operations, and such Bancorp Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Bancorp Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Bancorp threatened, which challenge the rights of any Bancorp Entity with respect to Intellectual Property used, sold or licensed by such Bancorp Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Bancorp Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.9 of the Bancorp Disclosure Memorandum, no Bancorp Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.9 of the Bancorp Disclosure Memorandum, every officer, director, or employee of any Bancorp Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Bancorp Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Bancorp Entity, and to the Knowledge of Bancorp, no such officer, director or employee is party to any Contract with any Person other than a Bancorp Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Bancorp Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Bancorp Entity. Except as disclosed in Section 5.9 of the Bancorp Disclosure Memorandum, no officer, director or, to the Knowledge of Bancorp, any employee of any Bancorp Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Bancorp Entity.

          5.10 COMPLIANCE WITH LAWS.

                    (a) Bancorp is duly registered as a financial holding company under the BHC Act. Each Bancorp Entity has in effect all Permits necessary for it to own, lease or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect. Except as disclosed in Section 5.10 of the Bancorp Disclosure Memorandum, none of the Bancorp Entities:

                              (1) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

                              (2) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect; or

                              (3) since January 1, 2004, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Bancorp Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, or (iii) requiring any Bancorp Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                    (b) 1st United is “well-capitalized” and “well managed” under applicable Law, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.”

                    (c) The business and operations of Bancorp and 1st United have been conducted in compliance with all applicable Law regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect. In addition, there is no pending or, to the Knowledge of Bancorp or 1st United, threatened charge by Regulatory Authorities that any Bancorp Entities have violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect.

                    (d) Since January 1, 2004, no Bancorp Entities or any other Person acting on behalf of any Bancorp Entity that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws, has (i) knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), or (ii) knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains, except insofar as would not reasonably be likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect. Each Bancorp Entity that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws has, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and, except as set forth on 5.10(d) of the Bancorp Disclosure Memorandum, otherwise complied with, the U.S. Anti-Money Laundering Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect. .

          5.11 LEGAL PROCEEDINGS. Except as disclosed in Section 5.11 of the Bancorp Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Bancorp, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Bancorp Entity or employee benefit plan of any Bancorp Entity, or against any director or employee of any Bancorp Entity, in their capacity as such, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Bancorp Entity, that are reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect. Section 5.11 of the Bancorp Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Bancorp Entity is a party and which names any Bancorp Entity as a defendant or cross-defendant for which any Bancorp Entity has any potential liability.

          5.12 REPORTS. Since January 1, 2002, or the date of organization if later, each Bancorp Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.13 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Bancorp Entity or any Affiliate thereof to EFGI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Bancorp Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Bancorp with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Bancorp Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the shareholders of EFGI in connection with the Shareholders’ Meeting, and any other documents to be filed by any Bancorp Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of EFGI, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Bancorp Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

          5.14 ACCOUNTING, TAX AND REGULATORY MATTERS. No Bancorp Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. All Tax Returns required to be filed by or on behalf of any of the Bancorp Entities have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before the day of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Bancorp Material Adverse Effect and all such Tax Returns filed are complete and accurate in all Material respects. All Taxes shown on Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against any Bancorp Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.14 of the Bancorp Disclosure Memorandum. The provision for Taxes due or to become due for any of the Bancorp Entities for the period or periods through and including the day of the respective Bancorp Financial Statements has been made and is reflected on such Bancorp Financial Statements, to the Knowledge of Bancorp, is sufficient to cover all such Taxes.

ARTICLE 6.

CONDUCT OF BUSINESS PENDING CONSUMMATION

          6.1 AFFIRMATIVE COVENANTS OF EFGI AND EQUITABLE BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Bancorp shall have been obtained, and except as otherwise expressly contemplated herein, EFGI and Equitable Bank shall operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

          6.2 NEGATIVE COVENANTS OF EFGI AND EQUITABLE BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Bancorp shall have been obtained, and except as otherwise expressly contemplated herein, EFGI and Equitable Bank covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                    (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any EFGI Entity or, except as expressly contemplated by this Agreement; or

                    (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a EFGI Entity to another EFGI Entity) in excess of an aggregate of $250,000 (for the EFGI Entities on a consolidated basis) except in the ordinary course of the business of EFGI Subsidiaries consistent with past practices (which shall include, for EFGI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any EFGI Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the EFGI Disclosure Memorandum); or

                    (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under EFGI Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any EFGI Entity, or except as consistent with past practice, declare or pay any dividend or make any other distribution in respect of EFGI Capital Stock or Equitable Bank Capital Stock; or

                    (d) except for this Agreement or the issuance of EFGI Common Stock pursuant to the exercise of Equity Rights outstanding as of the date of this Agreement or as disclosed in Section 6.2(d) of the EFGI Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of EFGI Common Stock or any other capital stock of any EFGI Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

                    (e) adjust, split, combine or reclassify any capital stock of any EFGI Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of EFGI Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any EFGI Subsidiary (unless any such shares of stock are sold or otherwise transferred to another EFGI Entity) or (y) any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                    (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned EFGI Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity; or

                    (g) (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (i) with respect to properties or businesses outside of the current market area for Equitable Bank or to borrowers whose principal residence is outside of the current market area for Equitable Bank, (ii) that are unsecured in excess of $50,000, or (iii) that are secured in excess of $250,000; (2) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of EFGI’s or Equitable Bank’s business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Bancorp; provided, however, that EFGI or Equitable Bank may, without the prior notice to or written consent of Bancorp, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any EFGI Entity is presently obligated under existing written agreements kept as part of such EFGI Entity’s official records; or

                    (h) grant any increase in compensation or benefits to the employees or officers of any EFGI Entity, except in accordance with past practice as disclosed in Section 6.2(h) of the EFGI Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement as disclosed in Section 6.2(h) of the EFGI Disclosure Memorandum; enter into or amend any severance agreements with officers of any EFGI Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any EFGI Entity except in accordance with past practice disclosed in Section 6.2(h) of the EFGI Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

                    (i) enter into or amend any employment Contract between any EFGI Entity and any Person (unless such amendment is required by Law) that such EFGI Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                    (j) adopt any new EFGI Benefit Plan or terminate or withdraw from, or make any Material change in or to, any existing EFGI Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such EFGI Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or

                    (k) make any significant change in any Tax or accounting methods or methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                    (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any EFGI Entity for Material money damages or restrictions upon the operations of any EFGI Entity; or

                    (m) except in the ordinary course of business and as expressly permitted in Section 6.2(g), enter into, modify, amend or terminate any Material Contract calling for payments exceeding $50,000 or waive, release, compromise or assign any Material rights or claims.

          6.3 COVENANTS OF BANCORP. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of EFGI shall have been obtained, and except as otherwise expressly contemplated herein, Bancorp covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Bancorp Capital Stock and the business prospects of the Bancorp Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Bancorp Entities’ core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Bancorp Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Bancorp, desirable in the conduct of the business of Bancorp and its Subsidiaries. Bancorp further covenants and agrees that it will not amend or agree or commit to amend or permit any of its Subsidiaries to amend or agree or commit to amend, without the prior written consent of EFGI, which consent shall not be unreasonably withheld, the Articles of Incorporation or Bylaws of Bancorp, in each case, in any manner adverse to the holders of EFGI Common Stock as compared to the rights of holders of Bancorp Common Stock generally as of the date of this Agreement.

          6.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable, or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

          6.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all Material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material).

As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

          6.6 TAXES.

                    (a) Actions Prior to Closing.

                              (1) Termination of Existing Tax-Sharing Agreements. All tax-sharing agreements or similar arrangements involving an EFGI Entity or to which an EFGI Entity is a party shall be terminated with respect to such EFGI Entity on the Closing Date, and, after the Closing Date, such EFGI Entity shall not be bound thereby or have any Liability thereunder.

                              (2) Tax Elections. No new elections, and no changes in current elections, with respect to Taxes affecting any EFGI Entity shall be made after the date of this Agreement without the prior written consent of Bancorp, which consent shall not be unreasonably withheld.

                              (3) Tax Certificates. EFGI shall provide Bancorp, on or before the Closing Date, with (i) all forms, certificates and/or other instruments required in connection with the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to Bancorp that such transfer taxes and charges have been paid in full by EFGI, and (ii) a clearance certificate or similar documents which may be required by any state taxing authority to relieve Bancorp of any obligation to withhold any portion of payments to EFGI pursuant to this Agreement.

                              (4) Access to Books and Records. Between the date of the Agreement and the Closing Date, EFGI and Equitable Bank shall give Bancorp and its authorized representatives reasonable access to all books, records and returns of each EFGI Entity and have its personnel and accountants available to respond to reasonable requests of Bancorp and its authorized representatives.

                    (b) Survival of Representations and Warranties. The representations and warranties of EFGI and Equitable Bank contained in Section 4.8 of this Agreement shall survive the Closing until the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof).

                    (c) Filing of Tax Returns.

                              (1) EFGI shall prepare and timely file all Tax returns for all periods ending on or before the Closing Date. All such returns shall be prepared in accordance with past practice (unless a contrary position is required by Law) as to elections and accounting practices to the extent any position taken in such returns may affect the Tax Liability of EFGI after the Closing. EFGI shall discharge all tax liabilities shown on such returns. In connection with preparation of such returns, EFGI shall prepare books and working papers (including a closing of the books as of the Closing Date) which shall clearly demonstrate the income and activities of each EFGI Entity for the period ending on the Closing Date. EFGI shall provide a copy of such returns to Bancorp for its review at least 20 days before the filing of such returns. EFGI shall not file any amended return for a period ending on or before the Closing without Bancorp’s written consent (which consent shall not be unreasonably withheld) if the filing of any such amended return may affect the Tax Liability of any EFGI Entity or for which Bancorp is or may become liable.

                              (2) Bancorp shall prepare and timely file all Tax Returns with respect to EFGI other than the Tax Returns referred to in Section 6.6(c)(1) above, that are required to be filed after the Closing.

                    (d) Carryovers and Carrybacks. For purposes of this Section, Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods beginning after the Closing Date or to any Post-Closing Partial Period.

                    (e) Allocation Between Partial Periods. Any Taxes for any period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between the Pre-Closing Partial Period and the Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes (including, without limitation, income Taxes and Taxes in lieu of income Taxes), on the actual activities, taxable income or taxable loss of EFGI during such Pre-Closing Partial Period and such Post-Closing Partial Period, based on a closing of the books as of the close of business on the Closing Date. EFGI shall not be permitted to carry out any transaction outside the ordinary course of its trade or business on the Closing Date after the Closing (other than the transactions contemplated by this Agreement). “Pre-Closing Partial Period” shall mean the portion of the Straddle period up to and including the Closing Date, and “Post-Closing Partial Period” shall mean the portion of the Straddle period following the Closing Date.

ARTICLE 7.

ADDITIONAL AGREEMENTS

          7.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.

                    (a) As soon as reasonably practicable (but in no event later than 60 days) after execution of this Agreement, at a date determined by Bancorp in its sole discretion, Bancorp shall prepare and file the Registration Statement (which shall contain the Proxy Statement) with the SEC in connection with the registration under the 1933 Act of (i) the aggregate shares of Bancorp Common Stock to be issued in the Mergers pursuant to Section 2.1 and (ii) the resale of certain of the aggregate shares of Bancorp Common Stock received by the Evans Family in the Mergers pursuant to Section 2.1. The Registration Statement shall contain a resale prospectus for the benefit of the Evans Family as selling stockholders. Bancorp shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Bancorp Common Stock upon consummation of the Mergers. EFGI and Equitable Bank shall each cooperate, and shall cause the Evans Family to cooperate, in the preparation and filing of the Registration Statement and shall, in the cases of EFGI and Equitable Bank, each furnish all information concerning it and the holders of its capital stock as Bancorp may request in connection with such action. Bancorp and EFGI shall make all necessary filings with respect to the Mergers under the Securities Laws.

                    (b) In connection with the Proxy Statement, (i) EFGI shall prepare and mail such Proxy Statement (which shall be contained in the Registration Statement) to the EFGI shareholders, (ii) EFGI shall cooperate with Bancorp in the preparation of the Proxy Statement and Registration Statement, including furnishing to Bancorp all information concerning EFGI and Equitable Bank that Bancorp may request in connection with such Proxy Statement, (iii) except as set forth in Section 9.1(i), the Board of Directors of EFGI shall recommend to EFGI shareholders the approval of the matters submitted for approval (the “EFGI Recommendation”), and (iv) except as set forth in Section 9.1(i),the Board of Directors and officers of EFGI shall use their reasonable efforts to obtain such shareholders’ approval.

                    (c) Except as set forth in Section 9.1(i), EFGI shall call a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC and in any event not more than 30 days after the Registration Statement has become effective, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate.

          7.2 APPLICATIONS. Bancorp shall promptly prepare and file (but in no event later than 45 days following the date of this Agreement), and EFGI and Equitable Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

          7.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Bancorp shall execute and file, in connection with the Closing, the Articles of Merger, or such other required filings to effectuate the Mergers, with the Secretary of State of the State of Florida.

          7.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 8; provided, that nothing herein shall preclude any Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          7.5 INVESTIGATION AND CONFIDENTIALITY.

                    (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Mergers.

                    (b) Prior to the Effective Time, EFGI and Equitable Bank shall permit and allow Bancorp to make or cause to be made, at their own expense, such investigation(s) of the business and properties of EFGI and its Subsidiaries, and of their respective financial and legal conditions, as Bancorp reasonably request, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.5(b), or as permitted in Section 7.17, EFGI and Equitable Bank shall grant Bancorp the right to gain reasonable access to the businesses and properties of each EFGI Entity. No investigations by a Party shall affect the representations and warranties of the other Party.

                    (c) If any investigation(s) of Bancorp conducted pursuant to Section 7.5(b) results in a finding of an event or circumstance that has had or is reasonably likely to have an EFGI Material Adverse Effect (an “Adverse Finding”), Bancorp shall have the right, but not the obligation (unless required by Section 7.5((f)), to elect to identify and describe in writing to EFGI such Adverse Finding and to request its correction, cure, or other resolution, to Bancorp’s complete satisfaction (which Bancorp shall in good faith determine in its sole discretion), within a specific period of time. Any such action taken by Bancorp pursuant to the foregoing sentence (1) shall not waive Bancorp’s right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(h), provided EFGI fails to cure the Adverse Finding to Bancorp’s satisfaction in the time granted to EFGI, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to Bancorp pursuant to this Agreement.

                    (d) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective Order or other appropriate remedy and/or waive compliance with this Section 7.5. If in the absence of a protective Order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without Liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party uses its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective Order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                    (e) EFGI shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to any EFGI Entity to preserve the confidentiality of the information relating to such EFGI Entity provided to such Persons and their Affiliates and Representatives.

                    (f) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have an EFGI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable; provided, that, as applied to any obligations of Bancorp, Bancorp shall be governed by the provisions of Section 7.5(c).

                    (g) Upon request of Bancorp, EFGI and Equitable Bank shall request within 10 days of the date thereof, that all third parties that received confidential information regarding EFGI or any of its Subsidiaries within the last 12 months in connection with a possible sale or merger transaction involving EFGI or any of its Subsidiaries promptly return such confidential information to EFGI or Equitable Bank.

          7.6 PRESS RELEASES. Prior to the Effective Time, EFGI, Equitable Bank and Bancorp shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

          7.7 CERTAIN ACTIONS.

                    (a) Except with respect to this Agreement and the transactions contemplated hereby, no EFGI Entity nor any Affiliate thereof nor any Representatives thereof retained by any EFGI Entity shall directly or indirectly (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) enter into any agreement regarding or that could reasonably be expected to lead to any Acquisition Proposal or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal. If and only to the extent that (i) the Shareholders’ Meeting shall not have occurred, (ii) the Board of Directors of EFGI determines in good faith, that it is necessary to do so in order to comply with its fiduciary duties to the EFGI’s shareholders under Florida law in light of a bona fide unsolicited Acquisition Proposal that has not been withdrawn (taking into account any changes in the terms of the Mergers that Bancorp, in its sole discretion, shall have proposed in good faith in writing), (iii) the Board of Directors of EFGI determines in good faith, based and relying upon a written opinion from The Carson Medlin Company, that an unsolicited Acquisition Proposal received by EFGI from an independent third Person is superior (with respect to consideration) than the aggregate consideration to be received pursuant to the terms of this Agreement by the holders of EFGI Capital Stock and the holders of Equity Rights to acquire shares of EFGI Common Stock, (iv) such Acquisition Proposal was not solicited by it and did not otherwise result from a breach of this Section 7.7, (v) EFGI provides prior written notice to Bancorp of its decision to take such action and (vi) prior to taking any of the following actions, EFGI has entered into a confidentiality agreement with the Person or Persons proposing such Acquisition Proposal the terms of which are not less favorable to EFGI than those of the Confidentiality Agreement, EFGI shall be permitted to (A) furnish information with respect to EFGI and any of its Subsidiaries to such Person pursuant to a customary confidentiality agreement and (B) participate in discussions and negotiations with such Person.

                    (b) EFGI and Equitable Bank shall promptly advise Bancorp following the receipt of any Acquisition Proposal and the details thereof (including amendments or proposed amendments), and advise Bancorp (and in any event with 24 hours) of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. EFGI and Equitable Bank shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. EFGI and Equitable Bank will take all actions necessary or advisable to inform the officers, directors, employees, agents, Representatives, and Affiliates of each

EFGI Entity of the obligations undertaken in this Section 7.7, and it is understood that any violation of this Section 7.7 by any such individuals or entities shall be deemed to be a breach of this Section 7.7 by EFGI.

                    (c) Except as expressly permitted by this Section 7.7, or Section 9.1(i), neither the Board of Directors of EFGI nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Bancorp, the approval of the Agreement, the Merger or the EFGI Recommendation or take any action or make any statement in connection with the Shareholders’ Meeting inconsistent with such approval or EFGI Recommendation (collectively, a “Change in the EFGI Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, or fail to recommend against, any Acquisition Proposal.

                    (d) Nothing contained in this Section 7.7 shall prohibit EFGI from communicating information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations.

          7.8 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Mergers, and to use its reasonable efforts to take no action which would cause the Mergers not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

          7.9 STATE TAKEOVER LAWS. Each EFGI Entity and its Affiliates shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 607.0901 and 607.0902 of the FBCA.

          7.10 CHARTER PROVISIONS. Each EFGI Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any EFGI Entity or restrict or impair the ability of Bancorp or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any EFGI Entity that may be directly or indirectly acquired or controlled by them.

          7.11 EFGI AND EQUITABLE BANK MEETINGS. Each EFGI Entity shall give Bancorp prior notice of each meeting or proposed action by any of their respective Board of Directors and/or committees, including a description of any matters to be discussed and/or acted upon, and shall permit a representative of Bancorp to attend each such meeting, except during discussions relating to the transactions contemplated herein or that otherwise present conflict of interest and/or confidentiality issues.

          7.12 AGREEMENT OF AFFILIATES. EFGI has disclosed in Section 7.12 of the EFGI Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of EFGI for purposes of Rule 145 under the 1933 Act. EFGI shall cause each such Person to deliver to Bancorp upon the execution of this Agreement a written agreement, substantially in the form of Exhibit 2 (the “Affiliate’s Letter”), providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of EFGI Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Bancorp Common Stock to be received by such Person upon consummation of the Mergers except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Bancorp shall be entitled to place restrictive legends upon certificates for shares of Bancorp Common Stock issued to affiliates of EFGI pursuant to this Agreement to enforce the provisions of this Section 7.12; provided that Bancorp removes such legends at the appropriate time. Bancorp shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Bancorp Common Stock by such affiliates.

          7.13 EMPLOYEE BENEFITS AND CONTRACTS.

                    (a) Following the Effective Time, Bancorp shall provide generally to officers and employees of the EFGI Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Bancorp Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Bancorp Entities to their similarly situated officers and employees. Bancorp shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents are covered by EFGI plans as of Closing, to the extent that such pre-existing condition was covered under the corresponding plan maintained by the EFGI Entity. For purposes of participation and vesting (but not benefit accrual) under Bancorp’s employee benefit plans, the service of the employees of the EFGI Entities with the EFGI Entities prior to the Effective Time shall be treated as service with a Bancorp Entity participating in such employee benefit plans.

                    (b) H. William Spute, Jr. shall enter into an employment agreement with Bancorp in the form attached hereto as Exhibit 3 (the “Executive Employment Agreement”).

                    (c) Nothing contained herein is intended to provide, or shall be construed or interpreted as providing, any officer or employee of the EFGI Entities any right to continued employment or restrict Bancorp from amending or terminating any employee benefit plan, program or policy of, or any agreement with, Bancorp, EFGI or any of their respective Subsidiaries, in accordance with the terms thereof. This Agreement is not intended, and it shall not be construed, to create third party beneficiary rights for any current or former employees of the Company or its Subsidiaries (including any beneficiaries or dependents thereof) under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement.

                    (d) No provision of this Section 7.13 shall create any third party beneficiary rights in any current or former officer or employee (including any beneficiary or dependent thereof) of the EFGI Entities. Nothing contained herein shall prevent Bancorp from terminating the employment of any employee of the EFGI Entities or amending the terms of or terminating any Contract or employee benefit plan, program or policy to the extent permitted by the terms of such Contract, employee benefit plan, program or policy.

                    (e) If Bancorp or any of its respective Subsidiaries terminates a former employee of the EFGI Entities within the first 12 months after the Effective Time, the amount of severance to which such employee shall be entitled is an amount equal to two (2) weeks of such employee’s base salary for each year (and pro rated for a partial year) that the employee was employed with any EFGI Entity (subject to the limitations provided in EFGI’s and/or Equitable Bank’s current policies). Thereafter, if Bancorp or any of its Subsidiaries terminates any employee of the EFGI Entities, the amount of severance to which such employee may be entitled will be as set forth in the severance plans of the Bancorp Entities as then in effect.

                    (f) The Bancorp Entities will waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the employees of the EFGI Entities under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time.

                    (g) Each employee of an EFGI Entity shall receive credit under the Bancorp Entities’ plans for co-pays, deductibles and other similar limits incurred under the EFGI Entities’ plans during the year in which the former employees of the EFGI Entities are integrated into the Bancorp Entities’ plans.

          7.14 INDEMNIFICATION.

                    (a) With respect to all claims brought during the period of four years after the Effective Time, Bancorp shall indemnify, defend and hold harmless the present and former directors, officers and employees of EFGI (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers or employees of EFGI or, at EFGI’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida Law. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Bancorp and the Indemnified Party.

                    (b) Bancorp shall, to the extent available, (and EFGI shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of four years after the Effective Time EFGI’s existing directors’ and officers’ liability insurance policy (provided that Bancorp may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of EFGI given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Bancorp shall not be obligated to make aggregate premium payments for such four-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to EFGI’s directors and officers, 125% of the annual premium payments on EFGI’s current policy in effect as of the date of this Agreement.

                    (c) Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such party will notify the indemnifying party in writing of such complaint or of the commencement of such action or proceeding. A failure to notify the indemnifying party will not relieve the indemnifying party from any Liability it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights or its ability to defend against such complaint, action or proceeding. If the indemnifying party so elects or is requested by such Indemnified Party, it will assume the defense of such action or proceeding, including the employment of counsel (which may be counsel to the indemnifying party) reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the indemnifying party fails to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in any jurisdiction in any single action or proceeding. The Indemnified Party will cooperate with the indemnifying party in the defense of any such action or proceeding. In any action or proceeding the defense of which is assumed by the indemnifying party, the Indemnified Party will have the right to participate in such action or proceeding and to retain its own counsel at such Indemnified Party’s own expense. The indemnifying party shall not be liable for any settlement effected without its prior written consent. The indemnifying party shall not have any obligation hereunder to the Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of the Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          7.15 CERTAIN POLICIES OF EFGI. Bancorp, EFGI, and Equitable Bank shall consult with respect to their respective major policies and practices and EFGI and Equitable Bank shall make such modification or changes to their policies and practices, if any, prior to the Effective Time as may be mutually agreed upon. Bancorp, EFGI, and Equitable Bank also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party’s representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section.

          7.16 SHAREHOLDER VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, EFGI and Equitable Bank agree to cause each of their directors to execute and deliver a Shareholder Voting Agreement in the form attached hereto as Exhibit 4 (“Shareholder Voting Agreement”).

          7.17 REAL PROPERTY MATTERS. At its option and expense, Bancorp may cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon that is used by any EFGI Entity as a banking office (collectively, the “Property Examination”); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the Real Property as Bancorp shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i) Bancorp’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any EFGI Entity, including any of its Participation Facilities or its Operating Facilities, (ii)

Bancorp’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any EFGI Entity, including its Participation Facilities or its Operating Facilities, and (iii) Bancorp’s right to request and to obtain from any EFGI Entity any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any EFGI Entity’s possession or control relating to the matters described in this Section 7.17. In order to perform or to conduct any such investigation(s) described in this Section 7.17, each EFGI Entity shall grant Bancorp the right to gain reasonable access to any businesses and properties of any EFGI Entity, including access to its Participation Facilities or its Operating Facilities. Should Bancorp elect to complete an Environmental Survey of any Real Property, it shall notify EFGI or Equitable Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with EFGI and Equitable Bank.

                    If, in the course of the Property Examination or Environmental Survey, Bancorp discovers a “Material Defect” (as defined below) with respect to the Real Property, Bancorp shall have the option, at its sole discretion, exercisable upon written notice to Seller (“Material Defect Notice”) to: (1) waive the Material Defect; (2) direct Seller to cure the Material Defect to Bancorp’s satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a)).

                    If Bancorp elects to direct EFGI or Equitable Bank to cure, then EFGI or Equitable Bank shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to Bancorp’s satisfaction. If EFGI or Equitable Bank fails to cure a Material Defect to Bancorp’s satisfaction within the period specified above, then Bancorp may terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a)).

                    For purposes of this Agreement, a “Material Defect” shall include:

                    (a) the existence of any Lien (other than the lien of Real Property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a Material breach of the representations and warranties contained in Section 4.10 or 4.12, in either such case that Bancorp reasonably believes will materially adversely affect its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which Bancorp otherwise objects;

                    (b) the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that Bancorp reasonably believes would cost more than $250,000 in the aggregate to repair, remove or correct as to all such Real Property; or

                    (c) the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Material on, from, under, at, or relating to the Real Property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws as to which Bancorp reasonably believes, based on the advice of legal counsel or other consultants, that an EFGI Entity could become responsible or liable, or that Bancorp could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or Liability which an EFGI Entity could incur, or for which Bancorp could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $250,000 or more as to all such Real Property.

          7.18 FAIRNESS OPINION. EFGI shall obtain from The Carson Medlin Company, a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by EFGI shareholders in connection with the Holding Company Merger is fair, from a financial point of view, to such shareholders, a signed copy of which shall be immediately delivered to Bancorp.

          7.19 BOARD OF DIRECTORS. At or promptly following the Effective Time, Bancorp shall take all action necessary to appoint James D. Evans and H. William Spute to Bancorp’s and 1st United’s Boards of Directors.

          7.20 NON-COMPETITION AGREEMENTS. Concurrently with the execution and delivery of this Agreement, EFGI agrees to cause each director of EFGI and Equitable Bank to execute and deliver the Non-Competition Agreement in the form attached hereto as Exhibit 5 (the “Non-Competition Agreement”).

          7.21 MAJORITY SHAREHOLDER AGREEMENT. Concurrently with the execution and delivery of this Agreement, EFGI agrees to cause James D. Evans to execute and deliver the Majority Shareholder Agreement in the form attached hereto as Exhibit 6 (the “Majority Shareholder Agreement”).

          7.22 PURCHASE OF EVANS FAMILY SHARES. If Bancorp raises $11,500,000 for purposes of purchasing shares of Bancorp Common Stock issued to the Evans Family in the Mergers, then Bancorp shall be required to purchase at the Closing up to 793,103 shares of Bancorp Common Stock from the Evans Family at a purchase price of $14.50 per share.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

          8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

                    (a) Shareholder Approval. The shareholders of EFGI shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Holding Company Merger, as and to the extent required by Law and by the provisions of any governing instruments.

                    (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Bancorp or EFGI would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                    (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an EFGI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Bancorp would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                    (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                    (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act relating to the issuance of the shares of Bancorp Common Stock issuable pursuant to the Mergers shall have been received.

                    (f) Dissenters’ Rights. Holders of no more than five (5) percent of the outstanding shares of EFGI Common Stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Sections 607.1301-1333 of the FBCA.

                    (g) Tax Matters. Gunster, Yoakley & Stewart, P.A., as counsel to Bancorp, shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) each of the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Holding Company Merger of EFGI Common Stock for Bancorp Common Stock will not give rise to gain or loss to the shareholders of EFGI with respect to such exchange (except to the extent of any cash received), (iii) the tax basis of the shares of Bancorp Common Stock received by each shareholder of EFGI Common Stock will equal the tax basis of such shareholder’s shares of EFGI Common Stock (reduced by an amount allocable to share interests for which cash is received) exchanged in the Merger and the holding period for the shares of Bancorp Common Stock received by each EFGI shareholder will include the holding period for the shares of EFGI Common Stock exchanged in the Merger, and (iv) neither EFGI nor Bancorp will recognize gain or loss as a consequence of the Mergers (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Gunster, Yoakley & Stewart, P.A. certificates containing appropriate representations reasonably satisfactory in form and substance to such counsel at such time or times as may be reasonably requested by such law firm in connection with its respective delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of EFGI and Bancorp.

          8.2 CONDITIONS TO OBLIGATIONS OF BANCORP. The obligations of Bancorp to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Bancorp pursuant to Section 10.6(a):

                    (a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of EFGI and Equitable Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of EFGI and Equitable Bank set forth in this Agreement (including, without limitation, the representations and warranties set forth in Sections 4.3, 4.20, 4.22, and 4.23) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an EFGI Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

                    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of EFGI and Equitable Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

                    (c) Certificates. EFGI and Equitable Bank shall have delivered to Bancorp (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to EFGI or Equitable Bank and in Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by EFGI’s and Equitable Bank’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Bancorp and its counsel shall request.

                    (d) Opinion of Counsel. Bancorp shall have received an opinion of Smith Mackinnon, P.A., counsel to EFGI and Equitable Bank, dated as of the Closing, in form and substance reasonably satisfactory to Bancorp and such EFGI counsel.

                    (e) Affiliates’ Agreements. Bancorp shall have received from each Affiliate of EFGI the Affiliate’s Letter in the form of Exhibit 2.

                    (f) Net Worth and Capital Requirements. Immediately prior to the Effective Time, EFGI shall have a minimum net worth of at least $24,000,000; provided that, “net worth” shall be deemed to not be reduced by fees, costs and expenses incurred or paid at the request of Bancorp, except for adjustments requested by Bancorp for purposes of complying with GAAP. For purposes of this Section 8.2(f), “net worth” shall mean the sum of the amounts set forth on the balance sheet as shareholders’ equity (including the par or stated value of all outstanding capital stock, additional paid-in surplus, retained earnings, treasury stock and unrealized gain or loss on securities available for sale) determined in accordance with GAAP.

                    (g) Shareholder Voting Agreements. Bancorp shall have received from each director of EFGI and Equitable Bank the Shareholder Voting Agreement in the form of Exhibit 4.

                    (h) Executive Employment Agreement. Bancorp shall have received from H. William Spute, Jr. an executed Executive Employment Agreement in the form of Exhibit 3.

                    (i) Majority Shareholder Agreement. Bancorp shall have received from James D. Evans an executed Majority Shareholder Agreement in the form of Exhibit 6.

                    (j) Non-Competition Agreement. Bancorp shall have received from each director of EFGI and Equitable Bank an executed Non-Competition Agreement in the form of Exhibit 5.

                    (k) Claims Letters. Bancorp shall have received from each director and officer of EFGI and Equitable Bank the Claims Letters, dated as of the Closing Date, in the form of Exhibit 7.

                    (l) Clearance Certificate. EFGI and Equitable Bank shall provide Bancorp with a clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve Bancorp of any obligation to withhold any portion of the consideration under this Agreement.

                    (m) Financing. Bancorp shall have obtained Suitable Financing.

                    (n) No Material Adverse Change. Since the date of this Agreement (i) no event shall have occurred which has a Material Adverse Effect on EFGI, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on EFGI.

          8.3 CONDITIONS AND OBLIGATIONS OF EFGI AND EQUITABLE BANK. The obligations of EFGI and Equitable Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by EFGI or Equitable Bank pursuant to Section 10.6(b):

                    (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Bancorp set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Bancorp set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Bancorp Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

                    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Bancorp to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                    (c) Certificates. Bancorp shall have delivered to EFGI and Equitable Bank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Bancorp and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Bancorp’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as EFGI and Equitable Bank and their counsel shall request.

                    (d) Opinion of Counsel. EFGI and Equitable Bank shall have received an opinion of Gunster, Yoakley & Stewart, P.A., counsel to Bancorp, dated as of the Effective Time, in form and substance reasonably satisfactory to EFGI and such Bancorp counsel.

                    (e) No Material Adverse Change. Since the date of this Agreement (i) no event shall have occurred which has a Material Adverse Effect on Bancorp, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on Bancorp.

ARTICLE 9.

TERMINATION

          9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of EFGI, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

                    (a) By mutual consent of Bancorp and EFGI in a written statement, if the Board of Directors or each so determines by a vote of a majority of the members of the entire Board; or

                    (b) By Bancorp or EFGI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an EFGI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable, on the breaching Party; or

                    (c) By Bancorp or EFGI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                    (d) By Bancorp or EFGI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of EFGI fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

                    (e) By Bancorp or EFGI in the event that the Mergers shall not have been consummated by April 30, 2008, which date may be extended by the mutual consent of the Parties, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

                    (f) By Bancorp or EFGI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the date specified in Section 9.1(e); or

                    (g) By Bancorp, (1) in the event that the management of EFGI or Equitable Bank or their Board of Directors, for any reason, shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, whether or not permitted by the terms of this Agreement or (ii) in the event EFGI or Equitable Bank shall have violated Sections 7.1 or 7.7; or

                    (h) By Bancorp, in the event of an Adverse Finding and, if time is granted by Bancorp to cure such Adverse Finding pursuant to Section 7.5(c), such Adverse Finding is not cured to the satisfaction of Bancorp within the time specified in Bancorp’s notice of such Adverse Finding.

                    (i) By EFGI, if the EFGI Board authorizes EFGI, subject to EFGI, Equitable Bank and their Affiliates and Representatives complying with the terms of this Agreement (including, without limitation, Section 7.7 hereof), to enter into a definitive agreement with an independent third Person concerning an unsolicited Acquisition Proposal that the EFGI Board believes in good faith to be superior (with respect to the consideration proposed to be received) than the aggregate consideration to be received pursuant to the terms of this Agreement by the holders of EFGI Capital Stock and the holders of Equity Rights to acquire shares of EFGI Common Stock; provided, however, that (w) EFGI provides to Bancorp in writing all of the final proposed terms and details of such Acquisition Proposal, including amendments or proposed amendments (the “Proposal Notice”), (x) Bancorp has not notified EFGI within thirty (30) days of Bancorp’s receipt of the Proposal Notice of Bancorp’s decision to match in all material respects the consideration aspects of such Acquisition Proposal, (y) such Acquisition Proposal complies with the requirements of Section 7.7(a) hereof, and (z) EFGI shall immediately pay to Bancorp, by wire transfer, an amount equal to the Bust-up Fee pursuant to Section 9.2 hereof.

          9.2 EFFECT OF TERMINATION.

                    (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that the provisions of Section 7.5(d), Section 7.6, Section 7.7, this Section 9.2, and ARTICLE 10 shall survive any such termination and abandonment indefinitely or otherwise in accordance with its terms, provided, however, that nothing herein shall relieve any Party from any liability for any willful breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

                    (b) In the event this Agreement is terminated by Bancorp or EFGI pursuant to Section 9.1(d)(ii) and there shall have been prior to any Shareholders’ Meeting a Third Party Public Event and EFGI shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, any Acquisition Proposal within 18 months from the date of termination of this Agreement, EFGI shall immediately pay to Bancorp, by wire transfer, $2,250,000 (the “Bust-up Fee”) in full satisfaction of Bancorp’s losses and damages resulting from such termination.

                    (c) In the event this Agreement is terminated by Bancorp pursuant to Section 9.1(c) due to a breach of Section 7.7 or pursuant to Section 9.1(g), or by EFGI pursuant to Section 9.1(i), EFGI shall immediately pay to Bancorp, by wire transfer, an amount equal to the Bust-up Fee in full satisfaction of Bancorp’s losses and damages resulting from such termination.

                    (d) In the event this Agreement is terminated by EFGI or Bancorp pursuant to Section 9.1(e) without the Shareholders’ Meeting having occurred and (1) at any time from the date hereof until such termination there shall have been a Third Party Public Event or a proposed Acquisition Proposal communicated to the senior management or the Board of Directors of EFGI or any of its Subsidiaries and (2) EFGI shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, any Acquisition Proposal within 18 months from the date of termination of this Agreement, EFGI shall immediately pay to Bancorp, by wire transfer, an amount equal to the Bust-up Fee in full satisfaction of Bancorp’s losses and damages resulting from such termination.

                    (e) EFGI acknowledges and agrees that the agreements set forth in this Section 9.2 are an integral part of the transactions contemplated by the Agreement, and that, without these agreements, Bancorp would not enter into this Agreement. EFGI agrees that the Bust-up Fee is reasonable under the circumstances, that it would be impossible to exactly determine Bancorp’s actual damages as a result of such a termination and that Bancorp’s actual damages resulting from the loss of the transaction are in excess of the Bust-up Fee.

          9.3 INABILITY TO OBTAIN SUITABLE FINANCING. In the event of the termination and abandonment of this Agreement by Bancorp or EFGI solely as a result of Bancorp having been unable to obtain Suitable Financing, then Bancorp shall immediately pay to EFGI, by wire transfer, $500,000 in full satisfaction of EFGI’s and Equitable Bank’s losses and damages resulting from such termination.

          9.4 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.4 and ARTICLES 1, 2, 3, 4 and 10 and Sections 7.6, 7.12, 7.13, 7.14, 7.19 and 9.2(a).

ARTICLE 10.

MISCELLANEOUS

          10.1 DEFINITIONS.

                    (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          “1933 ACT” shall mean the Securities Act of 1933, as amended.

          “1934 ACT” shall mean the Securities Exchange Act of 1934, as amended.

          “1ST UNITED” shall mean 1st United Bank, a Florida chartered commercial bank and a Bancorp Subsidiary.

          “1ST UNITED BANK CAPITAL STOCK” shall mean, collectively, the 1ST United Bank Common Stock and any other class or series of capital stock of 1ST United Bank.

          “1ST UNITED BANK COMMON STOCK” shall mean the common stock of 1ST United Bank, $5.00 par value per share.

          “ACQUISITION PROPOSAL” with respect to a Party shall mean any proposal or offer from any Person (other than Bancorp and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (x) assets of EFGI and its Subsidiaries that generate 20% or more of the net revenues or net income, or that represent 20% or more of the total assets, of EFGI and its Subsidiaries, taken as a whole; or (y) 20% ore more of any class of EFGI Capital Stock, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of EFGI Capital Stock, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving any EFGI Entity, other than the transactions contemplated by this Agreement.

          “AFFILIATE” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest, of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          “AGREEMENT” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          “ARTICLES OF MERGER” shall mean the Articles of Merger to be executed by Bancorp and filed with the Secretary of State of the State of Florida relating to the Holding Company Merger as contemplated by Section 1.1.

          “ASSETS” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          “BANCORP” shall mean 1st United Bancorp, Inc., a Florida corporation.

          “BANCORP CAPITAL STOCK” shall mean, collectively, the Bancorp Common Stock, the Bancorp Preferred Stock and any other class or series of capital stock of Bancorp.

          “BANCORP COMMON STOCK” shall mean the common stock of Bancorp, $.01 par value per share.

          “BANCORP DISCLOSURE MEMORANDUM” shall mean the written information entitled “1st United Bancorp, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to EFGI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          “BANCORP ENTITIES” shall mean, collectively, Bancorp and all Bancorp Subsidiaries.

          “BANCORP FINANCIAL STATEMENTS” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Bancorp as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2006, 2005 and 2004, and (ii) the consolidated statements of condition of Bancorp (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) that are delivered to EFGI with respect to periods ended subsequent to December 31, 2006.

          “BANCORP MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Bancorp and its Subsidiaries, taken as a whole, or (ii) the ability of Bancorp to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers; provided that “BANCORP MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) any contemplated or consummated additional acquisitions (by merger or otherwise) by Bancorp or 1st United, provided that Bancorp can fulfill its obligations under this Agreement; (d) actions and omissions of Bancorp (or any of its Subsidiaries) taken with the prior informed written Consent of EFGI in contemplation of the transactions contemplated hereby, (e) the direct effects of compliance with this Agreement on the operating performance of Bancorp, including expenses incurred by Bancorp in consummating the transactions contemplated by this Agreement, and (f) actions and omissions of

Bancorp (or any of its Subsidiaries) taken with the prior informed written Consent of EFGI in contemplation of the transactions contemplated hereby.

          “BANCORP PREFERRED STOCK” shall mean the undesignated preferred stock of Bancorp.

          “BANCORP STOCK PLANS” shall mean the existing stock-based plans of Bancorp designated as follows: Board of Directors Option Plan, Employee Stock Option Plan, Executive Council Option Plan, and Executive Stock Option Plan.

          “BANCORP SUBSIDIARIES” shall mean the Subsidiaries of Bancorp, which shall include the Bancorp Subsidiaries described in Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Bancorp in the future and held as a Subsidiary by Bancorp at the Effective Time.

          “BHC ACT” shall mean the federal Bank Holding Company Act of 1956, as amended.

          “CASH EQUITY RIGHT CONSIDERATION” shall mean with respect to each Equity Right to acquire EFGI Common Stock, a cash payment equal to the difference between (a) the Per Share Stock Consideration less (b) the exercise price of such Equity Right.

          “CLOSING DATE” shall mean the date on which the Closing occurs.

          “CODE” shall mean the Internal Revenue Code of 1986. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign tax law.

          “CONFIDENTIALITY AGREEMENT” shall mean that certain Confidentiality Agreement, dated April 12, 2007, among EFGI, Equitable Bank, and Bancorp.

          “CONSENT” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          “CONTRACT” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          “DEFAULT” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

          “DEPOSIT ACCOUNTS” means the deposit accounts held at EFGI or Equitable Bank, the balances which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

          “DEPOSITS” means all deposits (as defined in 12 U.S.C. Section 1813(I)) held by EFGI or Equitable Bank, as of the Close of Business on the Closing Date.

          “EFGI” shall mean Equitable Financial Group, Inc., a Florida corporation.

          “EFGI CAPITAL STOCK” shall mean, collectively, the EFGI Common Stock and any other class or series of capital stock of EFGI.

          “EFGI COMMON STOCK” shall mean the common stock of EFGI, $7.00 par value per share.

          “EFGI DISCLOSURE MEMORANDUM” shall mean the written information entitled “Equitable Financial Group, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Bancorp describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          “EFGI ENTITIES” shall mean, collectively, EFGI and all EFGI Subsidiaries.

          “EFGI FINANCIAL STATEMENTS” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of EFGI as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2006, 2005 and 2004, and (ii) the consolidated statements of condition of EFGI (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) that are delivered to Bancorp with respect to periods ended subsequent to December 31, 2006.

          “EFGI MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of EFGI and its Subsidiaries, taken as a whole, or (ii) the ability of EFGI to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement; provided that “EFGI MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of EFGI (or any of its Subsidiaries) taken with the prior informed written Consent of Bancorp in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on the operating performance of EFGI, including expenses incurred by EFGI in consummating the transactions contemplated by this Agreement, and (e) actions and omissions of EFGI (or any of its Subsidiaries) taken with the prior informed written Consent of Bancorp in contemplation of the transactions contemplated hereby.

          “EFGI STOCK PLANS” shall mean all stock-based plans of EFGI.

          “EFGI SUBSIDIARIES” shall mean the Subsidiaries of EFGI, which shall include the EFGI Subsidiaries described in Section 4.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of EFGI in the future and held as a Subsidiary by EFGI at the Effective Time.

          “ENVIRONMENTAL LAWS” means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions, whether currently in existence or hereafter enacted or promulgated, any of which govern (purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. §9601, et seq. ( collectively, “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901, et seq. (collectively, “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. §§7401-7642; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. §§136-136y (“FIFRA”); the Emergency Planning and Community Right-to Know Act of 1986 as amended, 42 U.S.C. §11001, et seq. (Title III of SARA) (“EPCRA”); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”), and Chapters 376 and 403, Florida Statutes, and the Broward and Miami-Dade County Codes.

          “EQUITABLE BANK” shall mean Equitable Bank, a Florida chartered commercial bank and an EFGI Subsidiary.

          “EQUITABLE BANK CAPITAL STOCK” shall mean, collectively, the Equitable Bank Common Stock and any other class or series of capital stock of Equitable Bank.

          “EQUITABLE BANK COMMON STOCK” shall mean the common stock of Equitable Bank, $7.00 par value per share.

          “EQUITY RIGHTS” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “EVANS FAMILY” shall mean James D. Evans and any family member of his, and any Affiliated Person of any of the foregoing, which owns any shares of EGFI Common Stock.

          “EXHIBITS” 1 through 9, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          “FBCA” shall mean the Florida Business Corporation Act, as amended.

          “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement, consistently applied during the periods involved.

          “HAZARDOUS MATERIAL” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance, as those terms have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws, and (ii) any other chemical, pollutant, constituent, contaminant, substance, material, waste, petroleum, petroleum product, or oil, or similar or related items, that have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws. The term “HAZARDOUS MATERIAL” shall specifically include (but is not limited to) asbestos or lead-based paint requiring abatement, removal, or encapsulation, or are otherwise regulated, pursuant to the requirements of governmental agencies or authorities.

          “HSR ACT” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          “INTELLECTUAL PROPERTY” shall mean: (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all rights to all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, but not limited to, training materials and instruction manuals), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, know-how, formulae, compositions, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business methods and business and marketing plans and proposals); (e) all computer software in source or object code (including data and related documentation); (f) all other proprietary rights relative to any of the foregoing; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (h) all licenses to any of the foregoing.

          “KNOWLEDGE” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

          “LAW” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          “LIABILITY” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          “LIEN” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 10.1 of the EFGI Disclosure Memorandum or the Bancorp Disclosure Memorandum, as applicable.

          “LITIGATION” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding, including without limitation, any actual, pending, or threatened condemnation, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          “MATERIAL” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          “OPERATING PROPERTY” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          “ORDER” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          “PARTICIPATION FACILITY” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          “PARTY” shall mean either EFGI and Equitable Bank, collectively, or Bancorp, and “PARTIES” shall mean EFGI, Equitable Bank, and Bancorp.

          “PERMIT” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          “PERSON” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          “PROXY STATEMENT” shall mean the proxy statement used by EFGI to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Bancorp relating to the issuance of the Bancorp Common Stock to holders of EFGI Common Stock.

          “REGISTRATION STATEMENT” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Bancorp under the 1933 Act with respect to the shares of Bancorp Common Stock to be issued to the shareholders of EFGI in connection with the transactions contemplated by this Agreement.

          “REGULATORY AUTHORITIES” shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Florida Department of Financial Services and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          “REPRESENTATIVE” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

          “RETURNS” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

          “SEC” means the Securities and Exchange Commission.

          “SEC DOCUMENTS” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          “SECURITIES LAWS” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          “SHAREHOLDERS’ MEETING” shall mean the meeting of the shareholders of EFGI to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

          “SIGNIFICANT SUBSIDIARY” shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party’s consolidated statement of condition prepared in accordance with GAAP.

          “SUBSIDIARIES” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          “SUITABLE FINANCING” shall mean financing, if and at least to the extent necessary, to fund a portion of the cash portion of the Merger Consideration and the other expenses of Bancorp incurred in connection with the Mergers, through the sale of equity or debt securities of Bancorp or one of its Affiliates on or prior to the Effective Time in an amount sufficient to cause Bancorp to be deemed “well capitalized” within the meaning of the Regulatory Authorities’ Laws, when taking into account the effects of the Mergers.

          “SURVIVING BANK” shall mean 1st United as the surviving bank resulting from the Bank Merger.

          “SURVIVING CORPORATION” shall mean Bancorp as the surviving corporation resulting from the Holding Company Merger.

          “TAX” or “TAXES” shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, stamp, real estate, severance and withholding taxes, and any fee assessment or other charge in the nature or in lieu of any tax and including any transferee or secondary liability in respect of any tax (imposed by Law, agreement or otherwise) and (ii) interest, penalties and additions in connection therewith, in each case, for which EFGI is or may be liable (including as a result of the application of Treas. Reg. § 1.1502-6).

          “THIRD PARTY PUBLIC EVENT” shall be deemed to occur if, prior to the event giving rise to the right to terminate the Agreement, an Acquisition Proposal shall have been made known to EFGI or any of its Subsidiaries or has been made directly to its shareholders generally or any Person shall have publicly announced, or disclosed to EFGI’s Board of Directors, an intention (whether or not conditional) to make an Acquisition Proposal.

                    (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Adverse Finding	Section 7.5(c)
Affiliate’s Letter	Section 7.12
Allowance	Section 4.9
Bank Merger	Preamble
Bank Plan	Section 1.2
Benefit Plan	Section 4.15(a)
Bust-Up Fee	Section 9.2(b)
Certificates	Section 3.1(a)
Change in the EFGI Recommendation	Section 7.7(c)
Closing	Section 1.3
Effective Time	Section 1.4
EFGI Benefit Plans	Section 4.15(a)
EFGI Contracts	Section 4.16
EFGI ERISA Plan	Section 4.15(a)
EFGI Pension Plan	Section 4.15(a)
EFGI Recommendation	Section 7.1(b)
Election Deadline	Section 3.1(b)
Election Form	Section 3.1(a)
Environmental Survey	Section 7.17
ERISA Affiliate	Section 4.15(d)
Exchange Agent	Section 3.1
Executive Employment Agreement	Section 7.13(b)
Finance Laws	Section 4.13(d)
Holding Company Merger	Preamble
Indemnified Party	Section 7.15
Mailing Date	Section 3.1(a)
Material Defect	Section 7.17
Material Defect Notice	Section 7.17
Merger Consideration	Section 2.1(c)
Mergers	Preamble

Mixed Election Shares	Section 3.1(b)
No Election Shares	Section 3.1(b)
Notices	Section 4.12(f)
Participants	Section 4.15
Per Share Consideration	Section 2.1(b)
Property Examination	Section 7.15
Proposal Notice	Section 9.1(i)
Real Property	Section 4.10(f)
Record Date	Section 3.1(a)
Shareholder Meeting Date	Section 3.1(b)
Stock Election Shares	Section 3.1(b)
Takeover Laws	Section 4.22
Tax Opinion	Section 8.1(g)
Transmittal Deadline	Section 3.1(d)
Unlawful Gains	Section 4.13(e)
Wholesale Mortgage Business	Section 4.16

                    (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

          10.2 EXPENSES. Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

          10.3 BROKERS AND FINDERS. Except for The Carson Medlin Company as to EFGI and Equitable Bank, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by EFGI, Equitable Bank or by Bancorp, each of EFGI and Bancorp, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5(d), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.13 and 7.14.

          10.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of EFGI Common Stock, there shall be made no amendment that reduces or modifies in any Material respect the consideration to be received by holders of EFGI Common Stock; and further provided, that the provisions of this Agreement relating to the manner or basis in which shares of EFGI Common Stock will be exchanged for shares of Bancorp Common Stock shall not be amended after the Shareholders’ Meeting in a manner adverse to the holders of EFGI Common Stock without any requisite approval of the holders of the issued and outstanding shares of EFGI Common Stock entitled to vote thereon.

          10.6 WAIVERS.

                    (a) Prior to or at the Effective Time, Bancorp, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by EFGI, to waive or extend the time for the compliance or fulfillment by EFGI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Bancorp under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Bancorp.

                    (b) Prior to or at the Effective Time, EFGI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Bancorp, to waive or extend the time for the compliance or fulfillment by Bancorp of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of EFGI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of EFGI.

                    (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          10.8 NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

EFGI:	Equitable Financial Group, Inc.
633 South Federal Highway
Fort Lauderdale, FL 33301
Facsimile Number: (954) 524-6088
Attention: H. William Spute, Jr.

Equitable Bank:	Equitable Bank
633 South Federal Highway
Fort Lauderdale, FL 33301
Facsimile Number: (954) 524-6088
Attention: H. William Spute, Jr.

Copy to EFGI and Equitable Bank Counsel:	Smith Mackinnon, P.A.
255 South Orange Avenue, Suite 800
Orlando, Florida 32801
Facsimile Number: (407) 843-2448
Attention: John P. Greeley, Esq.

Bancorp:	1st United Bancorp, Inc.
One North Federal Highway
Boca Raton, FL 33432
Facsimile Number: (561) 362-3436
Attention: John Marino

Copy to Counsel:	Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive, Suite 500
West Palm Beach, Florida 33401
Facsimile Number: (561) 655-5677
Attention: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

          10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

          10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          10.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

          10.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

          10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.14 ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, Default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

          10.15 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          10.16 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement expressed or implied, is intended to confer upon any person other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as set forth in Sections 7.13 and 7.14 or as otherwise expressly contemplated by this Agreement.

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

1ST UNITED BANCORP, INC.

By:	/s/ Rudy E. Schupp

Name:	Rudy E. Schupp

Title:	Chief Executive Officer

EQUITABLE FINANCIAL GROUP, INC.

By:	/s/ H. William Spute, Jr.

Name:	H. William Spute, Jr.

Title:	President & Chief Executive Officer

EQUITABLE BANK

By:	/s/ H. William Spute, Jr.

Name:	H. William Spute, Jr.

Title:	Chairman, President & Chief Executive Officer

OMITTED SCHEDULES

Exhibit 1 - Bank Plan of Merger
Exhibit 2 - Form of Agreement of Affiliates of EFGI
Exhibit 3 - Form of Executive Employment Agreement
Exhibit 4 - Form of Shareholder Voting Agreement
Exhibit 5 - Form of Non-Competition Agreement
Exhibit 6 - Form of Majority Shareholder Agreement
Exhibit 7 - Form of Claims Letter

Annex B

FLORIDA APPRAISAL RIGHTS STATUTE

607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302. Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of

Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’

meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330. Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

Annex C

October 1, 2007

Board of Directors
Equitable Financial Group, Inc.
633 South Federal Highway
Ft. Lauderdale, FL 33301

Members of the Board:

We understand that Equitable Financial Group, Inc. and its wholly-owned subsidiary Equitable Bank (collectively “EFGI”) are considering entering into an Agreement and Plan of Merger to be dated October 1, 2007 (the “Agreement”) with 1st United Bancorp, Inc. (“Bancorp”) pursuant to which EFGI will merge with and into Bancorp (the “Merger”). Under the terms of the Agreement, the shareholders and option holders of EFGI will receive from Bancorp aggregate consideration of $55,600,000, in the form of a combination of Bancorp common stock and cash (the “Merger Consideration”). The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by EFGI’s shareholders under the terms of the Agreement.

The Carson Medlin Company is a Financial Industry Regulatory Authority (FINRA) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on banking institutions regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We will receive a fee for our services as financial advisor to EFGI including the rendering of this opinion. We do not have an investment banking relationship or any contractual relationship with Bancorp.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Bancorp and EFGI. We have reviewed: (i) the Agreement; (ii) audited financial statements of Bancorp for the four years ended December 31, 2006; (iii) audited financial statements of EFGI for five years ended December 31, 2006; (iv) unaudited financial statements of Bancorp for the six months ended June 30, 2007; (v) unaudited financial statements of EFGI for the six months ended June 30, 2007; and (vi) certain other financial and operating information with respect to the business, operations and prospects of Bancorp and EFGI. We have also: (a) held discussions with members of the managements of both Bancorp and EFGI regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and any trading activity for the common stocks of both Bancorp and EFGI; (c) compared the results of operations of Bancorp and EFGI with those of certain banking companies which we deemed to be comparable and relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of EFGI or Bancorp. The opinion we express herein is not a recommendation to any EFGI shareholder as to how to vote concerning the Merger. Our opinion is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

C-1

Board of Directors
Equitable Financial Group, Inc.
October 1, 2007

Based upon the foregoing, it is our opinion that the Merger Consideration provided for in the Agreement is fair, from a financial point of view, to the shareholders of Equitable Financial Group, Inc.

Very truly yours,

THE CARSON MEDLIN COMPANY

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Florida Business Corporation Act grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The Florida Business Corporation Act permits a Florida corporation, with the approval of its shareholders, to include within its articles of incorporation a provision eliminating or limiting the personal liability of its directors to such corporation or its shareholders for monetary damages resulting from certain breaches of the directors’ fiduciary duty of care, both in suits by or on behalf of the corporation and in actions by shareholders of the corporation.

          Bancorp’s Articles of Incorporation and Bylaws include provisions that allow Bancorp to take advantage of such provisions of the Florida Business Corporation Act. The Bancorp Articles of Incorporation and Bylaws also provide for the indemnification, to the fullest extent permitted by the Florida Business Corporation Act, of officers and directors of Bancorp. Bancorp currently maintains policies of insurance under which the directors and officers of Bancorp are insured, within the limits and subject to the limitations of the policies, against specified expenses in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBIT NO.	DESCRIPTION

2.1

Agreement and Plan of Merger, by and among Equitable Financial Group, Inc., Equitable Bank, and 1st United Bancorp, Inc., dated as of October 1, 2007 (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).. The registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request. A list identifying the contents of the omitted schedules is included on the last page of the agreement.*

3.1	Articles of Incorporation of the Registrant*

3.2	Bylaws of the Registrant*

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of the holders of common stock of the Registrant.

5.1	Opinion of Gunster, Yoakley & Stewart P.A.regarding the validity of the securities being registered+

8.1	Form of Opinion of Gunster, Yoakley & Stewart P.A.regarding certain U.S. tax aspects of the share exchange*

10.1	Officers’ and Employees’ Stock Option Plan*

10.2	Employment Agreement with John Marino, dated as of March 4, 2004*

10.3	Employment Agreement with Warren Orlando, dated as of March 4, 2004*

10.4	Employment Agreement with Rudy Schupp, dated as of March 4, 2004*

10.5	Supplemental Executive Retirement Plan Agreement for John Marino, dated as of May 31, 2006*

10.6	Supplemental Executive Retirement Plan Agreement for Warren Orlando, dated as of May 31, 2006*

10.7	Supplemental Executive Retirement Plan Agreement for Rudy Schupp, dated as of May 31, 2006*

10.8	Amendment No. 1 to Employment Agreement with John Marino, dated November 16, 2007 and effective as of January 1, 2007. *

10.9	Amendment No. 1 to Employment Agreement with Warren Orlando, dated November 16, 2007 and effective as of January 1, 2007. *

10.10	Amendment No. 1 to Employment Agreement with Rudy Schupp, dated November 16, 2007 and effective as of January 1, 2007*

21.1	Subsidiaries of the Registrant*

23.1	Consent of Crowe Chizek and Company LLC, independent registered public accounting firm of 1st United Bancorp, Inc.*

23.2	Consent of Hacker, Johnson & Smith, P.A., independent accountants of Equitable Financial Group, Inc.*

23.3	Consent of Gunster, Yoakley & Stewart P.A. (included in Exhibits 5.1 and 8.1)

23.4	Consent of Equitable Financial Group, Inc.’s financial advisor, The Carson Medlin Company*

24.1	Power of Attorney (included on signature page hereof)

99.1	Form of Equitable Financial Group, Inc.’s Proxy Card*

99.2	Form of Election Form of Equitable Financial Group, Inc.*

99.3	Consent of James Evans pursuant to Rule 438*

99.4	Consent of H. William Spute, Jr. pursuant to Rule 438*

*	Filed herewith

+	To be filed by amendment

(b) Financial Statement Schedules

          All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)	The undersigned Registrant hereby undertakes:

(1)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2)

That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3)

That every prospectus: (i) that is filed pursuant to Paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on the 16th day of November 2007.

1ST UNITED BANCORP, INC.

By:	/s/ Rudy E. Schupp

Rudy E. Schupp
Chief Executive Officer

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John Marino, Warren S. Orlando, and Rudy E. Schupp and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of November 2007.

Signature	Title	Date

/s/ Rudy E. Schupp	Chief Executive Officer and Director	November 16, 2007
(Principal Executive Officer)
Rudy E. Schupp

/s/ John Marino	President and Chief Financial Officer and Director	November 16, 2007
(Principal Financial and Accounting Officer)
John Marino

/s/ Warren S. Orlando	Chairman of the Board	November 16, 2007

Warren S. Orlando

/s/ Paula Berliner	Director	November 16, 2007

Paula Berliner

/s/ Jeffrey L. Carrier	Director	November 16, 2007

Jeffrey L. Carrier

/s/ Ronald A. David	Director	November 16, 2007

Ronald A. David

/s/ Arthur S. Loring	Director	November 16, 2007

Arthur S. Loring

/s/ Thomas E. Lynch	Director	November 16, 2007

Thomas E. Lynch

/s/ Carlos Morrison	Director	November 16, 2007

Carlos Morrison

/s/ Joseph W. Veccia, Jr.	Director	November 16, 2007

Joseph W. Veccia, Jr.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1

Agreement and Plan of Merger, by and among Equitable Financial Group, Inc., Equitable Bank, and 1st United Bancorp, Inc., dated as of October 1, 2007 (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).. The registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request. A list identifying the contents of the omitted schedules is included on the last page of the agreement.*

3.1	Articles of Incorporation of the Registrant*

3.2	Bylaws of the Registrant*

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of the holders of common stock of the Registrant.

5.1	Opinion of Gunster, Yoakley & Stewart P.A.regarding the validity of the securities being registered+

8.1	Form of Opinion of Gunster, Yoakley & Stewart P.A.regarding certain U.S. tax aspects of the share exchange*

10.1	Officers’ and Employees’ Stock Option Plan*

10.2	Employment Agreement with John Marino, dated as of March 4, 2004*

10.3	Employment Agreement with Warren Orlando, dated as of March 4, 2004*

10.4	Employment Agreement with Rudy Schupp, dated as of March 4, 2004*

10.5	Supplemental Executive Retirement Plan Agreement for John Marino, dated as of May 31, 2006*

10.6	Supplemental Executive Retirement Plan Agreement for Warren Orlando, dated as of May 31, 2006*

10.7	Supplemental Executive Retirement Plan Agreement for Rudy Schupp, dated as of May 31, 2006*

10.8	Amendment No. 1 to Employment Agreement with John Marino, dated November 16, 2007 and effective as of January 1, 2007. *

10.9	Amendment No. 1 to Employment Agreement with Warren Orlando, dated November 16, 2007 and effective as of January 1, 2007. *

10.10	Amendment No. 1 to Employment Agreement with Rudy Schupp, dated November 16, 2007 and effective as of January 1, 2007*

21.1	Subsidiaries of the Registrant*

23.1	Consent of Crowe Chizek and Company LLC, independent registered public accounting firm of 1st United Bancorp, Inc.*

23.2	Consent of Hacker, Johnson & Smith, P.A., independent accountants of Equitable Financial Group, Inc.*

23.3	Consent of Gunster, Yoakley & Stewart P.A. (included in Exhibits 5.1 and 8.1)

23.4	Consent of Equitable Financial Group, Inc.’s financial advisor, The Carson Medlin Company*

24.1	Power of Attorney (included on signature page hereof)

99.1	Form of Equitable Financial Group, Inc.’s Proxy Card*

99.2	Form of Election Form of Equitable Financing Group, Inc.*

99.3	Consent of James Evans pursuant to Rule 438*

99.4	Consent of H. William Spute, Jr. pursuant to Rule 438*

*   Filed herewith

+   To be filed by amendment